Exhibit 10.16

MEZZANINE LOAN AGREEMENT

Dated as of April 11, 2014

Between

WNT MEZZ I, LLC,

as Borrower

and

GERMAN AMERICAN CAPITAL CORPORATION,

as Lender

Mezzanine Loan Agreement

Mezzanine Loan Agreement

Section 2.7	Extension Options	59
2.7.1	Extension Options	59
2.7.2	Extension Documentation	61
Section 2.8	Regulatory Change; Taxes	61
2.8.1	Increased Costs	61
2.8.2	Special Taxes	63
2.8.3	Other Taxes	63
2.8.4	Tax Refund	63
2.8.5	Change of Office	63

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		64
Section 3.1	Borrower Representations	64
3.1.1	Organization; Special Purpose	64
3.1.2	Proceedings; Enforceability	64
3.1.3	No Conflicts	64
3.1.4	Litigation	65
3.1.5	Agreements	65
3.1.6	Consents	65
3.1.7	Property; Title	65
3.1.8	ERISA; No Plan Assets	66
3.1.9	Compliance	66
3.1.10	Financial Information	67
3.1.11	Utilities and Public Access	67
3.1.12	Assignment of Leases	68
3.1.13	Insurance	68
3.1.14	Flood Zone	68
3.1.15	Physical Condition	68
3.1.16	Boundaries	68
3.1.17	Leases	69
3.1.18	Tax Filings	69
3.1.19	No Fraudulent Transfer	69
3.1.20	Federal Reserve Regulations	70
3.1.21	Organizational Chart	70
3.1.22	Organizational Status	70
3.1.23	[Reserved]	70
3.1.24	No Casualty	70
3.1.25	Purchase Options	70
3.1.26	FIRPTA	70
3.1.27	Investment Company Act	71
3.1.28	Fiscal Year	71
3.1.29	Other Debt	71
3.1.30	Contracts	71
3.1.31	Full and Accurate Disclosure	71
3.1.32	Other Obligations and Liabilities	71
3.1.33	Intellectual Property/Websites	72
3.1.34	Ground Lease	72

Mezzanine Loan Agreement

3.1.35	Operations Agreement	73
3.1.36	Franchise Agreements	73
3.1.37	Illegal Activity	73
3.1.38	Property Improvement Plan	74
3.1.39	Pledged Collateral	74
3.1.40	[Reserved]	74
3.1.41	Mortgage Loan	74
Section 3.2	Survival of Representations	75

ARTICLE 4 BORROWER COVENANTS		75
Section 4.1	Payment and Performance of Obligations	75
Section 4.2	Due on Sale and Encumbrance; Transfers of Interests	75
Section 4.3	Liens	76
Section 4.4	Special Purpose	77
Section 4.5	Existence; Compliance with Legal Requirements	77
Section 4.6	Taxes and Other Charges; Use and Occupancy Taxes	77
Section 4.7	Litigation	78
Section 4.8	Title to the Pledged Collateral; Owner’s Title Policies	79
Section 4.9	Financial Reporting	79
4.9.1	Generally	79
4.9.2	Quarterly and Monthly Reports	80
4.9.3	Annual Reports	81
4.9.4	Other Reports	81
4.9.5	Annual Budget	82
4.9.6	Excess Operating Expenses	83
4.9.7	Hotel Accounting	84
Section 4.10	Access to Property	84
Section 4.11	Leases	84
Section 4.12	Repairs; Maintenance and Compliance; Alterations	85
4.12.1	Repairs; Maintenance and Compliance	85
4.12.2	Alterations	85
Section 4.13	Approval of Major Contracts	86
Section 4.14	Property Management	87
4.14.1	Management Agreements	87
4.14.2	Prohibition Against Termination or Modification	87
4.14.3	Replacement of Manager	93
Section 4.15	Performance by Borrower; Compliance with Agreements	94
Section 4.16	Licenses; Intellectual Property; Website	94
4.16.1	Licenses	94
4.16.2	Intellectual Property	94
4.16.3	Website	94
Section 4.17	Further Assurances	95
Section 4.18	Estoppel Statement	95
Section 4.19	Notice of Default	96
Section 4.20	Cooperate in Legal Proceedings	96
Section 4.21	Indebtedness	96
Section 4.22	Business and Operations	96
Section 4.23	Dissolution	96

Mezzanine Loan Agreement

Mezzanine Loan Agreement

Mezzanine Loan Agreement

Section 11.5	Refinancing or Prepayment of the Mortgage Loan	167
Section 11.6	Intentionally Omitted	167
Section 11.7	Purchase of Mortgage Loan	167
Section 11.8	Communication with Mortgage Lender	168
Section 11.9	Duplicative Performance Not Required	168
Section 11.10	Compliance with Required Loan Restructurings	168

Mezzanine Loan Agreement

SCHEDULES AND EXHIBITS

Schedules:

Schedule I	-	Individual Properties and Allocated Loan Amounts
Schedule I-M1	-	Mortgage Loan Allocated Loan Amounts
Schedule I-M2	-	Approved Mezzanine Loan Allocated Loan Amounts
Schedule II	-	[Reserved]
Schedule III	-	Organizational Chart of Borrower and Tax ID Numbers
Schedule IV	-	Exceptions to Representations and Warranties
Schedule V	-	Definition of Special Purpose Bankruptcy Remote Entity
Schedule V-I	-	Definition of Mortgage Loan Special Purpose Bankruptcy Remote Entity
Schedule VI	-	Intellectual Property/Websites
Schedule VII	-	REAs
Schedule VIII	-	Ground Lease
Schedule IX	-	Description of Prior Loans
Schedule X	-	Scheduled Managers
Schedule XI	-	Rent Roll
Schedule XII	-	Franchise Agreements
Schedule XIII	-	[Reserved]
Schedule XIV	-	Hotel Companies/Approved Brands
Schedule XV	-	[Reserved]
Schedule XVI	-	[Reserved]
Schedule XVII	-	Expiring Franchise Properties
Schedule XVIII	-	Scheduled PIP
Schedule XIX	-	Divested Properties
Schedule XX	-	Major Contracts
Schedule XXI	-	PIP Work Other Than Scheduled PIP

Exhibits:

Exhibit A	-	Secondary Market Transaction Information
Exhibit B	-	Form of Mortgage Loan Agreement
Exhibit C	-	Form of Qualified Preferred Equity Recognition Agreement

Mezzanine Loan Agreement

MEZZANINE LOAN AGREEMENT

THIS MEZZANINE LOAN AGREEMENT, dated as of April 11, 2014 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation (together with its successors and assigns, “Lender”), having an address at 60 Wall Street, 10th Floor, New York, New York 10005, and WNT MEZZ I, LLC, a Delaware limited liability company, having an address at c/o Goldman Sachs & Co., 6011 Connection Drive, Irving, Texas 75039 (together with its permitted successors and assigns, collectively, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the foregoing recitals, the making of the Loan by Lender, the covenants, agreements, representations and warranties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Acknowledgment” shall mean the Acknowledgment, dated on or about the date hereof made by Counterparty, or as applicable, Approved Counterparty.

“Additional Insolvency Opinion” shall mean any bankruptcy non-consolidation opinion that would be satisfactory to a prudent lender acting reasonably and is required to be delivered subsequent to the Closing Date pursuant to, and in connection with, the Loan Documents.

“Adjusted Operating Income” shall have the meaning set forth in the Mortgage Loan Agreement.

“Advance Deposits” shall mean all deposits, advance payments and similar items for commitments, reservations and agreements (“Advance Booking Agreements”) regarding the future use of guest rooms, banquet rooms, conference rooms and other facilities constituting part of an Individual Property.

Mezzanine Loan Agreement

“Affiliate” shall mean, as to any Person, any other Person that either (or both) (a) is in Control of, is Controlled by or is under common ownership or Control with such Person or is a director or officer of such Person or of an Affiliate of such Person, and/or (b) owns directly or indirectly thirty-five percent (35%) or more of the equity interests in such Person; provided, however, that solely for purposes of the references to the term Affiliate, and determinations as to whether a Person is an Affiliate of another, (i) under Section 4.25, Section 4.33(g) or Section 4.35 of the Loan Agreement, a Person who is not in Control of, Controlled by, or under common ownership or Control with any other Person shall not be deemed to be an Affiliate of such other Person and (iii) under Section 4.35, Section 7.1(c), Section 9.1(b)(ii), Section 10.1, or Section 10.15 of the Loan Agreement, neither Goldman Sachs Mortgage Company nor GS Commercial Real Estate LP shall be deemed an Affiliate of Whitehall or any Loan Party.

“Aggregate Annual Debt Service” shall mean the sum of the Annual Debt Service, plus the Mortgage Annual Debt Service plus the Approved Mezzanine Annual Debt Service.

“Aggregate Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio in which:

(a) the numerator is the Underwritten Net Cash Flow as of such date of determination; and

(b) the denominator is the Aggregate Annual Debt Service as of such date of determination.

“Aggregate Debt Yield” shall mean, as of any date of determination, a fraction, expressed as a percentage (i.e. 0.10 = 10%), which is obtained by dividing:

(a) the Underwritten Net Cash Flow as of such date of determination; by

(b) the Aggregate Principal Balance as of such date of determination.

“Aggregate Debt Yield Cure Level” shall mean eight and four-tenths percent (8.40%).

“Aggregate Debt Yield Trigger Level” shall mean eight and fifteen-hundredths percent (8.15%).

“Aggregate LTV” shall mean, in connection with the origination (or proposed origination) of the Approved Mezzanine Loan, the ratio, in which the numerator is equal to the Aggregate Principal Balance and the denominator is equal to the Appraised Value of the Properties.

“Aggregate Principal Balance” shall mean the sum of the Outstanding Principal Balance, plus the Mortgage Principal Balance plus the Approved Mezzanine Principal Balance.

“Allocated Loan Amount” shall mean, for each Individual Property, the amount set forth on Schedule I attached hereto.

“Alteration Threshold” shall mean (a) with respect to any Individual Property undergoing an alteration and/or a Restoration and/or subject to Flagging Costs, an amount equal to $1,000,000, and (b) with respect to all Individual Properties undergoing alterations and/or Restorations and/or subject to Flagging Costs, an aggregate amount equal to five percent (5%) of the Outstanding Principal Balance.

Mezzanine Loan Agreement

“Annual Budget” shall mean the operating and capital budget for the Properties, setting forth, on a month-by-month basis, in reasonable detail, each line item of Owner’s good faith estimate of anticipated Operating Income, Operating Expenses and Capital Expenditures for the Properties for the applicable Fiscal Year.

“Annual Debt Service” shall mean, as of any date of determination, the Debt Service payable during the one-year period occurring from and after such date of determination calculated by assuming that (a) the Outstanding Principal Balance at all times during such period is equal to the Outstanding Principal Balance as of the date of determination (taking into account any prepayments that occur on such date in accordance with this Agreement) and (b) LIBOR at all times during such period is equal to either (i) in connection with Borrower’s exercise of an Extension Option hereunder, the Strike Price of the proposed Replacement Interest Rate Cap Agreement to be entered into by Borrower in connection with its exercise of such Extension Option or (ii) otherwise, the Strike Price of the Interest Rate Cap Agreement in place as of such date of determination.

“Appraised Value” shall mean the aggregate “as-is” fair market value of the Properties based on either: (a) the appraisals that were obtained by Lender in connection with the origination of the Loan so long as the same are dated not more than six (6) months prior to the Approved Mezzanine Closing Date, or (b) new appraisals obtained by Lender and paid for by Borrower if the appraisals obtained by Lender in connection with the origination of the Loan are dated more than six (6) months prior to the Approved Mezzanine Closing Date, which new appraisals shall be (i) dated not more than ninety (90) days prior to the Approved Mezzanine Closing Date, (ii) signed by a qualified, independent MAI appraiser selected by Lender, (iii) addressed to and may be relied upon by Lender and its successors and assigns, (iv) made in compliance with the requirements of the Federal National Mortgage Association Company or Federal Home Loan Mortgage Corporation, or any successor thereto, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder and the Uniform Standards of Professional Appraisal Practice and (v) otherwise satisfactory to Lender in all respects. Notwithstanding clause (b) above, if (A) the appraisals obtained by Lender in connection with the origination of the Loan are dated more than six (6) months prior to the closing the Approved Mezzanine Loan, (B) new MAI appraisals for all of the Properties are required and obtained by the Approved Mezzanine Lender, (C) such new appraisals are addressed to and may be relied upon by Lender and its successors and assigns and (D) such new appraisals and the appraisers that prepared the same are otherwise satisfactory to Lender in all respects, then Lender will not obtain its own new appraisals and the Appraised Value of the Properties will be based on such new appraisals obtained by the Approved Mezzanine Lender.

“Approved Bank” shall mean a bank or other financial institution, the long-term unsecured debt rating of which are at least “A” by S&P and Fitch and “A2” by Moody’s and the short-term unsecured debt ratings of which are at least “A-1” by S&P, “F1” by Fitch and “P-1” by Moody’s.

Mezzanine Loan Agreement

“Approved Brand” shall mean, for an Individual Property, any of the hotel brands identified on Schedule XIV or such other brand as is approved by Lender and Mortgage Lender with respect to such Individual Property, such approval not to be unreasonably withheld, conditioned or delayed; provided, that in order for a hotel brand to be deemed an Approved Brand with respect to any Individual Property, such hotel brand shall also satisfy the Approved Brand Requirements with respect to such Individual Property (unless expressly exempted from satisfying the Approved Brand Requirements pursuant to the definition of such term).

“Approved Brand Requirements” shall mean, with respect to any Individual Property that is being reflagged under a new Franchise Agreement pursuant to Section 4.34(d) or (e), that the hotel brand of the hotel located at such Individual Property meets or exceeds the STR Chain Scale classification of the hotel brand under which such Individual Property was operating prior to the termination or expiration of the prior Franchise Agreement; provided, however, that the Approved Brand Requirements need not be satisfied with respect to the following: (i) up to five (5) Expiring Franchise Properties where the applicable Franchisor will not permit Borrower to renew the applicable Franchise Agreement, plus (ii) up to an aggregate of 5% of all Individual Properties as they exist as of the Closing Date (measured by Mortgage Loan Allocated Loan Amount, i.e., the Approved Brand Requirements need not be satisfied under this clause (ii) for an Individual Property if, after such reflagging, the aggregate of the Mortgage Loan Allocated Loan Amounts for all Individual Properties reflagged pursuant to this subsection (ii), expressed as a percentage of the aggregate of the Mortgage Loan Allocated Loan Amounts for all Individual Properties as they exist as of the Closing Date, is less than or equal to, but not in excess of, 5%). In the event that more than five (5) Expiring Franchise Properties following a reflagging do not satisfy the Approved Brand Requirements pursuant to the proviso above, then clause (i) above shall apply to the first five (5) Expiring Franchise Properties to be reflagged, and clause (ii) above shall apply to all subsequent Expiring Franchise Properties to be reflagged.

“Approved Capital Expenditures” shall mean Capital Expenditures incurred by Owner and either (i) included in the Approved Annual Budget or (ii) approved by Lender and Mortgage Lender, which approval shall not be unreasonably withheld, conditioned or delayed, provided that any Capital Expenditures included in FF&E Expenses or PIP Expenses shall not constitute Approved Capital Expenditures.

“Approved Counterparty” shall mean a bank or other financial institution which either (I) has (a) a long-term unsecured debt rating of “A+” or higher by S&P; (b) a long-term unsecured debt rating of not less than “A1” by Moody’s; and (c) if the counterparty is rated by Fitch, a long-term unsecured debt rating of “A” or higher by Fitch and a short-term unsecured debt rating of not less than “F-1” from Fitch; or (II) is otherwise acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization; provided, however, that so long as neither SMBC Capital Markets, Inc. nor its credit support party (which shall be either Sumitomo Mitsui Banking Corporation or SMBC Derivative Products Limited) is downgraded by S&P, Moody’s or Fitch from the long- and short-term ratings issued by such Rating Agencies below the lesser of the above rating (as applicable) or its ratings as of the Closing Date, then SMBC Capital Markets, Inc. (with Sumitomo Mitsui Banking Corporation or SMBC Derivative Products Limited, as applicable, as its credit support party) will be an Approved Counterparty.

“Approved FF&E Expenses” shall mean (i) FF&E Expenses incurred by Owner and either (a) included in the Approved Annual Budget or (b) approved by Lender and Mortgage Lender, which approval shall not be unreasonably withheld, conditioned or delayed and (ii)

Mezzanine Loan Agreement

New/Renewal Flagging Costs for which PIP Dedicated FF&E Reserve Funds have been dedicated in accordance with Section 4.34(e)(ii) of the Mortgage Loan Agreement; provided that any FF&E Expenses included in Approved Scheduled PIP Expenses shall not constitute Approved FF&E Expenses.

“Approved Future PIP Expenses” shall mean Flagging Costs for any Individual Property in the amount budgeted therefor in a budget approved or deemed approved by Lender in accordance with Section 4.34(d) or (e) (the foregoing budget for Flagging Costs for any Individual Property, as modified from time to time with the approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, the “Approved Flagging Budget” for such Individual Property); provided, however, that Approved Future PIP Expenses shall not include any Approved Scheduled PIP Expenses.

“Approved Mezzanine Account” shall mean the bank account into which Lender will deposit amounts payable to Approved Mezzanine Lender hereunder, as specified in a written notice from Approved Mezzanine Lender to Lender.

“Approved Mezzanine Allocated Loan Amount” shall mean, as to any Individual Property, the product of (a) the maximum stated principal amount of the Approved Mezzanine Loan, multiplied by (b) a fraction, the numerator of which is the Allocated Loan Amount for such Individual Property, and the denominator of which is the sum of the Allocated Loan Amounts for all Individual Properties remaining as of the Approved Mezzanine Closing Date. The Approved Mezzanine Allocated Loan Amount for each Individual Property shall be established as of the Approved Mezzanine Closing Date, and a copy of the schedule setting forth all Approved Mezzanine Allocated Loan Amounts shall be attached hereto as Schedule I-M2 upon the Approved Mezzanine Closing Date.

“Approved Mezzanine Annual Debt Service” shall mean, as of any date of determination, the Approved Mezzanine Debt Service payable during the one-year period occurring from and after such date of determination calculated by assuming that (a) the Approved Mezzanine Principal Balance at all times during such period is equal to the Approved Mezzanine Principal Balance as of the date of determination (taking into account any prepayments that occur on such date in accordance with this Agreement) and (b) if the Approved Mezzanine Loan is a floating rate loan, LIBOR at all times during such period is equal to either (i) in connection with the origination (or proposed origination) of an Approved Mezzanine Loan, the strike price of the proposed interest rate cap agreement to be entered into by Approved Mezzanine Borrower under the Approved Mezzanine Loan Documents in connection with such origination or (ii) in connection with Approved Mezzanine Borrower’s exercise of a maturity date extension option under the Approved Mezzanine Loan Documents, the strike price of the proposed replacement interest rate cap agreement to be entered into by Approved Mezzanine Borrower under the Approved Mezzanine Loan Documents in connection with its exercise of such extension option.

“Approved Mezzanine Borrower” shall mean the borrower under the Approved Mezzanine Loan, which shall be the holder of one hundred percent (100%) of the direct ownership interests in Borrower, together with its permitted successors and assigns; provided, however, that if the Approved Mezzanine Loan is structured so as to have two or three separate tranches as described in the definition of “Approved Mezzanine Loan,” then (a) the number of Approved Mezzanine Borrowers shall equal the number of such tranches, (b) the most senior

Mezzanine Loan Agreement

Approved Mezzanine Borrower shall be the holder of one hundred percent (100%) of the direct ownership interests in Borrower, (c) each other Approved Mezzanine Borrower shall be the holder of one hundred percent (100%) of the direct ownership interests in the next most senior Approved Mezzanine Borrower and (d) “Approved Mezzanine Borrower” shall mean, individually or collectively as the context requires, each borrower under each such tranche of the Approved Mezzanine Loan, in each case, together with its permitted successors and assigns.

“Approved Mezzanine Closing Date” shall mean the earliest date on which any portion of the Approved Mezzanine Loan is funded by Approved Mezzanine Lender.

“Approved Mezzanine Debt” shall mean the outstanding principal balance of the Approved Mezzanine Loan, together with all interest accrued and unpaid thereon and all other sums (including any spread maintenance premium, if applicable) due to Approved Mezzanine Lender from time to time in respect of the Approved Mezzanine Loan under the Approved Mezzanine Loan Documents.

“Approved Mezzanine Debt Service” shall mean, with respect to any particular period, the aggregate scheduled principal and interest payments due under the Approved Mezzanine Loan in such period.

“Approved Mezzanine Lender” shall mean a Person who, as of the Approved Mezzanine Loan Closing Date, is a Qualified Mezzanine Lender (together with its successors and assigns). If the Approved Mezzanine Loan is structured so as to have two or three separate tranches as described in the definition of “Approved Mezzanine Loan” and/or if the Approved Mezzanine Loan (or any tranche thereof) has two or more co-lenders, then “Approved Mezzanine Lender” shall mean, individually or collectively as the context requires, each lender or co-lender under the Approved Mezzanine Loan (or any tranche thereof).

“Approved Mezzanine Loan” shall mean a loan from Approved Mezzanine Lender to Approved Mezzanine Borrower, which Approved Mezzanine Loan, as of the Approved Mezzanine Loan Closing Date, satisfies the following conditions: (a) the Approved Mezzanine Closing Date occurs after the earlier to occur of (i) ten (10) Business Days after the Securitization of the Loan and (ii) one hundred twenty (120) days after the Closing Date; (b) the Approved Mezzanine Loan will be in a maximum principal amount not to exceed the lesser of the following: (i) the Approved Mezzanine Maximum Loan Amount, (ii) the amount that would result in an Aggregate LTV equal to 80% as of the Approved Mezzanine Closing Date, (iii) the amount that would result in an Aggregate Debt Service Coverage Ratio (based on the most recent financial statements delivered to Lender) of 1.10:1.00 as of the Approved Mezzanine Closing Date and (iv) the amount that would result in an Aggregate Debt Yield equal to the applicable Minimum Aggregate Debt Yield as of the Approved Mezzanine Closing Date; (c) if the Approved Mezzanine Loan is a floating rate loan, then Approved Mezzanine Borrower shall have obtained an interest rate cap agreement consistent with the requirements of an Interest Rate Cap Agreement hereunder and having a term that expires no earlier than the initial maturity date of the Approved Mezzanine Loan, the strike price of which shall be set so as to satisfy clause (b)(iii) above (i.e., the strike price shall be set at a LIBOR rate such that the Aggregate Annual Debt Service for purposes of the Aggregate Debt Service Coverage Ratio (based on the most recent financial statements delivered to Lender) shall result in a ratio of at least 1.10:1.00); (d) the Approved Mezzanine Loan will be secured by an equity pledge encumbering the direct ownership interests in Borrower and such other assets of Approved Mezzanine Borrower as may

Mezzanine Loan Agreement

be specified in the Approved Mezzanine Loan Documents (but will not be secured by any collateral securing the Loan or the Mortgage Loan); (e) the Approved Mezzanine Loan will be coterminous with the Loan and the Mortgage Loan (including with respect to the initial maturity date and all extended maturity dates hereunder and thereunder) and will have monthly payment dates on the same days as the Monthly Payment Dates hereunder; (f) the Approved Mezzanine Loan and the organizational structure of Approved Mezzanine Borrower will otherwise be on terms and conditions and subject to documentation reasonably acceptable to Lender and in accordance with then-applicable Rating Agency standards (provided, however, that a Rating Agency Confirmation will not be required for the identity of an Approved Mezzanine Lender satisfying clause (a) or clause (b) of the definition of “Qualified Mezzanine Lender”), (g) Approved Mezzanine Lender shall enter into an intercreditor agreement with Lender and each Mezzanine Lender satisfactory in all respects to Lender and each Mezzanine Lender and any Rating Agencies (or join the existing Intercreditor Agreement between Mortgage Lender and the Lender, with such ministerial amendments as are necessary to accommodate an additional lender and loan thereunder), which intercreditor agreement shall, among other things, provide that before Approved Mezzanine Lender (or its designee) may foreclose on the pledged equity interests or otherwise take control of Borrower or any Mezzanine Borrower (or any of Borrower’s or any Mezzanine Borrower’s direct or indirect owners), an acceptable replacement guarantor (which replacement guarantor shall be deemed acceptable if such replacement guarantor would satisfy the requirements for a Replacement Guarantor under Section 7.1(a)(xiii) hereof if such guaranty were being delivered in connection with a Permitted Direct Assumption) shall deliver replacement guaranties of recourse obligations (in form and substance substantially the same as the Guaranty) to Lender, Mortgage Lender and each Mezzanine Lender and (h) if the Approved Mezzanine Closing Date occurs after the Qualified Preferred Equity Closing Date, then 100% of the proceeds of the Approved Mezzanine Loan (or such lesser amount as is required for full redemption of the Qualified Preferred Equity Investment) shall be used on the Approved Mezzanine Closing Date to redeem the Qualified Preferred Equity Investment (including any accrued return thereupon or other amounts owed with respect thereto) on a dollar-for-dollar basis. Notwithstanding the foregoing, the Approved Mezzanine Loan may be structured so as to have up to three (3) separate tranches, each such tranche being a separate loan made to a separate Approved Mezzanine Borrower, subject to the satisfaction of the following conditions (as well as satisfaction of all of the above conditions, as the same may be modified by the following conditions): (A) all tranches shall close concurrently with one another in accordance with the timeframes set forth in clause (a) above, shall be coterminous with one another and with the Loan and the Mortgage Loan (including with respect to the initial maturity date and all extended maturity dates hereunder and thereunder) and will have monthly payment dates on the same days as the Monthly Payment Dates hereunder; (B) the aggregate maximum principal amount of all tranches shall not exceed the amount set forth in clause (b) above, and each tranche shall be in an amount not less than $50,000,000 and (C) the most senior tranche will be secured by an equity pledge encumbering the direct ownership interests in Borrower and such other assets of the most senior Approved Mezzanine Borrower as may be specified in the Approved Mezzanine Loan Documents, and each other tranche will be secured by an equity pledge encumbering the direct ownership interests in the next most senior Approved Mezzanine Borrower and such other assets of the Approved Mezzanine Borrower that is the borrower under such tranche as may be specified in the Approved Mezzanine Loan Documents (but no tranche will be secured by any collateral securing the Loan or the Mortgage Loan). All reasonable out-of-pocket costs and expenses incurred by Lender in connection with any Approved Mezzanine Loan (including, without limitation, reasonable legal fees) shall be the sole obligation of Borrower.

Mezzanine Loan Agreement

“Approved Mezzanine Loan Agreement” shall mean the loan agreement to be entered into between Approved Mezzanine Lender and Approved Mezzanine Borrower in connection with the origination of the Approved Mezzanine Loan, which loan agreement shall govern the terms and conditions of the Approved Mezzanine Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Approved Mezzanine Loan Documents” shall mean all documents evidencing, securing, guaranteeing and/or perfecting the Approved Mezzanine Loan (and all tranches thereof) and all documents executed and/or delivered in connection therewith.

“Approved Mezzanine Maximum Loan Amount” shall mean the product of (a) $225,000,000, multiplied by (b) a fraction, the numerator of which is the Original Loan Principal Balance as of the Approved Mezzanine Closing Date, and the denominator of which is [$976,000,000], provided that in no event will such product exceed $225,000,000.

“Approved Mezzanine Monthly Debt Service Payment Amount” shall mean, for each Monthly Payment Date, an amount equal to the amount of (i) non-default interest which is then due on the Approved Mezzanine Loan under the Approved Mezzanine Loan Documents for the Interest Period during which such Monthly Payment Date occurs, plus (ii) the amount of any default interest and/or late fees then due and owing to Approved Mezzanine Lender by Approved Mezzanine Borrower under the Approved Mezzanine Loan Documents.

“Approved Mezzanine Principal Balance” shall mean either (i) in connection with the origination (or proposed origination) of an Approved Mezzanine Loan, the maximum principal amount of the Approved Mezzanine Loan or (ii) at all times after the Approved Mezzanine Closing Date, the outstanding principal balance of the Approved Mezzanine Loan plus any unfunded advances that may be requested or drawn by Owner (assuming satisfaction of any and all conditions) under the Approved Mezzanine Loan Documents.

“Approved Mezzanine Release Amount” shall mean, as to any Individual Property that is subject to a release and associated partial prepayment of the Loan pursuant to Section 2.4 and Section 2.5.2, the product of (x) the Release Amount Percentage multiplied by (y) the Approved Mezzanine Allocated Loan Amount for such Individual Property.

“Approved Operating Expenses” shall mean Operating Expenses incurred by Owner or by any Manager on Owner’s behalf (excluding any Restricted Payments) which (i) are included in the Approved Annual Budget for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Properties, (iii) are for Management Fees, or (iv) have been approved in writing by Lender and Mortgage Lender as Approved Operating Expenses; provided, however, that Approved Operating Expenses shall also include, for any calendar month in which Operating Expenses exceed the Monthly Operating Expense Budgeted Amount, the amount of such excess Operating Expenses up to and not to exceed ten percent (10%) of the Monthly Operating Expense Budgeted Amount for such calendar month as to which Owner provides to Lender a reasonably detailed explanation of the reasons for and expenditures resulting in Operating Expenses exceeding the Monthly Operating Expense Amount.

Mezzanine Loan Agreement

“Approved PIP Expenses” shall mean (i) Approved Scheduled PIP Expenses and (ii) Approved Future PIP Expenses.

“Approved Scheduled PIP Expenses” shall mean PIP Expenses incurred by Owner for Scheduled PIP for any Individual Property in the amount not to exceed the amount budgeted for PIP Expenses for such Individual Property as set forth on Schedule XVIII (the foregoing budgets for Scheduled PIP for any Individual Property, as modified from time to time with the approval of Lender and Mortgage Lender, which approval shall not be unreasonably withheld, conditioned or delayed, the “Approved Scheduled PIP Budget” for such Individual Property).

“Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, extended, renewed, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall have the meaning set forth in the Mortgage Loan Agreement.

“Assignments of Title Insurance Proceeds” shall mean, collectively, those certain Assignments of Title Insurance Proceeds, each dated as of the date hereof, each by Borrower and Owner to Lender, as the same may be amended, restated, extended, renewed, supplemented or otherwise modified from time to time.

“Assumed Note Rate” shall mean an interest rate equal to the sum of 25 basis points plus LIBOR plus the Spread (provided that such 25 basis points shall be increased to 75 basis points if the Assumed Note Rate is applied in connection with a full repayment of the Loan).

“Assumption” shall mean a Permitted Direct Assumption or a Permitted Indirect Assumption.

“Assumption Fee” shall mean an assumption fee equal to $28,432.38 for the first Assumption and twenty-five (25) basis points (0.25%) of the Outstanding Principal Balance as of the closing of the conveyance in question for any Assumption thereafter.

“Available FF&E Credit” shall have the meaning set forth in the Mortgage Loan Agreement.

“Available FF&E Reserve Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect to all or any part of any Individual Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, or any other federal or state bankruptcy or insolvency law, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Base Management Fees” shall have the meaning set forth in the Mortgage Loan Agreement.

Mezzanine Loan Agreement

“BK Cap” means the product of (i) the initial principal amount of the Loan plus any interest accrued and unpaid on the Loan multiplied, by (ii) 0.20.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in the State of New York.

“Calculation Date” shall mean the last day of each calendar quarter during the Term.

“Capital Expenditures” shall mean, for any period, the amount incurred for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs).

“Cash Management Agreement” shall have the meaning set forth in the Mortgage Loan Agreement.

“Change of Control Flagging Costs” shall have the meaning set forth in the Mortgage Loan Agreement.

“Close Affiliate” shall mean with respect to any Person (the “First Person”) any other Person (each, a “Second Person”) which is an Affiliate of the First Person and in respect of which any of the following are true: (a) the Second Person owns, directly or indirectly, at least seventy-five percent (75%) of all of the legal, beneficial and/or equitable interest in such First Person, (b) the First Person owns, directly or indirectly, at least seventy-five percent (75%) of all of the legal, beneficial and/or equitable interest in such Second Person, or (c) a third Person owns, directly or indirectly, at least seventy-five percent (75%) of all of the legal, beneficial and/or equitable interest in both the First Person and the Second Person. As used in this definition, “beneficial ownership” has the analogous meaning to that specified in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Closing Date” shall mean April     , 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form, and other guidance published by the Internal Revenue Service on which taxpayers may rely.

“Collateral” shall mean all collateral securing or intended to secure the Debt, including the Pledged Collateral.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

Mezzanine Loan Agreement

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Special Taxes or branch profits Special Taxes.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, [                    ], and with respect to any Replacement Interest Rate Cap Agreement, any Approved Counterparty thereunder.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including any Spread Maintenance Premium, if applicable) due to Lender from time to time in respect of the Loan under the Note, this Agreement, the Pledge Agreement, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period, the scheduled interest payments due under the Mortgage Note and the Note in such period.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio in which:

(a) the numerator is the Underwritten Net Cash Flow as of such date of determination; and

(b) the denominator is the sum, as of such date of determination, of the Annual Debt Service plus the Mortgage Annual Debt Service.

“Debt Yield” shall mean, as of any date of determination, a fraction, expressed as a percentage (i.e. 0.10 = 10%), which is obtained by dividing:

(a) the Underwritten Net Cash Flow as of such date of determination; by

(b) the Original Loan Principal Balance as of such date of determination.

“Debt Yield Cure Level” shall mean nine and three-quarters percent (9.75%).

“Debt Yield Trigger Level” shall mean nine and one-half percent (9.50%).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean (a) with respect to the principal balance of the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) four percent (4%) above the Interest Rate, and (b) with respect to any other Obligations, the lesser of (i) the Maximum Legal Rate or (ii) LIBOR plus 5.770500% per annum.

Mezzanine Loan Agreement

“Deposit Account” shall mean an Eligible Account in the name of Lender at the Deposit Bank.

“Deposit Bank” shall mean the bank or banks selected by Lender to maintain the Deposit Account. Lender may in its reasonable discretion change the Deposit Bank from time to time.

“Divested Properties” shall mean the real property and improvements listed on Schedule XIX attached hereto previously owned by Owner and any other real property formerly constituting Individual Properties or Divested Properties which have been condemned by (or transferred in lieu thereof to) a Governmental Authority (during Borrower’s period of ownership) prior to the Closing Date. Prior to the Closing Date, all of Owner’s right, title, interest and estate in the Divested Properties were transferred and conveyed by Owner to third parties. The Divested Properties are not Individual Properties.

“Divested Property Liability” shall mean any and all actual, out-of-pocket liabilities, losses, damages, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Borrower, Owner and/or Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Borrower, Owner or Lender shall be designated a party thereto), that are imposed on, incurred by, or asserted against Borrower, Owner or Lender in any manner relating to or arising out of (i) Owner’s ownership, leasing and/or operation of the Divested Properties; (ii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Divested Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iii) any use, nonuse or condition in, on or about any Divested Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (iv) performance of any labor or services or the furnishing of any materials or other property in respect of any Divested Property; (v) any failure of any Divested Property to comply with any applicable Legal Requirement (including any Environmental Laws); (vi) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Divested Property or any part thereof, or any liability asserted against Borrower, Owner or Lender with respect thereto; (vii) any claims by any lessee of any portion of any Divested Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any such lease; and (viii) any presence or release of Hazardous Substances at any Divested Property, in each case of clauses (i) through (viii) above, with respect to each Divested Property, to the extent such liability, loss, damage, cost, or expense arises out of any circumstance, condition, action or event that occurred or existed on or prior to the date on which such Divested Property was conveyed by Owner (even to the extent that the applicable liability, loss, damage, cost, or expense did not occur, or the occurrence of the applicable circumstance, condition, action or event is not discovered, until after such date of conveyance).

“Due and Payable” shall mean, with respect to Taxes and Other Charges, the date upon which, if the applicable Taxes or Other Charges are not paid, such Taxes or Other Charges become delinquent or begin accruing fees, charges, penalties and/or interest or the payee thereof becomes entitled to exercise any right or remedies for non-payment thereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts

Mezzanine Loan Agreement

(or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “A” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will be a “deposit account” within the meaning of Section 9-102(a)(29) of the Uniform Commercial Code of the State of New York and will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s, and F1+ by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P and “Aa3” by Moody’s.

“Emergency Expenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof, executed by Borrower and Guarantors in connection with the Loan, for the benefit of Lender, or any replacement thereof in accordance with the express terms thereof, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower or any Guarantor, or is treated as a single employer together with Borrower or any Guarantor under Section 414 of the Code or Title IV of ERISA.

“Excluded Taxes” shall mean (a) Special Taxes imposed on or measured by net income (however denominated) or net profits (including any branch profits or franchise taxes) of, or required to be withheld or deducted from any payment to, Lender or any of its Affiliates, divisions or branches by the jurisdiction (or any political subdivision thereof) (i) as a result of Lender (or Affiliate, divisions or branches of Lender) being a resident or deemed to be resident, is organized, maintains an office, or carries on business or is deemed to carry on business to which such payment relates, in the jurisdiction imposing such taxes or (ii) that are Other Connection Taxes; (b) any U.S. federal or state withholding Special Taxes that are imposed on amounts payable to or for the account of Lender (or any transferee, successor or assignee thereof, including any Person that is sold or assigned an interest in the Loan pursuant to Article IX) under the law in effect at the time Lender (or such transferee, successor or assignee) becomes a party to this Agreement or changes its lending office, (c) any backup withholding taxes; (d) Special Taxes imposed on account of Lender not providing documentation (including documentation regarding direct or indirect owners) that would have reduced or eliminated such taxes, provided that such Lender is legally entitled to provide such documentation; (e) Special Taxes imposed on account of Lender not being eligible for the “portfolio interest exception” in Section 871(h) or 881(c) of the Code, as set forth in such Sections as of the date of this Agreement (or any successor provision that is substantively comparable), and (f) any U.S. federal withholding Special Taxes imposed under FATCA.

Mezzanine Loan Agreement

“Expiring Franchise Properties” shall mean all Individual Properties that are subject to Expiring Franchise Agreements as of the Closing Date, as identified on Schedule XVII.

“Extended Term” shall mean the First Extended Term, the Second Extended Term or the Third Extended Term, as applicable.

“Extension Fee” shall mean a non-refundable fee equal to 0.25% of the Outstanding Principal Balance in connection with Borrower’s exercise of each of the Second Extension Option and the Third Extension Option, and payable on the first day of the term of the Loan as extended. No Extension Fee will be due in connection with Borrower’s exercise of the First Extension Option.

“Extension Option” shall mean the First Extension Option, the Second Extension Option, or the Third Extension Option, as applicable.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FF&E” shall mean all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on any Individual Property or used in connection with the use, occupancy, operation and maintenance of all or any part of the Properties, other than stocks of food and other supplies held for consumption in normal operation but including, without limitation, appliances, machinery, equipment, signs, artwork, office furnishings and equipment, guest room furnishings, and specialized equipment for kitchens, laundries, bars, restaurants, public rooms, health and recreational facilities, linens, dishware, all partitions, screens, awnings, shades, blinds, floor coverings, hall and lobby equipment, heating, lighting, plumbing, ventilating, refrigerating, incinerating, elevators, escalators, air conditioning and communication plants or systems with appurtenant fixtures, vacuum cleaning systems, call or beeper systems, security systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials; reservation system computer and related equipment; all equipment, manual, mechanical or motorized, for the construction, maintenance, repair and cleaning of, parking areas, walks, underground ways, truck ways, driveways, common areas, roadways, highways and streets; and the Vehicles (as defined in the Uniform System of Accounts for Hotels, current edition), in each case to the extent constituting the personal property of Borrower.

“FF&E Expense” for any period shall mean the amount expended for FF&E Work in, at or to the Properties or any Individual Property (including any installation, delivery or other related cost).

“FF&E Work” shall have the meaning set forth in the Mortgage Loan Agreement.

Mezzanine Loan Agreement

“Financial Covenants” shall refer to the certain financial covenants which shall be included in the Guaranty, and shall require that Guarantors:

(a) maintain (x) an aggregate Net Worth (as defined below) of not less than $250,000,000 (the “Net Worth Threshold”) and (y) aggregate Liquid Assets of not less than $20,000,000 (the “Liquid Assets Threshold”); and

(b) shall not, at any time while a default in the payment of the obligations under the Guaranty has occurred and is continuing, either (i) enter into or effectuate any transaction with any Affiliate of Guarantor that would reduce any Guarantor’s Net Worth (including the payment of any dividend or distribution to a shareholder, or the redemption, retirement, purchase or other acquisition for consideration of any stock or other ownership interest in such guarantor) or (ii) sell, pledge, mortgage or otherwise transfer to any Affiliate of Guarantor any of any Guarantor’s assets, or any interest therein.

Notwithstanding the foregoing, the Liquid Assets Threshold shall only be applicable from and after the earliest to occur of the following: (i) the Approved Mezzanine Closing Date, (ii) the closing of the first Assumption, (iii) any other transfer that results in Guarantors no longer controlling Borrower or Guarantors not owning, directly or indirectly, in the aggregate at least fifty-one percent (51%) of the equity interests in Borrower or (iv) the replacement of Guarantors by any substitute guarantor.

For purposes of the foregoing definition of Financial Covenants, (1) “Liquid Assets” shall mean any of the following, but only to the extent owned individually, free of all security interests, liens, pledges, charges or any other encumbrance: (a) cash (excluding proceeds of the Properties that have not been distributed by Owner or that have been distributed by Owner in violation of the Loan Documents), (b) certificates of deposit (with a maturity of two years or less) issued by, or savings account with, any Approved Bank or other bank or other financial institution reasonably acceptable to Lender, (c) marketable securities listed on a national or international exchange reasonably acceptable to Lender (it being understood, without limitation of the foregoing, that the New York Stock Exchange and NASDAQ shall be deemed acceptable to Lender), marked to market, (d) U.S. Obligations or (e) aggregate availability under unencumbered, unfunded capital commitments that any Guarantor may unconditionally draw from any of its partners, and (2) “Net Worth” shall mean, as of a given date, (i) a Person’s total assets as of such date (without regard to the Properties or any equity therein) less (ii) such Person’s total liabilities as of such date, determined in accordance with GAAP.

“First Spread Maintenance Date” shall mean the Monthly Payment Date occurring in November, 2014.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“Franchise Agreements” shall mean individually or collectively, as the context requires, the existing franchise agreements for the Individual Properties identified on Schedule XII hereto, and any or all franchise, trademark and license agreements, or similar agreements between one or more of the Individual Owners and a hotel franchisor in effect from time to time

Mezzanine Loan Agreement

during the term of the Loan as the same may be replaced, amended or modified from time to time in accordance with, and subject to, the terms and provisions of this Agreement. Each or any of the Franchise Agreements may sometimes be referred to herein, individually, as a “Franchise Agreement”.

“Franchisor” shall mean individually or collectively, as the context requires, any entity that is a hotel franchisor or licensor pursuant to any Franchise Agreement affecting any Individual Property.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time and set forth in the Financial Accounting Standards Board Accounting Standards Codification.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust under Subpart E of Part 1 of Subchapter J of the Code.

“Gross Revenue” shall have the meaning set forth in the Mortgage Loan Agreement.

“Ground Lease Property” shall mean, individually and collectively, as the context requires, each Individual Property that is demised by one of the Ground Leases.

“Ground Leases” shall mean those certain ground leases more particularly described on Schedule VIII attached hereto and made a part hereof as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement. Each or any of the Ground Leases may be referred to herein individually as a “Ground Lease”.

“Ground Lessor” shall mean individually and collectively, as the context requires, the lessors under each of the Ground Leases.

“Ground Lease Purchase Option” shall mean any option, right of first refusal or right of first offer contained in any Ground Lease and/or granted by any Ground Lessor to the lessee under the Ground Lease (or any Individual Owner or Affiliate thereof) to purchase the related Ground Lease Property.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Leases.

“Guarantors” shall mean Whitehall and/or any other Person that now or hereafter guarantees any of Borrower’s obligations under any Loan Document.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantors for the benefit of Lender, or any replacement thereof in accordance with the express terms hereof, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.

Mezzanine Loan Agreement

“Hotel Taxes” shall mean federal, state and municipal excise, occupancy, sales and use taxes collected by or on behalf of Owner or any other Loan Party directly from patrons or guests of the Properties as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes and required to be paid to a Governmental Authority.

“Incentive Management Fees” shall mean the property management fees paid to a Manager for property management (as opposed to asset management) services provided to the Individual Properties that are based on an override, profit participation or other form of incentive for increased revenues or profits generated by such Individual Properties. Incentive Management Fees shall not include Base Management Fees, reimbursable expenses paid to a Manager, system service charges, accounting fees, development fees, revenue management fees, sales and marketing fees, information technology fees, human resources fees, risk management fees, administration fees or other similar fees, expenses or reimbursements, in each case, so long as the same are not calculated based on increases in revenues or profits generated by such Individual Properties.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness or liability of such Person for borrowed money (whether or not evidenced by bonds, debentures, notes or other instruments) or for the deferred purchase price of or payment for goods, property or services (including trade debt and trade payables) or mezzanine debt (except for the Mezzanine Loan), for which such Person or its assets are liable, (ii) obligations issued for, or liabilities incurred on account of, such Person, (iii) obligations or liabilities of such Person arising under or with respect to letters of credit (including without limitation letter of credit facilities and agreements and for amounts drawn upon letters of credit), credit facilities or other acceptance facilities, (iv) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (v) all indebtedness guaranteed by such Person, directly or indirectly, (vi) all obligations under leases that constitute capital leases for which such Person is liable, and (vii) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnification Agreement” shall mean that certain Indemnification Agreement, of even date herewith, by Whitehall in favor of Lender and others, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Indemnified Taxes” means Special Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under any Loan Document.

“Independent” shall mean, when used with respect to any Person, a Person who: (i) does not have any direct financial interest or any material indirect financial interest in Borrower or Owner or in any Affiliate of Borrower or Owner (other than the receipt of fees payable for its services), (ii) is not connected with Borrower or Owner or any Affiliate of Borrower or Owner as an officer, employee, promoter, underwriter, trustee, partner, member, manager, creditor, director, supplier, customer or person performing similar functions and (iii) is not a member of the immediate family of a Person defined in (i) or (ii) above.

Mezzanine Loan Agreement

“Independent Accountant” shall mean (i) a firm of nationally recognized, certified public accountants which is Independent and which is selected by Borrower and reasonably acceptable to Lender or (ii) such other certified public accountant(s) selected by Borrower, which is Independent and reasonably acceptable to Lender, it being agreed by Lender that any “Big Four” accounting firm (including any successor entity thereto) is hereby approved by Lender as long as such Person continues to be Independent and a nationally recognized certified public accounting firm.

“Individual Owner” shall mean each “Individual Borrower” as defined in the Mortgage Loan Agreement.

“Individual Property” shall mean, individually, any one of the properties identified on Schedule I hereto and (and, with respect to each such property, the Improvements, all Fixtures, all Equipment, all FF&E and all personal property owned by Owner and used in connection with or incorporated into such property, together with all rights pertaining to such property and Improvements.

“Initial Debt Yield” shall mean 10.27%.

“Initial Stated Maturity Date” shall mean May 1, 2016, as the same may be extended pursuant to Section 2.7 hereof.

“Insolvency Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Levenfeld Pearlstein LLC in connection with the Loan.

“Insurance Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Interest Determination Date” shall mean, (A) with respect to the Initial Interest Period, the date that is two (2) Business Days before the Closing Date and (B) with respect to any other Interest Period, the date which is two (2) Business Days prior to the eighth (8th) day of each calendar month, provided, however, if the Interest Determination Date as defined in the Mortgage Loan Agreement shall be adjusted by Mortgage Lender, then the Interest Determination Date hereunder shall be likewise adjusted, so that the Interest Determination Date hereunder and the Interest Determination Date under the Mortgage Loan Agreement shall always be the same date. When used with respect to an Interest Determination Date, Business Day shall mean any day on which banks are open for dealing in foreign currency and exchange in London.

“Interest Rate” shall mean, with respect to each Interest Period, an interest rate per annum equal to (i) for a LIBOR Loan, the sum of (a) LIBOR, determined as of the Interest Determination Date immediately preceding the commencement of such Interest Period, plus (b) the Spread (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate), and (ii) for a Prime Rate Loan, the sum of (a) the Prime Rate, plus (b) the Prime Rate Spread (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).

“Interest Rate Cap Agreement” shall mean the Confirmation and Agreement (together with the confirmation and schedules relating thereto), dated on or about the date hereof, between the Counterparty and Borrower, obtained by Borrower and collaterally assigned to Lender pursuant to the Assignment of Interest Rate Cap Agreement. After delivery of a Replacement

Mezzanine Loan Agreement

Interest Rate Cap Agreement to Lender, the term Interest Rate Cap Agreement shall be deemed to mean such Replacement Interest Rate Cap Agreement. The Interest Rate Cap Agreement shall be governed by the laws of the State of New York and shall contain each of the following:

(a) the notional amount of the Interest Rate Cap Agreement shall be equal to or exceed the Outstanding Principal Balance;

(b) the remaining term of the Interest Rate Cap Agreement shall at all times extend through the end of the Interest Period in which the Maturity Date occurs as extended from time to time pursuant to this Agreement and the Loan Documents;

(c) the Interest Rate Cap Agreement shall be issued by the Counterparty to Borrower and shall be pledged to Lender by Borrower in accordance with the Assignment of Interest Rate Cap Agreement;

(d) the Counterparty under the Interest Rate Cap Agreement shall be obligated to make a stream of payments, directly to the Deposit Account (whether or not an Event of Default has occurred) from time to time equal to the product of (i) the notional amount of such Interest Rate Cap Agreement multiplied by (ii) the excess, if any, of LIBOR (including any upward rounding under the definition of LIBOR) over the Strike Price and shall provide that such payment shall be made on a monthly basis in each case not later than (after giving effect to and assuming the passage of any cure period afforded to such Counterparty under the Interest Rate Cap Agreement, which cure period shall not in any event be more than three Business Days) each Monthly Payment Date;

(e) the Counterparty under the Interest Rate Cap Agreement shall execute and deliver the Acknowledgment; and

(f) the Interest Rate Cap Agreement shall impose no material obligation on the beneficiary thereof (after payment of the acquisition cost) and shall be in all material respects satisfactory in form and substance to Lender (in Lender’s reasonable discretion) and shall satisfy applicable Rating Agency standards and requirements, including, without limitation, provisions satisfying Rating Agencies standards, requirements and criteria (i) that incorporate representations by the Counterparty that no withholding taxes shall apply to payments by the Counterparty as of the date of the Interest Rate Cap Agreement, and provide for “gross up” payments by the Counterparty for any withholding tax (except for any Excluded Taxes), (ii) whereby the Counterparty agrees not to file or join in the filing of any petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, and (iii) that incorporate, if the Interest Rate Cap Agreement contemplates collateral posting by the Counterparty, a credit support annex setting forth the mechanics for collateral to be calculated and posted that are consistent with Rating Agency standards, requirements and criteria.

“Inventory” shall mean, as defined in the UCC, and including items which would be entered on a balance sheet under the line items for “Inventories” or “china, glassware, silver, linen and uniforms” under the Uniform System of Accounts for Hotels, current edition.

Mezzanine Loan Agreement

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease or other agreement entered into in connection with such lease, sublease, sub-sublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transaction with respect to the Loan, Borrower, the Collateral or any part thereof, Owner or any Individual Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Owner, at any time in force affecting the Collateral or any part thereof, or such Individual Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Letter of Credit” shall have the meaning set forth in the Mortgage Loan Agreement.

“LIBOR” shall mean, with respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by the Lender as set forth below:

(a) The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.

(b) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, the Lender shall request the principal London office of any four major reference banks in the London interbank market selected by the Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one-month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Lender shall request any three major banks in New York City selected by the Lender to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the

Mezzanine Loan Agreement

relevant market at the relevant time, and if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Promptly upon Borrower’s request, Lender shall provide Borrower with the basis (in writing) for its determination of LIBOR.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting (i) all or any portion of any Individual Property or any interest therein, (ii) any direct or indirect interest in Borrower or in any other Loan Party, or (iii) all or any portion of the Collateral, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall mean (i) any Casualty to any Individual Property or any material portion thereof, (ii) any Condemnation of any Individual Property or any material portion thereof, (iii) a Transfer of any Individual Property in connection with realization thereon following an Event of Default under the Mortgage Loan, including, without limitation, a foreclosure sale, or (iv) any refinancing or payoff of any Individual Property or the Mortgage Loan permitted hereunder (including any refund of reserves on deposit with Mortgage Lender (but not disbursements therefrom)).

“Loan” shall mean the loan in the original principal amount of One Hundred Eleven Million and No/100 Dollars ($111,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Assignment of Interest Rate Cap Agreement, the Assignments of Title Insurance Proceeds, the Environmental Indemnity, the Subordination of Management Agreements, the Guaranty, the Indemnification Agreement, the Post-Closing Agreement, the Qualified Preferred Equity Recognition Agreement and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan, as the same may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean, individually or collectively as the context requires, Borrower, each Individual Owner, Liquor Subsidiary, and each Mezzanine Borrower.

“Low Cash Flow Trigger” shall occur if, for two consecutive Calculation Dates, (i) the Debt Yield shall be less than the Debt Yield Trigger Level and/or (ii) at any time after the Approved Mezzanine Closing Date, the Aggregate Debt Yield shall be less than the Aggregate Debt Yield Trigger Level; provided, however, that if (a) Borrower, Owner and Approved Mezzanine Borrower make the prepayments specified in Section 2.4.2(c) on or before the twentieth (20th) Business Day after the commencement of a Low Cash Flow Trigger Period to immediately end such Low Cash Flow Trigger Period, and (b) as of the immediately succeeding Calculation Date, the Debt Yield shall be less than the Debt Yield Trigger Level, then such event shall constitute a new Low Cash Flow Trigger (and the commencement of a new Low Cash Flow Trigger Period) without the Debt Yield having to be less than the Debt Yield Trigger Level for two consecutive Calculation Dates.

Mezzanine Loan Agreement

“Low Cash Flow Trigger Period” shall commence upon the occurrence of a Low Cash Flow Trigger and shall end when (i) the Debt Yield shall exceed the Debt Yield Cure Level and (ii) at any time after the Approved Mezzanine Closing Date, the Aggregate Debt Yield shall exceed the Aggregate Debt Yield Cure Level, in each case, for the same two consecutive Calculation Dates; provided, however, that if Borrower, Owner and Approved Mezzanine Borrower make the prepayments specified in Section 2.4.2(c) on or before the twentieth (20th) Business Day after the commencement of the applicable Low Cash Flow Trigger Period (but upon at least two (2) Business Days prior written notice), then such Low Cash Flow Trigger Period shall cease immediately upon the making of such prepayments without the Debt Yield having to exceed the Debt Yield Cure Level for two consecutive Calculation Dates (the “Immediate Low Cash Flow Trigger Cure”) (it being agreed that if such prepayments are made after such twentieth (20th) Business Day, then the applicable Low Cash Flow Trigger Period shall continue until the Debt Yield exceeds the Debt Yield Cure Level for two consecutive Calculation Dates).

“Major Contract” shall mean (i) any brokerage agreement or (ii) any cleaning, maintenance, service or other contract or agreement of any kind of a material nature (materiality for these purposes to mean, contracts (a) which extend beyond one year (unless cancelable on sixty (60) days or less notice without requiring the payment of termination fees or payments of any kind) and (b) requiring the payment of more than $250,000 in any calendar year with respect to an Individual Property), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Properties, or any Individual Property; excepting, however, the Ground Leases, Franchise Agreements and Management Agreements, none of which shall constitute Major Contracts for purposes of this Agreement.

“Management Agreements” shall mean the management agreement or management agreements, as the context requires, entered into by and between Owner and Manager or any replacement management agreement entered into by and between Owner and the applicable Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which such Manager is to provide management and other services with respect to the Properties, or any Individual Property. Each or any of the Management Agreements may sometimes be referred to herein, individually, as a “Management Agreement”.

“Management Fees” shall mean the Base Management Fees, Incentive Management Fees, reimbursable expenses, system service charges and all other charges, fees and expenses to be paid to Manager, from time to time under the Management Agreements.

“Manager” shall have the meaning set forth in the Mortgage Loan Agreement.

“Material Alteration” shall mean any alteration affecting structural elements, utilities, HVAC or the exterior of any Individual Property, the cost of which (a) exceeds the Alteration Threshold with respect to such Individual Property, and/or (b) when aggregated with the costs of alterations then affecting structural elements of all other Individual Properties (to the extent not covered by security delivered to Lender pursuant to Section 4.12.2) plus all outstanding Flagging Costs with respect to all Individual Properties (to the extent not covered by Owner’s application

Mezzanine Loan Agreement

of an Available FF&E Credit or by security delivered to Mortgage Lender pursuant to Section 4.34(e)) of the Mortgage Loan Agreement, exceeds the aggregate Alteration Threshold; provided, however, that in no event shall (i) any Required Repairs, (ii) any work to be performed in connection with any Emergency Expenses, (iii) any alterations performed as part of a Restoration or (iv) any PIP Work, constitute a Material Alteration.

“Maturity Date” shall mean either (a) the Initial Stated Maturity Date; provided that (i) in the event of the exercise by Borrower of the First Extension Option pursuant to Section 2.7, the Maturity Date shall be the First Extended Maturity Date, and (ii) in the event of the exercise by Borrower of the Second Extension Option pursuant to Section 2.7, the Maturity Date shall be the Second Extended Maturity Date or (iii) in the event of the exercise by Borrower of the Third Extension Option pursuant to Section 2.7, the Maturity Date shall be the Third Extended Maturity Date (the Initial Stated Maturity Date or, if and to the extent the Maturity Date is extended in accordance with Section 2.7 hereof, such applicable extended date, the “Stated Maturity Date”); or (b) such earlier date on which the final payment of principal of the Note becomes due and payable as herein or therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Maximum Strike Price” shall mean either (a) at all times prior to the Initial Stated Maturity Date, three percent (3.0%) per annum or (b) during any Extended Term, the lesser of (i) four and one-half percent (4.50%) per annum, (ii) the per annum rate which would result in a Debt Service Coverage Ratio (based on unaudited financial statements from the trailing twelve-month period ending the last day of February of the applicable calendar year) equal to 1.47:1.00 as of the first day of the applicable Extended Term assuming that LIBOR was equal to such per annum rate at all times during the applicable Extended Term and (iii) the per annum rate which would result in an Aggregate Capped Debt Service Coverage Ratio (based on unaudited financial statements from the trailing twelve-month period ending the last day of February of the applicable calendar year) equal to 1.25:1.00 as of the first day of the applicable Extended Term assuming that LIBOR was equal to such per annum rate at all times during the applicable Extended Term; provided, however, that in no event shall the Maximum Strike Price be less than three percent (3.00%) per annum during any Extended Term.

“Mezzanine Borrower” shall mean, individually or collectively as the context requires, Borrower and, from and after the Approved Mezzanine Closing Date, the Approved Mezzanine Borrower.

“Mezzanine Lender” shall mean, individually or collectively as the context requires, Lender and, from and after the Approved Mezzanine Closing Date, the Approved Mezzanine Lender.

“Mezzanine Loan” shall mean individually and collectively, as the context requires, the Loan and, from and after the Approved Mezzanine Closing Date, the Approved Mezzanine Loan.

Mezzanine Loan Agreement

“Mezzanine Loan Documents” means, as to each Mezzanine Loan, all documents evidencing, securing, guaranteeing and/or perfecting such Mezzanine Loan and all documents executed and/or delivered in connection therewith.

“Minimum Aggregate Debt Yield” shall mean either (a) in connection Borrower’s exercise of the Second Extension Option, nine percent (9.00%), (b) in connection Borrower’s exercise of the Third Extension Option, nine and one-quarter percent (9.25%) or (c) in connection with the origination (or proposed origination) of an Approved Mezzanine Loan, eight and one-quarter percent (8.25%); provided, however, that if the Approved Mezzanine Closing Date occurs less than six (6) months prior to the First Extended Maturity Date, then the “Minimum Aggregate Debt Yield” for purposes of this clause (c) shall instead be nine percent (9.00%); and provided further that if the Approved Mezzanine Closing Date occurs less than six (6) months prior to the Second Extended Maturity Date or during the Third Extended Term, then the “Minimum Aggregate Debt Yield” for purposes of this clause (c) shall instead be nine and one-quarter percent (9.25%).

“Minimum Extension Debt Yield” shall mean either (a) in connection Borrower’s exercise of the Second Extension Option, ten and eight-tenths percent (10.80%) or (b) in connection Borrower’s exercise of the Third Extension Option, eleven and five-hundredths percent (11.05%).

“Monthly Debt Service Payment Amount” shall mean, for each Monthly Payment Date, an amount equal to the amount of interest which is then due on the Loan for the Interest Period during which such Monthly Payment Date occurs.

“Monthly Operating Expense Budgeted Amount” for any calendar month shall mean the monthly amount set forth in the Approved Annual Budget for Operating Expenses for such calendar month.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the Term, as adjusted pursuant to Section 2.3.2. The first Monthly Payment Date shall be June 1, 2014.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall have the meaning set forth in the Mortgage Loan Agreement.

“Mortgage Annual Debt Service” shall mean, as of any date of determination, the Mortgage Debt Service payable during the one-year period occurring from and after such date of determination calculated by assuming that (a) the Mortgage Principal Balance at all times during such period is equal to the Mortgage Principal Balance as of the date of determination (taking into account any prepayments that occur on such date in accordance with this Agreement) and (b) LIBOR at all times during such period is equal to either (i) in connection with Mortgage Borrower’s exercise of an “Extension Option” under the Mortgage Loan Documents, the “Strike Price” of the proposed “Replacement Interest Rate Cap Agreement” to be entered into by Mortgage Borrower under the Mortgage Loan Documents in connection with its exercise of such “Extension Option” or (ii) otherwise, the “Strike Price” of the “Interest Rate Cap Agreement” in place under the Mortgage Loan Documents as of such date of determination.

Mezzanine Loan Agreement

“Mortgage Debt Service” shall mean, with respect to any particular period, the aggregate scheduled interest payments due under the Mortgage Loan Documents in such period.

“Mortgage Lender” shall mean German American Capital Corporation, a Maryland corporation, together with its successors and permitted assigns.

“Mortgage Loan” shall mean that certain loan made as of the date hereof by Mortgage Lender to Owner in the original principal amount of $865,000,000.00.

“Mortgage Loan Agreement” shall mean that certain Loan Agreement of even date herewith between Mortgage Lender and Owner, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Allocated Loan Amount” shall mean the “Allocated Loan Amount” (as defined in the Mortgage Loan Agreement) set forth on Schedule I to the Mortgage Loan Agreement, a copy of which Schedule is attached hereto as Schedule I-M1.

“Mortgage Loan Default” shall mean an “Event of Default” under the Mortgage Loan and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean the “Loan Documents” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Release Amount” shall mean the “Release Amount” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Note” shall mean the “Note” as such term is defined in the Mortgage Loan Agreement.

“Mortgage Post-Closing Agreement” shall mean the “Post-Closing Agreement” as defined in the Mortgage Loan Agreement.

“Mortgage Principal Balance” shall mean, as of any date, the outstanding principal balance of the Mortgage Loan.

“Net Liquidation Proceeds After Debt Service” shall mean with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Owner in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) in the case of Casualty or Condemnation, the costs incurred by Owner in connection with a restoration of the Property made in accordance with the Mortgage Loan Documents, (iii) amounts required or permitted to be deducted therefrom pursuant to the Mortgage Loan Agreement and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender (including, without limitation, amounts to which Owner is entitled pursuant to Section 5.4(b)(vii) of the Mortgage Loan Agreement), (iv) in the case of a foreclosure sale, disposition or Transfer of any Individual Property in connection with realization thereon following an Event of Default under the Mortgage Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale, such costs and expenses incurred by

Mezzanine Loan Agreement

Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, and (vi) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including reasonable attorneys’ fees) of such refinancing as shall be reasonably approved by Lender.

“Net Operating Income” shall have the meaning set forth in the Mortgage Loan Agreement.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“New Flagging Costs” shall have the meaning set forth in the Mortgage Loan Agreement.

“New/Renewal Flagging Costs” shall have the meaning set forth in the Mortgage Loan Agreement.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“OFAC” shall mean the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the manager of Borrower.

“Operating Expenses” shall have the meaning set forth in the Mortgage Loan Agreement.

“Operating Income” shall have the meaning set forth in the Mortgage Loan Agreement.

“Operations Agreements” shall mean the REAs and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of the Properties.

“Original Loan” shall mean, collectively, the Loan and the Mortgage Loan.

“Original Loan Allocated Loan Amount” shall mean, as to any Individual Property, the sum of the Allocated Loan Amount and the Mortgage Loan Allocated Loan Amount for such Individual Property.

“Original Loan Principal Balance” shall mean the outstanding principal balance of the Mortgage Loan (taking into account any prepayments which occur prior to or on the Qualified Preferred Equity Closing Date) plus the aggregate outstanding principal balance of the Loan (taking into account any prepayments which occur prior to or on the Qualified Preferred Equity Closing Date).

Mezzanine Loan Agreement

“Original Loan Release Amount” shall mean, as to any Individual Property, the sum of the Release Amount and the Mortgage Loan Release Amount for such Individual Property.

“Other Charges” shall mean all ground rents, including Ground Rent, maintenance charges, impositions other than Taxes and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Connection Taxes” means, with respect to Lender, Special Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Special Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Owner” shall mean, individually and collectively as the context may require, W2007 Equity Inns Realty, LLC, a Delaware limited liability company, and W2007 Equity Inns Realty, L.P., a Delaware limited partnership, together with their respective permitted successors and assigns.

“Owner’s Title Policies” shall mean, collectively, the “Policies” as such term is defined in the Assignments of Title Insurance Proceeds.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, Mortgage Loan Documents or the Approved Mezzanine Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes or Other Charges imposed by any Governmental Authority not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with Section 4.6, (iv) any workers’, mechanics’ or other similar Liens on any Individual Property provided that any such Lien is bonded or discharged within thirty (30) days after Borrower first receives written notice of such Lien or which is being contested in good faith in accordance with the requirements of Section 4.3, (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion and (vi) any other Liens expressly permitted pursuant to Section 4.2(b)(iv)(2) hereof.

Mezzanine Loan Agreement

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean, with respect to each Individual Property, one or more reports prepared by companies reasonably satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (i) confirm that such Individual Property and its use comply, in all material respects, with all applicable Legal Requirements (including zoning, subdivision and building laws), and (ii) include a copy of a final certificate of occupancy with respect to all Improvements.

“PIP” shall mean any property improvement plan now or subsequently required by any Franchisor under the applicable Franchise Agreement.

“PIP Dedicated FF&E Reserve Funds” shall have the meaning set forth in the Mortgage Loan Agreement.

“PIP Expenses” shall mean FF&E Expenses and Capital Expenditures incurred by Owner for PIP Work.

“PIP Work” shall mean the FF&E and other capital improvements required pursuant to any PIP to be installed and/or completed by Owner.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement dated of even date herewith by Borrower in favor of Lender as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledged Collateral” shall mean (i) the 100% ownership interest of Borrower in W2007 Equity Inns Realty Gen Par, LLC, a Delaware limited liability company, (ii) the 100% partnership interest of Borrower in W2007 Equity Inns Realty, L.P., a Delaware limited partnership, and (iii) the 100% ownership interest of Borrower in W2007 Equity Inns Realty, LLC, a Delaware limited liability company.

“Pledged Securities” shall have the meaning set forth in the Pledge Agreement.

“Post-Closing Agreement” shall mean that certain Post-Closing Agreement dated as of the Closing Date made by Borrower for the benefit of Lender.

“Prepayment Notice” shall mean a prior written notice to Lender specifying the proposed Business Day on which a prepayment of the Debt is to be made pursuant to Section 2.4 hereof, which date must be a Business Day and shall be no earlier than fifteen (15) days after the date of such Prepayment Notice (other than any prepayment of the Debt made at the closing and pursuant to the definitive documentation of any Assumption, in which case such date shall be no earlier than three (3) days after the date of such Prepayment Notice) and no later than sixty (60) days after the date of such Prepayment Notice (unless in connection with an Immediate Low Cash Flow Trigger Cure, in which case, the definition of Low Cash Flow Trigger Period shall govern). Such Prepayment Notice shall be revocable at any time and for any reason by Borrower and may be adjourned on a day-to-day basis on reasonable notice to Lender, but Borrower shall pay Lender’s actual expenses incurred in connection with such revocation and/or adjournment.

Mezzanine Loan Agreement

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” will be used, and such average will be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Lender will select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender will select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean, in connection with any conversion of the Loan from a LIBOR Loan to a Prime Rate Loan, the difference (expressed as the number of basis points) between (a) the sum of (i) LIBOR, determined as of the Interest Determination Date for which LIBOR was last available, plus (ii) the Spread, minus (b) the Prime Rate as of such Interest Determination Date; provided, however, that if such difference is a negative number, then the Prime Rate Spread shall be zero.

“Prior Loans” shall mean, collectively, the loans described on Schedule IX.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the Mortgage Loan Agreement.

“Qualified Equityholder” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Institution” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified IPO” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Manager” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Mezzanine Lender” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Preferred Equity Closing Date” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Preferred Equity Investment” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Preferred Equity Investor” shall have the meaning set forth in the Mortgage Loan Agreement.

Mezzanine Loan Agreement

“Qualified Preferred Equity Maximum Amount” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Preferred Equity Minimum Common Equity” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Preferred Equity Preliminary Indicative Terms” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Preferred Equity Sample Documents” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Preferred Equity Vehicle” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Preferred Equity Vehicle Change of Control” shall have the meaning set forth in the Mortgage Loan Agreement.

“Qualified Transferee” shall have the meaning set forth in the Mortgage Loan Agreement.

“Rating Agencies” shall mean, prior to a Securitization, any nationally-recognized statistical rating organization (e.g. Standard & Poor’s Ratings Services, Moody’s Investor Service, Inc., Fitch, Inc., DBRS, Inc. or any successor thereto) that has been or will be engaged by Lender or its designees in connection with, or in anticipation of, a Securitization, and following a Securitization, each of the Rating Agencies that has issued a credit rating for the Securities. Prior to a Securitization of the Loan, any approval required of a Rating Agency hereunder shall be deemed obtained if the corresponding approval of a Rating Agency under the Mortgage Loan Agreement had been obtained in respect of the same event.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that has issued a credit rating for the Securities that the credit rating of such Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. Notwithstanding the foregoing, in the event the Loan is not, but the Mortgage Loan is, included in a Securitization, any Rating Agency Confirmation hereunder shall be deemed obtained if Rating Agency Confirmation under the Mortgage Loan Agreement in respect of the same event has been obtained.

“REAs” shall mean, collectively, those certain agreement(s) more particularly described on Schedule VII attached hereto and made a part hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

Mezzanine Loan Agreement

“Regulatory Change” shall mean any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or the making, after such date, of any interpretations, directives or requests applying to Lender, or any Person Controlling Lender or to a class of banks or companies Controlling banks of or under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof.

“Related Loan” shall mean a loan to an Affiliate of Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to any Individual Property.

“Release Amount” shall mean, as to any Individual Property that is subject to a release and associated partial prepayment of the Loan pursuant to Section 2.4 and Section 2.5.2, the product of (x) the Release Amount Percentage multiplied by (y) the Allocated Loan Amount for such Individual Property.

“Release Amount Factor” shall mean the percentage by which the Original Loan Allocated Loan Amount is multiplied to determine the Original Loan Release Amount.

“Release Amount Percentage” shall be, with respect to any Individual Property that is subject to a release and associated partial prepayment of the Loan pursuant to Section 2.4 and Section 2.5.2:

(a) 105% if the Original Loan Principal Balance (after giving effect to the reduction of the Original Loan Principal Balance by the Original Loan Release Amount for such Individual Property, assuming for purposes of this clause (a), a Release Amount Factor of 105% is used to determine the Original Loan Release Amount for such Individual Property) equals or exceeds a floor of $878,400,000 (the “First Floor Balance”);

(b) 110% if the Original Loan Principal Balance (after giving effect to the reduction of the Original Loan Principal Balance by the Original Loan Release Amount for such Individual Property, assuming for purposes of this clause (b) a Release Amount Factor of 110% is used to determine the Original Loan Release Amount for such Individual Property) is less than the First Floor Balance, but equals or exceeds a floor of $829,600,000 (the “Second Floor Balance”);

(c) 115% if the Original Loan Principal Balance (after giving effect to the reduction of the Original Loan Principal Balance by the Original Loan Release Amount for such Individual Property, assuming for purposes of this clause (c) a Release Amount Factor of 115% is used to determine the Original Loan Release Amount for such Individual Property) is less than the Second Floor Balance but equals or exceeds a floor of $780,800,000 (“Third Floor Balance”; each of the First Floor Balance, Second Floor Balance and Third Floor Balance are sometimes herein referred to as a “Floor Balance”); or

Mezzanine Loan Agreement

(d) 120% if the Original Loan Principal Balance (after giving effect to the reduction of the Original Loan Principal Balance by the Original Loan Release Amount for such Individual Property, assuming for purposes of this clause (d) a Release Amount Factor of 120% is used to determine the Original Loan Release Amount for such Individual Property) is less than the Third Floor Balance;

provided (this proviso, the “Straddle Proviso”), that if the Original Loan Principal Balance is above a Floor Balance prior to prepayment of the Original Loan Release Amount for such Individual Property (determined using the Release Amount Percentage derived by application of the terms of clauses (a)-(d) above and without giving effect to this Straddle Proviso), and after application of such Original Loan Release Amount, the Original Loan Principal Balance would be reduced below such Floor Balance (such Floor Balance a “Straddle Floor Balance”) but not below the next lower Floor Balance (the “Next Lower Floor Balance”), the Release Amount Percentage for such Individual Property then subject to release (the “Straddle Property”) shall be a pro rata blended percentage, based upon the following:

(i) the Original Loan Allocated Loan Amount for the Straddle Property shall be divided for calculation purposes pursuant to this Straddle Proviso into two hypothetical components, the first (the “First Hypothetical Component”) being equal to the portion of such Original Loan Allocated Loan Amount which, when multiplied by the Release Amount Percentage applicable (without giving effect to this Straddle Proviso) if the Original Loan Principal Balance were higher than the Straddle Floor Balance (but lower than the next higher Floor Balance, if any) (the “Above Straddle Percentage”), would result (upon application of the product of such multiplication of the First Hypothetical Component by the Above Straddle Percentage in reduction of the Original Loan Principal Balance) in an Original Loan Principal Balance equal to the Straddle Floor Balance, and the second (the “Second Hypothetical Component” being equal to the Original Loan Allocated Loan Amount for such Straddle Property less the First Hypothetical Component;

(ii) the Second Hypothetical Component shall be assigned for calculation purposes pursuant to this Straddle Proviso a Release Amount Percentage equal to the Release Amount Percentage applicable (without giving effect to this Straddle Proviso) if the Original Loan Principal Balance were less than the Straddle Floor Balance and equal to or greater than the Next Lower Floor Balance (the “Below Straddle Percentage”); and

(iii) the Release Amount Percentage for the Straddle Property shall be equal to the sum of (A) the Above Straddle Percentage multiplied by a fraction, the numerator of which is the First Hypothetical Component and the denominator of which is the Original Loan Allocated Loan Amount for such Straddle Property plus (B) the Below Straddle Percentage multiplied by a fraction, the numerator of which is the Second Hypothetical Component and the denominator of which is the Original Loan Allocated Loan Amount for such Straddle Property.

By way of example of the foregoing, if the Original Loan Principal Balance were $840,600,000 immediately prior to the release of an Individual Property with an Original Loan Allocated Loan Amount of $25,000,000, such Individual Property would be a Straddle Property, to which this Straddle Proviso applies, and (x) the First Hypothetical Component would be $10,000,000 (because $10,000,000 multiplied by an Above

Mezzanine Loan Agreement

Straddle Percentage of 110% equals $11,000,000), which when applied to reduce the Original Loan Principal Balance results in the Original Loan Principal Balance equal to the Second Floor Balance, which is the Straddle Floor Balance in this example, (y) the Second Hypothetical Component is $15,000,000 (the $25,000,000 Original Loan Allocated Loan Amount minus the First Hypothetical Component) and the Below Straddle Percentage is 115%, and (z) the Release Amount Percentage is 113% (113% = (110% X $10,000,000/$25,000,000) + (115% X $15,000,000/$25,000,000)).

“REMIC Opinion” shall mean, as to any matter, an opinion of nationally recognized REMIC counsel as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Lender and acceptable to the Rating Agencies).

“REMIC Requirements” shall mean any applicable legal requirements, as determined under the Code, the regulations, revenue rulings, revenue procedures (such as Rev. Proc. 2010-30) and other administrative, legislative and judicial guidance, relating to the tax treatment of REMIC Trusts, including, without limitation, the continued treatment of a Loan as a “qualified mortgage,” the continued qualification of any REMIC Trust as a REMIC, the non-imposition of any tax on any REMIC Trust, including without limitation the taxes on “prohibited transactions” and “contributions,” and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to a REMIC-held mortgage Loan (or any portion thereof or interest therein) that may exist or be promulgated under the Code.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, rent equivalents, revenues from the rental of rooms, guest suites, conference and banquet rooms, food and beverage facilities, health clubs, spas or other amenities, telephone services, laundry, vending, television and parking, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Owner or its agents or employees from any and all sources arising from or attributable to the Properties, all other items of revenue, receipts or other income as indentified in the Uniform System of Accounts, current edition, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent Mortgage Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.4(f) of the Mortgage Loan Agreement.

“Repayment Date” shall mean the date of a prepayment of the Loan pursuant to the provisions of Section 2.4 hereof.

“Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Approved Counterparty with terms that are the same in all material respects as the terms of the Interest Rate Cap Agreement except that the same shall be effective as of (i) in connection with a replacement pursuant to Section 2.6.3(c) or (ii) in connection with a replacement (or extension of the then-existing Interest Rate Cap Agreement) in connection to an extension of the

Mezzanine Loan Agreement

Maturity Date pursuant to Section 2.7, the date required in Section 2.7; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a Replacement Interest Rate Cap Agreement shall be such interest rate cap agreement approved in writing by Lender, and if the Loan or any portion thereof is included in a Securitization, each of the Rating Agencies with respect thereto.

“Required Repairs” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restoration” shall mean the repair and restoration of any Individual Property after a Casualty or Condemnation as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender and Mortgage Lender.

“Restricted Payments” shall mean any payments to any Guarantor or any of its respective Affiliates, or any payments of any “override” or “profit participations”, asset management or incentive-based fees or expenses, or any transition or termination fees, costs or expenses, or their equivalent; provided, however, that “Restricted Payments” shall not include (i) any Management Fees that are payable to any Manager (that is not an Affiliate of Owner or Borrower) pursuant to any Management Agreement that has been approved by Lender (including approval of any amendments thereto), (ii) any Base Management Fees that are payable to any Manager that is an Affiliate of Owner pursuant to any Management Agreement that has been entered into in accordance with Section 4.14 (including any amendments thereto) (provided no Event of Default exists) or (iii) any payments required to be made by the terms of the Mortgage Loan Documents.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Scheduled Managers” shall mean the property management companies listed on Schedule X hereto.

“Second Spread Maintenance Date” shall mean the Monthly Payment Date occurring in May, 2015.

“Securitization Vehicle” shall have the meaning set forth in the Mortgage Loan Agreement.

“Security Deposits” shall mean all security (whether cash, letters of credit or otherwise) given to Owner or any agent or Person acting on behalf of Owner in connection with any Leases.

“Security Documents” shall mean collectively, (i) the Pledge Agreement, (ii) a notice of pledge to Owner, (iii) all Uniform Commercial Code financing statements required by this Agreement to be filed with respect to the security interests in personal property created pursuant to the Security Documents, and (iv) all other documents and agreements executed or delivered to Lender by Borrower in connection with any of the foregoing documents.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

Mezzanine Loan Agreement

“Special Purpose Bankruptcy Remote Entity” shall mean an entity that, at all relevant times, has complied and will comply with (a) as to Borrower, the representations, warranties and covenants set forth in Schedule V, and (b) as to each Owner, the representations, warranties and covenants set forth in Schedule V to the Mortgage Loan Agreement as in effect as of the Closing Date (a copy of which is attached hereto as Schedule V-1).

“Special Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Spread” shall mean five hundred seventy seven and 5/100 basis points (5.7705%) per annum.

“Spread Maintenance Date” shall mean the First Spread Maintenance Date or the Second Spread Maintenance Date, as applicable.

“Spread Maintenance Premium” shall mean, with respect to any payment or prepayment of the principal of the Loan (or acceleration of the Loan), an amount equal to the following:

(i) to the extent that such payment or prepayment reduces (or in the case of accelerated amounts, would reduce if so applied) the Original Loan Principal Balance to an amount that is equal to or greater than, but not less than, $732,000,000, then zero; plus

(ii) to the extent that such payment or prepayment reduces (or in the case of accelerated amounts, would reduce if so applied) the Original Loan Principal Balance from an amount that is less than $732,000,000 to an amount that is equal to or greater than, but not less than, $488,000,000, then an amount equal to the product of the following: (A) the amount of the payment or prepayment of the Loan (or the amount of the Loan so accelerated) satisfying and subject to this paragraph (ii), multiplied by (B) the Spread, multiplied by (C) a fraction (expressed as a percentage), having a numerator equal to the number of months from the first day of the Interest Period immediately following the Interest Period in which such prepayment occurs (or the first day of the second Interest Period immediately following the Interest Period in which such prepayment occurs if an Interest Shortfall is paid pursuant to Section 2.4.6(a)(ii)) through the last day of the Interest Period during which the First Spread Maintenance Date occurs, and having a denominator equal to twelve (12) (provided that in no event will any Spread Maintenance Premium be due under this paragraph (ii) with respect to a payment or prepayment of the Loan (or acceleration of the Loan) occurring on or after the First Spread Maintenance Date); plus

(iii) to the extent that such payment or prepayment reduces (or in the case of accelerated amounts, would reduce if so applied) the Original Loan Principal Balance from an amount that is less than $488,000,000 to any lower amount, then an amount equal to the product of the following: (A) the amount of the payment or prepayment of the Loan (or the amount of the Loan so accelerated) satisfying this paragraph (iii), multiplied by (B) the Spread, multiplied by (C) a fraction (expressed as a percentage), having a numerator equal to the number of months from the first day of the Interest Period immediately following the Interest Period in which such prepayment occurs (or the first day of the second Interest Period immediately following the Interest Period in which such prepayment occurs if an Interest Shortfall is paid pursuant to Section 2.4.6(a)(ii)) through the last day of the Interest Period during which the Second Spread

Mezzanine Loan Agreement

Maintenance Date occurs, and having a denominator equal to twelve (12) (provided that in no event will any Spread Maintenance Premium be due under this paragraph (iii) with respect to a payment or prepayment of the Loan (or acceleration of the Loan) occurring on or after the Second Spread Maintenance Date).

All Spread Maintenance Premium payments hereunder shall be deemed to be earned by Lender upon the funding of the Loan. Notwithstanding anything herein to the contrary, in no event shall any Spread Maintenance Premium be payable with respect to any period for which interest is required to be paid (and is actually paid) hereunder in connection with the payment or prepayment giving rise to the foregoing calculation, or for any period for which interest has actually been paid.

“Star Report” shall have the meaning set forth in the Mortgage Loan Agreement.

“State” shall mean New York State.

“Strike Price” shall mean the actual “strike price” of the Interest Rate Cap Agreement or any Replacement Interest Rate Cap Agreement, which shall never exceed the applicable Maximum Strike Price.

“Subordination of Management Agreements” shall mean those certain Subordinations of Management Agreement dated as of the date hereof among Borrower, the applicable Manager and Lender.

“Surveys” shall mean the surveys of each Individual Property prepared by a surveyor licensed in the state in which each Individual Property is located and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Properties, any Individual Property or part thereof, together with all interest and penalties thereon. For the avoidance of doubt, “Taxes” shall not include income, branch profits, franchise, sales, hotel room occupancy taxes, commercial rent or occupancy taxes and other similar charges, taxes or expenses.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of an Individual Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt.

“Title Insurance Policy” shall have the meaning set forth in the Mortgage Loan Agreement.

“TRIPRA” shall mean the Terrorism Risk Insurance Program Reauthorization Act of 2002 or any extension, renewal or replacement thereof.

Mezzanine Loan Agreement

“Trigger Period” shall commence upon (i) the occurrence of a Mortgage Loan Default, (ii) the occurrence of an Event of Default, (iii) the occurrence of a default of an Approved Mezzanine Loan or (iv) the commencement of a Low Cash Flow Trigger Period; and shall end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the Event of Default commencing the Trigger Period either (1) was a “Qualified Release Property Default” under the Mortgage Loan Documents and has been cured by the release of the applicable Individual Property and associated partial prepayment of the Mortgage Loan in accordance with, and within the time period provided in, Section 2.5.2 of the Mortgage Loan Agreement, or (2) has been waived in writing by Mortgage Lender (and no other Mortgage Loan Default is then continuing) (and a copy of such written waiver shall have been delivered by the Borrower or Mortgage Lender to Lender), (B) with respect to a Trigger Period continuing pursuant to clause (ii), the Event of Default commencing the Trigger Period either (1) was a Qualified Release Property Default and has been cured by the release of the applicable Individual Property and associated partial prepayment of the Loan in accordance with, and within the time period provided, in Section 2.5.2 hereof, or (2) has been waived in writing by the Lender (and no other Event of Default is then continuing), (C) with respect to a Trigger Period continuing pursuant to clause (iii), the default of an Approved Mezzanine Loan commencing the Trigger Period either (1) was a “Qualified Release Property Default” under the Approved Mezzanine Loan Documents and has been cured by the release of the applicable Individual Property and associated partial prepayment of the Approved Mezzanine Loan in accordance with, and within the time period provided, in Section 2.5.2 of the Approved Mezzanine Loan Agreement, or (2) has been waived in writing by the Approved Mezzanine Lender and a copy of such written waiver shall have been delivered by the Approved Mezzanine Lender to Lender (and no other default of an Approved Mezzanine Loan is then continuing) (and a copy of such written waiver shall have been delivered by the Borrower or Approved Mezzanine Lender to Lender) or (D) with respect to a Trigger Period continuing due to clause (iv), the Low Cash Flow Trigger Period has ended pursuant to the terms hereof.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of formation of Borrower.

“Underperforming Individual Property” shall mean any Individual Property (a) for which the Franchise Agreement has been terminated by the applicable Franchisor prior to the contractual maturity date on an involuntary basis or (b) for which, at the time of determination, the “extended-stay” or “select-service” hotel located on such Individual Property has an annual STR RevPAR Index that is less than 85% of such hotel’s STR RevPAR Index for 2013 assuming the subject hotel’s STR “comp set” has not changed from 2013 to the year for which underperformance is being measured. Notwithstanding the foregoing, an Individual Property on which an “extended-stay” or “select-service” hotel is located shall not be considered an Underperforming Individual Property if, at such time of determination, (1) the hotel in question experienced a major Casualty that did not affect the market generally, or (2) the hotel in question achieved a year-over-year NOI increase of 10% or more. If, at the time of determination, a particular hotel has a different STR comp set than it did in 2013, the percentage hurdle of 85% shall be decreased by 3% for each hotel added to the comp set irrespective of any deletions therefrom. Exceptions (1) and (2) apply in all cases.

“Underwritten Net Cash Flow” shall have the meaning set forth in the Mortgage Loan Agreement.

Mezzanine Loan Agreement

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association, as from time to time amended.

“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, and (ii) not subject to prepayment, call or early redemption.

“Waste” shall mean any material abuse or, other than demolition in connection with a Restoration or Alteration conducted in accordance with the Loan Documents, destructive use of any Individual Property.

“Whitehall” shall mean collectively, Whitehall Global Real Estate Fund and Whitehall Parallel Global Real Estate Fund.

“Whitehall Parallel Global Real Estate Fund” shall mean Whitehall Parallel Global Real Estate Limited Partnership 2007, a Delaware limited partnership.

“Whitehall Global Real Estate Fund” shall mean Whitehall Street Global Real Estate Limited Partnership 2007, a Delaware limited partnership.

Section 1.2 Index of Other Definitions. the following terms are defined in the sections or Loan Documents as indicated below:

“Accounts” – 6.1

“Acquired Ground Lease” – Schedule V

“Act” – Schedule V

“Advance Booking Agreement” – Section 1.1 – Definition of Advance Deposits

“Agreement” – Introductory Paragraph

“Approved Annual Budget” – 4.9.5

“Approved Excess Operating Expense” – 4.9.6

“Approved Flagging Budget” – Section 1.1 – Definition of Approved Future PIP Expenses

“Approved Scheduled PIP Budget” – Section 1.1 – Definition of Approved Scheduled PIP Expenses

“Assumption Agreement” – 7.1(a)

“Borrower” – Introductory Paragraph

“Borrower’s Recourse Liabilities” – 10.1

“Broker” – 10.19

“Casualty” – 5.2

“Cause” – Schedule V

“Committee” – Schedule V

“Confidential Furnished Financial Information” – 9.5

“Counterparty Opinion” – 2.6.3

“Disclosure Document” – 9.2(a)

“Disposition Conditions” – 4.2(b)

“Embargoed Person” – 4.32(c)

“Equipment” – Mortgage

“ERISA” – 4.31

Mezzanine Loan Agreement

“Event of Default” – 8.1

“Excess Operating Expenses” – 4.9.6

“Exchange Act” – 9.2(a)

“Exchange Act Filing” – 9.1(d)

“Existing Qualified Equityholder” – 7.2(j)

“Expiring Franchise Agreements” – 4.34(c)

“Extraordinary Operating Expense” – 4.9.6

“FF&E Work” – Mortgage Loan Agreement

“First Extended Maturity Date” – 2.7.1

“First Extended Term” – 2.7.1

“First Extension Notice” – 2.7.1

“First Extension Option” – 2.7.1

“Fixtures” – Mortgage

“Flagging Costs” – 4.34(e)

“Full Replacement Cost” – 5.1.1(a)(i)

“Funds” – 6.6

“Furnished Information” – 9.5

“Future PIP

“Grace I” – 7.2(e)

“Immaterial Transfers” – 4.2

“Immediate Low Cash Flow Trigger Cure” Section 1.1 – Definition of Low Cash Flow Trigger Period

“Impaired Individual Property” – 2.4.4(c)

“Impaired Individual Property Prepayment” – 2.4.4(c)

“Impaired Individual Property Prepayment Conditions” – 2.4.4(c)

“Impaired Individual Property Release Amount” – 2.4.4(c)

“Impaired Individual Property Release Conditions” 2.5.3

“Improvements” – Mortgage

“Increased Costs” - 2.8.1

“Indemnified Liabilities” – 4.30

“Independent Director” – Schedule V

“Independent Manager” – Schedule V

“Initial Interest Period” – 2.3.1

“Insurance Premiums” – 5.1.1(b)

“Intellectual Property” – 3.1.33

“Interest Period” – 2.3.2

“Interest Shortfall” – 2.4.6

“Lender” – Introductory Paragraph

“Lender Group” – 9.2(b)

“Liabilities” – 9.2(b)

“Licenses” – 3.1.9

“Liquidated Damages Amount” – 2.4.5(b)

“Manager’s Expenses” – 6.1

“Material Action” – Schedule V

“Material Adverse Effect” – 4.2

“Material Lease” – 4.1.11

“Minority Holder” – 7.2(e)

“Nationally Recognized Service Company” – Schedule V

Mezzanine Loan Agreement

“Net Impaired Individual Property Release Amount” – 2.4.4(c)

“New Flagging Costs” – 4.34(d)

“Net Proceeds Principal Prepayment” – 2.4.4(b)

“New Junior Mezzanine Borrower” – 9.3.2

“New Junior Mezzanine Loan” – 9.3.2

“Note” – 2.1.4

“Note A-1” – 2.1.4

“Note A-2” – 2.1.4

“Notice” – 10.6

“Other Exculpated Party” – 10.1

“Other Taxes” – 2.8.3

“Participant Register” – 10.30(b)

“Permitted Indebtedness” – 4.21

“Permitted Direction Assumption” – 7.1(a)

“Permitted Indirection Assumption” – 7.1(b)

“Permitted Transfer” – 7.2

“Policies” – 5.1.1(b)

“Pre-Approved Revisions” – 4.14.2(b)

“Preferred Guaranty” – 7.2(k)

“QEH Replacement Guarantor” – 7.2(j)(iii)

“QEH Transferee” – 7.2(j)

“Qualified Carrier” – 5.1.1(i)

“Qualified Preferred Equity Recognition Agreement” – 7.1(a)

“Qualified Preferred Equity Vehicle Change of Control Notice” – 7.2(k)(iii)

“Qualified Release Property Default” – 2.5.2

“Rate Cap Collateral” – 2.6.2

“Register” – 10.30(a)

“Release Conditions” – 2.5.2

“Release Property” – 2.5.2

“Replacement Guarantor” – 7.1

“Required Records” – 4.9.7

“Resizing” – 9.3.1

“Review Waiver” – 10.3(b)

“Scheduled PIP” – 3.1.38

“Second Extended Maturity Date” – 2.7.1

“Second Extended Term” – 2.7.1

“Second Extension Notice” – 2.7.1

“Second Extension Option” – 2.7.1

“Secondary Market Transaction” – 9.1(a)

“Securities” – 9.1(a)

“Securities Act – 9.2(a)

“Securitization” – 9.1(a)

“Servicer” – 10.21

“Servicing Agreement” – 10.21

“Sole Member” – Schedule V

“SPC Party” – Schedule V

“Special Member” – Schedule V

“Springing Recourse Event” – 10.1

Mezzanine Loan Agreement

“Stated Maturity Date” – Section 1.1 – Definition of Maturity Date

“Substitute Guarantor” – 7.1(h)

“Succeeding Interest Period” – 2.4.6

“Summary Financial Information” – 9.5(b)

“Third Extended Maturity Date” – 2.7.1

“Third Extended Term” – 2.7.1

“Third Extension Notice” – 2.7.1

“Third Extension Option” – 2.7.1

“Transfer” – 4.2

“Transferee Borrower” – 7.1(a)

“TRS Lessee” – 7.1(e)

“Underperforming Replacement” – 4.14.2(c)

“Underwriter Group” – 9.2(b)

“Updated Information” – 9.1(b)(i)

Section 1.3 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision hereof or thereof. When used in this Agreement or any other Loan Document, the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Reserved.

2.1.3 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.4 The Note. The Loan shall be evidenced by (a) that certain Mezzanine Promissory Note A-1 of even date herewith, in the stated principal amount of Sixty Six Million Six Hundred Thousand and No/100 Dollars ($66,600,000.00) executed by Borrower and payable to Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, “Note A-1”), and (b) that certain Mezzanine Promissory Note A-2 of even date herewith, in the stated principal amount of Forty Four Million Four Hundred Thousand and No/100 Dollars ($44,400,000.00) executed by Borrower and payable to Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, “Note A-2”; and together with the Note A-1, the “Note”), in the aggregate, in evidence of the Loan, and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.

Mezzanine Loan Agreement

2.1.5 Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay and discharge any existing mortgage and mezzanine loans secured directly or indirectly by the Collateral including, without limitation, the Prior Loans, (ii) pay costs and expenses incurred in connection with the closing of the Loan, (iii) make capital contributions to Owner and the general partner of Owner and (iv) the extent any proceeds remain after satisfying clauses (i) through (iii) above, for such lawful purpose as Borrower shall designate.

Section 2.2 Interest Rate.

2.2.1 Interest Rate.

(a) Subject to the terms and conditions of this Section, interest on the Outstanding Principal Balance shall accrue throughout the Term at the Interest Rate. Borrower shall pay to Lender on each Monthly Payment Date the interest accrued or to be accrued on the Loan for the related Interest Period.

(b) Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan. In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the next succeeding Interest Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a Prime Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.

(c) If, pursuant to the terms hereof, the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the next succeeding Interest Determination Date. If such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to a LIBOR Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a Prime Rate Loan to a LIBOR Loan.

(d) If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make or maintain a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period, or upon such earlier date as may required by law.

Mezzanine Loan Agreement

2.2.2 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent not prohibited by applicable law, all other portions of the Debt, shall accrue interest at the Default Rate, calculated from the date such payment was due or, if later, such Default shall have occurred without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect, to the extent not prohibited by applicable law.

2.2.3 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (A) the actual number of days elapsed in the period for which the calculation is being made by (B) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate expressed as an annual rate divided by 360) by (C) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period in which such Monthly Payment Date occurs.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Interest Rate shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payments.

2.3.1 Payments. On the date hereof, Borrower shall pay interest on the Outstanding Principal Balance from and including the Closing Date through and including May 7, 2014 (the “Initial Interest Period”). On June 1, 2014, and on each Monthly Payment Date thereafter, up to and including the Maturity Date, Borrower shall make a payment to Lender of interest equal to the Monthly Debt Service Payment Amount. The Monthly Debt Service Payment Amount shall be applied first to accrued and unpaid interest on the then Outstanding Principal Balance and the balance, if any, to the Outstanding Principal Balance.

2.3.2 Payments Generally. After the Initial Interest Period, each interest accrual period thereafter (each, an “Interest Period”) shall commence on the eighth (8th) day of each calendar month during the Term and shall end on and include the seventh (7th) day of the next occurring calendar month provided, that in the event that the Mortgage Lender elects to reset LIBOR as provided in the definition of the term “Interest Determination Date” under the Mortgage Loan Agreement, and the same results in an adjustment of the “Interest Period” under and as defined in the Mortgage Loan Agreement, the Interest Period with respect to the Loan shall be likewise adjusted, such that the “Interest Period” under the Mortgage Loan Agreement and the Interest Period with respect to the Loan shall always coincide. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the Monthly Payment

Mezzanine Loan Agreement

Date is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. Lender shall have the right from time to time, in its reasonable discretion, upon not less than ten (10) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period and the Interest Determination Date accordingly. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate, through and including the last day of the Interest Period in which the Maturity Date occurs. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever other than as provided in Section 2.8.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (other than the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower within three (3) days of the date on which it is due (or if such third (3rd) day is not a Business Day, then the immediately preceding Business Day), Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by law.

2.3.5 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4 Prepayments.

2.4.1 Prepayments. Borrower shall have the right to prepay the Loan in whole or in part at any time prior to the Stated Maturity Date, so long as each such prepayment is made in accordance with the terms of this Agreement.

Mezzanine Loan Agreement

2.4.2 Voluntary Prepayments.

(a) Borrower may prepay, all or any portion of the Outstanding Principal Balance on any Business Day, provided that the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing; (ii) Borrower shall timely deliver to Lender a Prepayment Notice; (iii) Owner and each other Mezzanine Borrower shall concurrently make a prepayment of the outstanding principal balance of the Mortgage Loan and applicable Mezzanine Loan, and shall otherwise satisfy the applicable conditions in the Mortgage Loan Documents and other applicable Mezzanine Loan Documents with respect to such prepayment (as evidenced by an Officer’s Certificate and the delivery to Lender of a copy of a payoff letter from the Mortgage Lender and other applicable Mezzanine Lenders); (iv) Borrower shall comply with the provisions and pay to Lender the applicable amounts set forth in Section 2.4.6 and (v) if Borrower is prepaying the entire Outstanding Principal Balance, then Borrower shall also pay to Lender (without duplication of amounts paid under Section 2.4.6) any and all other amounts outstanding under the Note, this Agreement, and any of the other Loan Documents. The aggregate amount prepaid by Borrower under this paragraph (a) and concurrently by Owner and the other applicable Mezzanine Borrowers under the Mortgage Loan Documents and other Mezzanine Loan Documents shall be allocated among the Loan, other Mezzanine Loans and the Mortgage Loan pro rata in accordance with their respective outstanding principal balances immediately prior to such prepayments.

(b) On any Business Day, Borrower may prepay the Loan in part in connection with the release of one or more Individual Properties under the Mortgage Loan Documents in accordance with Section 2.5.2 hereof, provided that the following conditions are satisfied: (i) Borrower shall timely deliver to Lender a Prepayment Notice, (ii) the release of such Individual Property(ies) under the Mortgage Loan Documents shall occur simultaneously with such prepayment, (iii) the applicable conditions in the other Mezzanine Loan Documents with respect to concurrent prepayments of the other Mezzanine Loans by the other Mezzanine Borrowers shall have been satisfied (as evidenced by an Officer’s Certificate and the delivery to Lender of a copy of a payoff letter from each such other Mezzanine Lender) and (iv) the Release Conditions shall have been satisfied in connection therewith.

(c) If (i) a Low Cash Flow Trigger Period exists, (ii) Borrower makes a prepayment of the Outstanding Principal Balance hereunder in accordance with paragraph (a) above (other than clause (ii) thereof) (which may be made by using funds in the Cash Collateral Account), and Owner and each other applicable Mezzanine Borrower concurrently makes a prepayment of the Mortgage Loan and applicable other Mezzanine Loan in accordance with paragraph (a) above, (iii) such prepayments are made on or before the twentieth (20th) Business Day after the commencement of such Low Cash Flow Trigger Period (and upon at least two (2) Business Days prior written notice) and (iv) the aggregate amount prepaid by Borrower under this paragraph (c) and concurrently by Owner under the Mortgage Loan Documents and other Mezzanine Borrowers under the applicable other Mezzanine Loan Documents is equal to or greater than the amount that is required to increase the Debt Yield to the Debt Yield Cure Level (and, after the Approved Mezzanine Closing Date, to increase the Aggregate Debt Yield to the Aggregate Debt Yield Cure Level), then such Low Cash Flow Trigger Period will immediately end.

Mezzanine Loan Agreement

2.4.3 No Prepayment of Approved Mezzanine Loan. No Approved Mezzanine Loan may be prepaid, in whole or in part, and Borrower shall not cause, suffer or permit any such prepayment, unless the Debt has been (or is simultaneously being) paid in full, or except as expressly permitted pursuant to Sections 2.4.2, 2.4.4, 2.5.2 and 2.5.3 of this Agreement (for which the conditions and requirements set forth in such Section have been fully satisfied in connection with such prepayment) and pursuant to the terms of the Mezzanine Loan Documents in effect as of the date hereof.

2.4.4 Mandatory Prepayments; Option to Prepay Balance.

(a) Subject to paragraph (b) below, in the event of any Liquidation Event, Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited with Lender, which proceeds shall then be applied by Lender on the next Business Day towards the amount necessary to fully repay the Loan including all interest accrued to the date of prepayment and any other sums then due and payable by Borrower to Lender. Subject to paragraph (b) below, any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be paid (i) to Approved Mezzanine Lender if the Approved Mezzanine Loan is outstanding, or (ii) to Borrower if any Approved Mezzanine Loan is not outstanding. Borrower shall notify Lender of any Liquidation Event not later than one Business Day following the first date on which Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of the Mortgage Loan, on the date on which a commitment for such refinancing has been entered into or a binding or non-binding term sheet has been executed. The provisions of this Section 2.4.4 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or any Mezzanine Loan or Transfer of any Individual Property set forth in this Agreement and the other Loan Documents.

(b) If Mortgage Lender is not obligated to make Net Proceeds available to Owner for Restoration, on the next occurring Monthly Payment Date following the date on which (i) Mortgage Lender actually receives any Net Proceeds, and (ii) Mortgage Lender has determined that such Net Proceeds shall not be made available for Restoration, Borrower shall, or shall cause Owner to, apply, or shall authorize Mortgage Lender or Lender to apply (and Mortgage Lender or Lender may apply notwithstanding any failure by Borrower to provide such authorization), the full amount of such Net Proceeds in accordance with Section 2.4.4(a) of the Mortgage Loan Agreement. Except during an Event of Default, any portion of the Net Proceeds paid over to Lender shall be applied by Lender as follows in the following order of priority: First, to all amounts (other than principal and interest) then due and payable under the Loan Documents, including any costs and expenses of Lender in connection with such prepayment (but subject to Section 2.4.6(c)); Second; an amount equal to accrued and unpaid interest at the Interest Rate through the last day of the Interest Period in which the application of Net Proceeds occurs, notwithstanding that such Interest Period extends beyond the date of such application; and Third, to principal on the Loan (the portion of the Net Proceeds applied to the principal amount of the Loan, the “Net Proceeds Principal Prepayment”). Notwithstanding anything herein to the contrary, so long as no Event of Default is continuing, no Spread Maintenance Premiums or other prepayment premium, penalty or fee shall be due in connection with any prepayment made pursuant to this Section 2.4.4(b).

Mezzanine Loan Agreement

(c) In any instance where the Mortgage Lender is not obligated to make Net Proceeds available to Owner for Restoration of an Individual Property (such Individual Property being sometimes referred to herein as an “Impaired Individual Property”) and has elected to apply such Net Proceeds related to such Impaired Individual Property to the Debt in accordance with Section 2.4.4(a) of the Mortgage Loan Agreement, then Borrower may elect and shall have the right, on or prior to the second (2nd) Monthly Payment Date following the application of Net Proceeds in accordance with Section 2.4.4(b) (the “Impaired Individual Property Prepayment Outside Date”), to prepay the Loan (such prepayment an “Impaired Individual Property Prepayment”) in an amount (the “Net Impaired Individual Property Release Amount”) which is equal to (i) the Release Amount applicable to the Impaired Individual Property (the “Impaired Individual Property Release Amount”), less (ii) the amount of the Net Proceeds Principal Prepayment applicable to such Impaired Individual Property that has been applied to the principal amount of the Loan in accordance with Section 2.4.4(b) above (or zero if the amount in clause (ii) is equal to or greater than the amount in clause (i)); provided each of the following conditions (the “Impaired Individual Property Prepayment Conditions”) have been satisfied: (1) no Event of Default (other than a Qualified Release Property Default that is cured by the release of the Release Property in accordance with Section 2.5.2 hereof) shall have occurred and be continuing, (2) the Net Proceeds applicable to such Impaired Individual Property shall have been applied in accordance with Section 2.4.4(b), (3) Borrower shall have provided to Lender not less than five (5) Business Days prior written notice of its intention to effect an Impaired Individual Property Prepayment, and shall satisfy the Impaired Individual Property Prepayment Conditions on or prior to the Impaired Individual Property Prepayment Outside Date, (4) all of the conditions and requirements for the release of such Impaired Individual Property set forth in Section 2.5.3 hereof and Section 2.5.3 of the Mortgage Loan Agreement shall be satisfied and the release of such Impaired Individual Property shall occur simultaneously with the Impaired Individual Property Prepayment and in compliance with all such conditions and requirements set forth in Section 2.5.3 hereof and Section 2.5.3 of the Mortgage Loan Agreement, and (5) Borrower shall comply with the provisions and pay to Lender the amounts set forth in Section 2.4.6.

2.4.5 Prepayments After Default.

(a) If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower (other than with respect to a Qualified Release Property Default tendered in accordance with the provisions of Section 2.5.2 or an Event of Default that arises solely as a direct result of the Casualty or Condemnation in respect of which such Net Proceeds have been paid) and accepted by Lender or is otherwise recovered by Lender, such tender or recovery shall be deemed to be a voluntary prepayment by Borrower in violation of the requirements of Section 2.4.1 hereof, and Borrower shall pay, as part of the Debt, all amounts, if any, due pursuant to Section 2.4.6.

2.4.6 Prepayment/Repayment Conditions.

(a) On the date on which a prepayment, voluntary or mandatory, is made under the Note or as required under this Agreement, which date must be a Business Day, Borrower shall pay to Lender:

(i) all accrued and unpaid interest calculated at the Interest Rate on the amount of principal being prepaid through and including the Repayment Date, together with an amount equal to the interest that would have accrued at the Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment;

Mezzanine Loan Agreement

(ii) if such prepayment is made during the period from and including the first day after a Monthly Payment Date through and including the last day of the Interest Period in which such prepayment occurs, all interest on the principal amount being prepaid which would have accrued from the first day of the Interest Period immediately following the Interest Period in which the prepayment occurs (the “Succeeding Interest Period”) through and including the end of the Succeeding Interest Period, calculated at (A) the Interest Rate if such prepayment occurs on or after the Interest Determination Date for the Succeeding Interest Period or (B) the Assumed Note Rate if such prepayment occurs before the Interest Determination Date for the Succeeding Interest Period (the “Interest Shortfall”);

(iii) the Spread Maintenance Premium, if any, applicable thereto (only if such prepayment occurs prior to the Second Spread Maintenance Date); provided, that so long as no Event of Default is continuing (other than an Event of Default that arises solely as a direct result of the Casualty or Condemnation in respect of which such Net Proceeds have been paid), no Spread Maintenance Premium shall be due in connection with a prepayment made pursuant to Section 2.4.4(a); and

(iv) all other sums, then due under the Note, this Agreement, the Pledge Agreement, and the other Loan Documents.

(b) If the Interest Shortfall was calculated based upon the Assumed Note Rate, upon determination of LIBOR on the Interest Determination Date for the Succeeding Interest Period then (i) if the Interest Rate for such Succeeding Interest Period is less than the Assumed Note Rate, Lender shall promptly refund to Borrower the amount of the Interest Shortfall paid, calculated at a rate equal to the difference between the Assumed Note Rate and the Interest Rate for such Interest Period, or (ii) if the Interest Rate is greater than the Assumed Note Rate, Borrower shall promptly (and in no event later than the first (1st) day of the following month) pay Lender the amount of such additional Interest Shortfall calculated at a rate equal to the amount by which the Interest Rate exceeds the Assumed Note Rate.

(c) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the repayment or prepayment (including without limitation, any costs and expenses associated with a release of the Lien of the Security Documents as set forth in Section 2.5 below and reasonable attorneys’ fees and expenses), provided, however that, notwithstanding anything to the contrary set forth in the Loan Documents, no LIBOR breakage costs will be payable in connection with any prepayment (voluntary or mandatory) of the Loan.

Section 2.5 Release of Collateral.

2.5.1 Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of the Debt in accordance with the terms and provisions of the Loan Documents, release the Lien of the Security Documents. In connection with the release of the Lien of the Security Documents, Borrower shall submit to Lender, not less than thirty (30) days prior to the Repayment Date (or such shorter time as is acceptable to Lender in its sole discretion), a UCC termination. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Security Documents, including Lender’s reasonable attorneys’ fees.

Mezzanine Loan Agreement

2.5.2 Release of Individual Property. Borrower may allow Owner to obtain the release of an Individual Property under the Mortgage Loan Documents (the Individual Property to be released is sometimes referred to herein as the “Release Property”), provided that the following conditions precedent to such release are satisfied (the “Release Conditions”): (i) Borrower prepays the Loan in the amount of the applicable Release Amount and the requirements and conditions of Section 2.4.2(b) are satisfied; (ii) no Event of Default has occurred and is continuing (other than a non-monetary Event of Default that is specific to such Release Property (including without limitation, any breach of a representation or warranty with respect to such Release Property) and would be cured as a result of the release of the Release Property, so long as (x) within five (5) Business Days of the occurrence of such Event of Default (after the expiration of any applicable cure period with respect thereto other than a cure obtained by release under this Section 2.5.2), Borrower gives notice to Lender of Borrower’s intent to cure such Event of Default by causing Owner to obtain a release of the Release Property and (y) such release occurs within forty-five (45) days following the occurrence of such Event of Default (a “Qualified Release Property Default”)); and (iii) the following conditions are satisfied:

(a) The Release Property shall be transferred and conveyed to a Person other than Borrower or any other Loan Party, and shall, be transferred and conveyed pursuant to a bona fide all-cash sale of the Release Property to a third party that is not an Affiliate of Borrower or of any other Loan Party on arms-length terms and conditions unless (i) the release of the Release Property is effected in order to cure a Qualified Release Property Default or (ii) the release of the Release Property is in connection with the closing of an Assumption pursuant to definitive documentation of such Assumption and such release permits Borrower to satisfy a condition to closing such Assumption or in furtherance of the exercise of a right of purchaser thereunder to exclude such Release Property from the transaction described therein (provided that this clause (ii) shall only be available for Individual Properties having aggregate Allocated Loan Amounts not greater than ten percent (10%) of the aggregate Allocated Loan Amounts of all Individual Properties immediately prior to such Assumption);

(b) the following amounts shall be paid:

(i) the Outstanding Principal Balance shall be prepaid by an amount equal to the Release Amount for the applicable Individual Property, and Borrower shall comply with the provisions and pay to Lender the amounts set forth in Section 2.4.6 (including with respect to any prepayments made under clause (iii) below);

(ii) concurrently with the payment of the Release Amount, Owner and each other Mezzanine Borrower shall make a partial prepayment of the Mortgage Loan equal to the Mortgage Loan Release Amount and a partial prepayment of the Approved Mezzanine Loan equal to the Approved Mezzanine Release Amount, together with any related interest, fees, prepayment premiums or other amounts payable under the Mortgage Loan Documents and the other Mezzanine Loan Documents, if any, in connection with such prepayment, including, to the extent required under the Mortgage Loan Documents and the other Mezzanine Loan Documents, interest which would have accrued on the outstanding principal balance of the Mortgage Loan pursuant to the Mortgage Loan Documents and the other Mezzanine Loans pursuant to the other Mezzanine Loan Documents through the end of the interest period set forth therein during which such prepayment occurs; and

Mezzanine Loan Agreement

(iii) if following the application of the prepayments of the Loan, the other Mezzanine Loans and the Mortgage Loan described in clauses (i) and (ii) above, either (A) the Debt Yield (calculated based on the financial statements most recently delivered to Lender) (exclusive of the Release Property and the Net Operating Income therefrom) would be less than the minimum Debt Yield required under clause (d) below, (B) if the release or assignment occurs after the Approved Mezzanine Closing Date, the Aggregate Debt Yield (calculated based on the financial statements most recently delivered to Lender) (exclusive of the Release Property and the Net Operating Income therefrom) would be less than the minimum Aggregate Debt Yield required under clause (d) below and/or (C) additional prepayments would be required to comply with respect to the REMIC Requirements pursuant to clause (f) below (with respect to the Loan) and/or the corresponding section of the Mortgage Loan Agreement (with respect to the Mortgage Loan) and of the Mezzanine Loan Documents (with respect to the applicable other Mezzanine Loan), then concurrently with and in addition to the prepayments described in clauses (i) and (ii) above, Borrower and/or the Owner and other Mezzanine Borrowers, as applicable, shall make additional prepayments of the Loan and/or the Mortgage Loan and/or the other Mezzanine Loans, as applicable, in the aggregate amount(s) required (x) to increase the Debt Yield (calculated based on the financial statements most recently delivered to Lender) (exclusive of the Release Property and the Net Operating Income therefrom) to the minimum Debt Yield required under clause (d) below, (y) if the release or assignment occurs after the Approved Mezzanine Closing Date, to increase the Aggregate Debt Yield (calculated based on the financial statements most recently delivered to Lender) (exclusive of the Release Property and the Net Operating Income therefrom) to the minimum Aggregate Debt Yield required under clause (d) below and/or (z) to comply with the REMIC Requirements pursuant to clause (f) below (and the corresponding provisions of the Mortgage Loan Agreement and applicable Approved Mezzanine Loan Documents), such excess prepayments to be allocated among the Loan and the Mortgage Loan and the other Mezzanine Loans first, as required to satisfy the REMIC Requirements for the Loan and/or the Mortgage Loan and/or the other applicable Mezzanine Loan(s), and next pro rata in accordance with their respective outstanding principal balances immediately prior to such release (such pro rata application to take into account the foregoing payments already made to Lender (and/or Mortgage Lender any other Mezzanine Lender) to satisfy the applicable REMIC Requirements);

(c) All release provisions set forth in the Mortgage Loan Documents shall have been satisfied or will be satisfied as of the release date (as evidenced by an Officer’s Certificate and the delivery to Lender of a copy of a payoff letter from Mortgage Lender). In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment;

(d) After giving effect to such release or assignment, and after the application of any prepayments by Borrower, Owner and other Mezzanine Borrowers described in clause (b) above, (i) the Debt Yield based upon the Net Operating Income for the Properties then remaining subject to the Liens of the Mortgages (calculated based on the financial statements most recently delivered to Lender) shall be equal to or greater than the greater of (A) the Debt Yield

Mezzanine Loan Agreement

(calculated based on the financial statements most recently delivered to Lender) (inclusive of the Release Property and the Net Operating Income therefrom) immediately prior to such release or assignment and not taking into account any prepayments described in clause (b) above and (B) the Initial Debt Yield and (ii) if such release or assignment occurs after the Approved Mezzanine Closing Date, then the Aggregate Debt Yield based upon the Net Operating Income for the Properties then remaining subject to the Liens of the Mortgages (calculated based on the financial statements most recently delivered to Lender) shall be equal to or greater than the Aggregate Debt Yield (calculated based on the financial statements most recently delivered to Lender) (inclusive of the Release Property and the Net Operating Income therefrom) immediately prior to such release or assignment and not taking into account any prepayments described in clause (b) above;

(e) Following such release or assignment, Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity and to comply with all provisions of the Loan Documents pertaining to a Special Purpose Bankruptcy Remote Entity;

(f) If the Loan is included in a REMIC Trust, such release satisfies the REMIC Requirements in effect as of (i) the date on which the applicable Prepayment Notice is given and (ii) the date on which such release shall occur, and if required by Lender, Borrower shall deliver to Lender a REMIC Opinion with respect to such release;

(g) To the extent that the Franchisor party to the Franchise Agreement affecting such Release Property is also a Franchisor under other Franchise Agreements and/or to the extent that the Franchise Agreement affecting such Release Property also affects other Properties which will not be released, such release shall not result in a default under any of such Franchise Agreements or give the Franchisor thereunder the right to terminate any of such Franchise Agreements, and all requisite consents to such release shall have been obtained from the applicable Franchisor and Lender shall have received reasonably satisfactory evidence of same (which may be demonstrated by an Officer’s Certificate certifying to the foregoing);

(h) All other conditions to the release of such Individual Property set forth in the Mezzanine Loan Documents shall have been satisfied or waived in accordance therewith (as evidenced by an Officer’s Certificate and the delivery to Lender of a copy of a payoff letter from the applicable Mezzanine Lender);

(i) Borrower shall have paid all reasonable third-party costs and expenses incurred by Lender and/or its Servicer in connection with any such release or assignment;

(j) Borrower shall have paid (or shall have caused Owner to pay) (from Available Cash distributed to Borrower and/or from proceeds of sale of such Release Property remaining after the payment of the Release Amount or other contributions, the Mortgage Release Amount, the Approved Mezzanine Release Amount and all other amounts payable by Borrower in connection with the release of such Release Property) to the applicable Manager (or escrowed for such Manager’s benefit if required under the applicable Management Agreement), any transition or termination costs or expenses, termination fees, or their equivalent, to which such Manager is entitled in connection with the sale of such Individual Property; and

Mezzanine Loan Agreement

(k) For the avoidance of doubt, any release of a Release Property to which a Qualified Release Property Default relates that is effected within forty-five (45) days after the occurrence of such Event of Default and in accordance with the provisions of this Section 2.5.2, shall concurrently cure such Event of Default and, if the Loan has been accelerated, the acceleration shall be automatically rescinded (assuming no other Event of Default shall thereafter be continuing).

2.5.3 Impaired Individual Property Release. Borrower may permit Owner to obtain the release of an Impaired Individual Property from the Mortgage thereon (or at Borrower’s option, an assignment thereof to one or more third parties) and from the Lien of the related Mortgage Loan Documents, provided that the following conditions precedent to such release are satisfied (the “Impaired Individual Property Release Conditions”): (i) Borrower shall then be entitled to prepay the Loan subject and pursuant to the provisions of Section 2.4.4(b) and in connection with and as a condition to completing such release, Borrower prepays the Loan in the amount of the applicable Impaired Individual Property Release Amount and the other amounts (including without limitation, the Spread Maintenance Premium (if any) required to be paid in accordance with the terms hereof in connection with such partial prepayment) and the requirements and conditions of Section 2.4.4(b) are satisfied, and (ii) the following conditions are satisfied:

(a) The Impaired Individual Property shall be transferred and conveyed to a Person other than Borrower or any other Loan Party, provided that the transfer may be to an Affiliate of Borrower or of another Loan Party;

(b) the following amounts shall be paid:

(i) the Outstanding Principal Balance shall be prepaid by an amount equal to the Impaired Individual Property Release Amount for the applicable Individual Property, and Borrower shall comply with the provisions and pay to Lender the amounts set forth in Section 2.4.6 (including with respect to any prepayments made under clause (iii) below); and

(ii) concurrently with the payment of the Impaired Individual Property Release Amount, each of Owner and other Mezzanine Borrowers shall make a partial prepayment of the Mortgage Loan and other Mezzanine Loans, respectively, equal to the Mortgage Impaired Individual Property Release Amount or the such similar release amount required under the Mortgage Loan and other applicable Mezzanine Loans applicable to such Impaired Individual Property, together with any related interest including, to the extent required under the Mortgage Loan Documents or the other Mezzanine Loan Documents, as applicable, interest which would have accrued on the outstanding principal balance of the Mortgage Loan pursuant to the Mortgage Loan Documents or the other Mezzanine Loans pursuant to the other Mezzanine Loan Documents, as applicable, through the end of the interest period set forth therein during which such prepayment occurs; and

(iii) if following the application of the prepayments of the Loan, the Mortgage Loan and the other Mezzanine Loans described in clauses (i) and (ii) above, additional prepayments would be required in order to comply with the REMIC Requirements pursuant to clause (e) below and/or the corresponding provisions of the applicable Mortgage Loan Agreement and/or the other Mezzanine Loan Agreement(s), then concurrently with and in addition to the prepayments described in clauses (i) and (ii)

Mezzanine Loan Agreement

above, Borrower, Owner and/or other Mezzanine Borrower(s), as applicable, shall make additional prepayments of the Loan, the Mortgage Loan and/or the other Mezzanine Loan(s), as applicable, in the amount(s) required to comply with the REMIC Requirements pursuant to clause (e) below and the corresponding provisions of the applicable Mortgage Loan Agreement and/or the other Mezzanine Loan Agreement(s);

(c) All release provisions set forth in the Mortgage Loan Documents shall have been satisfied or will be satisfied as of the release date (as evidenced by an Officer’s Certificate and the delivery to Lender of a copy of a payoff letter from Mortgage Lender). In addition, Borrower shall provide all other documentation of a ministerial or administrative nature that Lender reasonably requires to be delivered by Borrower in connection with such release or assignment;

(d) Following such release or assignment, Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity and to comply with all provisions of the Loan Documents pertaining to a Special Purpose Bankruptcy Remote Entity;

(e) If the Loan is included in a REMIC Trust, such release satisfies the REMIC Requirements in effect as of (i) the date on which Borrower shall notify Lender of such prepayment in accordance with Section 2.4.4(c) and (ii) the date on which such release shall occur, and if required by Lender, Borrower shall deliver to Lender a REMIC Opinion with respect to such release;

(f) To the extent that the Franchisor party to the Franchise Agreement affecting such Impaired Individual Property is also a Franchisor under other Franchise Agreements and/or to the extent that the Franchise Agreement affecting such Impaired Individual Property also affects other Properties which will not be released, such release shall not result in a default under any of such Franchise Agreements or give the Franchisor thereunder the right to terminate any of such Franchise Agreements, and all requisite consents to such release shall have been obtained from the applicable Franchisor and Lender shall have received reasonably satisfactory evidence of same (which may be demonstrated by an Officer’s Certificate certifying to the foregoing);

(g) All other conditions to the release of such Impaired Individual Property set forth in the other Mezzanine Loan Documents shall been satisfied or waived in accordance therewith (as evidenced by an Officer’s Certificate and the delivery to Lender of a copy of a payoff letter from the applicable Mezzanine Lender); and

(h) Borrower shall have paid all reasonable third-party costs and expenses incurred by Lender and/or its Servicer in connection with any such release or assignment.

Section 2.6 Interest Rate Cap Agreement.

2.6.1 Interest Rate Cap Agreement. Prior to or contemporaneously with the Closing Date, Borrower shall have obtained, and thereafter maintain in effect (subject to Section 2.6.9), the Interest Rate Cap Agreement, which shall have a term expiring no earlier than the last day of the Interest Period in which the Stated Maturity Date occurs and have a notional amount which shall not at any time be less than the Outstanding Principal Balance. The Interest Rate Cap Agreement shall have a strike rate equal to the Strike Price.

Mezzanine Loan Agreement

2.6.2 Pledge and Collateral Assignment of Interest Rate Cap Agreement. As security for the full and punctual payment and performance of the Obligations when due (whether upon stated maturity, by acceleration, early termination or otherwise), pursuant to the terms of the Assignment of Interest Rate Cap Agreement, Borrower has pledged (or is contemporaneously herewith pledging) and collaterally assigned (or is assigning) to Lender all of the right, title and interest of Borrower in and to the following (collectively, the “Rate Cap Collateral”): (i) the Interest Rate Cap Agreement; (ii) all payments, distributions, disbursements or proceeds due, owing, payable or required to be delivered to Borrower in respect of the Interest Rate Cap Agreement or arising out of the Interest Rate Cap Agreement, whether as contractual obligations, damages or otherwise; and (iii) all of Borrower’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of the Interest Rate Cap Agreement, in each case including all accessions and additions to, substitutions for and replacements, products and proceeds of any or all of the foregoing.

2.6.3 Covenants.

(a) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Deposit Account. Subject to terms hereof, provided no Event of Default has occurred and is continuing, Borrower shall be entitled to exercise all rights, powers and privileges of Borrower under, and to control the prosecution of all claims with respect to, the Interest Rate Cap Agreement and the other Rate Cap Collateral. Borrower shall take all actions reasonably requested by Lender to enforce Borrower’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty thereunder and shall not waive, amend or otherwise modify any of its rights thereunder.

(b) Borrower shall defend Lender’s right, title and interest in and to the Rate Cap Collateral pledged by Borrower pursuant to the Assignment of Interest Rate Cap Agreement or in which it has granted a security interest against the claims and demands of all other Persons.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty such that it ceases to qualify as an “Approved Counterparty”, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender, Servicer or any other Person of such downgrade, withdrawal or qualification.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement as and when required hereunder, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing the Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(e) Borrower shall not sell, assign, or otherwise dispose of, or mortgage, pledge or grant a security interest in, any of the Rate Cap Collateral or any interest therein (other than the assignment made under the Loan Documents), and any sale, assignment, mortgage, pledge or security interest whatsoever made in violation of this covenant shall be a nullity and of no force and effect, and upon demand of Lender, shall forthwith be cancelled or satisfied by an appropriate instrument in writing.

Mezzanine Loan Agreement

(f) Borrower shall not (i) without the prior written consent of Lender, modify, amend or supplement the terms of the Interest Rate Cap Agreement, (ii) without the prior written consent of Lender, except in accordance with the terms of the Interest Rate Cap Agreement, cause the termination of the Interest Rate Cap Agreement prior to its stated maturity date (other than in accordance with Section 2.6.3(c) above), (iii) without the prior written consent of Lender, except as aforesaid, waive or release any obligation of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) under the Interest Rate Cap Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Cap Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Cap Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Cap Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Cap Agreement) to payment or (vii) fail to give prompt notice to Lender of any notice of default given by or to Borrower under or with respect to the Interest Rate Cap Agreement, together with a complete copy of such notice. If Borrower shall have received written notice that the Securitization shall have occurred, no consent by Lender provided for in this Section 2.6.3(f) shall be given by Lender unless Lender shall have received a Rating Agency Confirmation.

(g) In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Lender and its successors and assigns may rely (the “Counterparty Opinion”), under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part, that: (i) the issuer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; (ii) the execution and delivery of the Interest Rate Cap Agreement by the issuer, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law; (iii) all consents, authorizations and approvals required for the execution and delivery by the issuer of the Interest Rate Cap Agreement under law or the issuer’s organizational documents, and any other agreement which the issuer has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Cap Agreement, and any other agreement which the issuer has executed and delivered pursuant thereto, has been duly executed and delivered by the issuer and constitutes the legal, valid and binding obligation of the issuer, enforceable against the issuer in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). If the opinion of counsel from counsel for the Counterparty obtained and delivered does not comply with the foregoing requirements, Lender shall have the right to approve the opinion, which approval shall not be unreasonably withheld, conditioned or delayed.

Mezzanine Loan Agreement

2.6.4 [Reserved]

2.6.5 Representations and Warranties. Borrower hereby covenants with, and represents and warrants to, Lender as follows:

(a) The Interest Rate Cap Agreement constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) The Rate Cap Collateral is free and clear of all claims or security interests of every nature whatsoever, except such as are created pursuant to this Agreement and the other Loan Documents, and Borrower has the right to pledge and grant a security interest in the same as herein provided without the consent of any other Person other than any such consent that has been obtained and is in full force and effect.

(c) The Rate Cap Collateral has been duly and validly pledged pursuant to the Assignment of Interest Rate Cap Agreement. All consents and approvals required to be obtained by Borrower for the consummation of the transactions contemplated by the Assignment of Interest Rate Cap Agreement have been obtained.

(d) Giving effect to the grant and assignment to Lender pursuant to the Assignment of Interest Rate Cap Agreement, Lender has, as of the date of this Agreement, and as to Rate Cap Collateral acquired from time to time after such date, shall have, a valid, and upon proper filing, perfected and continuing first priority lien upon and security interest in the Rate Cap Collateral; provided that no representation or warranty is made with respect to the perfected status of the security interest of Lender in the proceeds of Rate Cap Collateral consisting of “cash proceeds” or “non-cash proceeds” as defined in the UCC except if, and to the extent, the provisions of Section 9-306 of the UCC shall be complied with.

(e) Except for financing statements filed or to be filed in favor of Lender as secured party, there are no financing statements under the UCC covering any or all of the Rate Cap Collateral and Borrower shall not, without the prior written consent of Lender, until payment in full of all of the Obligations, execute and file in any public office, any enforceable financing statement or statements covering any or all of the Rate Cap Collateral, except financing statements filed or to be filed in favor of Lender as secured party.

2.6.6 [Reserved]

2.6.7 Remedies. Subject to the provisions of the Interest Rate Cap Agreement, if an Event of Default shall occur and then be continuing:

(a) Lender, without obligation to resort to any other security, right or remedy granted under any other agreement or instrument, shall have the right to, in addition to all rights, powers and remedies of a secured party pursuant to the UCC, at any time and from time to time,

Mezzanine Loan Agreement

sell, resell, assign and deliver, in its sole discretion, any or all of the Rate Cap Collateral (in one or more parcels and at the same or different times) and all right, title and interest, claim and demand therein and right of redemption thereof, at public or private sale, for cash, upon credit or for future delivery, and in connection therewith Lender may grant options and may impose reasonable conditions such as requiring any purchaser to represent that any “securities” constituting any part of the Rate Cap Collateral are being purchased for investment only, Borrower hereby waiving and releasing any and all equity or right of redemption to the fullest extent permitted by the UCC and applicable law. If all or any of the Rate Cap Collateral is sold by Lender upon credit or for future delivery, Lender shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Lender may resell such Rate Cap Collateral. It is expressly agreed that Lender may exercise its rights under the Assignment of Interest Rate Cap Agreement with respect to less than all of the Rate Cap Collateral, leaving unexercised its rights with respect to the remainder of the Rate Cap Collateral, provided, however, that such partial exercise shall in no way restrict or jeopardize Lender’s right to exercise its rights with respect to all or any other portion of the Rate Cap Collateral at a later time or times.

(b) Lender may exercise, either by itself or by its nominee or designee, in the name of Borrower, all of Lender’s rights, powers and remedies in respect of the Rate Cap Collateral, under the Assignment of Interest Rate Cap Agreement and under law.

(c) Borrower hereby irrevocably, in the name of Borrower or otherwise, authorizes and empowers Lender and assigns and transfers unto Lender, and constitutes and appoints Lender its true and lawful attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, (i) to exercise and enforce every right, power, remedy, authority, option and privilege of Borrower under the Interest Rate Cap Agreement, including any power to subordinate or modify the Interest Rate Cap Agreement (but not, unless an Event of Default exists and is continuing, the right to terminate or cancel the Interest Rate Cap Agreement), or to give any notices, or to take any action resulting in such subordination, termination, cancellation or modification and (ii) in order to more fully vest in Lender the rights and remedies provided for herein, to exercise all of the rights, remedies and powers granted to Lender in this Agreement, and Borrower further authorizes and empowers Lender, as Borrower’s attorney-in-fact, and as its agent, irrevocably, with full power of substitution for Borrower and in the name of Borrower, to give any authorization, to furnish any information, to make any demands, to execute any instruments and to take any and all other action on behalf of and in the name of Borrower which in the opinion of Lender may be necessary or appropriate to be given, furnished, made, exercised or taken under the Interest Rate Cap Agreement, in order to comply therewith, to perform the conditions thereof or to prevent or remedy any default by Borrower thereunder or to enforce any of the rights of Borrower thereunder. These powers-of-attorney are irrevocable and coupled with an interest, and any similar or dissimilar powers heretofore given by Borrower in respect of the Rate Cap Collateral to any other Person are hereby revoked.

(d) Lender may, without notice to, or assent by, Borrower or any other Person (to the extent permitted by law), but without affecting any of the Obligations, in the name of Borrower or in the name of Lender, notify the Counterparty, or if applicable, any other counterparty to the Interest Rate Cap Agreement, to make payment and performance directly to Lender; extend the time of payment and performance of, compromise or settle for cash, credit or

Mezzanine Loan Agreement

otherwise, and upon any terms and conditions, any obligations owing to Borrower, or claims of Borrower, under the Interest Rate Cap Agreement; file any claims, commence, maintain or discontinue any actions, suits or other proceedings deemed by Lender necessary or advisable for the purpose of collecting upon or enforcing the Interest Rate Cap Agreement; and execute any instrument and do all other things deemed necessary and proper by Lender to protect and preserve and realize upon the Rate Cap Collateral and the other rights contemplated hereby.

(e) Pursuant to the powers-of-attorney provided for above, Lender may take any action and exercise and execute any instrument which it may deem necessary or advisable to accomplish the purposes hereof; provided, however, that Lender shall not be permitted to take any action pursuant to said power-of-attorney that would conflict with any limitation on Lender’s rights with respect to the Rate Cap Collateral. Without limiting the generality of the foregoing, Lender, after the occurrence, and during the continuance, of an Event of Default, shall have the right and power to receive, endorse and collect all checks and other orders for the payment of money made payable to Borrower representing: (i) any payment of obligations owed pursuant to the Interest Rate Cap Agreement, (ii) interest accruing on any of the Rate Cap Collateral or (iii) any other payment or distribution payable in respect of the Rate Cap Collateral or any part thereof, and for and in the name, place and stead of Borrower, to execute endorsements, assignments or other instruments of conveyance or transfer in respect of any property which is or may become a part of the Rate Cap Collateral hereunder.

(f) Lender may exercise all of the rights and remedies of a secured party under the UCC.

(g) Without limiting any other provision of this Agreement or the Assignment of Interest Rate Cap Agreement, or any of Borrower’s rights hereunder under the Assignment of Interest Rate Cap Agreement, and without waiving or releasing Borrower from any obligation or default hereunder under the Assignment of Interest Rate Cap Agreement, Lender shall have the right, but not the obligation, to perform any act or take any appropriate action, as it, in its reasonable judgment, may deem necessary to protect the security of this Agreement or the Assignment of Interest Rate Cap Agreement, to cure such Event of Default or to cause any term, covenant, condition or obligation required under this Agreement, the Assignment of Interest Rate Cap Agreement or the Interest Rate Cap Agreement to be performed or observed by Borrower to be promptly performed or observed on behalf of Borrower. All amounts advanced by, or on behalf of, Lender in exercising its rights under this Section 2.6.7(g) (including, but not limited to, reasonable legal expenses and disbursements incurred in connection therewith), together with interest thereon at the Default Rate from the date of each such advance, shall be payable by Borrower to Lender upon demand and shall be secured by this Agreement.

2.6.8 Sales of Rate Cap Collateral. No demand, advertisement or notice, all of which are, to the fullest extent permitted by law, hereby expressly waived by Borrower, shall be required in connection with any sale or other disposition of all or any part of the Rate Cap Collateral, except that Lender shall give Borrower at least thirty (30) Business Days’ prior written notice of the time and place of any public sale or of the time when and the place where any private sale or other disposition is to be made, which notice Borrower hereby agrees is reasonable, all other demands, advertisements and notices being hereby waived. To the extent permitted by law, Lender shall not be obligated to make any sale of the Rate Cap Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given, and Lender may without notice or publication adjourn any public or private sale, and such sale may,

Mezzanine Loan Agreement

without further notice, be made at the time and place to which the same was so adjourned. Upon each private sale of the Rate Cap Collateral of a type customarily sold in a recognized market and upon each public sale, unless prohibited by any applicable statute which cannot be waived, Lender (or its nominee or designee) may purchase any or all of the Rate Cap Collateral being sold, free and discharged from any trusts, claims, equity or right of redemption of Borrower, all of which are hereby waived and released to the extent permitted by law, and may make payment therefor by credit against any of the Obligations in lieu of cash or any other obligations. In the case of all sales of the Rate Cap Collateral, public or private, Borrower shall pay all reasonable costs and expenses of every kind for sale or delivery, including brokers’ and attorneys’ fees and disbursements and any tax imposed thereon. However, the proceeds of sale of Rate Cap Collateral shall be available to cover such costs and expenses, and, after deducting such costs and expenses from the proceeds of sale, Lender shall apply any residue to the payment of the Obligations in the order of priority as set forth in this Agreement.

2.6.9 Public Sales Not Possible. Borrower acknowledges that the terms of the Interest Rate Cap Agreement may prohibit public sales, that the Rate Cap Collateral may not be of the type appropriately sold at public sales, and that such sales may be prohibited by law. In light of these considerations, Borrower agrees that private sales of the Rate Cap Collateral under the Assignment of Interest Rate Cap Agreement shall not be deemed to have been made in a commercially unreasonably manner by mere virtue of having been made privately.

2.6.10 Receipt of Sale Proceeds. Upon any sale of the Rate Cap Collateral by Lender under the Assignment of Interest Rate Cap Agreement (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt by Lender or the officer making the sale or the proceeds of such sale shall be a sufficient discharge to the purchaser or purchasers of the Rate Cap Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or non-application thereof.

2.6.11 Replacement Interest Rate Cap Agreement. If, in connection with Borrower’s exercise of any Extension Option pursuant to Section 2.7 hereof, Borrower delivers a Replacement Interest Rate Cap Agreement, all the provisions of this Section 2.6 applicable to the Interest Rate Cap Agreement delivered on the Closing Date shall be applicable to the Replacement Interest Rate Cap Agreement, and in connection with the delivery of the Replacement Interest Rate Cap Agreement, Borrower shall enter into a replacement collateral assignment of such Replacement Interest Rate Cap Agreement, which collateral assignment shall be in the same form as the Assignment of Interest Rate Cap Agreement.

Section 2.7 Extension Options.

2.7.1 Extension Options. Subject to the provisions of this Section 2.7, Borrower shall have the option (the “First Extension Option”), by written notice (the “First Extension Notice”) delivered to Lender no later than thirty (30) days prior to the Initial Stated Maturity Date, to extend the Maturity Date to May 1, 2017 (the “First Extended Maturity Date”, and such extended term, the “First Extended Term”). In the event Borrower shall have exercised the First Extension Option, Borrower shall have the option (the “Second Extension Option”), by written notice (the “Second Extension Notice”) delivered to Lender no later than thirty (30) days prior to the First Extended Maturity Date, to extend the First Extended Maturity Date to May 1, 2018 (the “Second Extended Maturity Date”, and such extended term, the “Second Extended Term”).

Mezzanine Loan Agreement

In the event Borrower shall have exercised each of the First Extension Option and the Second Extension Option, Borrower shall have the option (the “Third Extension Option”), by written notice (the “Third Extension Notice”) delivered to Lender no later than thirty (30) days prior to the Second Extended Maturity Date, to extend the Second Extended Maturity Date to May 1, 2019 (the “Third Extended Maturity Date”, and such extended term, the “Third Extended Term”). The First Extension Notice shall be revocable at any time and for any reason by Borrower prior to the Initial Stated Maturity Date, the Second Extension Notice shall be revocable at any time and for any reason by Borrower prior to the then First Extended Maturity Date and the Third Extension Notice shall be revocable at any time and for any reason by Borrower prior to the then Second Extended Maturity Date, but Borrower shall pay Lender’s actual out-of-pocket expenses incurred in connection with such revocation (excluding breakage costs). Borrower’s right to so extend the Maturity Date shall be subject to the satisfaction of the following conditions precedent prior to each extension hereunder:

(a) (i) no Event of Default shall have occurred and be continuing on the date Borrower delivers the First Extension Notice, the Second Extension Notice or the Third Extension Notice, as applicable, and (ii) no Event of Default shall have occurred and be continuing on the Initial Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable;

(b) Borrower shall (i) obtain and deliver to Lender on the first day of the term of the Loan as extended, one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, in a notional amount equal to the Outstanding Principal Balance as of the first day of the applicable Extended Term, which Replacement Interest Rate Cap Agreement(s) shall be (A) effective for the period commencing on the day immediately following the then applicable Maturity Date (prior to giving effect to the applicable Extension Option) and ending on the last day of the Interest Period in which the applicable extended Maturity Date occurs and (B) otherwise on same terms set forth in Section 2.6, (ii) execute and deliver an Acknowledgement with respect to each such Replacement Interest Rate Cap Agreement, and (iii) execute and deliver a collateral assignment of the Replacement Interest Rate Cap Agreement, in the form of the Assignment of Interest Rate Cap Agreement. Lender (or its Affiliates) shall have the right to match the best economic terms available to Borrower (as determined by Borrower), and provide the Replacement Interest Rate Cap Agreements, subject to the requirements hereunder;

(c) Borrower shall cause a Counterparty Opinion to be delivered with respect to the Replacement Interest Rate Cap Agreement and the related Acknowledgment;

(d) all amounts then due and payable (beyond the expiration of any applicable notice and cure periods) by Borrower pursuant to this Agreement or the other Loan Documents as of the Initial Stated Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable, and all out-of-pocket costs and expenses of Lender, including reasonable fees and expenses of Lender’s outside counsel, in connection with the applicable extension of the Term shall have been paid in full;

(e) with respect to the exercise of the Second Extension Option, Borrower shall pay to Lender the Extension Fee on the First Extended Maturity Date, and with respect to the exercise of the Third Extension Option, Borrower shall pay to Lender the Extension Fee on the Second Extended Maturity Date;

Mezzanine Loan Agreement

(f) (i) the Debt Yield (based on unaudited financial statements from the trailing twelve-month period ending the last day of February of the applicable calendar year) shall be no less than the applicable Minimum Extension Debt Yield as of the first day of the Second Extended Term or the first day of the Third Extended Term, as applicable, and (ii) after the Approved Mezzanine Closing Date, the Aggregate Debt Yield (based on unaudited financial statements from the trailing twelve-month period ending the last day of February of the applicable calendar year) shall be no less than the applicable Minimum Aggregate Debt Yield as of the first day of the Second Extended Term or the first day of the Third Extended Term, as applicable, in each case, after application of any prepayments made by Borrower and Owner and the Approved Mezzanine Borrower as permitted by Section 2.4.2(a) or Section 2.4.2(b); and

(g) Each of Owner and Approved Mezzanine Borrower shall have (i) timely exercised the extension option to extend the applicable Mortgage Loan and the Approved Mezzanine Loan and (ii) been entitled pursuant to the terms of the Mortgage Loan Documents and Approved Mezzanine Loan Documents, as applicable, to exercise such extension option and (iii) paid any extension fee required pursuant to the terms of the Mortgage Loan and the Approved Mezzanine Loan, as applicable.

If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Maturity Date.

2.7.2 Extension Documentation. As soon as practicable following an extension of the Maturity Date pursuant to this Section 2.7, Borrower shall, if reasonably requested by Lender in writing, execute and deliver an amendment of and/or restatement of the Note solely to reflect the extension of the Maturity Date and shall, if reasonably requested by Lender, enter into such amendments to the Loan Documents as may be necessary solely to evidence the extension of the Maturity Date as provided in this Section 2.7; provided, however, that no failure by Borrower to enter into any such amendments and/or restatements shall affect the rights or obligations of Borrower or Lender with respect to the extension of the Maturity Date; and provided, further, that such amendment and/or restatements shall not require Borrower to (a) remake any representations or warranties (other than customary representations and warranties relating to the due formation, valid existence and due authorization of Borrower, the enforceability of such amendment against Borrower, and the fact that the execution, delivery and performance by Borrower of such amendment will not conflict with Borrower’s organizational documents, applicable law or any material agreement to which Borrower is a party or any material order to which Borrower is subject) or (b) waive, impair, reduce or release any rights or incur any additional expenses, costs, liabilities or obligations of Borrower.

Section 2.8 Regulatory Change; Taxes.

2.8.1 Increased Costs.

(a) If as a result of any Regulatory Change or compliance of Lender therewith, Lender or the company that Controls Lender shall be subject to (i) Special Taxes (other than (A) Indemnified Taxes, which shall be solely covered by Section 2.8.2, (B) Other Taxes, which shall be solely covered by Section 2.9.3, (C) Connection Income Taxes and (D) Special Taxes described in clauses (b) through (f) of the definition of Excluded Taxes); (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company that Controls Lender is

Mezzanine Loan Agreement

imposed, modified or deemed applicable; or (iii) any other condition affecting loans to borrowers subject to LIBOR-based interest rates is imposed on Lender or any company that Controls Lender and Lender determines that, by reason thereof, the cost to Lender or any company that Controls Lender of making, maintaining or extending the Loan to Borrower is increased, or any amount receivable by Lender or any company that Controls Lender hereunder in respect of any portion of the Loan to Borrower is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrower and Borrower agrees that it will pay to Lender upon Lender’s written request such additional amount or amounts as will compensate Lender or any company that Controls Lender for such Increased Costs to the extent Lender determines that such Increased Costs are allocable to the Loan.

(b) Any amount payable by Borrower pursuant to this Section 2.8.1 shall be paid to Lender within thirty (30) days after Lender’s delivery to Borrower of a certificate from Lender setting forth the amount due and Lender’s basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower absent manifest error. Lender shall endeavor to promptly inform Borrower of the occurrence of any of the events referred to in this Section 2.8.1 which shall result in Borrower being required to make any payments to Lender pursuant to this Section 2.8.1; provided, however, that the failure of Lender to provide such notice shall not excuse Borrower from its obligations pursuant to this Section 2.8.1 or provide Borrower or any other Person the right to claim any damages or to exercise any other rights or remedies against Lender; and provided, further that the failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Notwithstanding anything contained herein to the contrary, Borrower shall not be required to compensate Lender pursuant to this Section 2.8.1 for any Increased Costs actually paid by Lender more than one hundred eighty (180) days prior to the date that Lender notifies Borrower of the change in any applicable Regulatory Change giving rise to such Increased Costs and of Lender’s intention to claim compensation or reimbursement therefor; provided, however, that the foregoing shall not prohibit Lender from delivering such certificate to Borrower prior to Lender’s actual payment of such Increased Costs. Notwithstanding anything contained in this Section 2.8.1 to the contrary, Lender shall not be permitted to make a claim against Borrower under this Section 2.8.1 unless Lender is making similar claims against other borrowers of Lender to the extent such borrowers are similarly situated as Borrower after consideration of such factors as Lender then reasonably determines to be relevant. Notwithstanding anything contained herein to the contrary, if pursuant to this Section 2.8.1, Increased Costs are payable, or will be payable, by Borrower, Borrower may, at its option and upon not less than fifteen (15) days’ prior notice to Lender (which notice shall be delivered to Lender no later than fifteen (15) days after Lender’s delivery to Borrower of the above-referenced certificate regarding the payment of such Increased Costs), prepay the Loan in whole, together with the amount of any such Increased Costs that have at such time already been incurred by or paid by Lender, any applicable Spread Maintenance Premium (if such prepayment occurs prior to the Spread Maintenance Date) and all other amounts due and payable under Section 2.4.6 in connection with such prepayment. Notwithstanding anything to the contrary herein, no amount shall be payable to a Lender under this Section 2.8.1 during the period in which the Loan is included in a Securitization.

Mezzanine Loan Agreement

2.8.2 Special Taxes. Borrower shall make all payments hereunder free and clear of and without deduction for Special Taxes, except as required by applicable law. If Borrower shall be required by law to deduct any Special Taxes that are Indemnified Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Lender, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8.2) Lender receives an amount equal to the sum it would have received had no such deductions for Special Taxes that are Indemnified Taxes been made Borrower shall make any deductions for Special Taxes required by applicable law and shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding anything contained herein to the contrary, if pursuant to this Section 2.8.2, Borrower is, or will be, required to increase any payment to Lender on account of Indemnified Taxes, Borrower may, at its option and upon not less than fifteen (15) days’ prior notice to Lender (which notice shall be delivered to Lender no later than fifteen (15) days after Lender’s delivery to Borrower of written notice regarding the increase of payments to Lender on account of Indemnified Taxes), prepay the Loan in whole, together with the amount of any such Indemnified Taxes that have at such time already been incurred by or paid by Lender, any applicable Spread Maintenance Premium (if such prepayment occurs prior to the Spread Maintenance Date) and all other amounts due and payable under Section 2.4.6 in connection with such prepayment. Notwithstanding anything to the contrary herein, no amount shall be payable to a Lender under this Section 2.8.2 during the period in which the Loan is included in a Securitization.

2.8.3 Other Taxes. Borrower agrees to pay any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan, other than such taxes, charges or levies arising from any transfer by Lender pursuant to Article IX or a change to the organizational structure of the Loan Parties and/or any of their Affiliates requested by Lender in connection with the exercise of its rights pursuant to Article IX (hereinafter referred to as “Other Taxes”).

2.8.4 Tax Refund. If Lender has actual knowledge that Lender is entitled to receive a refund, credit or offset in respect of amounts paid by Borrower pursuant to Section 2.8.1(i) or 2.8.2 (whether against U.S. taxes or non-U.S. taxes) which refund, credit or offset in the good faith judgment of Lender is allocable to such payment, it shall promptly notify Borrower of the availability of such refund, credit or offset and shall, within thirty (30) days after the receipt of a request by Borrower, apply for such refund, credit or offset. If Lender receives such a refund, credit or offset, it shall pay Borrower the refund net of any reasonable out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant taxation authority with respect to such refund, credit or offset). This paragraph shall not be construed to require any indemnified party to make available its Special Tax returns (or any other information relating to its Special Taxes that it deems confidential) to the indemnifying party or any other Person.

2.8.5 Change of Office. To the extent that changing the jurisdiction of Lender’s applicable office would have the effect of minimizing Indemnified Taxes, Other Taxes or Increased Costs, Lender shall at the request of Borrower use commercially reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous (as reasonably determined by Lender) or involve any unreimbursed expense to Lender.

Mezzanine Loan Agreement

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations. Borrower represents and warrants that, except to the extent (if any) disclosed on Schedule IV hereto with reference to a specific subsection of this Section 3.1:

3.1.1 Organization; Special Purpose. Each of Borrower and each Individual Owner is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Each of Borrower and each Individual Owner is, and at all times since the date of its formation has been (but only to the extent that the applicable requirements set forth in Schedule V speak of a time prior to the Closing Date), a Special Purpose Bankruptcy Remote Entity. Borrower has provided Lender with true, correct and complete copies of Borrower’s and each Individual Owner’s current (and since the date of its inception) organizational documents.

3.1.2 Proceedings; Enforceability. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, any Individual Owner or any Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and none of Borrower, any Individual Owner or any Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower or any Individual Owner is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s or any Individual Owner’s organizational documents or any agreement or instrument to which Borrower or any Individual Owner is a party or by which it is bound, or any order or decree applicable to Borrower or any Individual Owner, or result in the creation or imposition of any Lien on any of Borrower’s or any Individual Owner’s assets or property (other than pursuant to the Loan Documents) (unless consents from all applicable parties thereto have been obtained by Borrower).

Mezzanine Loan Agreement

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened in writing against Borrower, any Individual Owner, any Guarantor, Manager (but only as it relates to any Individual Property), the Collateral or any Individual Property in any court or by or before any other Governmental Authority which, if adversely determined, is reasonably likely to materially and adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out the transactions contemplated by this Agreement), such Individual Owner, any Guarantor (including the ability of any Guarantor to perform its obligations under the Guaranty), Manager (but only as it relates to any Individual Property, including such Manager’s ability to perform its obligations under any Management Agreement), the Collateral or the condition or ownership of such Individual Property.

3.1.5 Agreements. Neither Borrower nor Owner is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or any Individual Owner, any Individual Property or the Collateral, or Borrower’s or Owner’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor any Individual Owner is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Individual Property or the Collateral is bound, or with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default (individually or when aggregated with any and all such defaults) is reasonably likely to have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or any Individual Owner or their respective properties or is reasonably likely to have consequences that would materially and adversely affect its performance hereunder.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7 Property; Title.

(a) Owner has good, marketable and insurable fee simple or leasehold title to the real property comprising part of each Individual Property and good title to the balance of such Individual Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. Borrower owns the Collateral free and clear of all Liens whatsoever. The Pledge Agreement, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create a valid, first priority, perfected Lien on Borrower’s interest in the Pledged Collateral, all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. Except for Permitted Encumbrances, there are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting any Individual Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the applicable Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by this Agreement and the other Loan Documents, (b) materially and adversely affect the value of any Individual Property or the Collateral, (c) materially impair the use or operations of any Individual Property (as currently used), or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

Mezzanine Loan Agreement

(b) All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Properties to Owner have been paid or are being paid simultaneously herewith. All recording, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Properties have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established under the Mortgage Loan Documents or are insured against by the Title Insurance Policy.

(c) Each Individual Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Individual Property.

(d) No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of such Individual Property or for the relocation of roadways providing access to any Individual Property.

(e) To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

3.1.8 ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) neither Borrower, nor any Guarantor nor any ERISA Affiliate sponsors, or is obligated to contribute to, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Title IV of ERISA, Section 303 of ERISA or Section 412 of the Code, (ii) none of the assets of Borrower or any Guarantor constitutes or will constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101 as modified in operation by Section 3(42) of ERISA, (iii) neither Borrower nor any Guarantor is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) neither Borrower nor any Guarantor are subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower, nor any ERISA Affiliate maintains, sponsors or contributes to or has any obligations with respect to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). Borrower has not engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

3.1.9 Compliance. Except as expressly set forth on Schedule IV hereto, Borrower, each Individual Owner and each Individual Property (including, but not limited to the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements (except as disclosed in the environmental reports provided to Lender on or prior to the Closing Date), including parking, building and zoning and land use laws, ordinances, regulations and codes, except for de minimis non-compliance that would not reasonably be likely to have a material adverse effect on the applicable Individual Property or the use or operation thereof or on Owner. Neither Borrower, nor any Individual Owner, nor to Borrower’s

Mezzanine Loan Agreement

knowledge, any other Person in occupancy of or involved with the operation or use of the Properties has committed, any act which may give any Governmental Authority the right to cause Borrower or any Individual Owner to forfeit the Collateral or any Individual Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. Each Individual Property is used exclusively for the operation of a hotel and other appurtenant and related uses. To Borrower’s knowledge, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits, subject to customary rebuildability statutes in the applicable jurisdictions. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of any Individual Property. Neither the zoning nor any other right to construct, use or operate each Individual Property is in any way dependent upon or related to any property other than such Individual Property, other than pursuant to any REA. To the Borrower’s knowledge, all material certifications, permits, licenses and approvals, including without limitation, certificates of completion, occupancy permits and any applicable liquor licenses required of Owner for the legal use, occupancy and operation of each Individual Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such individual Property and all other restrictions, covenants and conditions affecting such Individual Property.

3.1.10 Financial Information. To the best of Borrower’s knowledge, after due and reasonable inquiry, all financial data, including the statements of financial condition and statements of cash flows and income and operating expense, that have been delivered to Lender in connection with the Loan, (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of each Individual Property as of the date of such reports (subject to year-end adjustments), and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein (subject to year-end adjustments). Except for Permitted Encumbrances, neither Borrower nor any Individual Owner has any material contingent liabilities, liabilities for delinquent taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on any Individual Property or the Collateral or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, any Individual Owner or any Individual Property or the Collateral from that set forth in said financial statements.

3.1.11 Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located in the public right-of-way abutting such Individual Property (which utilities are connected so as to serve such Individual Property without passing over other property) or are in recorded, irrevocable easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies. All roads necessary for the use of each Individual Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

Mezzanine Loan Agreement

3.1.12 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, in favor of Mortgage Lender subject only to a license granted to Owner to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate each Individual Property. No Person other than Mortgage Lender has any interest in or assignment of the Leases or any portion of the Rent or other Gross Revenue from the Properties.

3.1.13 Insurance. Borrower has obtained (or has caused Owner to obtain) and maintains all Policies reflecting and satisfying the insurance coverages, amounts and other requirements set forth in this Agreement and has delivered to Lender certificates evidencing the insurance provided pursuant to the Policies. No material claims are currently pending, outstanding or otherwise remain unsatisfied under any Policy which would reasonably be expected to have a material adverse effect on Borrower or Owner and neither Borrower, any Individual Owner, nor, to Borrower’s knowledge, any other Person has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.14 Flood Zone. None of the Improvements on any Individual Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to such Individual Property.

3.1.15 Physical Condition. To Borrower’s knowledge, except as may be expressly set forth in the applicable Physical Conditions Report, each Individual Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower’s knowledge, and except as expressly disclosed in any Physical Conditions Report, there exists no structural or other material defects or damages in such Individual Property, whether latent or otherwise, and neither Borrower nor any Individual Owner has received notice from any insurance company or bonding company of any defects or inadequacies in such Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.16 Boundaries. Except as disclosed on the applicable Surveys, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances affecting such Individual Property encroach upon any of the Improvements, so as (in each of the foregoing cases) to materially and adversely affect the value or marketability of such Individual Property, except those which are set forth on the applicable Survey and insured against by the applicable Title Insurance Policy.

Mezzanine Loan Agreement

3.1.17 Leases. The rent roll attached hereto as Schedule XI is true, complete and correct in all material respects and no Individual Property is subject to any Leases other than the Leases described on Schedule XI. Owner is the owner and lessor of landlord’s interest in the Leases. No Person (other than Owner) has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases (other than typical short-term occupancy rights of hotel guests). The Leases identified on Schedule XI are in full force and effect and there are no material defaults thereunder by Owner or, to Borrower’s knowledge, the other party beyond any applicable notice or cure period (except as disclosed on Schedule XI), and, to Borrower’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. No Rent relating to the Leases (including security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed by Owner under each Lease has been performed as required and has been accepted by the applicable tenant. Any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Owner to any tenant has already been received by such tenant except as otherwise set forth on Schedule XI. The tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Individual Property and have commenced the payment of full, unabated rent under the Leases. Borrower has delivered to Lender a true, correct and complete list of all security deposits made to Owner by tenants at the Properties which have not been applied (including accrued interest thereon), all of which are held by Owner in accordance with the terms of the applicable Lease and applicable Legal Requirements. To Borrower’s knowledge, each tenant is free from bankruptcy or reorganization proceedings. No tenant under any Lease (or any sublease) is an Affiliate of any Loan Party. To Borrower’s knowledge, the tenants under the Leases are open for business and paying full, unabated rent. There are no brokerage fees or commissions due and payable in connection with the leasing of space at any Individual Property, except as set forth on Schedule XI. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents relating thereto or other Gross Revenue received therein which will be outstanding following the funding of the Loan (other than to Lender). No tenant listed on Schedule XI has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor, to Borrower’s knowledge, does anyone except such tenant and its employees, guests and invitees occupy such leased premises. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements, except as disclosed on Schedule XI.

3.1.18 Tax Filings. To the extent required, Borrower and each Loan Party have filed (or have obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower or any Loan Party. Borrower’s and each Loan Party’s tax returns (if any) properly reflect the income and taxes of Borrower and such Loan Party for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.19 No Fraudulent Transfer. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan

Mezzanine Loan Agreement

Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loan, will be, greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against any Loan Party or any Guarantor, and no Loan Party nor any Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. No Loan Party nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any other Loan Party or any Guarantor.

3.1.20 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.21 Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule III have any ownership interest in, or right of control, directly or indirectly, in Borrower. Borrower represents and warrants to Lender that no Manager is an Affiliate of Borrower or any other Loan Party.

3.1.22 Organizational Status. Borrower’s exact legal name, organizational type (e.g., corporation, limited liability company), the jurisdiction of formation or organization, Tax I.D. and Delaware Organizational I.D. numbers are set forth on Schedule III hereto.

3.1.23 [Reserved].

3.1.24 No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.25 Purchase Options. No Individual Property, the Collateral nor any part thereof is subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties (although there exist Ground Lease Purchase Options in favor of Individual Owners).

3.1.26 FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

Mezzanine Loan Agreement

3.1.27 Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.28 Fiscal Year. Each fiscal year of Borrower commences on January 1.

3.1.29 Other Debt. There is no Indebtedness with respect to any Individual Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

3.1.30 Contracts.

(a) Neither Borrower nor any Individual Owner has entered into, or is bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b) Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower or any Individual Owner thereunder and, to the best knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, any Individual Owner, Manager, or any other Person authorized to act on Borrower’s or any Individual Owner’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.

(c) Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender, which Major Contracts are described on Schedule XX attached hereto.

(d) No Major Contract has as a party an Affiliate of Borrower or any Individual Owner. All fees and other compensation for services previously performed under the Management Agreements have been paid in full in accordance with the terms thereof.

3.1.31 Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects, nor as far as Borrower can foresee, reasonably could be expected to materially adversely affect, the Collateral, any Individual Property or the business, operations or condition (financial or otherwise) of Borrower or any Individual Owner.

3.1.32 Other Obligations and Liabilities. Neither Borrower nor any Individual Owner has any liabilities or other obligations, contingent or otherwise, that arose or accrued prior to the date hereof that, either individually or in the aggregate, are reasonably likely to have a material adverse effect on Borrower, any Individual Owner, any Individual Property, the Collateral and/or Borrower’s ability to pay the Debt, and/or the business, operations or condition (financial or otherwise) of Borrower.

Mezzanine Loan Agreement

3.1.33 Intellectual Property/Websites. Other than as set forth on Schedule VI, neither Borrower, any Individual Owner nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, (“Intellectual Property”) with respect to the Collateral, any Individual Property or the use or operations thereof or is (ii) is the registered holder of any website with respect to the Collateral or any Individual Property (other than tenant websites).

3.1.34 Ground Lease. Borrower hereby represents and warrants to Lender, other than set forth on Schedule IV, the following with respect to the Ground Leases:

(a) Recording; Modification. True, correct and complete copies of each Ground Lease including all amendments and modifications thereto, have been provided to Lender. The Ground Leases or a memorandum regarding each Ground Lease (or any combination thereof) have been duly recorded. The Ground Leases permit the interest of the applicable Individual Owner in the Ground Lease to be encumbered by a mortgage without the consent of the Ground Lessor or the binding written approval and consent of the applicable Ground Lessor(s) thereunder has been obtained. The Ground Leases may not be canceled, surrendered or amended without the prior written consent of Mortgage Lender.

(b) No Liens. Except for the “Permitted Encumbrances” set forth in the Mortgage Loan Agreement, the applicable Individual Owner’s respective interests in the Ground Leases are not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage other than the Ground Lessor’s related fee interest. Such Ground Leases are prior to any mortgage or Lien upon (or benefit from a non-disturbance agreement in form and substance reasonably satisfactory to Mortgage Lender from the holder of any Lien or mortgage upon) each Ground Lessor’s related fee interest.

(c) Ground Lease Assignable. The applicable Individual Owner’s respective interests in the Ground Leases are assignable to Mortgage Lender upon notice to, but without the consent of, the applicable Ground Lessors (or, if any such consent is required, it has been obtained prior to the Closing Date). Each Ground Lease is further assignable by Mortgage Lender, its successors and assigns without the consent of the applicable Ground Lessor.

(d) Default. As of the date hereof, each Ground Lease is in full force and effect and no default has occurred and is continuing under any Ground Lease and to Borrower’s knowledge there is no existing condition which, but for the passage of time and/or the giving of notice, could result in a default under the terms of any Ground Lease. All rents, additional rents and other sums due and payable under each Ground Lease have been paid in full. Neither the applicable Individual Owners nor the applicable Ground Lessor under any Ground Lease has commenced any action or given or received any written notice for the purpose of terminating such Ground Lease.

(e) Notice. Each Ground Lease, or estoppel letters received by Mortgage Lender from the Ground Lessor thereunder, requires the Ground Lessor thereunder to give notice of any default by the applicable Individual Owner to Mortgage Lender. Each Ground Lease, or estoppel letters received by Mortgage Lender from the Ground Lessor thereunder, further provides that notice of termination given under such Ground Lease is not effective against Mortgage Lender unless a copy of such notice has been delivered to Mortgage Lender in the manner described in such Ground Lease.

Mezzanine Loan Agreement

(f) Cure. Mortgage Lender is permitted the opportunity to cure any default under any Ground Lease which is curable, after the receipt of notice of the default, before the Ground Lessor thereunder may terminate such Ground Lease.

(g) Term. Each Ground Lease has a term (or a term plus one or more optional renewal terms, which under all circumstances may be exercised, and will be enforceable, by the applicable Individual Owner or Mortgage Lender) which extends not less than twenty (20) years beyond the Third Extended Maturity Date.

(h) New Lease. Each Ground Lease requires the Ground Lessor thereunder to enter into a new lease with Mortgage Lender upon termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding.

(i) Insurance Proceeds. Under the terms of each Ground Lease and the applicable Mortgage, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the applicable Individual Property, with Mortgage Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the Outstanding Principal Balance together with any accrued interest thereon.

3.1.35 Operations Agreement. Each Operations Agreement is in full force and effect and neither Borrower, any Individual Owner nor, to Borrower’s knowledge, any other party to any Operations Agreement, is in material default thereunder, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a material default thereunder. Except as described herein (including the Exhibits and Schedules attached hereto), no Operations Agreement has been modified, amended or supplemented.

3.1.36 Franchise Agreements.

(a) Each Franchise Agreement, pursuant to which Owner has the right to operate the hotel located on the applicable Individual Property under a name and/or hotel system controlled by the applicable Franchisor, is in full force and effect and there is no material default, breach or violation existing thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a material default, breach or violation by any party thereunder. Neither the execution and delivery of the Mortgage Loan Documents or Owner’s performance thereunder will adversely affect Owner’s rights under any Franchise Agreement. Neither Owner nor any Franchisor has exercised any termination option under the applicable Franchise Agreement, Owner has not given any notice to the applicable Franchisor of Owner’s election to terminate such Franchise Agreement effective as of a date after the date hereof, and Owner has not received from any Franchisor such Franchisor’s notice of its election to terminate such Franchise Agreement effective as of a date after the date hereof. Schedule XII contains a true and correct list, by Individual Property, of (x) each Franchise Agreement under which Owner has the right to operate the applicable Individual Property, and (y) the expiration dates of each Franchise Agreement set forth on Schedule XII.

3.1.37 Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

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3.1.38 Property Improvement Plan. There is currently no PIP or similar requirement imposed under any Franchise Agreement, for calendar year 2014, other than as set forth on Schedule XVIII (the “Scheduled PIP”) and there is currently no PIP or similar requirement imposed under any Franchise Agreement other than Scheduled PIP, other than as set forth on Schedule XXI.

3.1.39 Pledged Collateral.

(a) Borrower is the sole beneficial owner of the Pledged Collateral and no Lien exists or will exist (except the Permitted Encumbrances) upon the Pledged Collateral at any time (and no right or option to acquire the same exists in favor of any other Person). The Pledged Collateral is not and will not be subject to any contractual restriction upon the transfer thereof (except for any such restriction contained in the Pledge Agreement or limited liability company agreement or partnership agreement, as applicable, of the issuer thereof).

(b) The chief place of business of Borrower and the office where Borrower keeps its records concerning the Pledged Collateral will be located at all times at the address specified as Borrower’s address in Section 10.6.

(c) The Pledged Securities have been validly issued and are not subject to any options to purchase or similar rights of any Person.

(d) The Security Documents create a valid security interest in the Pledged Collateral, securing the payment of the Debt, and upon the filing in the appropriate filing offices of the financing statements to be delivered pursuant to this Agreement, such security interests will be perfected, first priority security interests, and all filings and other actions necessary to perfect such security interests will have been duly taken. Upon the exercise of its rights and remedies under the Pledge Agreement, Lender will succeed to all of the rights, titles and interest of Borrower in each Individual Owner and the general partner of each Individual Owner without the consent of any other Person and will, without the consent of any other Person, be admitted as a limited partner of each Individual Owner and a member in the general partner of each Individual Owner.

(e) No creditor of Borrower has in its possession any certificates that constitute or evidence the Pledged Collateral or the possession of which would be required to perfect a security interest in the Pledged Collateral.

3.1.40 [Reserved].

3.1.41 Mortgage Loan. The Mortgage Loan has been fully funded and remains outstanding in its original principal balance as of the Closing Date. To Borrower’s knowledge, no default, breach, violation or event of default has occurred under any Mortgage Loan Document which remains uncured or unwaived and no circumstance, event or condition has occurred or exists which, with the giving of notice and/or the expiration of the applicable period would constitute an Event of Default under the Mortgage Loan Documents. Each and every representation and warranty of Owner, made to Mortgage Lender contained in any one or more of the Mortgage Loan Documents is true, correct, complete and accurate in all material respects as of the date hereof and are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any

Mezzanine Loan Agreement

waiver, amendment or other modification thereof by the Mortgage Lender or to whether the related Mortgage Loan Document has been repaid, defeased or otherwise terminated, unless otherwise consented to in writing by Lender. A true, correct and complete copy of the Mortgage Loan Agreement is attached hereto as Exhibit B.

Section 3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 and elsewhere in this Agreement and the other Loan Documents shall (i) while not re-made, survive until the Obligations have been paid and performed in full and (ii) be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf. Notwithstanding the foregoing, any representation or warranty made with respect to an Individual Property shall not survive the release of such Individual Property from the Lien of the applicable Mortgage in accordance with Section 2.5.2 and Section 2.5.3 of the Mortgage Loan Agreement and Section 2.5.2 and Section 2.5.3 hereof.

ARTICLE 4

BORROWER COVENANTS

Until the end of the Term, Borrower hereby covenants and agrees with Lender that:

Section 4.1 Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

Section 4.2 Due on Sale and Encumbrance; Transfers of Interests.

(a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners and members, as applicable, and principals of Borrower in owning the Collateral in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Collateral as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Collateral so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Collateral. Therefore, without the prior written consent of Lender, but, in each instance, subject to the express provisions of Article 7, neither Borrower nor any other Loan Party nor any other Person having a direct or indirect ownership or beneficial interest in Borrower or in any other Loan Party shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any Individual Property or the Collateral or any part thereof, or any interest, direct or indirect, common, preferred or otherwise, in Borrower or in any other Loan Party, or in any Person holding any direct or indirect interest in Borrower or in any other Loan Party, whether voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 4.2 shall be deemed to include, but not be limited to, (i) an installment sales agreement wherein Owner agrees to sell any Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Owner for the leasing of all or a substantial part of any Individual Property for any purpose other than the actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Owner’s right, title and interest in and to any Leases, or any Gross Revenue; (iii) if Borrower or any other Loan Party or any general partner, managing member or controlling shareholder of Borrower or of any other Loan Party is

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a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock; (iv) if Borrower or any other Loan Party, or any general partner, managing member or controlling shareholder of Borrower, or of any other Loan Party is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venturer or member, and (v) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower or in any other Loan Party.

(b) Notwithstanding the foregoing, a Transfer within the meaning of this Section 4.2 shall not include (i) dispositions of equipment and fixtures in the ordinary course of Owner’s business (including equipment or fixtures which are being replaced or which are no longer necessary in connection with the operation of the Property, provided that (1) such disposition in this parenthetical will not have a material adverse effect on or materially impair the utility of the applicable Individual Property (a “Material Adverse Effect”) and (2) any new equipment or fixtures acquired by Owner (and not so disposed of) shall be subject to the Lien of the Loan Documents (collectively, the “Disposition Conditions”)), (ii) Leases in effect on the date hereof or otherwise permitted by this Agreement, (iii) Permitted Encumbrances, (iv) easements and rights of way in the ordinary course of business that would not have a material adverse effect on the use, occupancy or access to the applicable Individual Property, and (v) subject to Section 5.3 hereof, transfers of portions of Individual Properties to Governmental Authorities for (1) dedication of such portion to a public use or (2) easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for purposes of public access, the placement of water and sewer lines, telephone and telegraph lines, electric lines or other utilities serving such Individual Property; provided no such transfers shall have any adverse effect on the first priority position of the Lien of the applicable Mortgage for the benefit of Mortgage Lender or any other Material Adverse Effect. In connection with any event specified in clause (i) above, Lender shall, from time to time, upon receipt of an officer’s certificate requesting the same and confirming satisfaction of the Disposition Conditions, execute a written instrument in form and substance reasonably satisfactory to Lender to confirm that such equipment or fixtures which are to be, or have been, sold or disposed of are free from the Lien of the Loan Documents; provided, Borrower shall reimburse Lender for its or its Servicer’s reasonable fees and expenses incurred in reviewing such instrument and Borrower’s request.

Section 4.3 Liens. Borrower shall not create, incur, assume, permit or suffer to exist any Lien on any portion of the Collateral or any Individual Property, except for the Permitted Encumbrances, nor any Lien on any direct or indirect interest in Borrower or any Loan Party, except for (i) the pledges of the direct or indirect equity interests in Borrower granted by Approved Mezzanine Borrower in favor of Approved Mezzanine Lender pursuant to the Approved Mezzanine Loan Documents as security for the Approved Mezzanine Loan and (ii) Permitted Transfers, if any. Subject to the following, Borrower shall promptly discharge any Lien or charge against any of the Collateral or Individual Properties which is not a Permitted Encumbrance. After prior notice to Lender, Borrower, at Owner’s expense, may cause Owner to contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all

Mezzanine Loan Agreement

applicable statutes, laws and ordinances; (iii) no Individual Property nor the Collateral, nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall cause Owner promptly upon final determination thereof to pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, Borrower shall cause Owner to deliver to Lender either (A) cash, or other security as may be approved by Lender, in an amount equal to one hundred ten percent (110%) of the contested amount for any contested amounts less than one million dollars ($1,000,000) individually or in the aggregate and one hundred twenty-five percent (125%) of the contested amount for any contested amounts equal to or greater than one million dollars ($1,000,000), individually or in the aggregate or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Mortgage Lender or Lender to any civil or criminal liability, (vii) such contest shall not affect the ownership, use or occupancy of the Collateral or any Individual Property, and (viii) Borrower shall, upon request by Lender, cause Owner to give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 4.3. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Collateral or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the applicable Mortgage being primed by any related Lien.

Section 4.4 Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower hereby represents and warrants to, and covenants with, Lender that since the date of Borrower’s, each Individual Owner’s, each Individual Owner’s general partner’s, and each Liquor Subsidiary’s (as defined in the Mortgage Loan Agreement) formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full, Borrower, each Individual Owner and each Liquor Subsidiary has at all times been and shall at all times be a Special Purpose Bankruptcy Remote Entity. Neither Borrower, any Individual Owner, any Individual Owner’s general partner nor any Liquor Subsidiary shall directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could result in Borrower, any Individual Owner, any Individual Owner’s general partner, or any Liquor Subsidiary not being a Special Purpose Bankruptcy Remote Entity.

Section 4.5 Existence; Compliance with Legal Requirements. Each of Borrower and each Individual Owner shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of the Properties and comply with all Legal Requirements applicable to it, the Collateral and the Properties.

Section 4.6 Taxes and Other Charges; Use and Occupancy Taxes.

(a) Borrower shall (or shall cause Owner to) pay all Taxes and Other Charges now or hereafter levied, assessed or imposed at least five (5) Business Days before the same become Due and Payable, and shall (or shall cause Owner to) furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become Due and Payable (provided, however, that provided no Event of Default shall have occurred and be

Mezzanine Loan Agreement

continuing Borrower need not pay (or cause Owner to pay) such Taxes directly nor furnish (nor cause Owner to furnish) such receipts for payment of Taxes have been paid by Mortgage Lender pursuant to the Mortgage Loan Documents). Borrower shall not permit or suffer (and shall not permit Owner to permit or suffer), and shall promptly discharge (or cause Owner to discharge), any Lien or charge against the Properties, and shall promptly pay (or cause Owner to pay) for all utility services provided to the Properties. After prior notice to Lender, Borrower may cause Owner, at Owner’s expense, to contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause Owner to pay) the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the applicable Individual Property; (vi) Borrower shall cause Owner to deposit with Mortgage Lender cash, or other security as may be approved by Mortgage Lender, in an amount equal to one hundred ten percent (110%) of the contested amount for any contested amounts of less than one million dollars ($1,000,000), individually or in the aggregate, and one hundred twenty-five percent (125%) of the contested amount for any contested amount of one million dollars ($1,000,000) or more, individually or in the aggregate, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (provided, however, that no such security will be required if Owner has provided adequate security for the same to Mortgage Lender in accordance with the Mortgage Loan Documents), (vii) failure to pay such Taxes or Other Charges will not subject Lender to any civil or criminal liability, (viii) such contest shall not affect the ownership, use or occupancy of the Properties, or of any Individual Property, and (ix) Borrower shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 4.6. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated cancelled or lost or there shall be any danger of the Lien of the Pledge Agreement being primed by any related Lien.

(b) Borrower shall (or shall cause Owner to) pay all Hotel Taxes now or hereafter payable to the applicable Governmental Authority with respect the Individual Properties, as the same become due and payable. Within forty-five (45) days following the end of each calendar quarter, Borrower shall provide an Officer’s Certificate setting forth the actual amount of Hotel Taxes due and the actual amount paid with respect to the Properties for the calendar quarter immediately preceding the date of such certificate.

Section 4.7 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Individual Property, the Collateral, Borrower, any Individual Owner or Manager (but only as it relates to any Individual Property and only if Borrower has received notice of any such litigation or governmental proceedings) which might materially adversely affect such Individual Property or the Collateral or Borrower’s, such Individual Owner’s or Manager’s condition (financial or

Mezzanine Loan Agreement

otherwise) or business (including Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents but, in the case of Manager’s condition or business, only to the extent Borrower has a reasonable belief that such litigation or proceeding might materially adversely affect Manager’s condition or business).

Section 4.8 Title to the Pledged Collateral; Owner’s Title Policies.

(a) Borrower shall warrant and defend (i) its title to the Collateral (and shall cause Owner to warrant and defend its title to the Properties and Owner’s title to the collateral pledged for the Mortgage Loan), and every part thereof, subject only to Permitted Encumbrances and (ii) the validity and priority of the Liens of the Pledge Agreement, the Security Documents and this Agreement on the Collateral, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall (or shall cause Owner to) reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property or the Collateral, other than as permitted hereunder, is claimed by another Person.

(b) Borrower shall cause Owner to comply with the terms of the Owner’s Title Policies and following Borrower’s or Owner’s knowledge of a claim or any state of facts which could reasonably give rise to a claim, to promptly file a claim with the applicable title company in accordance with the requirements therein. Borrower shall, or shall cause Owner to, promptly send to Lender copies of all claims filed under any Owner’s Title Policy, or any notices, correspondences, or documents whether sent or received with respect to the claim or any related litigation. To the extent Owner does not file a claim within five (5) Business Days following a written request from Lender, Borrower shall cause Owner to appoint Lender as its/their attorney in fact, to file and enforce claims and all rights of the applicable Owner under the applicable Owner’s Title Policy or Owner’s Title Policies in the name of and upon behalf of such Owner (subject to the assignment of proceeds contained in the Assignments of Title Insurance Proceeds and the rights of Mortgage Lender, if any, in such proceeds), which power of attorney, once provided, shall be irrevocable and shall be deemed to be coupled with an interest (but Lender shall not be obligated to file such claim or take such action, nor shall Lender incur liability to Borrower or Owner for its failure to do so) and Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to enforce any of the obligations of Owner arising under the Assignments of Title Insurance Proceeds.

Section 4.9 Financial Reporting.

4.9.1 Generally. Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP and the requirements of Regulation AB, reflecting the financial affairs of Borrower and Owner and all items of income and expense in connection with the operation of the Collateral and the Properties. Lender shall have the right from time to time during normal business hours upon reasonable notice Borrower to examine such books and records at the office of Borrower, Owner or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. After an Event of Default, Borrower shall pay (or cause Owner to pay) any reasonable and actual costs incurred by Lender to examine such books, records and accounts, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

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4.9.2 Quarterly and Monthly Reports.

(a) Not later than forty five (45) days following the end of each calendar month, Borrower shall deliver (or cause Owner to deliver) to Lender, (i) a consolidated profit and loss statement for the month and for the previous twelve (12) months then ended for an entity required to report 100% of the consolidated financial results of Borrower, Owner and the Properties in accordance with GAAP (excluding, for the avoidance of doubt, any entity that is required to include within its consolidated financial results in accordance with GAAP any assets that are not collateral for the Loan or the Mortgage Loan) (“Holdco”) (which, to the extent required by GAAP, shall separately denote any “non-controlling” or “minority” interest in the earnings of any subsidiary of Holdco), (ii) for each Individual Property, a profit and loss statement on a trailing twelve month basis and (iii) the monthly STAR Report with respect to each Individual Property. Furthermore, not later than April 15 of each year in which the Maturity Date will occur, Borrower shall (or cause Owner to deliver) deliver to Lender a calculation reflecting the Debt Yield as of the last day of February of such calendar year. The statements for each month required under clauses (i) and (ii) above, and the Debt Yield calculation required under the immediately preceding sentence, shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge that such statements fairly represent the results of operations of Holdco (taking into account any “non-controlling” or “minority” interest in the earnings of any subsidiary of Holdco) and the Properties and/or the Debt Yield calculation, as applicable.

(b) Not later than forty-five (45) days following the end of each fiscal quarter, Borrower shall deliver (or cause Owner to deliver) to Lender unaudited consolidated financial statements of Holdco, internally prepared on an accrual basis including a consolidated balance sheet as of the end of such quarter and profit and loss statements for the quarter and year then ended compared to the corresponding period of the previous Fiscal Year (which, to the extent required by GAAP, shall separately denote any “non-controlling” or “minority” interest in the net assets of any subsidiary of Holdco), Individual Property-level profit and loss statements for the previous twelve (12) months then ended, and a summary report detailing monthly occupancy, including average daily rate, made available to Borrower for the subject quarter. Such statements for each quarter shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge, (A) that such statements fairly represent the financial condition and results of operations of Holdco (taking into account any “non-controlling” or “minority” interest in the net assets of any subsidiary of Holdco) and the Properties on a combined basis as well as each Individual Property (subject to normal year-end adjustments), (B) that as of the date of such Officer’s Certificate, no Event of Default exists under this Agreement, the Note or any other Loan Document or, if so, specifying the nature and status of each such Event of Default and the action then being taken by Borrower or proposed to be taken to remedy such Event of Default, (C) that as of the date of each Officer’s Certificate, no litigation exists involving Borrower, Owner, the Collateral or any Individual Property or the Properties in which the amount involved is $1,000,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto, (D) the amount by which actual Operating Expenses were greater than or less than the Operating Expenses anticipated in the applicable Annual Budget, and (E) a calculation reflecting the Debt Yield as of the last day of such fiscal quarter. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof. All calculations of the Debt Yield shall be subject to verification by Lender; and

Mezzanine Loan Agreement

(c) Prior to the occurrence of a Securitization of the Loan, Borrower shall deliver to Lender, not later than thirty (30) days following the end of each calendar month, a consolidated profit and loss statement for Holdco (which, to the extent required by GAAP, shall separately denote any “non-controlling” or “minority” interest in the earnings of any subsidiary of Holdco) for the month and year then ended compared to the corresponding period of the previous Fiscal Year and for each Individual Property, a profit and loss statement for the twelve (12) months then ended and a summary report detailing monthly occupancy, including the daily average rate during the subject month. Such statements for each month shall be accompanied by an Officer’s Certificate certifying to the best of the signer’s knowledge that such statements fairly represent the results of operations of Holdco (taking into account any “non-controlling” or “minority” interest in the earnings of any subsidiary of Holdco), Owner and the Properties and a calculation reflecting the Debt Yield as of the last day of such calendar month. All calculations of the Debt Yield shall be subject to verification by Lender.

4.9.3 Annual Reports. Not later than ninety (90) days after the end of each Fiscal Year of Borrower’s operations, Borrower shall deliver (or cause Owner to deliver) to Lender:

(a) audited consolidated financial statements of Holdco (which, to the extent required by GAAP, shall separately denote any “non-controlling” or “minority” interest in the earnings and net assets of any subsidiary of Holdco), certified by an Independent Accountant in accordance with GAAP and prepared in accordance with the requirements of Regulation AB, covering the Properties on a combined basis for such Fiscal Year, including a consolidated balance sheet as of the end of such Fiscal Year and a consolidated statement of operations. Such annual financial statements shall be accompanied by an Officer’s Certificate in the form required pursuant to Section 4.9.2(a) above; and

(b) an annual summary of any and all FF&E Work, PIP Work and Capital Expenditures made at the Properties on a combined basis, as well as for each Individual Property where the cost of FF&E Work, PIP Work and Capital Expenditures at such Individual Property exceeds $500,000, during the prior twelve (12) month period.

4.9.4 Other Reports.

(a) Borrower shall deliver (or cause Owner to deliver) to Lender, within ten (10) Business Days of Lender’s reasonable request therefor, copies of reports prepared by Manager in accordance with its obligations under the Management Agreement, including without limitation, any financial reports, economic and operational trend analyses, or such other information as Borrower or Owner is entitled to request from Manager from time to time.

(b) Borrower shall, within ten (10) Business Days after request by Lender or, if all or part of the Loan is being or has been included in a Securitization (in which case, at Lender’s expense), by the Rating Agencies, furnish or cause to be furnished to Lender and, if applicable, the Rating Agencies, in such manner and in such detail as may be reasonably requested by Lender or the Rating Agencies, such reasonable additional information as may be reasonably requested with respect to the Properties as well as with respect to any Individual Property, including franchise inspection reports and guest satisfaction scores.

Mezzanine Loan Agreement

(c) Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (i), and (ii) of Section 9.1(f), if and when available.

4.9.5 Annual Budget.

(a) Borrower shall submit (or cause Owner to submit) to Lender by December 31 of each year the Annual Budget for the succeeding Fiscal Year; Borrower shall also submit any updates to such Annual Budget; provided that during the continuance of any Trigger Period, Borrower shall submit an Annual Budget to Lender by December 1 of each year. Each Annual Budget shall include Operating Expenses and Capital Expenditure which are based upon, and consistent with, what is reasonable and customary for properties similar in size, location and nature to the Properties. During the continuance of any Trigger Period, Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default is continuing) and shall further have the right to require Borrower to furnish Lender on a biannual basis for its approval an update of such Annual Budget (which update shall be subject to Lender’s approval, such approval not to be unreasonably withheld, conditioned or delayed so long as no Event of Default is continuing). Annual Budgets and/or updates thereof submitted to Lender in accordance herewith and, if Lender approval is then required hereunder, approved or deemed approved by Lender in accordance with Section 4.9.5(b) hereof, shall hereinafter be referred to as an “Approved Annual Budget”. During the continuance of a Trigger Period, until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with each line item of such Annual Budget increased by four percent (4%) and with such other adjustments as reasonably determined by Lender to reflect actual increases in Taxes, Insurance Premiums and utilities expenses). Neither Borrower nor Manager shall (nor shall they permit Owner to) change or modify an Approved Annual Budget, as it may be updated in accordance herewith, that has been approved or deemed approved by Lender without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed so long as there is no Event of Default then continuing (until such time as the applicable Trigger Period ends, after which unless and until a new Trigger Period shall begin), no Lender consent shall be required and Borrower may change or modify (or permit Owner to change or modify) an Approved Annual Budget in accordance with the terms of this Section 4.9.5.

(b) In the event Borrower is required to obtain Lender’s approval of a proposed Annual Budget (or any proposed modification thereof) pursuant to this Section 4.9.5, Lender’s approval shall be deemed given by Lender if (I) the first correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and fourteen (14) point or larger font stating that Borrower is requesting the Lender’s approval of the proposed Annual Budget (or the proposed modification thereof) under Section 4.9.5 of the Loan Agreement and that Lender’s failure to respond to such request within thirty (30) days following its receipt of such request may result in such request being deemed granted, and (C) is accompanied by a copy of the proposed Annual Budget (or the proposed modification thereof) and all information and documentation (and in such detail) as is reasonably necessary to allow Lender to adequately and completely evaluate the request (which information may be provided electronically in the form of a CD Rom or other portable electronic media enclosed with such notice), (II) Lender shall fail to respond to such request within thirty (30)

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days following its receipt of such request, (III) Borrower shall deliver to Lender a second written request for approval, which request is delivered in the same form and manner as contemplated in clause (I) above and states that Lender’s failure to respond to such request within fifteen (15) days following its receipt of such second request, shall result in such request being deemed granted, and (IV) Lender shall fail to respond to such request in the manner contemplated in clause (III)(B) above within such fifteen (15) day period. In the event Lender timely objects (stating the basis for its objection in reasonable detail) to a proposed Annual Budget (or the proposed modification thereof) in accordance with the foregoing, Borrower shall promptly revise, or cause to be revised, such Annual Budget (or the proposed modification thereof) and resubmit the same to Lender. Lender’s approval of a revised Annual Budget (or revised modification thereof) shall be deemed given by Lender if such revision is submitted to Lender in accordance with clauses (I) and (III) above and Lender shall fail to respond in accordance with clauses (II) and (IV) above.

4.9.6 Excess Operating Expenses.

(a) In the event that Owner incurs any Operating Expenses in excess of Approved Operating Expenses (excluding Restricted Payments and any Incentive Management Fees) (“Excess Operating Expenses”), then Borrower shall (or cause Owner to) promptly deliver to Lender, for Lender’s information, a reasonably detailed explanation of such Excess Operating Expenses. During the continuance of any Trigger Period, all Excess Operating Expenses must be approved by Lender in writing (such expenses, if approved, or deemed approved in accordance with Section 4.9.6(b) below, the “Approved Excess Operating Expenses”) prior to the disbursement of any funds therefor, such approval not to be unreasonably withheld, conditioned or delayed provided no Event of Default shall then exist. During the continuance of any Trigger Period, any funds distributed to Owner for the payment of Approved Excess Operating Expenses pursuant to Section 6.11.1(a)(xi) of the Mortgage Loan Agreement shall be used by Owner only to pay for such Approved Excess Operating Expenses or to reimburse Owner for such Approved Excess Operating Expenses, as applicable.

(b) In the event Borrower is required to obtain Lender’s approval of Excess Operating Expenses pursuant to this Section 4.9.6, Lender’s approval shall be deemed given by Lender if (I) the first correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and fourteen (14) point or larger font stating that Borrower is requesting the Lender’s approval of Excess Operating Expenses under Section 4.9.6 of the Loan Agreement and that Lender’s failure to respond to such request within ten (10) Business Days following its receipt of such request may result in such request being deemed granted, and (C) is accompanied by an explanation of such Excess Operating Expenses in reasonable detail as is necessary to allow Lender to adequately and completely evaluate the request, (II) Lender shall fail to respond to such request within ten (10) Business Days following its receipt of such request, (III) Borrower shall deliver to Lender a second written request for approval, which request is delivered in the same form and manner as contemplated in clause (I) above and states that Lender’s failure to respond to such request within ten (10) Business Days following its receipt of such second request, shall result in such request being deemed granted, and (IV) Lender shall fail to respond to such request in the manner contemplated in clause (III)(B) above within such ten (10) Business Day period.

Mezzanine Loan Agreement

4.9.7 Hotel Accounting. All property level (but not upper-tier or consolidated) monthly and other operating statements to be delivered by or on behalf of Borrower hereunder shall be (and all accompanying Officer’s Certificates shall state that they have been) prepared based upon the Uniform System of Accounts for Hotels, current edition.

Section 4.10 Access to Property. Borrower shall cause Owner to permit agents, representatives, consultants and employees of Lender to inspect any Individual Property or any part thereof at reasonable hours upon reasonable advance notice. Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from such Individual Property, subject to the rights of tenants under Leases.

Section 4.11 Leases. Any Leases in excess of three thousand (3,000) square feet (each such Lease a “Material Lease”) written after the date hereof shall be subject to Lender’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases entered into after the date hereof. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. Prior to entering into any Lease or any modification thereof, Borrower shall cause Owner to obtain or cause the tenant to obtain all licenses, permits, approvals and consents required as a condition to such Lease and/or to tenant’s operation thereunder, including without limitation any and all consents and approvals required under any applicable Franchise Agreement, Ground Lease, Operations Agreement and/or License. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property in favor of Mortgage Lender and that the lessee agrees to attorn to Mortgage Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall, and shall cause the related Manager to, (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce (if and to the extent commercially reasonable to do so under the circumstances) the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner or terminate or amend such lease, in either case in a manner not to impair materially the value of the Individual Property involved except that no termination by Owner or acceptance of surrender by a tenant of any Material Lease shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that no such termination or surrender of any Material Lease will be permitted without the written consent of Lender; (iii) not collect any of the Rents relating to the Leases more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents or any other Gross Revenues (except as contemplated by the Loan Documents and the Mortgage Loan Documents); (v) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, Borrower shall not permit Owner to enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent, which consent may be withheld in Lender’s sole and absolute discretion.

Mezzanine Loan Agreement

Section 4.12 Repairs; Maintenance and Compliance; Alterations.

4.12.1 Repairs; Maintenance and Compliance. Borrower shall at all times cause Owner to maintain, preserve and protect all franchises and trade names, and Borrower shall cause Owner to cause each Individual Property to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 4.12.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality). Borrower shall cause Owner to promptly comply with all Legal Requirements and immediately cure properly any violation of a Legal Requirement. Borrower shall (or cause Owner to) promptly notify Lender in writing after Borrower first receives notice of any such non-compliance. Borrower shall cause Owner to promptly repair, replace or rebuild any part of any Individual Property that becomes damaged, worn or dilapidated (subject to Article V) and shall complete and pay for any Improvements at any time in the process of construction or repair. Borrower acknowledges and agrees that, with respect to certain Individual Properties that have fewer parking spaces than are required under the applicable zoning regulations, (a) each such Individual Property could be brought into compliance with the applicable zoning regulations with respect to parking count solely by restriping the parking lot(s) and/or parking garage(s) located at such Individual Property and (b) Borrower shall cause Owner to bring each such Individual Property into compliance with applicable zoning regulations with respect to parking count promptly following the request by any Governmental Authority to do so, and in any event, no later than the Maturity Date (as may be extended hereunder).

4.12.2 Alterations. Borrower may, without Lender’s consent, permit Owner to perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not materially adversely affect Borrower’s or Owner’s financial condition or the value or net operating income of the Properties or of any Individual Property, and (iii) are in the ordinary course of Owner’s business (it being understood that nothing in this clause (iii) shall prohibit Owner from carrying out FF&E Work to the extent the same constitutes an Approved FF&E Expense or PIP Work to the extent the same constitutes an Approved PIP Expense). Borrower shall not permit Owner to perform any Material Alteration without Lender’s prior written consent not to be unreasonably withheld, conditioned or delayed. To the extent that the Mortgage Loan is no longer outstanding, Lender may, as a condition to giving its consent to a Material Alteration with respect to any one or more Individual Properties, require that Borrower deliver (or cause Owner to deliver) to Lender security for payment of the cost of such Material Alteration and as additional security for Borrower’s Obligations under the Loan Documents, which security may be any of the following: (i) cash, (ii) a Letter of Credit, (iii) U.S. Obligations, or (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements at such Individual Property(ies) (other than such amounts to be paid or reimbursed by tenants under the Leases) in excess of the Alteration Threshold. Not more than once per month during the course of the Material Alteration, upon Borrower’s written request and provided each of the conditions below shall have been satisfied, Lender will disburse funds from any Material Alteration security that is cash to fund (or reimburse Borrower or Owner for its funding of) the cost of the Material Alterations or, to the extent applicable, provide its written consent to the reduction of any Letter of Credit in consideration of Borrower’s funding of the cost of the Material Alterations (such reduction being

Mezzanine Loan Agreement

in the amount of such funding), in each case, within twenty (20) days following Lender’s receipt of Borrower’s written request. Lender’s obligation to make disbursements hereunder shall be subject to the satisfaction of each of the following conditions: (x) as of the date of Borrower’s request, and as of the date of disbursement, no Event of Default shall have occurred and be continuing, (y) Borrower’s written request shall be accompanied by: (1) copies of all bills and invoices evidencing such costs (and the same shall be subject to Lender’s reasonable review), (2) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are costs of an approved Material Alteration, and a description thereof, (B) stating that the portion of such approved Material Alteration to be funded by the requested disbursement has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (C) stating that the portion of such Material Alteration to be funded has not been the subject of a previous disbursement and that all prior releases, disbursement, or returns of security have been applied by Borrower or Owner to the costs of such Material Alteration in accordance with Borrower’s past requests, (3) evidence satisfactory to Lender in its reasonable discretion that the balance of the cash portion of the Material Alteration security or the undrawn portion of any Letter of Credit given as security for such Material Alteration, after giving effect to the requested disbursement, will be sufficient to cover the remaining cost of such Material Alteration, (4) evidence that all contracts, subcontractors and materialmen who provided work materials or services in connection with such portion of the Material Alterations covered by such disbursement have been paid in full (or will be paid in full from such disbursement) and have delivered appropriate lien waivers and/or releases (or will deliver them in connection with such disbursement); (5) at Lender’s option, but no more frequently than once per calendar quarter, a title search for the related Individual Property indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender and which are not otherwise Permitted Encumbrances, and (6) such other evidence as Lender shall reasonably request to demonstrate that the portion of such Material Alteration to be funded by the requested disbursement has been completed and paid for or will be paid upon such disbursement to Borrower. Upon substantial completion of any Material Alteration, Borrower shall provide (or cause Owner to provide) evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. If Borrower has provided (or caused Owner to provide) cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, such cash shall be released by Lender to fund such Material Alterations, and if Borrower has provided (or has caused Owner to provide) non-cash security, as provided above, except to the extent applied by Lender to fund such Material Alterations, Lender shall release and return such security upon Borrower’s satisfaction of the requirements of the preceding sentence.

Section 4.13 Approval of Major Contracts. Borrower shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting any Individual Property, which approval may be granted or withheld in Lender’s reasonable discretion and which approval shall be deemed given by Lender if (I) the first correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and

Mezzanine Loan Agreement

fourteen (14) point or larger font stating that Borrower is requesting the Lender’s approval of a Major Contract under Section 4.13 of the Loan Agreement and that Lender’s failure to respond to such request within ten (10) Business Days following its receipt of such request may result in such request being deemed granted, and (C) is accompanied by an a copy of such proposed Major Contract together with an explanation thereof in such reasonable detail as is necessary to allow Lender to adequately and completely evaluate the request, (II) Lender shall fail to respond to such request within ten (10) Business Days following its receipt of such request, (III) Borrower shall deliver to Lender a second written request for approval, which request is delivered in the same manner as contemplated in clause (I) above and states that Lender’s failure to respond to such request within five (5) Business Days following its receipt of such second request, shall result in such request being deemed granted, and (IV) Lender shall fail to respond to such request in the manner contemplated in clause (III)(B) above within such five (5) Business Day period.

Section 4.14 Property Management.

4.14.1 Management Agreements. Borrower shall or shall cause Owner to (i) use commercially reasonable efforts to cause Manager to manage the Properties in accordance with the applicable Management Agreement and in accordance with all applicable Legal Requirements, (ii) diligently perform and observe all of the terms, covenants and conditions of each of the Management Agreements on the part of Owner to be performed and observed, (iii) promptly notify (or cause Owner to notify) Lender of any material default (after the expiration of any applicable cure periods) under any Management Agreement of which it is aware, (iv) in the event of and upon Lender’s reasonable request from time to time, promptly deliver (or cause Owner to deliver) to Lender a copy of any financial statements, business plans, capital expenditures plans, reports and estimates received by it under the Management Agreements that are so requested by Lender, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreements. Subject at all times to the rights of Mortgage Lender under the Mortgage Loan Documents, if Owner shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Owner to be performed or observed and such default is not cured within thirty (30) days of written notice from Lender (or if an Event of Default exists), then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreements, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreements on the part of Owner to be performed or observed.

4.14.2 Prohibition Against Termination or Modification.

(a) Borrower shall not and shall not permit Owner to (i) surrender, terminate, cancel, materially modify, renew or extend any Management Agreement, (ii) enter into any other agreement relating to the management or operation of any Individual Property with any Manager or any other Person, (iii) consent to the assignment by any Manager of its interest under the related Management Agreement, or (iv) waive or release any of its material rights and remedies under any Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, with respect to the appointment of a new manager, such consent may be conditioned upon Borrower

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delivering to Lender a Rating Agency Confirmation from each applicable Rating Agency as to such new manager and evidence that such replacement will not violate or cause a breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and that any approvals required under any Franchise Agreement or Ground Lease to the replacement of Manager have been obtained. If at any time Lender consents to the appointment of a new manager, such new manager and Owner shall, as a condition of Lender’s consent, execute (i) a management agreement in form and substance reasonably acceptable to Lender, and (ii) a subordination of management agreement in a form reasonably acceptable to Lender.

(b) Notwithstanding anything contrary in the Loan Documents (and without limiting Borrower’s right to replace (or cause Owner to replace) a Manager with Lender’s consent pursuant to clause (a) above), Borrower shall have a one-time right in connection with an Assumption, to cause Owner to replace one or more Managers with one or more Scheduled Managers (provided that such Scheduled Manager may be American Realty Capital Hospitality Properties, LLC (“ARC Hospitality”)) if and only if ARC Hospitality subcontracts all of its management responsibilities to another Scheduled Manager) without Lender’s consent and without any Rating Agency Confirmation provided that each of the following conditions shall have been satisfied provided, however, that Borrower may, on the closing date of the applicable Assumption, (A) replace any Franchise Agreement by a new Franchise Agreement in accordance with Section 4.34 hereof and/or (B) replace any Franchise Agreement with a new Franchise Agreement with the same Franchisor under, and in a form and on the terms, in each case, not materially different than the form and terms of, the replaced Franchise Agreement if such new Franchise Agreement is required by such Franchisor in connection with the applicable Assumption, in which case, this clause (iv) shall not apply with respect to any Franchisor or Franchise Agreement for which Lender has received confirmation that the related Scheduled Manager is acceptable to such Franchisor or otherwise permitted by such replacement Franchise Agreement:

(i) Lender shall have received written notice of the intended replacement(s) not less than thirty (30) days prior to the date(s) on which such proposed replacement(s) are to occur;

(ii) Such notice shall identify each Scheduled Manager (including each subcontracted Scheduled Manager engaged by ARC Hospitality) with whom Owner intends to replace each applicable Manager, and as of the date of giving such notice and as of the effective date of such replacement, (x) no such Scheduled Manager shall be subject to any bankruptcy or similar insolvency proceeding, and (y) there shall have been no material adverse change in the condition of any such Scheduled Manager, financial and otherwise, since the Closing Date; provided, however, that the replacement property management company identified by Borrower (or by Owner) shall be a “Scheduled Manager” for purposes of this subsection (b) only with respect to (A) those Individual Properties managed by such Scheduled Manager pursuant to a Management Agreement as of the Closing Date, if any, and (B) such additional Individual Properties (i.e., Individual Properties not managed by such property management company as of the Closing Date), measured by the number of keys of such additional Individual Properties, not to exceed seventy-five (75%) of the total number of keys (including the Individual Properties and all other hotel properties not constituting Individual Properties) managed

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by such property management company as of the Closing Date; and provided further that if ARC Hospitality is the replacement Manager, (1) the foregoing criteria in clauses (A) and (B) shall be satisfied by the Scheduled Manager to whom ARC Hospitality subcontracts all of its management responsibilities (and shall not be required to be satisfied by ARC Hospitality) and (2) if such subcontracted Scheduled Manager is Crestline Hotels & Resorts, Inc., then the number of additional Individual Properties for which such property manager may become a Scheduled Manager under clause (B) above shall be recalculated as of the first day of each calendar month, and shall equal seventy-five (75%) of the sum of (I) the total number of keys (including the Individual Properties and all other hotel properties not constituting Individual Properties) managed by such property manager as of the Closing Date, plus (II) the total number of keys (including the Individual Properties and all other hotel properties not constituting Individual Properties) for which such property manager was engaged to manage after the Closing Date and has continued to manage for no less than six (6) consecutive months thereafter;

(iii) Each Scheduled Manager identified by Borrower (including each subcontracted Scheduled Manager engaged by ARC Hospitality shall enter into one or more new Management Agreements, which agreements shall (A) not provide for Base Management Fees in excess of three percent (3.0%) of the monthly Adjusted Operating Income for the Individual Properties managed by such Scheduled Manager (or ARC Hospitality, if applicable), and not provide for Incentive Management Fees or other compensation in excess of the market rates for such fees and other compensation, and (B) otherwise be on terms and conditions approved by Lender (which approval will not be unreasonably withheld, conditioned or delayed); provided that any new Management Agreement which satisfies clause (A) above and is in form and substance substantially the same (other than the Pre-Approved Revisions, as defined below) as any existing Management Agreement by and between a Scheduled Manager and the applicable Individual Owner that exist as of the Closing Date shall be deemed to be approved by Lender (the “Pre-Approved Revisions” shall mean a term of one year, with automatic one year renewals unless otherwise terminated by either party upon thirty (30) days’ notice prior to the expiration of the then-current one year term);

(iv) Lender shall have received evidence reasonably satisfactory to it (which may be in the form of an Officer’s Certificate) that such replacement(s) of such Manager(s) are not prohibited by and would not permit the applicable Franchisor or the applicable Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and that any approvals required under any Franchise Agreement or Ground Lease to the replacement of such Manager(s) have been obtained (which replacements may be phased in over a period not to exceed twenty-four (24) months following the closing date of such Assumption);

(v) Concurrently with such replacement(s), Borrower shall (or shall have caused Owner to) have paid (or escrowed in accordance with the terms of the Management Agreement(s) being replaced), from funds other than any Gross Revenue or Operating Income, any termination or transition costs and expenses, termination fees or their equivalent, to which any Manager being replaced is entitled under its Management Agreement; and

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(vi) Each such Scheduled Manager (including each subcontracted Scheduled Manager engaged by ARC Hospitality) shall enter into an assignment of management agreement and subordination of management fees which either is (A) in form and substance substantially the same as the assignment of management agreement and subordination of management fees entered into by any Scheduled Manager on the Closing Date or (B) in form and substance approved by Lender (which approval will not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding anything in the Loan Documents to the contrary, Borrower shall have the right to permit Owner, from time to time, to replace a Manager with a Scheduled Manager (provided that such Schedule Manager may be ARC Hospitality if and only if ARC Hospitality subcontracts all of its management responsibilities to another Scheduled Manager) with respect to an Underperforming Individual Property (“Underperforming Replacement”) without consent of the Lender and without a Rating Agency Confirmation provided that each of the following conditions shall have been satisfied:

(i) Lender shall have received written notice of the intended replacement not less than thirty (30) days prior to the date on which such proposed replacement is to occur;

(ii) As of the date of giving such notice and as of the effective date of such replacement no Event of Default shall have occurred and be continuing;

(iii) Such notice shall identify the Individual Property as to which Owner wishes to replace such Manager and the Scheduled Manager with whom Owner intends to replace such Manager (including any subcontracted Scheduled Manager engaged by ARC Hospitality); provided, however, that the replacement property management company identified by Owner shall be a “Scheduled Manager” only with respect to (A) those Individual Properties managed by such Scheduled Manager pursuant to a Management Agreement as of the Closing Date, if any, and (B) such additional Individual Properties (i.e., Individual Properties not managed by such property management company as of the Closing Date), measured by the number of keys of such additional Individual Properties, not to exceed seventy-five (75%) of the total number of keys (including the Individual Properties and all other hotel properties not constituting Individual Properties) managed by such property management company as of the Closing Date; and provided further that if ARC Hospitality is the replacement Manager, (1) the foregoing criteria in clauses (A) and (B) shall be satisfied by the Scheduled Manager to whom ARC Hospitality subcontracts all of its management responsibilities (and shall not be required to be satisfied by ARC Hospitality) and (2) if such subcontracted Scheduled Manager is Crestline Hotels & Resorts, Inc., then the number of additional Individual Properties for which such property manager may become a Scheduled Manager under clause (B) above shall be recalculated as of the first day of each calendar month, and shall equal seventy-five (75%) of the sum of (I) the total number of keys (including the Individual Properties and all other hotel properties not constituting Individual Properties) managed by such property manager as of the Closing Date, plus (II) the total number of keys (including the Individual Properties and all other hotel properties not constituting Individual Properties) for which such property manager was engaged to manage after the Closing Date and has continued to manage for no less than six (6) consecutive months thereafter;

Mezzanine Loan Agreement

(iv) Such notice shall be accompanied by an Officer’s Certificate which states that such Individual Property is an Underperforming Individual Property and the basis for such determination;

(v) The aggregate number, to date, of Underperforming Individual Properties as to which an Underperforming Replacement has been made (after giving effect to the then proposed Underperforming Replacement(s)) shall not exceed the lesser of (a) ten (10) and (b) ten percent (10%) of the total number of Individual Properties then subject to the Lien of the Mortgage;

(vi) As of the date of giving such notice and as of the effective date of such replacement, (a) such Scheduled Manager shall not be subject to any bankruptcy or similar insolvency proceeding and (b) there shall have been no material adverse change in the condition of such Scheduled Manager, financial and otherwise, since the Closing Date;

(vii) The Scheduled Manager identified by Borrower (including any subcontracted Scheduled Manager engaged by ARC Hospitality shall enter into a new Management Agreement which agreement shall (A) not provide for Base Management Fees in excess of three percent (3.0%) of the monthly Adjusted Operating Income for the Individual Properties managed by such Scheduled Manager, and not provide for Incentive Management Fees or other compensation in excess of the market rates for such fees and other compensation, and (B) otherwise be on terms and conditions approved by Lender (which approval will not be unreasonably withheld, conditioned or delayed); provided that any new Management Agreement which satisfies clause (A) above and is in form and substance substantially the same (other than the Pre-Approved Revisions) as any existing Management Agreement by and between any Scheduled Manager and the applicable Individual Owners that exist as of the Closing Date shall be deemed to be approved by Lender;

(viii) Lender shall have received evidence reasonably satisfactory to it (which may be in the form of an Officer’s Certificate) that such replacement of such Manager is not prohibited by and would not permit the Franchisor or Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and that any approvals required under any Franchise Agreement or Ground Lease to the replacement of such Manager have been obtained;

(ix) Such Scheduled Manager (including any subcontracted Scheduled Manager engaged by ARC Hospitality) shall enter into an assignment of management agreement and subordination of management fees which either is (A) in form and substance substantially the same as the assignment of management agreement and subordination of management fees entered into by any Scheduled Manager on the Closing Date or (B) in form and substance approved by Lender (which approval will not be unreasonably withheld, conditioned or delayed); and

Mezzanine Loan Agreement

(x) Concurrently with such Underperforming Replacement, any termination or transition costs and expenses, termination fees or their equivalent, to which the Manager being replaced is entitled under its Management Agreement shall be paid (or escrowed in accordance with the Management Agreement) by Borrower (or Owner), from funds other than any Gross Revenue or Operating Income.

(d) Notwithstanding anything contrary in the Loan Documents (and without limiting Borrower’s right to cause Owner to replace a Manager with Lender’s consent pursuant to clause (a) above or without Lender’s consent pursuant to clauses (b) or (c) above), Borrower shall have a one-time right in connection with a Qualified Preferred Equity Vehicle Change of Control, to cause Owner to replace one or more Managers with a Scheduled Manager (other than ARC Hospitality) without Lender’s consent and without any Rating Agency Confirmation provided that each of the following conditions shall have been satisfied:

(i) Lender shall have received written notice of the intended replacement(s) not less than thirty (30) days prior to the date(s) on which such proposed replacement(s) are to occur;

(ii) Such notice shall identify each Scheduled Manager with whom Borrower intends to cause Owner to replace each applicable Manager, and as of the date of giving such notice and as of the effective date of such replacement, (a) no such Scheduled Manager shall be subject to any bankruptcy or similar insolvency proceeding, and (b) there shall have been no material adverse change in the condition of any such Scheduled Manager, financial and otherwise, since the Closing Date; provided, however, that the replacement property management company identified by Borrower shall be a “Scheduled Manager” for purposes of this clause (d) only with respect to (A) those Individual Properties managed by such Scheduled Manager pursuant to a Management Agreement as of the Closing Date, if any, and (B) such additional Individual Properties (i.e., Individual Properties not managed by such property management company as of the Closing Date), measured by the number of keys of such additional Individual Properties, not to exceed seventy-five (75%) of the total number of keys (including the Individual Properties and all other hotel properties not constituting Individual Properties) managed by such property management company as of the Closing Date;

(iii) Each Scheduled Manager identified by Borrower shall enter into one or more new Management Agreements, which agreements shall (A) not provide for Base Management Fees in excess of three percent (3.0%) of the monthly Adjusted Operating Income for the Individual Properties managed by such Scheduled Manager, and not provide for Incentive Management Fees or other compensation in excess of the market rates for such fees and other compensation, and (B) otherwise be on terms and conditions approved by Lender (which approval will not be unreasonably withheld, conditioned or delayed); provided that any new Management Agreement which satisfies clause (A) above and is in form and substance substantially the same (other than the Pre-Approved Revisions) as the Management Agreement by and between a Scheduled Manager and the applicable Owner that exist as of the Closing Date shall be deemed to be approved by Lender;

Mezzanine Loan Agreement

(iv) Lender shall have received evidence reasonably satisfactory to it (which may be in the form of an Officer’s Certificate) that such replacement of such Manager(s) are not prohibited by and would not permit the applicable Franchisor or the applicable Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and that any approvals required under any Franchise Agreement or Ground Lease to the replacement of such Manager(s) have been obtained;

(v) Concurrently with such replacement(s), Borrower shall have caused Owner to pay (or escrow in accordance with the terms of the Management Agreement(s) being replaced), from funds other than any Gross Revenue or Operating Income, any termination or transition costs and expenses, termination fees or their equivalent, to which any Manager being replaced is entitled under its Management Agreement; and

(vi) Each such Scheduled Manager shall enter into an assignment of management agreement and subordination of management fees which either is (A) in form and substance substantially the same as the assignment of management agreement and subordination of management fees entered into by any Scheduled Manager on the Closing Date or (B) in form and substance approved by Lender (which approval will not be unreasonably withheld, conditioned or delayed).

4.14.3 Replacement of Manager. Subject to the prior written consent of the Mortgage Lender and other Mezzanine Lenders, Lender shall have the right to require Borrower to cause Owner to replace any Manager with a Person chosen by Owner and approved by Lender (provided, that such approval may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement) upon the occurrence of any one or more of the following events: (i) at any time after the Loan has been accelerated in accordance with Section 8.2.1, the Maturity Date has occurred, or Lender has commenced a foreclosure action, applied for the appointment of a receiver or exercised other similar remedies with respect to an Event of Default, (ii) if such Manager shall be in material default under the Management Agreement that causes a material adverse effect (in Lender’s reasonable determination) on Owner or its business, net cash flow, operations or financial condition or on the Properties then under management pursuant to such Management Agreement or the use, value, operation or net cash flow thereof or Owner’s interest therein, and such default is not cured within thirty (30) days after notice thereof from Lender to Borrower; provided if such default cannot reasonably be cured within such thirty (30) day period Borrower shall have an additional sixty (60) days in which to cure such default so long as it is diligently pursuing a cure, (iii) if such Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding (provided that if such proceeding is involuntary, the same shall not have been dismissed within ninety (90) days of filing), or (iv) if at any time such Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds (unless such gross negligence, fraud, willful misconduct or misappropriation of funds is the act of any employee of such Manager other than a senior officer or other individual controlling such Manager and within thirty (30) days of such Manager’s discovery thereof, such employee has been terminated by that Manager and that Manager has fully compensated Borrower for any losses suffered as a result of such gross negligence, fraud, willful misconduct or misappropriation of funds). Subject to the prior written consent of the Mortgage Lender and other Mezzanine Lenders, Lender shall have

Mezzanine Loan Agreement

the right to replace the applicable Manager with any Scheduled Manager if (A) Borrower is not diligently working (or causing Owner to diligently work) to replace the Manager and keeping Lender reasonably apprised of its efforts in connection therewith, and Borrower fails to commence and continue thereafter (or cause Owner to commence and continue thereafter) diligently working to replace the applicable Manager within ten (10) Business Days after written notice from Lender, or (B) Borrower fails to actually replace (or cause Owner to actually replace) the Manager with a Manager approved by Lender within one hundred twenty (120) days after Lender’s initial notice to Borrower to replace the Manager; provided that if Borrower is unable to replace the Manager within such one hundred twenty (120) days and Borrower continues to diligently work to do so, then Borrower shall have up to an additional sixty (60) days to replace the Manager.

Section 4.15 Performance by Borrower; Compliance with Agreements.

(a) Borrower shall in a timely manner observe, perform and fulfill (and cause Owner to observe, perform and fulfill) each and every covenant, term and provision of each Loan Document and Mortgage Loan Document executed and delivered by, or applicable to, Borrower or Owner, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document or Mortgage Loan Documents executed and delivered by, or applicable to, Borrower or Owner without the prior consent of Lender.

(b) Borrower shall at all times comply (and cause Owner to comply) in all material respects with all Operations Agreements. Borrower agrees that without the prior written consent of Lender, Borrower will not (and will not permit Owner to) amend, modify or terminate any of the Operations Agreements.

Section 4.16 Licenses; Intellectual Property; Website.

4.16.1 Licenses. Borrower shall cause Owner (or, as applicable, shall cause Owner to cause Liquor Subsidiary) to keep and maintain all Licenses necessary for the operation of each Individual Property as a hotel. Borrower shall not permit Owner to transfer any Licenses required for the operation of the Properties (except in connection with a Permitted Direct Assumption).

4.16.2 Intellectual Property. Borrower shall keep and maintain (and shall cause Owner to keep and maintain) all Intellectual Property relating to the use or operation of each Individual Property and all Intellectual Property shall be held by and (if applicable) registered in the name of Borrower or Owner. Borrower shall not (and shall not permit Owner to) Transfer or let lapse any Intellectual Property without Lender’s prior consent.

4.16.3 Website. Any website with respect to any Individual Property (other than tenant websites), Owner or Borrower shall be maintained by or on behalf of Borrower or Owner and any such website shall be registered in the name of Borrower or Owner. Borrower shall not (and shall not permit Owner to) Transfer any such website without Lender’s prior consent.

Mezzanine Loan Agreement

Section 4.17 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish (or cause Owner to furnish) to Lender, to the extent not already furnished to Lender on or before the Closing Date, all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) cure any defects in the execution and delivery of the Loan Documents and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any licenses identified by Lender in the name of Lender or its designee after the occurrence and during the continuation of an Event of Default; provided that no such cure, document, instrument, certificate, assignment or other writing reduces the rights or increases the obligations of Borrower or any Guarantor under the Loan Documents; and

(c) do and execute (or cause Owner to do and execute) all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender may reasonably require from time to time.

Section 4.18 Estoppel Statement.

(a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Loan, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any known offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use commercially reasonable efforts to deliver (or cause Owner to deliver) to Lender, within thirty (30) days of Lender’s request, an estoppel certificate from each tenant under any Lease in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver (or cause Owner to deliver) such certificates more frequently than the lesser of (x) two (2) times in any calendar year or (y) the number of requests permitted to be made under the applicable Lease in any calendar year; provided, however, that there will be no limit on the number of times Owner may be required to obtain such certificates if an Event of Default has occurred and is continuing (subject to the applicable terms of each Lease).

(c) Borrower shall use commercially reasonable efforts to deliver (or cause Owner to deliver) to Lender, within thirty (30) days of Lender’s request, estoppel certificates from each party under any Operations Agreement, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver (or cause Owner to deliver) such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

Mezzanine Loan Agreement

(d) Borrower shall use commercially reasonable efforts to deliver (or cause Owner to deliver) to Lender, within thirty (30) days of Lender’s upon request, estoppel certificates from the Ground Lessor, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver (or cause Owner to deliver) such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

(e) Borrower shall use commercially reasonable efforts to deliver to Lender (or cause Owner to deliver), within thirty (30) days of Lender’s request, estoppel certificates from each Franchisor, in form and substance reasonably satisfactory to Lender; provided, that Borrower shall not be required to deliver (or cause Owner to deliver) such certificates more than three (3) times during the Term and not more frequently than once per calendar year (or twice during any calendar year in which a Securitization occurs).

Section 4.19 Notice of Default. Borrower shall promptly advise Lender of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.20 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

Section 4.21 Indebtedness. Borrower shall not permit Owner to, directly or indirectly, create, incur or assume any indebtedness other than “Permitted Indebtedness” (as such term is defined in the Mortgage Loan Agreement). Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (i) the Debt and the Other Obligations and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership of the Collateral, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of $250,000, and (C) are paid within ninety (90) days of the date incurred (collectively, “Permitted Indebtedness”).

Section 4.22 Business and Operations. Borrower will continue (and cause Owner to continue) to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of each Individual Property. Borrower will, and will cause Owner to, qualify to do business and remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of each Individual Property and the Collateral.

Section 4.23 Dissolution. Borrower shall not and shall not permit Owner to (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Properties and the Collateral, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents and the Mortgage Loan Documents, or (iv) cause,

Mezzanine Loan Agreement

permit or suffer to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Owner would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate, in each case without obtaining the prior consent of Lender.

Section 4.24 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release (or permit Owner to cancel or otherwise forgive or release) any claim or debt (other than the surrender or termination of Leases in accordance herewith) owed to Borrower or Owner by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Owner’s business.

Section 4.25 Affiliate Transactions. Borrower shall not enter into, or be a party to (or permit Owner to enter into or be a party to), any transaction with an Affiliate of Borrower or Owner or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business and on terms which are no less favorable to Borrower or Owner or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

Section 4.26 No Joint Assessment. Borrower shall not suffer, permit or initiate (or permit Owner to suffer, permit or initiate) the joint assessment of any Individual Property (i) with any other real property constituting a tax lot separate from such Individual Property, and (ii) with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.

Section 4.27 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice. Borrower shall not permit Owner to change its principal place of business from the address set forth on the first page of the Mortgage Loan Agreement without first giving Lender thirty (30) days prior written notice.

Section 4.28 Change of Name, Identity or Structure. Borrower shall not (and shall not permit Owner to) change Borrower’s or Owner’s name, identity (including its trade name or names) or convert from its current business structure as a limited liability company or a limited partnership structure, as applicable, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior written consent of Lender. Borrower shall (and shall cause Owner to) deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Owner intends to operate each Individual Property, and representing and warranting that Owner does business under no other trade name with respect to such Individual Property.

Section 4.29 Costs and Expenses.

(a) Except as otherwise expressed herein or in any of the other Loan Documents, Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees

Mezzanine Loan Agreement

and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) filing and recording of any Loan Documents; (v) title insurance with respect to the Pledged Collateral; (vi) the creation, perfection or protection of Lender’s Liens in the Pledged Collateral (including fees and expenses for title and lien searches, intangibles taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Collateral, or any other security given for the Loan; and (viii) fees charged by Servicer (except to the extent expressly provided in Section 10.21 or as otherwise expressly limited hereunder hereunder; provided that if another provision of this Agreement requires the payment of any fee to Lender and/or Servicer with respect to any matter, no additional fee charged by Servicer shall be payable by Borrower with respect to such matter), and if a Securitization has occurred, by the Rating Agencies, in connection with the Loan or any modification thereof; and (ix) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b) In addition, in connection with any Rating Agency Confirmation, Review Waiver or other Rating Agency consent, approval or review requested by Borrower or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the reasonable costs and expenses of Lender and the Servicer and the costs and expenses of each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

(c) Any costs due and payable to Lender may be paid, at Lender’s election in its sole discretion, from any amounts in the Deposit Account. Any costs and expenses due and payable by Borrower hereunder which are not paid by Borrower within ten (10) days after written notice thereof may be paid from any amounts in the Deposit Account, with notice thereof to Borrower. The obligations and liabilities of Borrower under this Section 4.29 shall (i) become part of the Obligations, (ii) be secured by the Loan Documents and (iii) survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of the Collateral by foreclosure or a conveyance in lieu of foreclosure.

Section 4.30 Indemnity. Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever

Mezzanine Loan Agreement

(including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), other than breakage costs, that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower, in either case, to the extent delivered to Lender pursuant to or in connection with this Agreement or as a condition to the Loan; (iv) ownership of the Security Documents, the Collateral or any interest therein, or receipt of any Gross Revenue (including, subject to Section 2.8, due to any Increased Costs, Special Taxes (other than Excluded Taxes) or Other Taxes, excluding interest and penalties on any Tax if such interest and penalties arose solely as a result of the negligence of Lender); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Individual Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Individual Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Individual Property; (viii) any failure of any Individual Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Individual Property or any part thereof, or any liability asserted against Lender with respect thereto; (x) the claims of any lessee of any portion of any Individual Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; (xi) the claims of any Manager or any Person acting through or under such Manager or otherwise arising under or as a consequence of any Management Agreement; (xii) the claims of any Franchisor or any Person acting through or under any Franchisor or otherwise arising under or as a consequence of any Franchise Agreement and (xiii) amounts requested under the Indemnification Agreement not paid by Whitehall (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the active gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender; provided, further, that Borrower shall not have any obligation to Lender hereunder for an Indemnified Liability if all of the following apply: (a) the Loan is included in a Securitization Vehicle, (b) the Indemnified Liability is caused by the Securitization Vehicle failing to have, or maintain its, REMIC or Grantor Trust status, as applicable, and (c) the reason for such failure is other than a breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents.

Section 4.31 ERISA.

(a) Borrower shall not engage or permit Owner to engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

Mezzanine Loan Agreement

(b) Borrower shall not, and shall not permit Owner to, maintain, sponsor, contribute to or agree to contribute to, or suffer or permit any ERISA Affiliate of Borrower or Owner to, maintain, sponsor, contribute to or agree to contribute to, any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV or Section 302 of ERISA or Section 412 of the Code or permit the assets of Borrower or Owner to become “plan assets,” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.

(c) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) neither Borrower, nor Owner nor any Guarantor is or maintains an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) neither Borrower, nor Owner nor any Guarantor is subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) the assets of Borrower, Owner and Guarantors do not constitute “plan assets” within the meaning of 29 C.F.R §2510.3-101 as modified in application by Section 3(42) of ERISA of any “benefit plan investor” as defined in Section 3(42) of ERISA.

Section 4.32 Patriot Act Compliance.

(a) Borrower will use its good faith and commercially reasonable efforts to comply (and cause Owner to comply) with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, Owner, the Collateral and/or any Individual Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower, Owner, the Collateral and/or any Individual Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Pledge Agreement and the other Loan Documents and shall be immediately due and payable.

(b) None of the funds or other assets of Borrower or any other Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under United States law, including but not limited to, the Patriot Act (including anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”).

(c) None of the funds or other assets of any Borrower or any other Loan Party constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person.

Mezzanine Loan Agreement

(d) No Embargoed Person has any interest of any nature whatsoever in Borrower or any other Loan Party with the result that the investment in Borrower or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

(e) None of the funds of Borrower or any other Loan Party have been derived from or are the proceeds of, any unlawful activity with the result that the investment in Borrower or any other Loan Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

Nothing contained in this Section 4.32 shall apply, and no representation or warranty is made with respect, to any public equity holder of any Person by virtue of such public equity holder being a holder of publicly traded shares or other publicly traded equity interests in any Person which is listed on the New York Stock Exchange or another nationally or internationally recognized stock exchange or is quoted on a national quotation system.

Section 4.33 Ground Leases.

(a) Borrower shall cause Owner to:

(i) pay all rents, additional rents and other sums required to be paid by the applicable Individual Owner, as tenant under and pursuant to the provisions of the Ground Leases, as and when such rent or other charge is payable, subject to applicable grace periods afforded Owner under the Ground Lease (but not, for the avoidance of doubt, any additional grace notice, or cure periods afforded Lender under the Ground Lease or otherwise) and to Owner’s right to contest (if expressly permitted under the Ground Lease and then in strict accordance with the terms of such Ground Lease) the amount claimed by Lessor to be due;

(ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Leases on the part of the applicable Individual Owner, as tenant thereunder, to be performed and observed, at least three (3) days prior to the expiration of any applicable grace period therein provided; and

(iii) promptly notify Lender of the giving of any written notice by the lessor under the Ground Leases to Owner of any default by Owner in the performance or observance of any of the terms, covenants or conditions of the Ground Leases on the part of Owner, as tenant thereunder, to be performed or observed, and deliver to Lender a true copy of each such notice.

(b) Borrower shall not, without the prior consent of Lender (which consent may be withheld by Lender in its sole and absolute discretion), cause Owner to surrender or cause or permit Owner to surrender the leasehold estate created by any of the Ground Leases or terminate or cancel the Ground Leases or modify, change, supplement, alter or amend the Ground Leases, in any material respect, either orally or in writing.

(c) If any Individual Owner shall default in the performance or observance of any material term, covenant or condition of any Ground Lease on the part of such Individual Owner, as tenant thereunder, to be performed or observed, then, without limiting the generality

Mezzanine Loan Agreement

of the other provisions of the Pledge Agreement, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder (but subject to the rights of Mortgage Lender), Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be necessary or appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of such Individual Owner, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of such Individual Owner, to the end that the rights of such Individual Owner in, to and under the Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Owner or by any party on behalf of Owner. If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, provided Lender shall not have received any notice of default from the ground lessor and no Event of Default shall have occurred and be continuing, Lender will if practicable provide reasonable advance notice, not to exceed five (5) days, to Borrower prior to, and if not practicable then subsequent to, the making of any such payment, the performance of any such act or the taking of any such action. In any such event, subject to the rights of tenants, subtenants and other occupants under the Leases or of parties to any Operations Agreement, Lender and any Person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon any Individual Property at any reasonable time, on reasonable notice and from time to time for the purpose of taking any such action. Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the Ground Leases. Borrower hereby agrees to pay to Lender within five (5) days after demand, all such sums so paid and expended by Lender in accordance with this Section 4.33(c), together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Pledge Agreement.

(d) If any lessor under a Ground Lease shall deliver to Lender a copy of any notice of default sent by said lessor to an Individual Owner, as tenant under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon and in accordance with Section 4.33(c). Borrower shall cause Owner to exercise each individual option, if any, to extend or renew the term of the Ground Leases upon demand by Lender or Mortgage Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and if Borrower shall fail to do so, Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of the applicable Individual Owner, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower will not subordinate or consent to the subordination of the Ground Leases to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of any Individual Property, unless, in each such case, the written consent of Lender shall have been first had and obtained.

(e) Notwithstanding anything to the contrary contained in this Agreement with respect to each Ground Lease:

(i) Borrower shall not permit any Individual Owner to, without Lender’s written consent, elect to treat any Ground Lease as terminated under Subsection 365(h)(1) of the U.S. Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

Mezzanine Loan Agreement

(ii) If, pursuant to subsection 365(h) of the Bankruptcy Code, any Individual Owner seeks to offset, against the rent reserved in any Ground Lease, the amount of any damages caused by the nonperformance by the applicable Ground Lessor of any of its obligations thereunder after the rejection by such Ground Lessor of such Ground Lease under the U.S. Bankruptcy Code, then such Individual Owner shall not effect any offset of such amounts unless it shall have provided written notice to Mortgage Lender and Lender of its intent to do so and Mortgage Lender and Lender shall have consented thereto.

(f) Borrower may permit Owner to exercise any Ground Lease Purchase Option with respect to any Ground Lease Property without Lender’s prior written consent; provided each of the following conditions is satisfied:

(i) No Event of Default shall have occurred and be continuing;

(ii) Lender shall receive not less than forty-five (45) days advance written notice of the related Individual Owner’s intention to exercise such Ground Lease Purchase Option unless such Ground Lease sets forth a shorter time period within which such Individual Owner is required to respond in order to exercise such Ground Lease Purchase Option, in which case the advance notice period hereunder shall instead be such shorter time period;

(iii) The related Individual Owner shall comply with all of the terms and conditions of the related Ground Lease with respect to such Ground Lease Purchase Option;

(iv) Fee title to the related Ground Lease Property shall be conveyed to the Individual Owner who is the ground lessee under such Ground Lease pursuant a bona fide arms length transaction and for fair consideration and such acquisition shall not result in a merger of the fee and leasehold estates in such Ground Lease Property;

(v) Neither Borrower nor Owner shall incur any Indebtedness in order to finance the exercise of such Ground Lease Purchase Option;

(vi) All third party consents or approvals required in order to acquire fee title to the Ground Lease Property, including without limitation, the consent of any Franchisor, shall have been obtained (satisfaction of this condition may be demonstrated by an Officer’s Certificate certifying to the foregoing);

(vii) Simultaneously with the Individual Owner’s acquisition of fee title to the Ground Lease Property, such Individual Owner shall comply with all of the terms and conditions of the Mortgage Loan Documents;

(viii) Borrower shall cause Owner to obtain a new owner’s title insurance policy together with a mezzanine endorsement thereto (or, if a mezzanine endorsement is unavailable, an assignment of title proceeds letter) reasonably satisfactory to Lender; and

Mezzanine Loan Agreement

(ix) Lender and/or its Servicer shall be reimbursed for all costs and expenses, including legal fees, incurred in connection with the exercise of such Ground Lease Purchase Option.

(g) Borrower shall not cause or permit the exercise of any Ground Lease Purchase Option by or on behalf of any Affiliate of Borrower or any other Person over whom Borrower has control other than the Individual Owner which is the ground lessee under the related Ground Lease, and then only in compliance with the preceding Subsection (f).

(h) With respect to the Individual Property located in San Antonio, Texas commonly known as the Springfield Suites, Borrower agrees that during the Term, it will cause the applicable Individual Owner to not exercise its right under the applicable Ground Lease to go dark or otherwise cease operations at such Individual Property.

Section 4.34 Hotel Covenants.

(a) Borrower shall cause Owner to cause the hotel located on each Individual Property to be operated pursuant to the applicable Franchise Agreement.

(b) Borrower shall cause Owner to (i) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by Owner under each Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under any Franchise Agreement of which it is aware; and (iii) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by each Franchisor under each Franchise Agreement.

(c) Except as expressly set forth in Section 4.34(d) below, Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) permit Owner to (1) surrender, terminate or cancel any Franchise Agreement; provided, however, that the expiration of the Franchise Agreements for the Individual Properties identified on Schedule XVII that have an expiration date which precedes the Third Extended Maturity Date (“Expiring Franchise Agreements”) in accordance with their terms shall not constitute a breach of this covenant (provided that the preceding proviso shall not limit Borrower’s obligation to cause Owner to renew or reflag the same in accordance with the immediately succeeding sentence); (2) reduce the term of any Franchise Agreement; (3) increase the amount of any charges under any Franchise Agreement; or (4) otherwise materially modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Franchise Agreement in a manner adverse to Borrower or Lender. With respect to Expiring Franchise Agreements, Borrower shall permit Owner, if Owner does not obtain a new agreement or an amendment to the related Franchise Agreement extending the term thereof for the continued operation of the related Individual Property under its current brand, within ninety (90) days after the expiration of such Franchise Agreement, reflag such Individual Property under a replacement Franchise Agreement in accordance with, and satisfying the requirements of, Section 4.34(d), and until such reflagging is completed, Borrower may permit Owner to operate such Individual Property on an unflagged basis.

Mezzanine Loan Agreement

(d) Notwithstanding the foregoing and without limiting Borrower’s rights under clause (c) above, from time to time after the Closing Date, without the consent of Lender, Borrower may permit Owner to elect to “reflag” one or more Individual Properties by terminating an existing Franchise Agreement as to an Individual Property (or allowing such Franchise Agreement to expire by its terms) and entering into a replacement Franchise Agreement as to such Individual Property; so long as (i) prior to the Securitization of the Mortgage Loan, Borrower does not permit Owner to reflag any Individual Property other than an Individual Property for which there is an Expiring Franchise Agreement during such period, (ii) during the term of the Loan, not more than twenty (20) Individual Properties (excluding Expiring Franchise Agreements) are replaced pursuant to this paragraph (d)), (iii) Lender shall have approved the replacement Franchise Agreement (it being understood that no approval shall be required as to the Franchisor so long as the Individual Property is operated under an Approved Brand), such approval not to be unreasonably withheld, conditioned or delayed (provided that the requirement for such approval shall be deemed to have been waived if (I) the correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and fourteen (14) point or larger font stating that Borrower is requesting the Lender’s approval of the proposed Franchise Agreement under Section 4.34(d) hereof and that Lender’s failure to respond to such request within five (5) Business Days following its receipt of such request shall result in such request being deemed granted, (C) is accompanied by a copy of the proposed replacement Franchise Agreement, the PIP and the estimated PIP Expenses associated with the PIP (which information may be provided electronically in the form of a CD Rom or other portable electronic media enclosed with such notice) and (D) is also sent via electronic mail to Lender’s e-mail address provided by Lender to Borrower from time to time, and (II) Lender shall fail to respond to such request within five (5) Business Days following its receipt of such request), (iv) the termination, if applicable, of an existing Franchise Agreement as to an Individual Property shall not violate or result in the termination of any other Franchise Agreements with respect to other Individual Properties (unless such other Franchise Agreements are being terminated in accordance with this Section 4.34), (v) such Individual Property shall, under such replacement Franchise Agreement, be operated under an Approved Brand, (vi) no Event of Default shall have occurred and be continuing, (vii) such reflagging shall not violate or be prohibited by any applicable Ground Lease (unless the consent or waiver of the Ground Lessor thereunder shall have been obtained in writing), (viii) the Franchisor of the Approved Brand party to such replacement Franchise Agreement shall have delivered to Lender a comfort letter reasonably satisfactory to Lender, and (ix) if and to the extent required under the provisions of paragraph (e)(ii) below, Borrower shall deliver to Lender, as additional security for Borrower’s Obligations under the Loan Documents, security for payment of any New/Renewal Flagging Costs.

(e) To the extent not previously provided to and approved by Lender in the Approved Flagging Budget for an Individual Property, Borrower shall provide or cause Owner to provide to Lender a budget for all New/Renewal Flagging Costs and Change of Control Flagging Costs (collectively, the “Flagging Costs”). The budgeting and delivery of security for Flagging Costs shall be governed by the following principles:

(i) Budget Approval. With respect to any Flagging Costs for a particular Individual Property, Borrower shall (or cause Owner to) provide a budget therefor for Lender’s approval, which approval shall not be unreasonably withheld,

Mezzanine Loan Agreement

conditioned or delayed (provided that the requirement for such approval shall be deemed to have been waived if (I) the correspondence from Borrower to Lender requesting such approval (A) is enclosed in an envelope marked “PRIORITY”, (B) contains a legend, prominently displayed at the top of each page thereof, in bold, all caps and fourteen (14) point or larger font stating that Borrower is requesting the Lender’s approval of the proposed budget for the Franchise Agreement under Section 4.34(d) or Section 4.34(e) hereof, as applicable, and that Lender’s failure to respond to such request within five (5) Business Days following its receipt of such request shall result in such request being deemed granted, (C) is accompanied by a copy of the proposed budget (which information may be provided electronically in the form of a CD Rom or other portable electronic media enclosed with such notice) and (D) is also sent via electronic mail to Lender’s e-mail address provided by Lender to Borrower from time to time, (II) Lender shall fail to respond to such request within five (5) Business Days following its receipt of such request, (III) Borrower shall deliver to Lender a second written request for approval, which request is delivered in the same form and manner as contemplated in clause (I) above and states that Lender’s failure to respond to such request within two (2) Business Days following its receipt of such second request, shall result in such request being deemed granted, and (IV) Lender shall fail to respond to such request within such two (2) Business Day period), and which upon Lender’s approval thereof, shall constitute the Approved Flagging Budget for such Flagging Costs for such Individual Property.

(ii) New/Renewal Flagging Costs. Upon written notice to Lender, Borrower may cause Owner to elect to fund all or any portion of the New/Renewal Flagging Costs set forth in the Approved Flagging Budget for an Individual Property by (A) dedication of Future PIP Reserve Funds that were not previously dedicated by Owner to other Flagging Costs and/or (B) application by Owner of an Available FF&E Credit, and upon such application, the Available FF&E Reserve Funds so dedicated to the payment of such New/Renewal Flagging Costs shall become PIP Dedicated FF&E Reserve Funds. If the sum of the available Future PIP Reserve Funds dedicated by Owner plus the amount of the Available FF&E Credit applied by Owner is insufficient to cover all New/Renewal Flagging Costs for such Individual Property, then Borrower shall cause Owner to post additional security with Mortgage Lender if (and only if): (x) the New/Renewal Flagging Costs for such Individual Property (without regard to the dedication of any Future PIP Reserve Funds or the application of any Available FF&E Credit) are greater than the Alteration Threshold for such Individual Property and/or (y) the sum of all outstanding Flagging Costs with respect to all Individual Properties, including such New/Renewal Flagging Costs (in each case, to the extent not covered by dedicated Future PIP Reserve Funds, by PIP Dedicated FF&E Reserve Funds or by other security delivered to Lender pursuant to paragraph (iv) below), plus the costs of all alterations then affecting structural elements of all Individual Properties (to the extent not covered by security delivered to Lender pursuant to Section 4.12.2), is greater than the aggregate Alteration Threshold. Any additional security required to be posted by Owner pursuant to this paragraph (ii) shall be posted pursuant to paragraph (iv) below in an amount equal to the total New/Renewal Flagging Costs for such Individual Property, less any Future PIP Reserve Funds dedicated by Owner to such New/Renewal Flagging Costs, and less any PIP Dedicated FF&E Reserve Funds dedicated by Borrower to such New/Renewal Flagging Costs.

Mezzanine Loan Agreement

(iii) Change of Control Flagging Costs. Concurrently with the closing of an Assumption or any other change of Control of Owner, Borrower shall cause Owner to post additional security with Mortgage Lender in an amount equal to the portion of the Change of Control Flagging Costs required to be incurred by Owner in the 24-month period immediately following the Assumption or such other change of Control of Owner (for the avoidance of doubt, the remaining Change of Control Flagging Costs shall not be required to be reserved with Lender) without duplication of any amounts previously reserved pursuant to paragraph (ii) above or Section 6.6.1(a); provided, however, that upon written notice to Lender, Borrower may elect to cause Owner to fund all or any portion of the Change of Control Flagging Costs required to be posted under this paragraph (iii) by dedication of Future PIP Reserve Funds that were not previously dedicated by Owner to other Flagging Costs. Any additional security required to be posted by Owner pursuant to this paragraph (iii) shall be posted pursuant to paragraph (iv) below.

(iv) Posting of Security. Any security delivered by Owner pursuant to paragraph (ii) or paragraph (iii) above shall be in cash or the form of security required for Material Alterations under Section 4.12.2 hereof (and if cash, shall be deposited into the Future PIP Reserve Account and disbursed in accordance with Section 6.6.2 of the Mortgage Loan Agreement). If such security is in the form of a Letter of Credit or other non-cash security permitted under Section 4.12.2, then, in lieu of disbursements from the Future PIP Reserve Account, Mortgage Lender shall grant approved reductions in the amount of such Letter of Credit or other security upon satisfaction of the same conditions that are applicable to disbursements of Future PIP Reserve Funds from the Future PIP Reserve Account in accordance with Section 6.6.2 of the Mortgage Loan Agreement. In no event shall there be any duplication of any reserve or security requirements by reason of the obligations under Section 6.6.1(a), paragraph (ii) above and paragraph (iii) above.

(f) Subject to Borrower’s rights under paragraph (d) above, Borrower shall cause Owner to timely exercise each individual option, if any, to extend or renew the term of any Franchise Agreement.

(g) Borrower shall cause Owner to complete and pay for in full any PIP Work in a good, workmanlike and lien free manner within the time-frame set forth in the applicable PIP.

(h) Without in any way limiting the covenants set forth in the Loan Documents, Borrower shall cause Owner to: (i) cause the hotels located on the Properties to be operated, repaired and maintained in a manner to provide commercially reasonable amenities, services and facilities, taken as a whole for each such Individual Property, substantially equivalent or superior in all material respects to hotels of similar average room rate and targeted market segment from time to time operating in the same or comparable geographic area of the Property, taking into consideration the age and location of the hotels located on the Properties and (ii) maintain Inventory in amounts sufficient to meet the hotel industry standards in all material respects for hotels of similar average room rate and targeted market segment from time to time operating in the same or comparable geographic area of the Property, taking into consideration the age and location of the hotels located on the Properties.

Mezzanine Loan Agreement

Section 4.35 Bankruptcy Related Covenants. To the extent permitted by applicable Legal Requirements, Borrower shall not seek substantive consolidation into the bankrupt estate of any Guarantor in connection with a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving any Guarantor.

(a) To the extent permitted by applicable Legal Requirements, Borrower shall not, nor shall Borrower cause or permit Approved Mezzanine Borrower, Guarantor, any other Loan Party, or any Affiliate of the foregoing to, contest, oppose or object to any motion made by Lender to obtain relief from the automatic stay or seek to reinstate the automatic stay in connection with a proceeding under the Bankruptcy Code or under any other federal, state or foreign insolvency law involving any Guarantor.

(b) To the extent permitted by applicable Legal Requirements, Borrower shall not, and shall not cause or permit any Approved Mezzanine Borrower, any Guarantor, or any other Loan Party or any Affiliate of the foregoing to, provide, originate, acquire an interest in or solicit (in writing) or accept from any Guarantor or any Affiliate of any Guarantor, any debtor-in-possession financing on behalf of any Guarantor in the event that any Guarantor is the subject of a proceeding under the Bankruptcy Code or under federal, state or foreign insolvency law involving any Guarantor.

ARTICLE 5

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies.

(a) Borrower, at its sole cost and expense (or at Owner’s sole cost and expense), shall cause Owner to obtain and maintain the insurance policies required by the Mortgage Loan Documents, which policies provide at least the following coverages:

(i) Property insurance against loss or damage by hail, wind (including named storms), fire, lightning and such other perils as are included in a standard “special form” policy (formerly known as an “all-risk” endorsement policy), and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, with no exclusion for damage or destruction caused by the acts of “Terrorists” (as defined by TRIPRA and if commercially available) (or, subject to Section 5.1.1(i) below, standalone coverage with respect thereto) riot and civil commotion, vandalism, malicious mischief, burglary and theft (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Properties, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Properties waiving all co-insurance provisions; and (C) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Properties or any Individual Property shall at any time constitute legal non-conforming structures or uses, and compensating for loss of value or property resulting from operation of law and the cost of demolition and the increased cost of construction in

Mezzanine Loan Agreement

amounts as reasonably required by Lender. In addition, Borrower shall cause Owner to obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance covering building and contents in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender (provided that Lender shall not require earthquake insurance for any Individual Property unless such Individual Property is located in an area with a high degree of seismic activity and a 500-year return period Probable Maximum Loss of greater than 20%), provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, including liquor liability, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00) per location, with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00) per location; and (B) to cover at least the following hazards: (1) property and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; and (4) contractual liability for all insured contracts to the extent the same is available;

(iii) rental loss and/or business income interruption insurance (A) covering all risks required to be covered by the insurance provided for in subsection (i) above and Section 5.1.1(h) below; (B) covering a period of restoration of eighteen (18) months and containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (C) in an amount equal to one hundred percent (100%) of the projected Gross Revenue (excluding Security Deposits and Advance Deposits) less non-continuing expenses from the Individual Property for a period of eighteen (18) months. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue (excluding Security Deposits and Advance Deposits) from each Individual Property for the succeeding eighteen (18) month period;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to any Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above-mentioned commercial general liability insurance policy; and (B) the insurance

Mezzanine Loan Agreement

provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) provided Borrower has employees, workers’ compensation, subject to the statutory limits of the state in which each Individual Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about any Individual Property, or in connection with the Properties or their operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as are generally available at reasonable premiums and for such amounts as generally required by institutional lenders for similar properties shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence, per location, on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsection (viii) below;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles and including garage keeper liability, containing minimum limits per occurrence, including umbrella coverage, with limits which are reasonably required from time to time by Lender;

(ix) [reserved];

(x) insurance against employee dishonesty in an amount not less than Five Million and No/100 Dollars ($5,000,000.00) with a deductible not greater than Twenty Five Thousand and No/100 Dollars ($25,000.00); and

(xi) upon sixty (60) days’ notice, such other reasonable insurance and in such commercially reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Properties located in or around the regions in which the Properties are located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Lender as to form and substance, including insurance companies, amounts, deductibles, loss payees and insureds and which shall either be in compliance with a 10,000 year windstorm PML or Lender shall have received a Rating Agency Confirmation with respect to the windstorm PML report. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, certification letters from Borrower and the Borrower’s insurance broker attesting to the accuracy of the certificates of insurance regarding the amounts of insurance, perils insured and applicable deductibles) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

Mezzanine Loan Agreement

(c) Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 5.1.1(a). Lender acknowledges that the insurance documentation presented by Borrower as of the date hereof is acceptable based, in part, on the windstorm insurance complying with a windstorm PML that was acceptable to Lender and delivered to Lender in connection with the closing of the Loan.

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured, all Policies of insurance provided for or contemplated by Sections 5.1.1(a)(ii) and (vii) shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and all Policies of insurance provided for or contemplated by Sections 5.1.1(a)(i), (iii), (iv)(B), (vi) and (ix), and the terrorism coverage required pursuant to Section 5.1.1(i) shall contain a standard non-contributing mortgagee clause in favor of Mortgage Lender providing that the loss thereunder shall be payable to Mortgage Lender unless below the threshold for Borrower to handle such claim without Lender intervention as provided in Section 5.2 below. Additionally, if Owner obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee clause in favor of Mortgage Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii), shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, Owner, or anyone acting for Borrower or Owner, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured (other than in the case of non-payment in which case only ten days’ prior notice, or the shortest time allowed by applicable Legal Requirement (whichever is longer), will be required) and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice;

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv) the issuers thereof shall give notice to Lender if the Policies have not been renewed thirty (30) days prior to its expiration to the extent standard “ISO” insurance industry standard policy forms provide such provisions.

Mezzanine Loan Agreement

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right upon five (5) Business Days written notice to Borrower and Borrower fails to provide the required evidence to take such action or obtain such insurance as Lender reasonably deems necessary to protect its interest in the Collateral and the Properties, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower or Owner to Lender upon demand and until paid shall be secured by the Pledge Agreement and shall bear interest at the Default Rate.

(g) In the event of foreclosure of the Pledge Agreement or other transfer of title to the Collateral in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower and Owner in and to the Policies that are not blanket Policies then in force concerning the Properties then foreclosed upon and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Mortgage Lender or Lender or other transferee in the event of such other transfer of title.

(h) The property insurance, public liability insurance and rental loss and/or business interruption insurance required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism (or at least not specifically exclude same) and Borrower shall cause Owner to maintain property insurance, public liability insurance and rental loss and/or business interruption insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 5.1.1(a)(i), (ii), (iii) and (vii) above at all times during the term of the Loan, if commercially available.

(i) Notwithstanding anything in subsection (a)(i) or (h) above to the contrary, Borrower shall be required to obtain and maintain (or cause Owner to obtain and maintain) coverage in its property insurance Policies (or by a separate Policy) against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of the Properties plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is commercially available. In the event that such coverage with respect to terrorist acts is not included as part of the “all risk” property policy required by subsection (a)(i) above, Borrower shall, nevertheless be required to obtain (or cause Owner to obtain) coverage for terrorism (as standalone coverage) in an amount equal to 100% of the “Full Replacement Cost” of the Properties plus the rental loss and/or business interruption coverage under subsection (a)(iii) above; provided that such coverage is commercially available. Borrower shall obtain the coverage required under this clause (i) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain (or cause Owner to obtain) such coverage from the highest rated insurance company providing such coverage. For so long TRIPRA is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA.

(j) Each commercial general liability or umbrella liability Policy with respect to the Properties shall name Lender as an additional insured and shall contain a cross liability/severability endorsement in form and substance acceptable to Lender.

5.1.2 Insurance Company. All Policies required pursuant to Section 5.1.1 (i) shall be issued by companies approved to do business in the states where the Properties are located, either (A) one or more companies with a financial strength and claims paying ability rating of (1) “A”

Mezzanine Loan Agreement

or better by S&P (and “A2” or better by Moody’s), and (2) a rating of A:VIII or better in the current A.M. Best’s Insurance Reports; or (B) a syndicate of insurers through which seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with insurers having a rating by S&P not lower than “A” (and “A2” or better by Moody’s) and by A.M. Best not lower than A-:VIII and the balance of the coverage is with insurers having a rating by S&P of not lower than “BBB” (and “Baa2” or better by Moody’s) and by A.M. Best not lower than A-:VIII; (ii) shall, with respect to all property insurance policies, name Mortgage Lender and its successors and/or assigns as their interest may appear as the Lender and Mortgagee; (iii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to whom all payments made by such insurance company shall be paid, subject to the rights of Mortgage Lender as further described in Section 5.2; (iv) shall, with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured; (v) shall contain a waiver of subrogation against Lender; (vi) shall contain such provisions as Lender deems reasonably necessary to protect its interest including endorsements providing (A) that neither Borrower, Owner, Lender nor any other party shall be a co-insurer under said Policies, (B) that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation, and ten (10) days prior written notice for non-payment of premium, and (C) for a deductible per loss of an amount not more than that which is customarily maintained by prudent owners of properties with a standard of operation and maintenance comparable to and in the general vicinity of the Properties, but in no event in excess of an amount reasonably acceptable to Lender, it being acknowledged that a deductible up to 5% of the total insured value, subject to a $500,000 minimum, shall be maintained for California earthquake, flood losses at locations wholly or partially within Federal Emergency Management Agency (FEMA) flood zones A and V and windstorm losses to locations in tier one wind counties; and (vii) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles (subject to Section 5.1.2(vi)(C)), loss payees and insureds. Notwithstanding the foregoing, Navigators Insurance Company (“Navigators”) shall be an acceptable insurance company for the $25,000,000 excess $50,000,000 umbrella liability policy, so long as Navigators continues to maintain a rating with S&P of not lower than “A” and rating with A.M Best of not lower than “A:X”; provided, however, that if Moody’s issues a downgrade, withdrawal or qualification of the ratings assigned by Moody’s to the Securities or any class thereof in any Securitization, and such downgrade, withdrawal or qualification is due, in whole or in part, to the fact that Navigators is the insurance company for such portion of the umbrella liability policy, then, within fifteen (15) Business Days thereafter, Borrower shall either (a) replace Navigators with an insurance company meeting the requirements set forth hereinabove or (b) provide a credit wrap for Navigators in form and substance acceptable to Lender and from an insurance company meeting the Moody’s rating requirements set forth hereinabove. In addition to the insurance coverages described in Section 5.1.1 above, Borrower shall obtain (or cause Owner to obtain) such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Certificates and certification letters as described in Section 5.1.1(b) evidencing coverage under the Policies shall be delivered to Lender at the address below (or to such other address or Person as Lender shall designate from time to time by notice to Borrower) on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies:

Mezzanine Loan Agreement

GERMAN AMERICAN CAPITAL CORPORATION

60 Wall Street, 10th Floor

New York, NY 10005

Attn: Mary Brundage

Borrower shall cause Owner to pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 of the Mortgage Loan Agreement). Within sixty (60) days after request by Lender, Borrower shall obtain (or cause Owner to obtain) such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices.

Section 5.2 Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, subject to Borrower’s rights under Section 2.4.4(c) and Section 2.5.3 hereof, Borrower, regardless of whether insurance proceeds are available, shall proceed to restore, repair, replace or rebuild such Individual Property (or cause Owner to restore, repair, replace or rebuild such Individual Property) in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction as soon as reasonably practicable (but in no event later than one hundred twenty (120) days after such Casualty. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower or Owner. In addition, Lender may, subject to the rights of Mortgage Lender, participate in any settlement discussions with any insurance companies (and shall approve any final settlement) (i) if an Event of Default is continuing or (ii) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Alteration Threshold with respect to the affected Individual Property, and Borrower shall deliver (or cause Owner to deliver) to Lender all instruments required by Lender to permit such participation. Provided no Event of Default is continuing, and subject to the rights of Mortgage Lender, in the event of a Casualty where Net Proceeds or the costs of completing the Restoration are $250,000 or less, Borrower , notwithstanding Section 5.4, may directly obtain and apply the Net Proceeds; provided that such Net Proceeds must be used towards the Restoration in accordance with the terms hereof. Except as set forth in the foregoing sentence, any Insurance Proceeds in connection with any Casualty (whether or not Lender elects to settle and adjust the claim or Borrower causes Owner to settle such claim) shall be due and payable solely to Mortgage Lender and held by Mortgage Lender in accordance with the terms of the Mortgage Loan Agreement. In the event Borrower, Owner or any party other than Lender is a payee on any check representing Insurance Proceeds with respect to any Casualty, Borrower shall immediately endorse (or cause Owner to endorse), and cause all such third parties to endorse, such check payable to the order of Lender, subject to the rights of Mortgage Lender under the Mortgage Loan Documents. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse any such check payable to the order of Lender, subject to the rights of Mortgage Lender. Borrower hereby releases Lender from any and all liability with respect to the settlement and adjustment by Lender of any claims in respect of any Casualty.

Mezzanine Loan Agreement

Section 5.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened (in writing) commencement of any proceeding for the Condemnation of all or any portion of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Subject to the rights of Mortgage Lender under the Mortgage Loan Documents, Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute (or cause Owner to diligently prosecute) any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property (or cause Owner to promptly commence and diligently prosecute the Restoration of such Individual Property) and otherwise comply with the provisions of Section 5.4, whether or not an Award is available to pay the costs of such Restoration. If such Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, subject to the rights of Mortgage Lender and whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 5.4 Restoration. In any case where Net Proceeds are applied towards Restoration under the Mortgage Loan Agreement, Borrower shall provide, or cause Owner to provide, to Lender copies of the plans and specifications, architect’s certificates, waivers of lien, contractor’s sworn statements, plans, bonds, plats of survey and such other documents as Lender may reasonably request, to the extent delivered to Mortgage Lender. In the event the Mortgage Loan is paid in full, the provisions of Section 5.4 of the Mortgage Loan Agreement as in effect on the date hereof (subject to any amendments approved in writing by Lender) shall be deemed to have been incorporated herein, and Borrower and Lender shall each have the same rights and obligations with respect to Net Proceeds, availability of funds, claims adjustments and the Restoration of the Properties, as previously existed between Owner and Mortgage Lender.

ARTICLE 6

CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1 Cash Management Arrangements. Borrower shall cause Owner to cause all Rents to be deposited and applied in accordance with the Mortgage Loan Documents, and to otherwise fully comply with each of the covenants of Owner set forth in Article 6 of the Mortgage Loan Agreement, as in effect as of the date hereof, notwithstanding any waiver or future amendment of such covenants (unless Lender shall have given its prior written consent to

Mezzanine Loan Agreement

any such waiver or amendment). All funds deposited by the Deposit Bank into the Deposit Account shall be deemed to be a distribution from Owner to the general partner of Owner and Borrower, and from the general partner of Owner to Borrower and shall be applied and disbursed in accordance with this Agreement. Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Deposit Account and all other Accounts will be in the name of Lender. Lender shall pay for all expenses of opening and maintaining the Deposit Account and any subaccount thereto.

Section 6.2 Reserves. If, at any time during the Term, Mortgage Lender is not requiring Owner to make the required deposits required under Article 6 of the Mortgage Loan Agreement (or the Mortgage Loan has been refinanced or otherwise repaid in full in accordance with the terms of this Agreement), then Lender shall have the right, at its option, to require Borrower to make such required deposits to Lender, in which case such deposits shall be made by Borrower and disbursed by Lender substantially in accordance with the provisions of such applicable sections of the Mortgage Loan Agreement as in effect as of the date hereof, notwithstanding any waiver or future amendment of such covenants (unless Lender shall have given its prior written consent to any such waiver or amendment).

Section 6.3 Income Taxes; Interest. Borrower shall report on its federal, state, commonwealth, district and local income tax returns all interest or income accrued on the Funds. The Funds shall earn interest at a rate commensurate with the rate of interest paid from time to time on money market accounts at a commercial bank selected by Lender in its sole discretion from time to time, with interest credited monthly to such Funds. All earnings or interest on each of the Funds shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued.

Section 6.4 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Funds or permit any Lien or encumbrance to attach thereto or any levy to be made thereon or any UCC-1 financing statements to be filed with respect thereto, except those naming Lender as the secured party.

Section 6.5 Property Cash Flow Allocation.

6.5.1 Order of Priority of Funds in Deposit Account. On each Monthly Payment Date during the Term, except during the continuance of an Event of Default, all funds deposited into the Deposit Account shall be applied in the following amounts and order of priority:

(i) First, to Lender, all funds necessary to pay the Monthly Debt Service Payment Amount on such Monthly Payment Date, to be applied in accordance with the terms of Section 2.3.1;

(ii) Second, to Lender, for purposes of funding any reserves, if required pursuant to Section 6.2; and

(iii) Third, to Lender, all funds necessary to pay any other amounts due and payable under the Loan Documents on or prior to such Monthly Payment Date, to be applied in accordance with the Loan Documents.

Mezzanine Loan Agreement

6.5.2 Failure to Make Payments. The failure of sufficient amounts to be deposited into the Deposit Account in order to be able to disburse all amounts required under clauses (i) through (iii) of Section 6.5.1 in full on the following Monthly Payment Date shall, subject to applicable cure periods set forth in Article VIII, constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.5.3 Application After Event of Default. Notwithstanding anything to the contrary contained in this Article 6, upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw the Funds and any other funds of Borrower then in the possession of Lender, Servicer or Deposit Bank and apply such funds to the items to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.6 Security Interest in Reserve Funds. As security for payment of the Debt and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to the funds in the Accounts (the “Funds”). The Funds shall be under the sole dominion and control of Lender. The Funds shall not constitute a trust fund and may be commingled with other monies held by Lender. Upon repayment in full of the Debt, all remaining funds in the Accounts, if any, shall be promptly deposited with Approved Mezzanine Lender, to be disbursed in accordance with the terms of the Approved Mezzanine Loan Documents, or if the “Debt” (as such term is defined in the Approved Mezzanine Loan Agreement) is to be simultaneously repaid with the Debt, paid to the Borrower.

Section 6.7 Cash Management Agreement Upon Repayment of Mortgage Loan. In the event that the Mortgage Loan has been fully repaid and the Loan has not been fully repaid, then Borrower shall, and shall cause Owner to, enter into a cash management agreement with Lender, in form and substance reasonably satisfactory to Lender (the “Replacement Cash Management Agreement”), that shall require, among other things, that Borrower and Owner establish certain accounts and reserves, and pledge such accounts and reserves to Lender as additional Collateral for the Loan, such that Lender has the same legal and economic rights and remedies as Mortgage Lender has under the cash management and reserve provisions of the Mortgage Loan Documents, including without limitation, the Cash Management Agreement and Article 6 of the Mortgage Loan Agreement (and which Replacement Cash Management Agreement shall also provide for payment of Debt Service due and payable under the Approved Mezzanine Loan Documents). Until such time as the Replacement Cash Management Agreement has been fully-executed, Borrower shall cause Owner to continue to comply with the cash management and reserve provisions of the Mortgage Loan Documents notwithstanding the repayment of the Mortgage Loan, provided that such performance by Owner shall be in favor of Lender rather than Mortgage Lender.

Mezzanine Loan Agreement

ARTICLE 7

PERMITTED TRANSFERS

Section 7.1 Loan Assumption.

(a) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, from and after the earlier to occur of (i) ten (10) Business Days after the Securitization of the Loan or (ii) four (4) months after the Closing Date, Borrower shall have the right to convey all of the Pledged Collateral to a new borrower (the “Transferee Borrower”) and have the Transferee Borrower assume all of Borrower’s obligations under this Agreement and the Loan Documents, and have one or more Replacement Guarantors assume all of the obligations of Guarantor under the Loan Documents from and after the date of such assumption (collectively, a “Permitted Direct Assumption”), provided that the following conditions are satisfied (either prior to, or contemporaneously with, the closing of such Permitted Direct Assumption):

(i) No Event of Default shall be continuing as of the date of the closing of the Permitted Direct Assumption;

(ii) Borrower shall have provided Lender with not less than thirty (30) days’ prior written notice of the Permitted Direct Assumption, and if Lender’s consent and a Rating Agency Confirmation is not required pursuant to clause (iii) below, such notice shall include information establishing and Borrower and Transferee Borrower certifying that Transferee Borrower is (A) a Qualified Transferee and (B) a Person who is Controlled and in whom no less than fifty-one percent (51%) of the equity interests in the aggregate are directly or indirectly owned by one or more Qualified Equityholders;

(iii) Lender shall have provided its consent to the Permitted Direct Assumption (not to be unreasonably withheld, conditioned or delayed) and, if required by Lender, received a Rating Agency Confirmation with respect to such Permitted Direct Assumption, provided that neither Lender’s consent nor a Rating Agency Confirmation shall be required with respect to the identity of the Transferee Borrower so long as the Transferee Borrower (A) is a Qualified Transferee and (B) is a Person who is Controlled and in whom no less than fifty-one percent (51%) of the equity interests in the aggregate are directly or indirectly owned by one or more Qualified Equityholders. In the event that a proposed Transferee Borrower does not meet the test described in the foregoing clause (B), and therefore, Lender’s reasonable consent and a Rating Agency Confirmation are required under this clause (iii), then, for purposes of Lender’s decision whether to grant or withhold its consent, the failure by the proposed Transferee Borrower to satisfy such test will not be considered presumptive that such proposed Transferee Borrower is not qualified to own and manage the Pledged Collateral; provided, however, that Lender may consider in deciding whether to consent to such proposed Transferee Borrower, among other things, the assets, net worth and experience of such proposed Transferee Borrower, together with its constituent owners and controlling parties, and any other matters that Lender reasonably deems relevant;

(iv) Transferee Borrower shall have executed and delivered to Lender customary assumption agreements (the “Assumption Agreement”), whereby it assumes and agrees to pay the Indebtedness as and when due and shall have assumed the other Obligations of Borrower under the Loan Documents, subject to the provisions of Section 10.1, and, prior to or concurrently with the closing of such Permitted Direct Assignment, Transferee Borrower and its direct constituent partners, members or shareholders as Lender may reasonably require, shall have executed and delivered, without any out-of-pocket cost or expense to Lender, such

Mezzanine Loan Agreement

customary documents, agreements and other customary deliverables as Lender shall reasonably require to evidence and effectuate said assumption (it being understood and agreed that none of the documents and agreements described in this paragraph may expand the liabilities or obligations, or reduce the rights and remedies, of Transferee Borrower relative to those of Borrower immediately prior to the closing of the Permitted Direct Assumption) (and, if a Qualified Preferred Equity Investment is closing concurrently with the closing of the Permitted Direct Assumption, Qualified Preferred Equity Investor shall have executed and delivered, without any reasonable out-of-pocket cost or expense to Lender, a recognition agreement substantially in the form attached hereto as Exhibit C (the “Qualified Preferred Equity Recognition Agreement”) and such other documents, agreements and deliverables which are customary in connection with a preferred equity investment as Lender shall reasonably require to evidence and effectuate the Preferred Equity Investment);

(v) Borrower and Transferee Borrower shall have furnished any information reasonably requested by Lender related to and for the preparation of, and shall authorize Lender to file, new fixture filings and financing statements, and fixture filing and financing statement amendments, to the fullest extent permitted by applicable law;

(vi) Transferee Borrower shall have furnished to Lender customary documents reasonably satisfactory to Lender evidencing the organization, good standing, qualification and authority of Transferee Borrower, Replacement Guarantor and the other parties executing the Assumption Agreement, the replacement guaranty, the replacement environmental indemnity and/or the other documents and agreements required to be delivered pursuant to the terms of this Section 7.1(a) (and, if the Qualified Preferred Equity Investment is closing concurrently with the closing of the Permitted Direct Assumption, of Qualified Preferred Equity Vehicle and Qualified Preferred Equity Investor), which documents shall include certified copies of all documents relating to the organization, formation and good standing of Transferee Borrower and Replacement Guarantor and of the entities, if any, which are constituent and controlling shareholders, partners or members of Transferee Borrower or Replacement Guarantor, as applicable (and, if the Qualified Preferred Equity Investment is closing concurrently with the closing of the Permitted Direct Assumption, of Qualified Preferred Equity Vehicle, Qualified Preferred Equity Investor and of the entities, if any, which are constituent and controlling shareholders, partners or members of Qualified Preferred Equity Investor);

(vii) where Transferee Borrower has elected to have Owner exercise the right to replace one or more Managers pursuant to Section 4.14.2(b) in connection with the Permitted Direct Assumption, Transferee Borrower shall cause Owner to have provided one or more new management agreements with one or more new Managers with respect to the Individual Properties managed by such replaced Manager(s) in accordance with the requirements of Section 4.14.2(b) hereof and shall have collaterally assigned to Mortgage Lender as additional security and subordinated to the Lien of the Mortgages each such new management agreement pursuant to an Assignment of Management Agreement in form and substance substantially similar to the Assignment of Management Agreement delivered on the Closing Date or otherwise reasonably satisfactory to Mortgage Lender; and, in any event, the Individual Properties shall be managed by one or more Qualified Managers;

(viii) [Reserved];

Mezzanine Loan Agreement

(ix) Transferee Borrower shall have furnished to Lender, if required by Lender, (x) if the Loan is included in a REMIC Trust, a REMIC Opinion in form and substance reasonably satisfactory to Lender, (y) an Additional Insolvency Opinion, in form and substance reasonably satisfactory to Lender, and (z) one or more opinions of counsel reasonably satisfactory to Lender (A) that Transferee Borrower’s formation documents comply with the single purpose and bankruptcy remote entity requirements set on forth Schedule V, (B) that the assumption of the Loan has been duly authorized and that the Assumption Agreement and other loan documents required to be delivered by Transferee Borrower and/or Replacement Guarantor pursuant to this Section 7.1(a) have been duly authorized, executed and delivered and are valid, binding and enforceable against Transferee Borrower or Replacement Guarantor, as applicable, in accordance with their terms, (C) that Transferee Borrower and Replacement Guarantor and any entity which is a constituent and controlling stockholder, member or general partner of Transferee Borrower or Replacement Guarantor, as applicable, have been duly organized, and are in existence and good standing, (D) as to such other matters as were required in connection with the origination of the Loan (but instead with respect to the assumption transaction and documentation) and (E) such other opinions as are reasonably required by Lender or required by any Rating Agency and which are customary in connection with the transfer and assumption of similar loans (and, if a Qualified Preferred Equity Investment is closing concurrently with the closing of the Permitted Direct Assumption, such other opinions as are reasonably required by Lender or required by any Rating Agency and which are customary in connection with a preferred equity investment);

(x) Transferee Borrower shall have delivered to Lender (A) Patriot Act, OFAC and bankruptcy searches satisfactory to Lender and (B) pending litigation, judgment, state and federal tax lien and UCC searches reasonably satisfactory to Lender, with respect to (v) Transferee Borrower, (w) each Replacement Guarantor, (x) any other Person that Controls Transferee Borrower or owns an equity interest in Transferee Borrower which equals or exceeds twenty percent (20%), (y) if the Qualified Preferred Equity Investment is closing concurrently with the Permitted Direct Assumption, Qualified Preferred Vehicle and Qualified Preferred Equity Investor, and (z) any other Person reasonably required by Lender in order for Lender to fulfill its regulatory compliance guidelines (where such guidelines are of general applicability and are applied without prejudice); provided, however, that (1) with respect to any bankruptcy search under clauses (w), (x), (y) or (z) above, such search shall be deemed satisfactory if it evidences that the Replacement Guarantor or other Person, as applicable, is not currently the subject of any bankruptcy proceeding and has not been subject to any voluntary or involuntary bankruptcy proceeding in the past seven (7) years (other than, in the case of an involuntary proceeding, as may have been dismissed) and (2) UCC searches shall be deemed to be satisfactory so long as they do not evidence any security interest in any collateral for the Loan or any security interest in any direct or indirect equity interest in Transferee Borrower;

(xi) Transferee Borrower and the Persons that control Transferee Borrower must be able to satisfy all Special Purpose Bankruptcy Remote Entity (provided that this requirement will only be applicable to Transferee Borrower and any Person, if any, that is a general partner or managing member of Transferee), ERISA and embargoed persons representations, warranties and covenants in this Agreement, and the Permitted Direct Assumption shall not result in Borrower or any ERISA Affiliate incurring any liability under Section 4201 of ERISA due to a complete or partial withdrawal, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, from any Employee Plan that is a “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA;

Mezzanine Loan Agreement

(xii) Transferee Borrower shall have paid Lender the Assumption Fee and all reasonable, out-of-pocket expenses incurred by Lender in connection with the Permitted Direct Assumption (whether or not the same is consummated) (and if the Qualified Preferred Equity Investment is closing concurrently with the Permitted Direct Assumption, without duplication, all reasonable, out-of-pocket expenses incurred by Lender in connection with the Qualified Preferred Equity Investment), including any Rating Agency fees (if applicable), but excluding any servicing or special servicing fees (other than the Assumption Fee), and Lender may, as a condition to evaluating any proposed Permitted Direct Assumption (and any proposed Qualified Preferred Equity Investment), require that Borrower post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating the same (it being understood that any unused portion of the deposit shall be returned to Borrower upon the closing of the Assumption (and the Preferred Equity Investment, if applicable) or upon Borrower notifying Lender in writing that the Assumption (and the Preferred Equity Investment, if applicable) will not close);

(xiii) Lender shall have received a replacement guaranty and environmental indemnity (in form and substance substantially the same as the Guaranty and Environmental Indemnity, provided, however, that in the case of a Direct Assumption, such replacement guaranty shall not include any recourse liability under Section 10.1(ix) or for breach of the representations and covenants set forth in Schedule V hereof by the predecessor borrower or any affiliates of such predecessor borrower) by one or more replacement guarantors and indemnitors (A) who in the aggregate, satisfy the Financial Covenants and (B) each of whom satisfies the applicable search criteria described in clause (x) above and (C) each of whom owns a direct or indirect interest in Transferee Borrower and at least one of whom Controls Transferee Borrower (collectively, the “Replacement Guarantor”), where such Replacement Guarantor has undertaken at least the obligations as set forth in the Guaranty and Environmental Indemnity arising only from acts, conditions and events occurring from and after the closing date of the Permitted Direct Assumption;

(xiv) the Permitted Direct Assumption shall not cause Owner to violate or result in a breach of or default under any Franchise Agreement or Ground Lease where such breach or default, if not cured prior to the expiration of any applicable cure period, would make the agreement or lease, as applicable, terminable at the option of the franchisor or ground lessor thereunder, and all requisite consents to such conveyance shall have been obtained from the applicable parties to such Franchise Agreements and Ground Leases and Lender shall have received satisfactory evidence of the same; provided, however, that Borrower may, on the closing date of the Permitted Direct Assumption, cause Owner to (A) replace any Franchise Agreement by a new Franchise Agreement in accordance with Section 4.34 hereof and/or (B) replace any Franchise Agreement with a new Franchise Agreement with the same Franchisor under, and in a form and on the terms, in each case, not materially different than the form and terms of, the replaced Franchise Agreement if such new Franchise Agreement is required by such Franchisor in connection with the Permitted Direct Assumption;

(xv) [Reserved];

Mezzanine Loan Agreement

(xvi) the assumption documentation, legal opinions and organizational documents of Transferee Borrower and any other Person that is required to be a Special Purpose Bankruptcy Remote Entity under this Agreement (and if the Qualified Preferred Equity Investment is closing concurrently with the Permitted Direct Assumption, the preferred equity documentation, legal opinions and organizational documents of Qualified Preferred Equity Investor) (but not the identity of Transferee Borrower or such other Persons other than as required under clause (iii) above) will be subject to a Rating Agency Confirmation; and

(xvii) such conveyance is permitted under and consummated in compliance with the Mortgage Loan Documents, and Transferee Borrower shall have delivered evidence reasonably satisfactory to Lender of the same.

(b) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, from and after the earlier to occur of (i) ten (10) Business Days after the Securitization of the Loan or (ii) four (4) months after the Closing Date, a Transfer of one hundred percent (100%) of the equity interests in the most junior Mezzanine Borrower to any entity (the “Indirect Transferee”), and the assumption by one or more Replacement Guarantors of all of the obligations of Guarantor under the Loan Documents from and after the date of such Transfer in connection with such Transfer (collectively, a “Permitted Indirect Assumption”) shall be permitted under this Agreement and the Loan Documents, provided that the following conditions are satisfied (either prior to, or contemporaneously with, the closing of such Permitted Indirect Assumption):

(i) No Event of Default shall be continuing as of the date of the closing of the Permitted Indirect Assumption;

(ii) Borrower shall have provided Lender with not less than thirty (30) days’ prior written notice of the Permitted Indirect Assumption, and if Lender’s consent and a Rating Agency Confirmation is not required pursuant to clause (iii) below, such notice shall include information establishing and Borrower and Indirect Transferee certifying that Indirect Transferee is (i) a Qualified Transferee and (ii) a Person who is either a Qualified Equityholder or who is Controlled and in whom no less than fifty-one percent (51%) of the equity interests in the aggregate are directly or indirectly owned by one or more Qualified Equityholders;

(iii) Lender shall have provided its consent to the Permitted Indirect Assumption (not to be unreasonably withheld, conditioned or delayed) and, if required by Lender, received a Rating Agency Confirmation with respect to such Permitted Indirect Assumption, provided that neither Lender’s consent nor a Rating Agency Confirmation shall be required with respect to the identity of the Indirect Transferee so long as the Indirect Transferee (A) is a Qualified Transferee and (B) is either a Qualified Equityholder or is a Person who is Controlled and in whom no less than fifty-one percent (51%) of the equity interests in the aggregate are directly or indirectly owned by one or more Qualified Equityholders. In the event that a proposed Indirect Transferee does not meet the test described in the foregoing clause (B), and therefore, Lender’s reasonable consent and a Rating Agency Confirmation are required under this clause (iii), then, for purposes of Lender’s decision whether to grant or withhold its consent, the failure by the proposed Indirect Transferee to satisfy such test will not be considered presumptive that such proposed Indirect Transferee is not qualified to own and operate the Properties; provided, however, that Lender may consider in deciding whether to consent to such proposed Indirect Transferee, among other things, the assets, net worth and experience of such proposed Indirect Transferee, together with its constituent owners and controlling parties, and any other matters that Lender reasonably deems relevant;

Mezzanine Loan Agreement

(iv) If a Qualified Preferred Equity Investment is closing concurrently with the closing of the Permitted Indirect Assumption, Qualified Preferred Equity Investor shall have executed and delivered, without any out-of-pocket cost or expense to Lender, a Qualified Preferred Equity Recognition Agreement and such other documents, agreements and deliverables which are customary in connection with a preferred equity investment as Lender shall reasonably require to evidence and effectuate the Preferred Equity Investment;

(v) Indirect Transferee shall have furnished to Lender customary documents reasonably satisfactory to Lender evidencing the organization, good standing, qualification and authority of Indirect Transferee, Replacement Guarantor and the other parties executing the replacement guaranty, the replacement environmental indemnity and/or the other documents and agreements required to be delivered pursuant to the terms of this Section 7.1(b) (and, if a Qualified Preferred Equity Investment is closing concurrently with the closing of the Permitted Indirect Assumption, of Qualified Preferred Equity Vehicle and Qualified Preferred Equity Investor), which documents shall include certified copies of all documents relating to the organization, formation and good standing of Indirect Transferee and Replacement Guarantor and of the entities, if any, which are constituent and controlling shareholders, partners or members of Indirect Transferee or Replacement Guarantor, as applicable (and, if a Qualified Preferred Equity Investment is closing concurrently with the closing of the Permitted Indirect Assumption, of Qualified Preferred Equity Vehicle, Qualified Preferred Equity Investor and of the entities, if any, which are constituent and controlling shareholders, partners or members of Qualified Equity Investor);

(vi) where Borrower has elected to cause Owner exercise the right to replace one or more Managers pursuant to Section 4.14.2(b) in connection with the Permitted Indirect Assumption, Borrower shall cause Owner to have provided one or more new management agreements with one or more new Managers with respect to the Individual Properties managed by such replaced Manager(s) in accordance with the requirements of Section 4.14.2(b) hereof and shall have collaterally assigned to Lender as additional security and subordinated to the Lien of the Mortgages each such new management agreement pursuant to an Assignment of Management Agreement in form and substance substantially similar to the Assignment of Management Agreement delivered on the Closing Date or otherwise reasonably satisfactory to Lender; and, in any event, the Individual Properties shall be managed by one or more Qualified Managers;

(vii) Borrower shall have furnished to Lender, if required by Lender, if the Loan is included in a REMIC Trust, a REMIC Opinion in form and substance reasonably satisfactory to Lender, (y) an Additional Insolvency Opinion, in form and substance reasonably satisfactory to Lender, and (z) one or more opinions of counsel reasonably satisfactory to Lender (A) that the loan documents required to be delivered by Borrower, Indirect Transferee and/or Replacement Guarantor pursuant to this Section 7.1(b) have been duly authorized, executed and delivered and are valid, binding and enforceable against Borrower, Indirect Transferee or Replacement Guarantor, as applicable, in accordance with their terms, (B) that Indirect Transferee and Replacement Guarantor and any entity which is a constituent and controlling stockholder, member or general partner of Indirect Transferee or Replacement Guarantor, as applicable, have been duly organized, and are in existence and good standing, (C) as to such

Mezzanine Loan Agreement

other matters as were required in connection with the origination of the Loan with respect to Replacement Guarantor and the direct owner of the most junior Mezzanine Borrower and (D) such other opinions as are reasonably required by Lender or required by any Rating Agency and which are customary in connection with the equity transfers of borrowers under similar loans (and, if a Qualified Preferred Equity Investment is closing concurrently with the closing of the Permitted Indirect Assumption, such other opinions as are reasonably required by Lender or required by any Rating Agency and which are customary in connection with a preferred equity investment);

(viii) Borrower shall have delivered to Lender (A) Patriot Act, OFAC and bankruptcy searches satisfactory to Lender and (B) pending litigation, judgment, state and federal tax lien and UCC searches reasonably satisfactory to Lender, with respect to (v) Indirect Transferee, (w) each Replacement Guarantor, (x) any other Person that Controls Borrower or owns an equity interest in Borrower which equals or exceeds twenty percent (20%), (y) if the Qualified Preferred Equity Investment is closing concurrently with the Permitted Indirect Assumption, Qualified Preferred Equity Vehicle and Qualified Preferred Equity Investor, and (z) any other Person reasonably required by Lender in order for Lender to fulfill its regulatory compliance guidelines (where such guidelines are of general applicability and are applied without prejudice); provided, however, that (1) with respect to any bankruptcy search under clauses (w), (x), (y) or (z) above, such search shall be deemed satisfactory if it evidences that the Replacement Guarantor or other Person, as applicable, is not currently the subject of any bankruptcy proceeding and has not been subject to any voluntary or involuntary bankruptcy proceeding in the past seven (7) years (other than, in the case of an involuntary proceeding, as may have been dismissed) and (2) UCC searches shall be deemed to be satisfactory so long as they do not evidence any security interest in any collateral for the Loan or any security interest in any direct or indirect equity interest in Borrower;

(ix) Borrower must continue to, and cause Owner to continue to, satisfy all Special Purpose Bankruptcy Remote Entity representations, warranties and covenants in this Agreement, and Indirect Transferee and the Persons that control Indirect Transferee must be able to satisfy all ERISA and embargoed persons representations, warranties and covenants in this Agreement, and the Permitted Indirect Assumption shall not result in Borrower or any ERISA Affiliate incurring any liability under Section 4201 of ERISA due to a complete or partial withdrawal, as such terms are defined in Part I of Subtitle E of Title IV of ERISA, from any Employee Plan that is a “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA;

(x) Borrower shall have paid Lender the Assumption Fee and all reasonable, out-of-pocket expenses incurred by Lender in connection with the Permitted Indirect Assumption (whether or not the same is consummated) (and if the Qualified Preferred Equity Investment is closing concurrently with the Permitted Indirect Assumption, without duplication, all reasonable, out-of-pocket expenses incurred by Lender in connection with the Qualified Preferred Equity Investment), including any Rating Agency fees (if applicable), but excluding any servicing or special servicing fees (other than the foregoing Assumption Fee), and Lender may, as a condition to evaluating any proposed Permitted Indirect Assumption (and any proposed Qualified Preferred Equity Investment, if applicable), require that Borrower post a cash deposit with Lender in an amount equal to Lender’s anticipated costs and expenses in evaluating the same (it being understood that any unused portion of the deposit shall be returned to Borrower upon the closing of the Assumption (and the Qualified Preferred Equity Investment, if applicable) (and or upon Borrower notifying Lender in writing that the Assumption (and the Qualified Preferred Equity Investment, if applicable) will not close);

Mezzanine Loan Agreement

(xi) Lender shall have received a replacement guaranty and environmental indemnity (in form and substance substantially the same as the Guaranty and Environmental Indemnity) by one or more Replacement Guarantor(s) (A) who in the aggregate, satisfy the Financial Covenants, (B) each of whom satisfies the applicable search criteria described in clause (vii) above and (C) each of whom owns a direct or indirect interest in Borrower and at least one of whom Controls Borrower, where such Replacement Guarantor has undertaken at least the obligations as set forth in the Guaranty and Environmental Indemnity arising only from acts, conditions and events occurring from and after the closing date of the Permitted Direct Assumption; and

(xii) the Permitted Indirect Assumption shall not violate or result in a breach of or default under any Franchise Agreement or Ground Lease where such breach or default, if not cured prior to the expiration of any applicable cure period, would make the agreement or lease, as applicable, terminable at the option of the franchisor or ground lessor thereunder, and all requisite consents to such conveyance shall have been obtained from the applicable parties to such Franchise Agreements and Ground Leases and Lender shall have received satisfactory evidence of the same; provided, that Borrower may, on the closing date of the Permitted Indirect Assumption, cause Owner to (A) replace any Franchise Agreement by a new Franchise Agreement in accordance with Section 4.34 hereof and/or (B) replace any Franchise Agreement with a new Franchise Agreement with the same Franchisor under, and in a form and on the terms, in each case, not materially different than the form and terms of, the replaced Franchise Agreement if such new Franchise Agreement is required by such Franchisor in connection with the Permitted Indirect Assumption;

(xiii) Borrower shall cause Owner to make any deposits into the Future PIP Reserve Account as may be required under Section 6.2;

(xiv) the transfer documentation and legal opinions (and if the Qualified Preferred Equity Investment is closing concurrently with the Permitted Indirect Assumption, the preferred equity documentation, legal opinions and organizational documents of Qualified Preferred Equity Vehicle and Qualified Preferred Equity Investor) (but not the identity of Indirect Transferee or Qualified Preferred Equity Investor other than as required under clause (iii) above) will be subject to a Rating Agency Confirmation; and

(xv) such Transfer is permitted under and consummated in compliance with the Mortgage Loan Documents and Approved Mezzanine Loan Documents, and Borrower shall have delivered evidence reasonably satisfactory to Lender of the same.

(c) Upon the closing of any Permitted Direct Assumption and satisfaction of the requirements set forth above in Section 7.1(a), Borrower shall be forever released from any further liability under this Agreement and the other Loan Documents for acts or circumstances that first arise from and after the date of the closing of the Permitted Direct Assumption, other than those arising out of the acts of Borrower or its Affiliates.

Mezzanine Loan Agreement

(d) Upon the provision of a replacement Guaranty and Environmental Indemnity by a Replacement Guarantor and closing of any Assumption permitted by this Section 7.1, Guarantor shall be forever released from any further liability under the Guaranty and Environmental Indemnity on the terms set forth in the Guaranty and Environmental Indemnity, respectively.

(e) If following an Assumption permitted by this Section 7.1, all or any portion of the equity interests in Borrower or Transferee Borrower, as applicable, will be owned, directly or indirectly, by a real estate investment trust (within the meaning of Section 856(a) of the Code), then concurrently with such Assumption, Borrower or Transferee Borrower, as applicable, shall have the right to cause Owner to enter into one or more subordinate operating leases of the Properties that will produce “rents from real property” for purposes of Section 856(d) of the Code and/or “real property rents” for purposes of Section 7704 of the Code with one or more newly-formed Special Purpose Bankruptcy Remote Entity(ies) (with appropriate changes to Schedule V with respect to such entity to account for each such entity’s form of organization, assets, purpose and business, provided that each such entity shall be a Delaware limited partnership, a Delaware limited liability company or a Delaware corporation) that will be under common ownership and Control with Borrower and will elect to be treated as a “taxable REIT subsidiary” under Section 856(l) of the Code (a “TRS Lessee”). In connection with Borrower or Transferee Borrower, as applicable, causing Owner to enter into such subordinate operating lease(s) of the Properties with a TRS Lessee, Borrower or Transferee Borrower, as applicable, may elect notwithstanding any provisions of the Loan Documents to the contrary, to cause Owner to transfer any applicable Franchise Agreement(s), Management Agreement(s) and other contracts, agreements, licenses, permits, instruments or other assets or obligations of the Owner, as appropriate, to the TRS Lessee (without creating a breach or default thereunder), or, to the extent such agreements are not transferrable, to cause the TRS Lessee to enter into replacement Franchise Agreements(s) and/or Management Agreement(s) (with the same third-parties under, and in a form and on the terms, in each case, not materially different than the form and terms of, the replaced agreements, except to the extent expressly permitted hereunder), or other agreements (subject to the other terms of this Agreement). Borrower’s or Transferee Borrower’s, as applicable, exercise of the rights set forth in this paragraph (e) shall be subject to and conditioned upon (i) delivery to Lender of (A) an unconditional subordination of each operating lease executed by Owner or Transferee Borrower Affiliate subsidiary, as applicable, and TRS Lessee, (B) a joinder executed by TRS Lessee with respect to the Loan Documents (other than the Note and the Guaranty), (C) documents, instruments and certificates with respect to TRS Lessee of the same type (with appropriate changes to account for such entity’s form of organization, assets, purpose and business, provided that each such entity shall be a Delaware limited partnership, a Delaware limited liability company or a Delaware corporation) as are required to be delivered to Lender with respect to a Transferee Borrower pursuant to Section 7.1(a) above and (D) such additional documents, instruments and certificates customary for a similar transaction involving a “taxable subsidiary” both as Lender may reasonably request and in form and substance reasonably satisfactory to Lender and subject to a Rating Agency Confirmation, and (ii) payment to Lender of its reasonable out-of-pocket costs and expenses incurred in connection with the foregoing. The parties to each operating lease shall have the right, from time to time, to amend the percentage rent due thereunder.

Mezzanine Loan Agreement

(f) In connection with any Assumption permitted by this Section 7.1, upon Borrower’s written request, Lender shall provide a statement running to the benefit of the Transferee Borrower or the Indirect Transferee, as applicable, and their successors and assigns, duly acknowledged and certified, setting forth (i) the Outstanding Principal Balance, (ii) the nondefault interest rate, (iii) any amounts due or owing and unpaid under the Loan Documents, (iv) each date installments of interest and/or principal or any other amounts accruing under the Loan Documents were last paid, as well as a list of any installments of interest or other amounts accruing under the Loan Documents paid with respect to any period in which the date of the Assumption falls, (v) any offsets or defenses to the payment and performance of the Obligations, if any, actually known to Lender and (vi) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification. Except with respect to Lender’s statements relating to clauses (i), (ii) and (iv) above, which statements may be relied upon by Transferee Borrower or the Indirect Transferee, as applicable, and their successors and assigns, compliance by Lender with the requirements of this paragraph shall be for informational purposes only and shall not be deemed to be an estoppel by Lender or a waiver of any rights or remedies of Lender hereunder or under any other Loan Document.

Section 7.2 Permitted Transfers. Notwithstanding anything to the contrary contained in Section 4.2, the following Transfers (herein, the “Permitted Transfers”) shall be permitted hereunder (provided that, for the avoidance of doubt, and notwithstanding anything to the contrary contained herein, except in connection with the origination of the Approved Mezzanine Loans and the foreclosure of any Approved Mezzanine Loan, the direct Transfer of an equity interests in any Person that constitutes collateral for the Loan or any Approved Mezzanine Loan shall not be a Permitted Transfer):

(a) a Lease entered into in accordance with the Loan Documents;

(b) an Assumption in accordance with Section 7.1;

(c) a Permitted Encumbrance;

(d) any sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment or transfer (i) of publicly traded shares or other publicly traded interests in any Guarantor or any indirect equity owner of any Guarantor, or (ii) of any interest, direct or indirect, common, preferred or otherwise, in Whitehall or in any Person holding any such interest in Whitehall, none of which, for the avoidance of doubt, shall require any consent under this Agreement or the Loan Documents;

(e) (i) without limitation of the following clause (ii) or of clause (f) below, the Transfer (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest) of any direct or indirect equity interests (common, preferred or otherwise) in W2007 Intermediate Mezz I, LLC, (“Minority Holder”) so long as Minority Holder owns, directly or indirectly, no more than three percent (3%) of the equity interests in Borrower and does not Control Borrower or (ii) without limitation of the foregoing clause (i) or clause (f) below, the Transfer (including a mortgage, pledge, hypothecation, encumbrance or grant of a security interest) of any of the preferred equity interests in W2007 Grace Acquisition I, Inc. (“Grace I”) (or any of the direct or indirect interests in any holder thereof) so long as each of Minority Holder and Grace I (through ownership of direct and indirect interests in Minority Holder) owns, directly or indirectly, no more than three percent (3%) of the equity interests in Borrower and does not Control Borrower;

Mezzanine Loan Agreement

(f) provided that no Event of Default shall then exist, a Transfer (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest, other than pledges of direct or indirect, minority, non-controlling interests in any Guarantor or any Qualified Equityholder by Persons not Controlling such Guarantor or Qualified Equityholder that in each case do not (when aggregated with any other such pledges) result in excess of 10% of the direct or indirect interests in such Guarantor or Qualified Equityholder being pledged for the same (or related) obligations) of a direct or indirect interest in the most junior Mezzanine Borrower shall be permitted without Lender’s consent provided that:

(i) such Transfer shall not (x) cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds forty-nine percent (49%) or (y) result in a change in Control of Borrower or any SPC Party;

(ii) after giving effect to such Transfer, Guarantors (and after an Assumption permitted under Section 7.1, the Qualified Equityholder with respect to such Assumption (or at lease one of the Qualified Equityholders, if there is more than one acquiring Qualified Equityholder at the time of such Assumption)), shall continue to control the day to day operations of Borrower and each SPC Party and shall continue to own at least fifty-one percent (51%) of all equity interests (direct or indirect) of Borrower and each SPC Party;

(iii) each of Borrower and each SPC Party shall continue to be a Special Purpose Bankruptcy Remote Entity;

(iv) if such Transfer would cause the transferee (other than any Guarantor), together with its Affiliates, to increase its direct or indirect interest in Borrower or any SPC Party to an amount which equals or exceeds twenty percent (20%), then such transferee is a Qualified Transferee and Lender shall receive not less than thirty (30) days advance written notice of such Transfer;

(v) such Transfer is not prohibited by and would not permit the Franchisor or Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and any approvals required under any Franchise Agreement or Ground Lease to the Transfer have been obtained;

(vi) if there is a Qualified Preferred Equity Investment permitted hereunder, (A) Whitehall shall continue to own, directly or indirectly, not less than ninety-seven percent (97%) of the Qualified Preferred Equity Investor and the Qualified Preferred Equity Investment (or, in each case, such lesser amount as may be permitted under Section 7.2(l) below) and (B) Whitehall shall, directly or indirectly, continue to Control the Qualified Preferred Equity Investor and retain sole and exclusive Control over the exercise of all rights granted to the Qualified Preferred Equity Investor pursuant to the organizational documents of the Qualified Preferred Equity Vehicle (without the need to obtain anyone else’s consent);

(vii) if such Transfer results in any Person acquiring more than 49% of the direct or indirect equity interest in Borrower and such Person did not own more than 49% of the direct or indirect equity interest in Borrower on the Closing Date, Borrower shall have delivered to Lender with respect to such Person an Additional Insolvency Opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies; and

Mezzanine Loan Agreement

(viii) Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with such Transfer;

(g) provided that no Event of Default shall then exist, a Qualified IPO shall be permitted with Lender’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed, provided that:

(i) Lender shall receive not less than sixty (60) days advance written notice of a Qualified IPO;

(ii) if all or any portion of the Loan is then included in a Securitization, Lender has received a Rating Agency Confirmation as to the Qualified IPO;

(iii) the Manager(s) managing the Properties prior to giving effect to such Transfer shall continue to manage the Properties (other than such Manager(s) that are being replaced in connection with the exercise of Borrower’s rights under Section 4.14.2(c), in which case, the applicable Scheduled Manager shall commence management of the applicable Individual Properties);

(iv) after such Qualified IPO, (A) at least fifteen percent (15%) of the common equity ownership interests in the public company are directly or indirectly owned, in the aggregate, by Guarantors and Close Affiliates of Guarantors, (B) Guarantors, together with Close Affiliates of Guarantors, collectively constitute the largest single owner of the common equity interests of the public company and (C) prior to the consummation of an Assumption, Whitehall Global Real Estate Fund shall retain not less than fifty-one percent (51%) of Guarantors’ aggregate common equity ownership interest in the public company;

(v) after such Qualified IPO, the rights attributable to any preferred ownership interests in the public company shall be limited to rights and preferences customarily afforded the holder of any preferred interests in a public REIT and/or its operating partnership;

(vi) after such Qualified IPO, the public company shall continue to Control, directly or indirectly, each Loan Party, and no change in the direct ownership interests of each Loan Party in each other Loan Party owned by it as of the date hereof shall occur;

(vii) Lender shall have received evidence reasonably satisfactory to it (which may be in the form of an Officer’s Certificate) that such Qualified IPO is not prohibited by and would not permit the Franchisor or Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and that any approvals required under any Franchise Agreement or Ground Lease to the Qualified IPO have been obtained;

Mezzanine Loan Agreement

(viii) if requested by Lender, Borrower shall provide an Additional Insolvency Opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(ix) such Qualified IPO shall not be prohibited by and shall be consummated in compliance with the Mortgage Loan Documents and Approved Mezzanine Loan Documents;

(x) Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with such Qualified IPO; and

(xi) Guarantors shall have reaffirmed in a writing acceptable to Lender all of their obligations under the Guaranty and Environmental Indemnity;

(h) provided no Event of Default shall then exist, following an Assumption permitted by Section 7.1, a Replacement Guarantor may be replaced by a Person (the “Substitute Guarantor”), whereupon such Substitute Guarantor shall be a Replacement Guarantor hereunder, provided that:

(i) there shall be no change of Control of Borrower or SPC Party as a result of such replacement;

(ii) such Substitute Guarantor already has an indirect equity interest in the most junior Mezzanine Borrower, or acquires an indirect equity interest in the most junior Mezzanine Borrower pursuant to a Transfer permitted under Section 7.2(f);

(iii) such Substitute Guarantor is a Qualified Transferee;

(iv) such Substitute Guarantor, together with the remaining Guarantors after such Transfer, satisfy the Financial Covenants as demonstrated to Lender’s reasonable satisfaction (with such supporting evidence as Lender may reasonable require), and the Guarantors (and the related Qualified Equityholder with respect to such Assumption (or Qualified Equityholders, if there is more than one acquiring Qualified Equityholder at the time of such Assumption)) continue to own at least fifty-one (51%) percent, and control the day-to-day operations, of Borrower and each SPC Party;

(v) such Substitute Guarantor executes and delivers to Lender a replacement guaranty and environmental indemnity (in form and substance substantially the same as the Guaranty and Environmental Indemnity, and additionally including the joinder, agreement and reaffirmation of the Substitute Guarantor and remaining Guarantors of the joint and several liability of the Substitute Guarantor and the remaining Guarantors thereunder and under the Guaranty and Environmental Indemnity to which they are party), where such Substitute Guarantor has undertaken at least the obligations as set forth in the Guaranty and Environmental Indemnity arising only from acts, conditions and events occurring from and after the closing date of the Assumption;

(vi) Lender shall have received one or more opinions of counsel to the Substitute Guarantor and remaining Guarantors in form and substance reasonably satisfactory to Lender (A) that the replacement guaranty and environmental indemnity have been duly

Mezzanine Loan Agreement

authorized, executed and delivered and are valid, binding and enforceable against each such Substitute Guarantor and remaining Guarantors, in accordance with their terms, and (B) that such Substitute Guarantor and each remaining Guarantor and any entity which is a constituent and controlling stockholder, member or general partner of such Substitute Guarantor and each remaining Guarantor, as applicable, have been duly organized, and are in existence and good standing;

(vii) Lender shall have received an Additional Insolvency Opinion with respect to such Transfer (if one has occurred) and replacement guaranty and replacement environmental indemnity, in form and substance reasonably satisfactory to Lender and satisfactory to the Rating Agencies; and

(viii) Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with such Transfer (if one has occurred) and such replacement including any Rating Agency fees;

Upon the execution and delivery of a replacement guaranty and environmental indemnity by a Substitute Guarantor permitted by this Section 7.2(h), the Guarantor(s) who have been replaced by the Substitute Guarantor shall be forever released from any further liability under the Guaranty and Environmental Indemnity arising from any circumstance, condition, action or event first occurring after the effective date of such replacement to the extent the same is not caused by such replaced Guarantor(s); provided, however, that such replaced Guarantor(s) shall remain liable under the Guaranty and Environmental Indemnity for any obligations thereunder arising from any action or event occurring prior to the effective date of such replacement.

(i) the making of the Qualified Preferred Equity Investment shall be permitted without Lender’s consent provided that (i) no Event of Default shall then exist and (ii) Borrower shall have provided Lender with not less than thirty (30) days’ prior written notice of the closing of the Qualified Preferred Equity Investment, and (iii) the Qualified Preferred Equity Investment is made simultaneously with and in connection with the first Assumption permitted under, and satisfying the applicable conditions set forth in, Section 7.1;

(j) following an Assumption resulting in two or more Qualified Equityholders, in the aggregate, indirectly owning fifty-one percent (51%) or more of and Controlling Borrower (each, an “Existing Qualified Equityholder”), a Transfer (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest) of a direct or indirect interest in the most junior Mezzanine Borrower from one Existing Qualified Equityholder to another Existing Qualified Equityholder (the “QEH Transferee”) that results in the QEH Transferee owning indirectly fifty-one percent (51%) or more of Borrower, and/or results in a change of Control of Borrower or any SPC Party, shall be permitted without Lender’s consent provided that:

(i) Lender shall receive not less than thirty (30) days advance written notice of such Transfer;

(ii) Lender shall have received evidence reasonably satisfactory to it (which may be in the form of an Officer’s Certificate) that the Transfer is not prohibited by and would not permit the Franchisor or Ground Lessor to terminate any Franchise Agreement or

Mezzanine Loan Agreement

Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and that any approvals required under any Franchise Agreement or Ground Lease to the Transfer have been obtained;

(iii) If such Transfer results in no Guarantor Controlling Borrower or Guarantors not owning, directly or indirectly, in the aggregate at least fifty-one percent (51%) of the equity interests in Borrower, then Lender shall have received a replacement guaranty and environmental indemnity (in form and substance substantially the same as the Guaranty and Environmental Indemnity) by one or more replacement guarantors and indemnitors (A) who in the aggregate, satisfy the Financial Covenants and (B) each of whom satisfies the applicable search criteria described in clause (iv) below and (C) each of whom owns a direct or indirect interest in Transferee Borrower and at least one of whom Controls Transferee Borrower (collectively, the “QEH Replacement Guarantor”), where such QEH Replacement Guarantor has undertaken at least the obligations as set forth in the Guaranty and Environmental Indemnity arising only from acts, conditions and events occurring from and after the closing date of the Transfer;

(iv) Lender shall have received (A) Patriot Act, OFAC and bankruptcy searches satisfactory to Lender and (B) pending litigation, judgment, state and federal tax lien and UCC searches reasonably satisfactory to Lender, with respect to each QEH Replacement Guarantor; provided, however, that (1) with respect to any bankruptcy search, such search shall be deemed satisfactory if it evidences that the QEH Replacement Guarantor, if any, is not currently the subject of any bankruptcy proceeding and has not been subject to any voluntary or involuntary bankruptcy proceeding in the past seven (7) years (other than, in the case of an involuntary proceeding, as may have been dismissed) and (2) UCC searches shall be deemed to be satisfactory so long as they do not evidence any security interest in any collateral for the Loan or any security interest in any direct or indirect equity interest in Borrower;

(v) If a QEH Replacement Guarantor is required under Paragraph (iii) Lender shall have received an opinion of counsel in form and substance reasonably satisfactory to Lender (A) that the replacement guaranty and environmental indemnity have been duly authorized, executed and delivered and are valid, binding and enforceable against QEH Replacement Guarantor, in accordance with their terms, and (B) that QEH Replacement Guarantor and any entity which is a constituent and controlling stockholder, member or general partner of QEH Replacement Guarantor, as applicable, have been duly organized, and are in existence and good standing;

(vi) Lender shall have received an Additional Insolvency Opinion with respect to the Transfer, in form and substance reasonably satisfactory to Lender and satisfactory to the Rating Agencies;

(vii) Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with such Transfer including any Rating Agency fees; and

Upon the execution and delivery of a replacement guaranty and environmental indemnity by a QEH Replacement Guarantor required by this Section 7.2(j), the Guarantor(s) who have been replaced by the QEH Replacement Guarantor shall be forever released from any

Mezzanine Loan Agreement

further liability under the Guaranty and Environmental Indemnity arising from any circumstance, condition, action or event first occurring after the closing date of the Transfer to the extent the same is not caused by such replaced Guarantor(s); provided, however, that such replaced Guarantor(s) shall remain liable under the Guaranty and Environmental Indemnity for any obligations thereunder arising from any action or event occurring prior to the closing date of the Transfer.

(k) a Qualified Preferred Equity Vehicle Change of Control shall be permitted without Lender’s consent provided that:

(i) (A) Whitehall shall own, directly or indirectly, not less than ninety-seven percent (97%) of the Qualified Preferred Equity Investor and the Qualified Preferred Equity Investment (or in each case, such Lesser amount as may be permitted under Section 7.2(l) below and (B) Whitehall shall, directly or indirectly, retain sole and exclusive Control over the exercise of all rights granted to the Qualified Preferred Equity Investor pursuant to the organizational documents of the Qualified Preferred Equity Vehicle (without the need to obtain anyone else’s consent);

(ii) the Qualified Preferred Equity Investor shall be entitled pursuant to the terms of the organizational documents of the Qualified Preferred Equity Vehicle to exercise the Qualified Preferred Equity Vehicle Change of Control and shall comply with all conditions and requirements set forth in the organizational documents of the Qualified Preferred Equity Vehicle and the Qualified Preferred Equity Recognition Agreement;

(iii) the Qualified Preferred Equity Investor shall have provided Lender written notice of such Qualified Preferred Equity Vehicle Change of Control (“Qualified Preferred Equity Vehicle Change of Control Notice”) no less than ten (10) Business Days prior to the consummation of such Qualified Preferred Equity Vehicle Change of Control;

(iv) the Qualified Preferred Equity Investor shall affirm and reaffirm the Qualified Preferred Equity Recognition Agreement, as of the date of the Qualified Preferred Equity Vehicle Change of Control Notice and as of the effective date of the Qualified Preferred Equity Vehicle Change of Control, and as of both such dates, the Qualified Preferred Equity Recognition Agreement shall be in full force and effect;

(v) Lender shall have received evidence reasonably satisfactory to it (which may be in the form of an Officer’s Certificate) that the Qualified Preferred Equity Vehicle Change of Control is not prohibited by and would not permit the Franchisor or Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and that any approvals required under any Franchise Agreement or Ground Lease to the Qualified Preferred Equity Vehicle Change of Control have been obtained;

(vi) as of the date of the Qualified Preferred Equity Vehicle Change of Control Notice and as of the effective date of the Qualified Preferred Equity Vehicle Change of Control, neither Whitehall nor Qualified Preferred Equity Investor shall be subject to any bankruptcy or any other similar insolvency proceeding (whether under state or federal or foreign law);

Mezzanine Loan Agreement

(vii) (A) Whitehall shall have executed and delivered a replacement guaranty and environmental indemnity which is in form and substance substantially similar to the Guaranty and Environmental Indemnity entered into on the Closing Date, pursuant to which Whitehall shall undertake the obligations as set forth in the Guaranty and Environmental Indemnity arising only from events occurring from and after the effective date of the Qualified Preferred Equity Vehicle Change of Control (collectively, the “Preferred Guaranty”); (B) Whitehall shall satisfy the Financial Covenants, and (C) Whitehall shall not be subject to any bankruptcy or any other similar insolvency proceeding (whether under state or federal or foreign law);

(viii) upon the effective date of the Qualified Preferred Equity Vehicle Change of Control and at all times thereafter, Whitehall shall directly or indirectly Control the Qualified Preferred Equity Vehicle and its then direct and indirect subsidiaries and, without limiting the foregoing, shall indirectly Control the Borrower and each Mezzanine Borrower;

(ix) Lender shall have received an Additional Insolvency Opinion with respect to the Qualified Preferred Equity Vehicle Change of Control, in form and substance reasonably satisfactory to Lender and satisfactory to the Rating Agencies, together with customary legal opinions and organizational document and certificate deliveries respecting the existence, due formation and organization, good standing and authorization of the parties to the Preferred Guaranty and the due execution and delivery, and enforceability of the Preferred Guaranty, in each case reasonably satisfactory to Lender and in form and substance in nature and scope provided by or on behalf of Guarantor in connection with its execution and delivery of the Guaranty and Environmental Indemnity on the Closing Date;

(x) Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with the Qualified Preferred Equity Vehicle Change of Control including any Rating Agency fees;

(xi) the Manager(s) managing the Properties prior to giving effect to such Qualified Preferred Equity Vehicle Change of Control shall continue to manage the Properties (other than such Manager(s) that are being replaced in connection with the exercise of Borrower’s rights under Section 4.14.2(d), in which case, the applicable Scheduled Manager shall commence management of the applicable Individual Properties); and

(xii) all conditions to the Qualified Preferred Equity Vehicle Change of Control set forth in the Mezzanine Loan Documents shall have been fully satisfied.

Upon the completion of the Qualified Preferred Equity Vehicle Change of Control and the execution and delivery of the Preferred Guaranty by Whitehall required by this Section 7.2(k), the Guarantor(s) who have been replaced by Whitehall shall be forever released from any further liability under the Guaranty and Environmental Indemnity arising from any circumstance, condition, action or event first occurring after the effective date of the Qualified Preferred Equity

Mezzanine Loan Agreement

Vehicle Change of Control to the extent the same is not caused by such replaced Guarantor(s); provided, however, that such replaced Guarantor(s) shall remain liable under the Guaranty and Environmental Indemnity for any obligations thereunder arising from any action or event occurring prior to the effective date of the Qualified Preferred Equity Vehicle Change of Control.

(l) provided that no Event of Default shall then exist, from and after the date that is twelve (12) months after the Qualified Preferred Equity Closing Date, a Transfer of the direct or indirect ownership interests in the Qualified Preferred Equity Investor and/or the Qualified Preferred Equity Investment shall be permitted without Lender’s consent, provided and so long as each of the following conditions are satisfied:

(i) (A) Whitehall shall own, directly or indirectly, not less than fifty-one percent (51%) of the Qualified Preferred Equity Investor and the Qualified Preferred Equity Investment, (B) Whitehall shall, directly or indirectly, retain sole and exclusive Control over the Qualified Preferred Equity Investor and the exercise of all rights granted to the Qualified Preferred Equity Investor pursuant to the organizational documents of the Qualified Preferred Equity Vehicle (without the need to obtain anyone else’s consent) and (C) if a Qualified Preferred Equity Vehicle Change of Control shall have occurred, Whitehall shall continue to directly or indirectly Control the Qualified Preferred Equity Vehicle and each of its then direct and indirect subsidiaries and, without limiting the foregoing, shall indirectly Control Borrower and each Mezzanine Borrower;

(ii) if such Transfer would cause the transferee to increase its direct or indirect interest in the Qualified Preferred Equity Investment to an amount which equals or exceeds twenty percent (20%) of the aggregate Qualified Preferred Equity Investment, such transferee is a Qualified Transferee;

(iii) Lender shall receive not less than thirty (30) days advance written notice of such Transfer;

(iv) as of the date of such Transfer (i) any transferee of the Qualified Preferred Equity Investment or portion thereof shall join and execute and agree to be bound (with respect to the period after the date of execution) by the Qualified Preferred Equity Recognition Agreement, (ii) the then Qualified Preferred Equity Investor shall affirm and reaffirm the Qualified Preferred Equity Recognition Agreement, and (iii) the Qualified Preferred Equity Recognition Agreement shall be in full force and effect;

(v) if requested by Lender, Borrower shall provide an Additional Insolvency Opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies;

(vi) such Transfer is not prohibited by and would not permit the Franchisor or Ground Lessor to terminate any Franchise Agreement or Ground Lease, and will not result in or cause any breach or default under any Franchise Agreement or Ground Lease to the extent such violation, breach or default (with or without the passage of time) would result in an Event of Default, and any approvals required under any Franchise Agreement or Ground Lease to the Transfer have been obtained; and

Mezzanine Loan Agreement

(vii) Borrower shall reimburse Lender for any and all reasonable out of pocket legal expenses incurred by it in connection with such Transfer.

Section 7.3 Cost and Expenses; Copies.

(a) Borrower shall pay all reasonable costs and expenses of Lender in connection with any Transfer, including, without limitation, all reasonable fees and expenses of Lender’s counsel, whether internal or outside, and the reasonable cost of any required counsel opinions related to REMIC (if the Loan is included in a REMIC Trust) or other securitization (if the Loan is otherwise included in a Securitization) or tax issues and any Rating Agency fees.

(b) Borrower shall provide Lender with copies of all organizational documents relating to any Permitted Transfer.

Section 7.4 Approved Mezzanine Loan. For the avoidance of doubt, nothing herein restricts in any manner any Approved Mezzanine Borrower from obtaining an Approved Mezzanine Loan from an Approved Mezzanine Lender; provided that on or prior to the Approved Mezzanine Closing Date, Borrower is required, or shall cause Owner, to make the deposit into the Future PIP Reserve Account as set forth in Section 6.6.1(a) of the Mortgage Loan Agreement.

ARTICLE 8

DEFAULTS

Section 8.1 Events of Default. Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) the Obligations are not paid in full on the Maturity Date, (B) any regularly scheduled monthly payment of interest, and, if applicable, principal due under the Note is not paid in full within three (3) calendar days following the applicable Monthly Payment Date, (C) any prepayment of principal due under this Agreement or the Note is not paid when due, (D) the Spread Maintenance Premium is not paid when due or (E) any deposit to the reserves established pursuant to Section 6.2 is not made within three (3) calendar days following the required deposit date therefor (provided that it shall not be an Event of Default under clause (B) or (E) if as of the applicable due date for the payment of such amounts there are sufficient funds remaining in the Deposit Account (other than funds previously allocated to the various Accounts) to pay such amounts when due and Lender’s access to such funds has not been inhibited in any manner whatsoever due to circumstances or events which are directly related to Borrower and no other monetary Event of Default is then continuing);

(ii) if any other amount payable pursuant to this Agreement, the Note or any other Loan Document (other than as set forth in the foregoing clause (i)) is not paid in full when due and payable in accordance with the provisions of the applicable Loan Document, with such failure continuing for ten (10) Business Days after Lender delivers written notice thereof to Borrower (provided that it shall not be an Event of Default under this clause (ii) if as of the applicable due date for the payment of such amounts there are sufficient funds remaining in the Deposit Account (as defined in the

Mezzanine Loan Agreement

Mortgage Loan Agreement) (other than funds previously allocated to the various Accounts (as defined in the Mortgage Loan Agreement)), to pay such amounts when due, no other monetary Event of Default is then continuing, and the servicer under the Mortgage Loan fails to make such payment in violation of the Mortgage Loan Agreement);

(iii) subject to Owner’s right to contest as set forth in Section 4.6 of the Mortgage Loan Agreement, if any of the Taxes or Other Charges are not paid when Due and Payable (provided that it shall not be an Event of Default if there are sufficient funds in the Tax Account (as defined in the Mortgage Loan Agreement) to pay such amounts when due, no other monetary Event of Default is then continuing and the servicer under the Mortgage Loan fails to make such payment in violation of the Mortgage Loan Agreement);

(iv) if Owner fails to maintain in full force and effect Policies reflecting and satisfying the insurance coverages, amounts and other requirements set forth in this Agreement, or if certificates evidencing the insurance provided pursuant to the Policies are not delivered to Lender within five (5) days of Lender’s written request (provided that it shall not be an Event of Default if (x) such failure results from the failure to timely pay any premium and there are then sufficient funds in the Insurance Account (as defined in the Mortgage Loan Agreement) to pay such premiums when due, no other monetary Event of Default is then continuing and (y) the servicer under the Mortgage Loan fails to make such payment in violation of the Mortgage Loan Agreement);

(v) a voluntary Transfer other than a Permitted Transfer occurs, or any other Transfer which is not a Permitted Transfer, and to which no other clause of this Section 8.1(a) applies, occurs and is not cured within the lesser of (i) any cure period expressly provided under this Agreement with respect to such impermissible Transfer, or (ii) thirty (30) days following Borrower’s receipt of written notice of such impermissible Transfer from Lender;

(vi) if any certification, representation or warranty made by Borrower or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such representation or warranty was made; provided, however, that as to any such false or misleading representation or warranty which (a) was unintentionally made to Lender and (b) which can be made true and correct by action of Borrower, Borrower shall have a period of thirty (30) days following written notice thereof to Borrower to undertake and complete all action necessary to make such representation or warranty, true and correct in all material respects; provided, further, that if the same cannot be cured within such thirty (30) day period, if Borrower commences to take action to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of an additional ninety (90) days;

(vii) if Borrower, Guarantor, any Individual Owner or Approved Mezzanine Borrower shall make an assignment for the benefit of creditors;

Mezzanine Loan Agreement

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower, any Guarantor, any Individual Owner or Approved Mezzanine Borrower, or if Borrower, any Guarantor, any Individual Owner or any Approved Mezzanine Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any Guarantor, any Individual Owner or any Approved Mezzanine Borrower or if any proceeding for the dissolution or liquidation of Borrower, any Guarantor, any Individual Owner or any Approved Mezzanine Borrower shall be instituted, or if Borrower or Owner or any Approved Mezzanine Borrower is substantively consolidated with any other Person; provided, however, if such appointment, adjudication, petition, proceeding or consolidation was involuntary and not consented to by Borrower, any Guarantor, or such Individual Owner, upon the same not being discharged, stayed or dismissed within ninety (90) days following its filing;

(ix) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xi) a breach of the covenants set forth in Sections 4.4; provided, however, such violation or breach shall not constitute an Event of Default in the event that (1) such violation or breach is not intentional, (2) such violation or breach is immaterial, (3) such violation or breach shall be remedied in a timely and expedient manner and in any event within not more than 60 days, and (4) within fifteen (15) Business Days following the request of Lender, but not prior to the date on which such violation or breach shall have been remedied in accordance with the immediately foregoing clause (3), Borrower delivers to Lender a substantive non-consolidation opinion, or a modification of the Insolvency Opinion, to the effect that such breach or violation shall not in any way impair, negate or adversely change the opinions rendered in the Insolvency Opinion, which opinion or modification and any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;

(xii) a breach of the covenants set forth in Sections 4.31 or 4.23 hereof;

(xiii) if at any time the equity interests pledged by Borrower pursuant to the Pledge Agreement shall be evidenced by new, replacement or additional certificates and Borrower shall fail to deliver such certificates to Lender, together with any powers of attorney or membership powers required to be delivered in connection therewith in accordance with the Pledge Agreement;

(xiv) subject to Borrower’s and Owner’s right to contest set forth in Section 4.3 of this Agreement, if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien except a Permitted Encumbrance;

Mezzanine Loan Agreement

(xv) the alteration, improvement, demolition or removal of any material portion of the Improvements without the prior written consent of Lender, other than in accordance with this Agreement and the Leases at the Individual Properties entered into in accordance with the Loan Documents;

(xvi) if, without Lender’s prior written consent, other than in accordance with Section 4.14, (i) any Management Agreement is terminated, or (ii) there is a material change in any Management Agreement;

(xvii) a breach of any representation, warranty or covenant contained Section 3.1.18 hereof;

(xviii) if Borrower breaches any covenant contained in Section 4.9 hereof and such breach continues for ten (10) Business Days following Lender’s delivery of notice of such breach;

(xix) if (A) any Individual Owner shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by any Ground Lease as and when such rent or other charge is payable (after the expiration of any grace periods afforded Owner under such Ground Lease (but not, for the avoidance of doubt, any grace, notice or cure periods afforded to Lender under the Ground Lease or otherwise)) (unless waived by the Ground Lessor), (B) there shall occur any default (beyond any applicable cure periods afforded Owner under such Ground Lease (but not, for the avoidance of doubt, any grace, notice or cure periods afforded to Lender under the Ground Lease or otherwise)) by an Individual Owner, as tenant under any Ground Lease, in the observance or performance of any term, covenant or condition of a Ground Lease on the part of an Individual Owner, as the tenant thereunder to be observed or performed (unless (a) waived by the Ground Lessor or (b) of an immaterial nature and for which notice from Ground Lessor is required and has not been given), (C) if any one or more of the events referred to in a Ground Lease shall occur which would cause such Ground Lease to terminate without notice or action by the landlord under such Ground Lease or which would entitle the Ground Lessor to terminate such Ground Lease and the term thereof by giving notice to the applicable Individual Owner, as tenant thereunder (unless waived by the Ground Lessor), (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered or amended without the consent of Lender except as otherwise permitted by this Agreement;

(xx) if without Lender’s prior consent, there is any material change in any Franchise Agreement (or any replacement Franchise Agreement), or a Franchise Agreement shall be terminated or cancelled, unless Borrower shall then be entitled to and shall have replaced (or caused Owner to replace) such Franchise Agreement in accordance with the terms of Section 4.34(d);

(xxi) if a default has occurred and continues beyond any applicable cure period under any Franchise Agreement if such default permits the applicable Franchisor to terminate or cancel such Franchise Agreement, unless Borrower shall then be entitled under Section 4.34(d) to replace such Franchise Agreement and within sixty (60) days

Mezzanine Loan Agreement

after such default shall replace (or cause Owner to replace) such Franchise Agreement in accordance with the terms of Section 4.34(d) (provided that such sixty (60) day period shall be extended for up to ten (10) additional Business Days if Lender fails to respond to Borrower’s written request for approval within ten (10) Business Days after Lender’s receipt thereof, provided such request was delivered to Lender not less than ten (10) Business Days prior to such sixtieth (60th) day);

(xxii) if there shall be a default under any of the other Loan Documents or the Indemnification Agreement beyond any applicable cure periods contained therein, whether as to Borrower, Owner, any Guarantor, Whitehall, the Collateral or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xxiii) if Borrower shall fail to comply with any of the terms, covenants or conditions of Section 9.3 hereof and such failure shall continue for ten (10) Business Day after notice thereof from Lender to Borrower.

(xxiv) if Borrower fails to obtain or maintain an Interest Rate Cap Agreement or replacement thereof in accordance with Section 2.6 and/or Section 2.7 hereof; provided that with respect to a failure under Section 2.6 only, no Event of Default shall occur under this clause (xxiv) unless such failures continues for five (5) Business Days after Lender delivers notice to Borrower thereof (it being agreed that such cure period shall not apply with respect to Borrower’s delivery of a Replacement Interest Rate Cap Agreement in connection with its exercise of an Extension Option under Section 2.7);

(xxv) an Event of Default as defined or described in the Mortgage Loan Documents occurs or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or permit Mortgage Lender to accelerate the maturity or any portion of the Mortgage Loan;

(xxvi) if Guarantors breach the Financial Covenants, if any, under the Guaranty; or

(xxvii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xxvi) above, for thirty (30) days after notice to Borrower from Lender; provided, however, that if such Default is a Default which cannot be cured by the payment of a sum of money and is otherwise susceptible of cure but cannot reasonably be cured within such 30-day period, and provided further that Borrower shall have commenced to cure such Default within such 30-day period and shall thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days.

Mezzanine Loan Agreement

Section 8.2 Remedies.

8.2.1 Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand (and Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) of Section 8.1 above, the Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable in full, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding. Notwithstanding the foregoing provisions of this Section 8.2.1, if Borrower has cured a Qualified Release Property Default in accordance with Section 2.5.2, an acceleration of the Loan arising from such Qualified Release Property Default shall be rescinded (assuming no other Event of Default shall then or thereafter be continuing).

8.2.2 Suspension of Lender’s Performance. Upon the occurrence of an Event of Default, in addition to any other rights or remedies available to Lender pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may, at its option, cease or suspend any and all performance required of Lender under the Loan Documents.

8.2.3 Remedies Cumulative. During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law or contract or as set forth herein or in the other Loan Documents or by equity. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Pledge Agreement and other Security Documents have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Mezzanine Loan Agreement

8.2.4 Severance.

(a) During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Collateral under the Pledge Agreement in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Collateral under the Pledge Agreement to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Collateral under the Pledge Agreement to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Collateral under the Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of the sums secured by the Collateral under the Pledge Agreement and not previously recovered.

(b) During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge agreements and other security documents in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(c) Any amounts recovered from the Collateral or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, in such order, priority and proportions as Lender in its sole discretion shall determine.

8.2.5 Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Pledge Agreement and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no

Mezzanine Loan Agreement

obligation to send notice to Borrower of any such failure (provided that if Lender elects to exercise its right in the preceding sentence it shall notify Borrower of such exercise; provided, that Lender’s failure to so notify Borrower shall not invalidate such action or give rise to any liability on the part of Lender or defense, effect or counterclaim on the part of Borrower).

ARTICLE 9

SALE AND SECURITIZATION OF LOAN

Section 9.1 Sale of Loan and Securitization.

(a) Lender shall have the right, at Lender’s cost and without the consent of Borrower, any Guarantor or any Affiliate of Borrower or any Guarantor, (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Secondary Market Transaction are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.

(b) If requested by Lender, Borrower shall use commercially reasonable efforts to and shall cause Guarantors to use commercially reasonable efforts to assist Lender, at Lender’s expense, in satisfying the market standards to which Lender customarily adheres or which may be required by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions, and shall in any event upon Lender’s request:

(i) (A) provide updated financial and other customary information with respect to the Properties, the business operated at the Properties, Owner, Borrower and each Manager, including, without limitation, the information set forth on Exhibit A attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each tenant) relating to the Properties, and (C) provide updated appraisals, market studies, property condition reports and other due diligence investigations of the Properties (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) cause counsel to provide legal opinions of counsel, which may be relied upon by Lender, trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation, matters of Delaware and federal bankruptcy law relating to limited partners and/or limited liability companies, any other matters covered in the opinions delivered to Lender at Closing or as required by the Rating Agencies with respect to the Properties, the Loan Documents, Owner and Borrower and its Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies; and

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(iii) execute amendments to the Loan Documents and Borrower’s organizational documents requested by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate as set forth herein on in the Note, (B) change the outstanding principal balance of the Loan, (C) require Borrower to make or remake any representations or warranties, (D) require principal amortization of the Loan (other than repayment in full on the Maturity Date), (E) change any Stated Maturity Date or (F) otherwise increase the obligations or reduce the rights of Borrower or any Guarantor under the Loan Documents.

(c) If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrower shall, at Lender’s expense, furnish to Lender upon reasonable request the following financial information:

(i) if Lender reasonably expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all loans included or expected to be included in the Securitization, net operating income for the Properties and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii) if Lender reasonably expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all loans included or expected to be included in the Securitization, the financial statements in respect of each Individual Owner and its respective Properties required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender reasonably determines to be a Significant Obligor) for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Properties for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X.

(d) Further, if reasonably requested by Lender, Borrower shall, promptly at Lender’s expense, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any tenant of any Individual Property (if available and not subject to requirements of confidentiality under the terms of the applicable Lease) if, in connection with a Securitization, Lender expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such tenant or group of Affiliated tenants within all of the loans included or expected to be included in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant

Mezzanine Loan Agreement

Obligor. Borrower shall, at Lender’s expense, use commercially reasonable efforts to furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such tenants meeting (if available and not subject to requirements of confidentiality under the terms of the applicable Lease) the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e) If Lender reasonably determines in good faith that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Properties alone or the Properties and Related Properties collectively, are a Significant Obligor, then Borrower shall, at Lender’s expense, furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f) Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished at Lender’s expense to Lender within the following time periods:

(i) with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(ii) with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.

(g) If reasonably requested by Lender, Borrower shall, at Lender’s expense, provide Lender, promptly following Lender’s reasonable request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements identified by Lender and relating to a Securitization or as shall otherwise be reasonably requested by Lender or, in the case of a private securitization such statements or information as Lender shall reasonably determine to be necessary to be included.

(h) If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrower shall provide Lender, promptly upon request, a list of tenants (including all affiliates of such tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent.

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(i) All financial statements provided by Borrower pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP, and shall meet the applicable requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements provided by Borrower pursuant to clause (c) or (d) relating to a Fiscal Year shall be audited by Independent Accountants in accordance with GAAP, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the Independent Accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the Independent Accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such Independent Accountants and the reference to such Independent Accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements of the Borrower shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.

(j) If reasonably requested by Lender, Borrower shall review any information regarding the Properties, tenants, Borrower, Owner, and Guarantors which is contained in any Disclosure Document (including any interim drafts thereof and any amendments or supplements thereto) in order to confirm that to its knowledge, no such Disclosure Document contains any untrue statement of a material fact or omits any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and to the extent any such Disclosure Document contains any such material misstatements or omissions to correct any such material misstatements or omissions within five (5) Business Days following Borrower’s receipt thereof. Borrower shall not be liable hereunder for any material misstatement or omission contained in the Disclosure Document due to Lender’s failure to incorporate Borrower’s requested changes or modifications.

(k) For all purposes under this Agreement, if any Securities are offered pursuant to a “private” Securitization pursuant to an exemption under Rule 144A or Regulation D under the Securities Act, the provisions of Regulation AB, Regulation S-K, Regulation S-X and any other disclosure provisions of the Securities Act and/or Exchange Act, as applicable, shall be deemed to apply to such “private” Securitization as if such offering of Securities were being conducted pursuant to a registered public offering under the Securities Act.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that information about the Borrower, Owner and the Properties, tenants, Managers and Guarantors provided to Lender by Borrower and its agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with a Securitization, including an offering circular, any free writing prospectus, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be

Mezzanine Loan Agreement

made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to a Securitization. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.

(b) Borrower hereby agrees to indemnify Lender (and for purposes of this Section 9.2, Lender shall include the initial lender, its successors and assigns, and their respective officers and directors) and each Person who controls the Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any actual losses (i.e., non-consequential), claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, (A) any untrue statement or alleged untrue statement of any material fact contained in the information about the Borrower, Owner, the Properties, Guarantors, tenants and Managers provided to Lender by Borrower and its agents, counsel and representatives (it being agreed that no Manager is an agent or representative of Borrower for the purpose of this sentence), (B) the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading, or (C) a breach of the representations and warranties made by Borrower in Section 3.1.31 of this Agreement (Full and Accurate Disclosure). Borrower also agrees to reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrower’s liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Properties, provided Borrower is given the opportunity to review and ensure the accuracy of any information in the Disclosure Document provided by or on behalf of Borrower in connection with the preparation of the Disclosure Document and provided, further, that Borrower shall not have any liability hereunder as a result of any untrue statement or alleged untrue statement or omission or alleged omission contained in the Disclosure Document due to Lender’s failure to incorporate therein Borrower’s requested changes or modifications. This indemnification provision will be in addition to any liability which Borrower may otherwise have. Borrower acknowledges and agrees that any Person that is included in the Lender Group, the Issuer and/or the Underwriter Group that is not a direct party to this Agreement shall be deemed to be a third-party beneficiary to this Agreement with respect to this Section 9.2(b). Within five (5) Business Days after Lender’s written request, Borrower shall execute and deliver to Lender a separate indemnification and reimbursement agreement in favor of the Lender Group, the Issuer and the Underwriter Group in form and substance consistent with the indemnification and reimbursement obligations of Borrower under this Section 9.2(b).

Mezzanine Loan Agreement

(c) In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrower agrees to (i) indemnify Lender, the Lender Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the Lender Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an alleged untrue statement or alleged omission or an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Properties, provided Borrower is given the opportunity to review and ensure the accuracy of any information in the Disclosure Document provided by or on behalf of Borrower in connection with the preparation of the Disclosure Document and (ii) reimburse Lender, the Lender Group, the Issuer and/or the Underwriter Group for any out-of-pocket legal or other expenses reasonably incurred by Lender, the Lender Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the failure to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party under Sections 9.2(b) and 9.2(c) hereof except to the extent that failure to notify causes prejudice to the indemnifying party. If any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party pursuant to the immediately preceding sentence of this Section 9.2(d), such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or the indemnifying party shall have failed to designate within a reasonable period of time counsel reasonably satisfactory to the indemnified party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party. Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any

Mezzanine Loan Agreement

judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings, and such settlement requires no statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party or insufficient in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(g) Borrower shall jointly and severally indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 9.3 Severance.

9.3.1 Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any sale, participation or other Secondary Market Transaction with respect to all or any portion of the Loan), to require the Borrower (at Lender’s expense) to execute and deliver (i) “component” notes and/or modify the Loan in order to create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure) and/or one or more additional components of the Note or Notes (including the implementation of one or more New Junior Mezzanine Loans (in accordance with Section 9.3.2 below)), or make any other change to the Loan or the Note

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including but not limited to: reducing the number of components of the Note or Notes, revising the interest rate for each component, reallocating the principal balances of the Notes and/or the components, increasing or decreasing the monthly debt service payments for each component or eliminating the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments), and/or (ii) in conjunction with, and with the corresponding agreement of, the Mortgage Lender and Lender, “resize” the Loan and the Mortgage Loan to revise the interest rates for the Loan and the Mortgage Loan, reallocate the principal balances of the Loan and the Mortgage Loan and/or increasing or decreasing the monthly debt service payments for the Loan and the Mortgage Loan (such resizing under this clause (ii), a “Resizing”), provided that, subject to Section 9.3.2, (A) the Outstanding Principal Balance of the Loan, or of all components of the Loan if it is componentized (together with, in the case of a Resizing, the outstanding principal balance of the Mortgage Loan subject to such Resizing) in the aggregate immediately after the effective date of such modification equals the outstanding principal balance (when aggregated, in the case of a Resizing, with the outstanding principal balance of the Mortgage Loan subject to such Resizing) immediately prior to such modification, (B) the initial weighted average of the interest rates for all components of the Loan in the aggregate (when aggregated, in the case of a Resizing, with the interest rates of the Mortgage Loan subject to such Resizing) immediately after the effective date of such modification equals the interest rate of the original Note (when aggregated, in the case of a Resizing, on a weighted average basis with the interest rate of the Mortgage Loan subject to such Resizing) immediately prior to such modification, (C) no principal amortization of the Loan (or any components thereof) or the Mortgage Loan shall be required (other than repayment in full on the Maturity Date), (D) there shall be no change to any Stated Maturity Date and (E) Borrower and Guarantors shall not be required to amend any Loan Documents that would otherwise increase the obligations or reduce the rights of Borrower or any Guarantor under the Loan Documents, and provided, further, that in all events the aggregate principal balance of the Loan and the Mortgage Loan following a Resizing may not exceed the aggregate principal balance of the Loan and the Mortgage Loan immediately prior to the Resizing, and the initial weighted average interest rate of the Loan and the Mortgage Loan, on a combined basis, following a Resizing may not exceed the weighted average interest rate of the Loan and the Mortgage Loan, on a combined basis, immediately before the Resizing. At Lender’s election, each note comprising the Loan may be subject to one or more Secondary Market Transactions. Lender shall have the right to modify the Note and/or Notes and any Components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective. The provisions of this Section 9.3 shall not be applicable to any Approved Mezzanine Loan.

9.3.2 New Junior Mezzanine Loan Option. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to create one or more junior mezzanine loans (each, a “New Junior Mezzanine Loan”), to establish different interest rates and to reallocate the Outstanding Principal Balance and Monthly Debt Service Payment of the Loan to the Loan and such New Junior Mezzanine Loan(s) and to require the payment of the Loan and any New Junior Mezzanine Loan(s) in such order of priority as may be designated by Lender (including in priority senior to the Approved Mezzanine Loan, with corresponding adjustments to each reference to the Approved Mezzanine Loan to include the New Junior Mezzanine Loan(s) and any payments or prepayments of principal and interest thereon prior to the Approved Mezzanine Loan); provided, that (A) the outstanding principal balance of the Loan

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and such New Junior Mezzanine Loan(s) immediately after the effective date of the creation of such New Junior Mezzanine Loan(s) equals the Outstanding Principal Balance immediately prior to such modification, (B) the initial weighted average of the interest rates for the Loan and such New Junior Mezzanine Loan(s) in the aggregate immediately after the effective date of the creation of such New Junior Mezzanine Loan(s) equals the interest rate of the original Note in immediately prior to such modification (C) no principal amortization of the Loan, any New Junior Mezzanine Loan(s) or Approved Mezzanine Loan shall be required (other than repayment in full on the Maturity Date), (D) there shall be no change to any Stated Maturity Date and (E) Borrower and Guarantors shall not be required to amend any Loan Documents (or enter into new documents with respect to the New Junior Mezzanine Loan) that would otherwise increase the obligations or reduce the rights of Borrower or any Guarantor pursuant to the Loan Documents. Borrower shall cause (at Lender’s expense) the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Junior Mezzanine Loan (each, a “New Junior Mezzanine Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Junior Mezzanine Borrower.

9.3.3 Cooperation; Execution; Delivery. Borrower shall use reasonable efforts to cooperate (at Lender’s expense) with all reasonable requests of Lender in connection with this Section 9.3. Subject to Section 9.3.2, if reasonably requested by Lender, Borrower shall promptly execute and deliver such documents as shall be required by Lender and any Rating Agency in connection with any modification or New Junior Mezzanine Loan pursuant to this Section 9.3, all in form and substance reasonably satisfactory to Lender and satisfactory to any applicable Rating Agency, including, the severance of security documents if requested and/or, in connection with the creation of any New Junior Mezzanine Loan: (i) execution and delivery of a promissory note and loan documents necessary to evidence such New Junior Mezzanine Loan, (ii) execution and delivery of such amendments to the Loan Documents as are necessary in connection with the creation of such New Junior Mezzanine Loan, (iii) delivery of opinions of legal counsel with respect to due execution, authority and enforceability of any modification documents or documents evidencing or securing any New Junior Mezzanine Loan, as applicable and (iv) with respect to any New Junior Mezzanine Loan, delivery of an additional Insolvency Opinion for the Loan and a substantive non-consolidation opinion; each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof.

Section 9.4 Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, no Loan Party shall be required to incur (and Lender shall be required to pay and/or reimburse) any out-of-pocket costs or expenses in the performance of its obligations under Sections 9.1 or 9.2 (excluding the indemnity obligations set forth therein) or Section 9.3 above (including, without limitation, any transfer taxes incurred as a result of any required restructuring).

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Section 9.5 Confidentiality.

(a) Borrower agrees for itself and on behalf of Guarantors that except as expressly provided below, any reports, statements or other information required to be delivered or provided under this Agreement or any of the other Loan Documents and furnished at any time and from time to time by Borrower or Guarantors and relating to any Guarantor (“Furnished Information”) may be included in any Disclosure Document and may be forwarded by Lender to any actual or prospective investor in the Loan, the Mortgage Loan or the Approved Mezzanine Loan, any actual or prospective assignee of the Loan, the Mortgage Loan or the Approved Mezzanine Loan, or beneficial interests in the Loan, the Mortgage Loan or the Approved Mezzanine Loan, including investors in Securities, any actual or prospective participant in the Loan, the Mortgage Loan or the Approved Mezzanine Loan, any Rating Agency rating any participations in the Loan and/or Securities, any NRSRO, any underwriter, any organization maintaining databases on the underwriting and performance of commercial mortgage loans, any of Lender’s Affiliates involved from time to time in the transactions contemplated by this Agreement and/or in any Securitization and/or in any assignment of all or any portion of the Loan, the Mortgage Loan or the Approved Mezzanine Loan, any of Lender or such Affiliates’ respective employees, directors, agents, attorneys, accountants, or other professional advisors, any servicers of the Loan, and/or any Governmental Authorities, in all cases as Lender determines necessary or desirable in its sole discretion. Borrower, for itself and Whitehall, irrevocably waives any and all rights it may have under any applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.

(b) Notwithstanding the foregoing Subsection (a), Lender agrees, for the sole benefit of Whitehall (and not any successor to or assign of Whitehall), that any Furnished Information which is financial information with respect to Whitehall which is provided to Lender by or on behalf of Borrower or Whitehall and which when delivered to Lender is specifically identified in writing as confidential (such information “Confidential Furnished Financial Information”) shall be kept confidential; except that summary financial information regarding Whitehall, including statements as to net worth, liquidity, total assets under management and similar statements of financial wherewithal with respect to Whitehall (“Summary Financial Information”), may be included in any Disclosure Document and may be disclosed to any of the parties described in subsection (a) above. In addition, any other Confidential Furnished Financial Information may also be disclosed to any Rating Agency, underwriter or NRSRO; provided (i) each Rating Agency or underwriter to which such information is disclosed has executed its usual and customary confidentiality agreement and (ii) any NRSRO desiring access to any secured website containing such information shall, as a condition to its access to, have either furnished to the Securities and Exchange Commission the certification required under Rule 17g-5(e) of the Exchange Act or be required to agree to (or “click through”) such website’s confidentiality provisions. Nothing herein shall preclude Lender from (I) disclosing any Confidential Furnished Financial Information (A) as required by any applicable Legal Requirement, (B) which is already publicly available as a result of disclosure by any other party, (C) in response to any order of any court or other Governmental Authority, or (D) if Lender is required to do so in connection with any litigation or similar proceeding; provided that in the case of clause (A), (C) or (D), Lender shall exercise reasonable efforts to give prior written notice of such requirement to Whitehall (to the extent it is lawful to do so) in order to permit Whitehall to, and shall reasonably cooperate, provided such cooperation shall be at no cost or expense to Lender, with Whitehall in its efforts to, seek a protective order at Whitehall’s sole cost and expense), and (II) Confidential Furnished Financial Information shall in no event be deemed to include Furnished Information pertaining to Whitehall’s investment in the Properties, including without limitation, the ownership structure of Borrower.

Mezzanine Loan Agreement

ARTICLE 10

MISCELLANEOUS

Section 10.1 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, or against Owner, any Guarantor, any Affiliates of the foregoing or any of their respective direct or indirect principals, directors, officers, employees, beneficiaries, shareholders, partners, members, trustees or agents (each, exclusive of the Borrower, an “Other Exculpated Party”), except that (1) any Other Exculpated Party that is party to any Loan Document or any other separate written guaranty, indemnity or other agreement given by such Other Exculpated Party in connection with the Loan (including, without limitation, the Subordination of Management Agreement and the Qualified Preferred Equity Recognition Agreement or any other Loan Document to which such Other Exculpated Party is a party) shall remain fully liable therefor and the foregoing provisions shall not operate to limit or impair the liabilities and obligations of such Other Exculpated Party thereunder, and (2) Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in all or any portion of the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 10.1 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Environmental Indemnity; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or the other Security Documents or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all or any portion of the Collateral; (g) waive or impair the liability of any Other Exculpated Party under any Loan Document or any other separate written guaranty, indemnity or other agreement to which such Other Exculpated Party is a party (including, without limitation, the Subordination of Management Agreement and the Qualified Preferred Equity Recognition Agreement or any other Loan Document to which such Other Exculpated Party is a party); or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or

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otherwise, to the extent of any actual loss, damage, out-of-pocket cost or expense, liability, claim or other obligation incurred by Lender (including reasonable outside attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(i) fraud or intentional misrepresentation committed by Borrower, any Guarantor, any Individual Owner or any Affiliate of Borrower, any Individual Owner or any Guarantor in connection with the Loan;

(ii) intentional failure to disclose a material fact known to Borrower, any Individual Owner, any Guarantor, or any Affiliate of Borrower, any Individual Owner or any Guarantor in connection with the origination of the Loan that if disclosed would be reasonably expected to have had a material adverse effect on the Lender’s determination to provide the Loan in the amount and on the terms set forth in the Loan Documents;

(iii) [Reserved];

(iv) wrongful removal of personal property from the Properties during an Event of Default by Borrower or on behalf of Borrower or any Individual Owner, by any Guarantor or any Affiliate of Borrower, any Individual Owner or any Guarantor, unless replaced with personal property of substantially the same or greater utility and of the same or greater value;

(v) any intentional physical Waste at any Individual Property committed by Borrower or on behalf of Borrower or any Individual Owner by any Guarantor or any Affiliate of Borrower, any Individual Owner or any Guarantor;

(vi) the misappropriation by Borrower or on behalf of Borrower or any Individual Owner, by any Guarantor or any Affiliate of Borrower, any Individual Owner or any Guarantor of (A) any Insurance Proceeds paid by reason of any Casualty to any Individual Property, (B) any Awards in connection with the Condemnation of any Individual Property and (C) any Gross Revenues after (or that results in) an Event of Default, in each case, in violation of the Loan Documents;

(vii) failure to obtain and maintain the fully paid for Policies in accordance with Section 5.1.1 to the extent that adequate funds were available to Borrower or Owner from the income of the Properties for the payment of the premiums thereof;

(viii) any breach of any provision of Section 4.4 or Schedule V of this Agreement (other than with respect to clause (d) of Schedule V (with respect to trade payables only), clause (f) of Schedule V, clause (j) of Schedule V, clause (w) of Schedule V and clause (x) of Schedule V) that does not result in the substantive consolidation of the assets and liabilities of Borrower or any Individual Owner with any other Person (other than another Individual Owner or the Liquor Subsidiary) as a result of such breach;

Mezzanine Loan Agreement

(ix) any and all Divested Property Liabilities; and/or

(x) the modification of any Ground Lease if such modification is prohibited under this Agreement, the Mortgage Loan Agreement or under any Mortgage and such modification has a material adverse effect on the related Individual Property or the leasehold interest therein (including the value or operation thereof) or Lender’s ability to exercise its rights and remedies under the Loan Documents.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents, and (B) the Obligations shall be fully recourse to Borrower (and guaranteed by any Guarantor pursuant to the Guaranty) in the event that any of the following occur (each, a “Springing Recourse Event”): (i) Borrower or Owner fails to obtain Lender’s prior consent to any financing for borrowed money secured by the Collateral or any Individual Property, or any voluntary conveyance of a mortgage, deed of trust, security deed, security agreement or similar grant by Borrower or Owner of a voluntary Lien upon any Individual Property or the Collateral, or any voluntary granting of a security interest in, voluntary pledge of or other voluntary Lien upon any direct or indirect equity interest in any Individual Owner, or any Mezzanine Borrower, in each case, as security for any obligations or liabilities that is not permitted under the Loan Documents (excluding, for the avoidance of doubt, the security interests, pledges or Liens granted under the Mortgage Loan Documents securing the Mortgage Loan, the Loan Documents securing the Loan or the Approved Mezzanine Loan Documents securing the Approved Mezzanine Loan); (ii) Borrower or Owner fails to obtain Lender’s prior consent to (a) any voluntary transfer of any Individual Property or the Collateral that is not permitted under the Loan Documents or (b) any voluntary transfer of a direct or indirect interest in Borrower or Owner that results in a change of control of Borrower or Owner that is not permitted under the Loan Documents (specifically excluding from this clause (ii): (x) any transfer of the direct ownership interests in any Individual Owner, or any Mezzanine Borrower to any Mezzanine Lender or its designee as a result of any foreclosure upon such ownership interests (or transfer-in-lieu of foreclosure of the ownership interests that are the collateral for the applicable Mezzanine Loan), consummated in accordance with the applicable Mezzanine Loan Documents) and (y) any Qualified Preferred Equity Vehicle Change of Control consummated in accordance with Section 7.2(k) hereof; (iii) Borrower, any Individual Owner and/or Approved Mezzanine Borrower, files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, subject to a maximum aggregate liability equal to the BK Cap; (iv) the filing of an involuntary petition against Borrower, any Individual Owner and/or Approved Mezzanine Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower, any Individual Owner and/or Approved Mezzanine Borrower colludes with or otherwise assists such Person, and/or Borrower, any Individual Owner and/or Approved Mezzanine Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, any Individual Owner and/or Approved Mezzanine Borrower by any Person, subject to a maximum aggregate liability equal to the BK Cap; (v) Borrower, any Individual Owner and/or Approved Mezzanine Borrower files an answer consenting to, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, subject to a maximum

Mezzanine Loan Agreement

aggregate liability equal to the BK Cap; (vi) Borrower, any Individual Owner or Approved Mezzanine Borrower or any Affiliate, officer, director or representative which controls Borrower, such Individual Owner or Approved Mezzanine Borrower, as the case may be, consents to, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower, such Individual Owner and/or any portion of any Individual Property, the Collateral or Approved Mezzanine Borrower, as the case may be, subject to a maximum aggregate liability equal to the BK Cap; (vii) Borrower, any Individual Owner and/or Approved Mezzanine Borrower makes an assignment for the benefit of creditors or admits, in any legal proceeding, its insolvency or inability to pay its debts as they become due, subject to a maximum aggregate liability equal to the BK Cap; (viii) Borrower fails to comply with the provisions of Section 4.4 or Schedule V of this Agreement (other than those relating to solvency or adequacy of capital or adequacy of cash flow), and such failure results in an order of substantive consolidation of Borrower or one (1) or more of the Individual Owners with any other Person (other than another Individual Owner or the Liquor Subsidiary) in a bankruptcy or similar proceeding under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, subject to a maximum liability equal to the BK Cap; or (ix) such third party’s claim of ownership of, or a Lien upon, the Pledged Securities is fully and finally disposed of in favor of such third party, whether such disposition shall occur prior to or after a foreclosure on the Collateral by Lender.

Section 10.2 Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Obligations are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.3 Lender’s Discretion; Rating Agency Review Waiver.

(a) Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

(b) Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Agency Confirmation is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Agency Confirmation will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Agency Confirmation requirement shall be deemed to be satisfied with respect to such

Mezzanine Loan Agreement

matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Agency Confirmation is required.

Section 10.4 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE

NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER

Mezzanine Loan Agreement

IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.5 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 10.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter, from time to time, specify in accordance with the provisions of this Section 10.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	German American Capital Corporation 60 Wall Street, 10th Floor New York, NY 10005 Attention: General Counsel Facsimile No. (646) 736-5721

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and to:	German American Capital Corporation 60 Wall Street, 10th Floor New York, NY 10005 Attention: Robert W. Pettinato, Jr. Facsimile No. (212) 797-4489

with a copy to:	Sidley Austin LLP One South Dearborn Chicago, IL 60603 Attention: Charles Schrank Facsimile No. (312) 853-7036

with a copy to:	KeyCorp Real Estate Capital Markets, Inc. 11501 Outlook, Ste. 300 Overland Park, KS 66211 Attention: Brent Kivett Facsimile No. (877) 379-1625

If to Borrower:	c/o Goldman Sachs Realty Management, L.P. 6011 Connection Drive Irving, Texas 75039 Attention: Investment Management Facsimile No. (972) 368-3699

with a copy to:	Whitehall Street Global Real Estate Limited Partnership 2007 c/o Goldman, Sachs & Co. 200 West Street New York, New York 10282 Attention: Chief Financial Officer Facsimile No.: (212) 357-5505

with a copy to:	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attention: Anthony J. Colletta, Esq. Facsimile No. (212) 291-9029

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

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Section 10.7 Waiver of Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8 Headings, Schedules and Exhibits. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Deemed Distributions Borrower represents that any transfer by Mortgage Lender of Owner’s funds (whether pursuant to Section 2.4.4, Section 6.11 or otherwise under the Mortgage Loan Agreement) to Lender or Approved Mezzanine Lender pursuant to the Mortgage Loan Agreement or any other Mortgage Loan Document is intended by Borrower to constitute, and Borrower represents that such transfers shall constitute, distributions from Owner to Borrower and (where applicable) Borrower to Approved Mezzanine Borrower, and shall be treated as such on the books and records of Borrower, Owner and Approved Mezzanine Borrower. Borrower agrees that all such distributions shall comply with the requirements of

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Section 18-607 of the Delaware Limited Liability Company Act. Borrower agrees that no provision herein or in any other Loan Document is intended by Borrower to, nor shall any such provision be construed to create, a debtor-creditor relationship between Owner, Borrower and Approved Mezzanine Borrower.

Section 10.13 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim (other than a counterclaim which can only be asserted in the suit, action or proceeding by such assignee on this Agreement, the Note, the Pledge Agreement and any Loan Document and cannot be maintained in a separate action) or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.14 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Collateral other than that of lender.

(b) The Loan Documents are solely for the benefit of Lender and Borrower (and the Lender Group, the Issuer and the Underwriter Group with respect to Section 9.2(b)) and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.

Section 10.15 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, the Affiliate of Lender that acts as the issuer with respect to a Securitization or any of their other Affiliates shall be subject to the prior written approval of Lender.

Section 10.16 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Collateral, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Obligations without any prior or different resort for collection, or of the right of Lender to the payment of the Obligations out of the net proceeds of the Collateral in preference to every other claimant whatsoever.

Mezzanine Loan Agreement

Section 10.17 Certain Waivers. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents. Without limiting any of the other provisions contained herein, Borrower hereby unconditionally and irrevocably waives, to the maximum extent not prohibited by applicable law, any rights it may have to claim or recover against Lender in any legal action or proceeding any special, exemplary, punitive or consequential damages.

Section 10.18 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.19 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, losses, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising out of a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.19 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 10.20 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto and their respective affiliates in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, including any confidentiality agreements or any similar agreements between or among any such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.21 Servicer.

(a) At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer and trustee, together with its agents, nominees or designees, are collectively referred to as the “Servicer”) selected by Lender and Lender may delegate all or any portion of

Mezzanine Loan Agreement

its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement. Borrower shall not be responsible for payment of the annual master servicing fee due to the Servicer under the Servicing Agreement.

(b) Other than as set provided in Section 10.21(a) above or elsewhere in this Agreement, Borrower shall pay all of the fees and expenses of the Servicer and any reasonable third-party fees and expenses in connection with the Loan, including any prepayments, releases of any Individual Property, approvals under the Loan Documents requested by Borrower, other requests under the Loan, assumption of Borrower’s obligations or modification of the Loan, as well as any fees and expenses in connection with the special servicing or work-out of the Loan or enforcement of the Loan Documents, including, special servicing fees, operating or trust advisor fees (if the Loan is a specially serviced loan or in connection with a workout), work-out fees, liquidation fees, attorneys fees and expenses and other fees and expenses in connection with the modification or restructuring of the Loan; provided that if another provision of this Agreement requires the payment of any fee to Lender and/or Servicer with respect to any matter, no additional fee charged by Servicer shall be payable by Borrower with respect to such matter pursuant to this Section 10.21(b).

Section 10.22 Intentionally Omitted.

Section 10.23 [Reserved].

Section 10.24 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Pledge Agreement or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Pledge Agreement and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 10.25 Assignments and Participations. In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon such assignment, all references to Lender in this Agreement and in any Loan Document (or to an individual assigning co-lender in the event an individual co-lender make such assignment rather than an assignment in whole by Lender) shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender (or in the case of an individual assigning co-lender in the event an individual co-lender make such assignment rather than an assignment in whole by Lender, such assignee of or successor in interest to such co-lender) in all respects. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents. In the event that the Loan is syndicated to five (5) or more co-lenders, then such co-lenders shall appoint an administrative agent or lead lender to act on behalf of such co-lenders and to serve as Borrower’s single point of contact with respect to the Loan Documents.

Mezzanine Loan Agreement

Section 10.26 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 10.27 Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower; provided however, Lender may only exercise such right during the continuance of an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.28 [Reserved].

Section 10.29 Intercreditor Agreement. Lender and Mortgage Lender are or will be parties to a certain intercreditor agreement (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mortgage Loan, Borrower, Owner, the Properties, and the Collateral. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and Mortgage Lender and (ii) neither Borrower nor Owner are intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Lender and Mortgage Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

Section 10.30 Note Register; Participant Register.

(a) Servicer, as non-fiduciary agent of Borrower, or if there is no Servicer, the administrative agent or lead lender, as non-fiduciary agent of Borrower, or if there is no administrative agent or lead lender, Borrower (or in the case of assignments to participants, the applicable Lender pursuant to paragraph (b) below), shall maintain a record within the meaning of U.S. Treasury Regulation 5f.103-1(c) that identifies each owner (including successors, assignees and participants) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”) and shall record all transfers of an interest in the Loan, including each assignment and participation, in the Register. The entries in the Register shall be conclusive, absent manifest error, and Borrower, Lender and Servicer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The parties intend for the Loan to be in registered form for tax purposes and to the extent of any conflict with this Section 10.30, this Section 10.30 shall be construed in accordance with that intent. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. Borrower acknowledges that the Notes are in registered form and may not be transferred except by register.

Mezzanine Loan Agreement

(b) Each Lender that sells a participation hereunder shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under U.S. Treasury Regulation 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Servicer shall have no responsibility for maintaining a Participant Register.

ARTICLE 11

MORTGAGE LOAN

Section 11.1 Compliance With Mortgage Loan Documents. Borrower shall (or shall cause Owner to): (a) pay all principal, interest and reserve deposits required to be paid by Owner under and pursuant to the provisions of the Mortgage Loan Documents; (b) diligently perform and observe all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Owner to be performed and observed, unless such performance or observance shall be waived in writing by Mortgage Lender; (c) promptly notify Lender of the giving of any notice by Mortgage Lender to Owner or Borrower of any default by Owner in the performance or observance of any of the terms, covenants or conditions of the Mortgage Loan Documents on the part of Owner to be performed or observed and deliver to Lender a true copy of each such notice; and (d) not enter into or be bound by any Mortgage Loan Documents that are not approved by Lender. Without limiting the foregoing, Borrower shall cause Owner to fund all reserves required to be funded pursuant to the Mortgage Loan Documents. In the event of a refinancing of the Mortgage Loan permitted by the terms of this Agreement, Borrower will cause all reserves on deposit with Mortgage Lender to be utilized by Owner to reduce the amount due and payable to the Mortgage Lender or alternatively shall be remitted to Lender as a mandatory prepayment of the Loan.

Section 11.2 Mortgage Loan Defaults.

(a) Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, if there shall occur any default under the Mortgage Loan Documents, Borrower hereby expressly agrees that Lender shall have the immediate right, without prior notice to Borrower, but shall be under no obligation: (i) to pay all or any part of the Mortgage Loan and any other sums that are then due and payable, and to perform any act or take any action on behalf of Borrower and/or Owner as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Owner to be performed or observed thereunder to be promptly performed or observed; and (ii) to pay any other amounts and take any other action as Lender, in

Mezzanine Loan Agreement

its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section 11.2 (including attorneys’ fees) (i) shall constitute additional advances of the Loan to Borrower, (ii) shall increase the then unpaid Outstanding Principal Balance, (iii) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, (iv) shall constitute a portion of the Debt, (v) shall be secured by the Pledge Agreement and (vi) shall be due and payable to Lender within five Business Days following written demand therefor.

(b) Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions. Lender shall have no obligation to Borrower, Owner or any other party to make any such payment or performance. Borrower shall not impede, interfere with, hinder or delay, and shall not permit Owner to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any default or asserted default under the Mortgage Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a default or asserted default under the Mortgage Loan. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.

(c) If Lender shall receive a copy of any notice of default under the Mortgage Loan Documents sent by Mortgage Lender to Owner, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 11.2, except for Lender’s gross negligence or willful misconduct.

(d) If, on account of the subordination of the Loan to the Mortgage Loan, Lender is required to remit to Mortgage Lender any amount theretofore paid to Lender hereunder, and such amount is credited towards Owner’s obligations under the Mortgage Loan, then such amount shall continue to be owing pursuant to this Agreement and the other Loan Documents as part of the Indebtedness, notwithstanding the prior receipt of such payment by Lender.

Section 11.3 Mortgage Loan Estoppels. Borrower shall (or shall cause Owner to), from time to time, use reasonable efforts to obtain from Mortgage Lender such certificates of estoppel with respect to compliance by Owner with the terms of the Mortgage Loan Documents as may be reasonably requested by Lender. In the event or to the extent that Mortgage Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Borrower shall not be in breach of this provision so long as Borrower furnishes to Lender an estoppel executed by Borrower and Owner expressly representing to Lender the information requested by Lender regarding compliance by Owner with the terms of the Mortgage Loan Documents. Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is

Mezzanine Loan Agreement

brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the Mortgage Loan which was misrepresented in, or which warrants disclosure and was omitted from such estoppel executed by Borrower and Owner.

Section 11.4 No Amendment to Mortgage Loan Documents; Consents and Approvals. Without obtaining the prior written consent of Lender, Borrower shall not cause or permit Owner to enter into any amendment or modification of any of the Mortgage Loan Documents. Borrower shall cause Owner to provide Lender with a copy of any amendment or modification to the Mortgage Loan Documents promptly after the execution thereof. If any action, proposed action or other decision is consented to or approved by Mortgage Lender, such consent or approval shall not be binding or controlling on Lender. Borrower hereby acknowledges and agrees that (i) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan and (ii) in determining whether to grant, deny, withhold or condition any requested consent or approval, Mortgage Lender and Lender may reasonably reach different conclusions. In addition, except as otherwise provided in this Agreement, the denial by Lender of a requested consent or approval in accordance with the terms of the Loan Documents shall not result in any liability or other obligation of Lender, if such denial results directly or indirectly in a default under any Senior Loan, and Borrower hereby waives any claim of liability against Lender arising from any such denial.

Section 11.5 Refinancing or Prepayment of the Mortgage Loan. Neither Borrower nor Owner shall make any partial or full prepayments of amounts owing under the Mortgage Loan (other than any partial or full prepayments permitted by and made in accordance with the terms of the Mortgage Loan Agreement and this Agreement) or refinance the Mortgage Loan without the prior written consent of Lender, unless such refinancing results in the concurrent payment in full of the Debt.

Section 11.6 Intentionally Omitted.

Section 11.7 Purchase of Mortgage Loan. None of Borrower, Owner, Guarantor or any Affiliate of any of the foregoing shall acquire or agree to acquire the Mortgage Loan, or any portion thereof or any interest therein, via purchase, transfer, exchange, operation of law or otherwise. If Borrower, Owner, Guarantor or any Affiliate of any of the foregoing shall have failed to comply with the foregoing, then Borrower shall (i) immediately notify Lender of such failure and (ii) cause any and all such Persons acquiring any interest in the Mortgage Loan Documents (A) not to enforce the Mortgage Loan Documents, and (B) upon the request of Lender, to the extent any of such Persons has or have the power or authority to do so, to promptly (1) cancel the promissory note evidencing the portion of the Mortgage Loan so acquired, (2) if the entire Mortgage Loan was so acquired, reconvey and release the liens securing the Mortgage Loan, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents being taken by Borrower, Owner, Guarantor or any Affiliate of any of the foregoing. Notwithstanding the foregoing, it shall not constitute a breach of the foregoing covenants if Guarantor acquires any subrogation claim in respect of the Mortgage Loan solely by operation of law as a result of a payment under the guaranty executed in connection with the Mortgage Loan.

Mezzanine Loan Agreement

Section 11.8 Communication with Mortgage Lender. Lender shall have the right at any time to discuss the Properties, the Collateral, the Mortgage Loan, the Loan or any other matter directly with Mortgage Lender or their its consultants, agents or representatives, without notice to or permission from Borrower or any of its affiliates. Lender shall have no obligation to disclose such discussions or the contents thereof with Borrower or any of its affiliates.

Section 11.9 Duplicative Performance Not Required. To the extent that any provisions of this Agreement require the Borrower to post additional collateral or security for the performance of Borrower’s (or Owner’s) obligations hereunder or Owner’s obligations under the Mortgage Loan Documents, and Owner shall have posted collateral or security in respect of the same obligations pursuant to the Mortgage Loan Agreement, then Borrower shall have no obligation under this Agreement to post such additional collateral or security in connection therewith; provided, however, in the event the Mortgage Loan has been paid in full, any and all obligations of Owner under the Mortgage Loan Documents to have posted additional collateral or security in respect of the obligations of Owner pursuant to the Mortgage Loan Agreement shall instead be deemed to require that such additional collateral or security be posted in favor of Lender in respect of Borrower’s obligations pursuant to this Agreement.

Section 11.10 Compliance with Required Loan Restructurings. Notwithstanding anything to the contrary set forth in the Loan Documents (a) Owner may comply in all respects with any requirements to restructure the Mortgage Loan pursuant to Article 9 of the Mortgage Loan Agreement (or any other similar provision in the Mortgage Loan Documents), (b) Approved Mezzanine Borrower may comply in all respects with any requirements to restructure the Approved Mezzanine Loan pursuant to Article 9 of the Approved Mezzanine Loan Agreement (or any other similar provision in the Approved Mezzanine Loan Documents), (c) any borrower under any future mezzanine loan that is made or created in accordance with Article 9 of the Mortgage Loan Agreement or Article 9 of the Approved Mezzanine Loan Agreement may comply in all respects with any requirements to restructure the applicable loan as required under its respective loan documents, and (d) no actions taken by the Owner, Approved Mezzanine Borrower or any future mezzanine borrower in furtherance of the foregoing, including, without limitation, any transfers, pledges or amendments to organizational documents shall constitute a breach of any provisions of the Loan Documents, or result in a default or Event of Default hereunder.

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Mezzanine Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:	/s/ David Goodman
Name: David Goodman
Title: Director

By:	/s/ Lisa Paterson
Name: Lisa Paterson
Title: Director

[SIGNATURES CONTINUE ON NEXT PAGE]

SIGNATURE PAGE	Mezzanine Loan Agreement

BORROWER:

WNT MEZZ I, LLC, a Delaware limited liability company

By:	/s/ Greg Fay
Name:	Greg Fay
Title:	Manager

SIGNATURE PAGE	Mezzanine Loan Agreement

SCHEDULE I

INDIVIDUAL PROPERTIES AND ALLOCATED LOAN AMOUNTS

Individual Property Name	Allocated Loan Amount
Hampton Inn Morgantown	1,160,037
Hampton Inn Beckley	1,419,747
Residence Inn by Marriott Burlington Williston	891,671
Hyatt Place Richmond Innsbrook	683,903
Hampton Inn Norfolk-Naval Base	328,966
Fairfield Inn & Suites by Marriott Dallas Medical Market Center	827,382
Courtyard by Marriott Dallas Medical Market Center	1,601,544
SpringHill Suites by Marriott Austin Round Rock	744,502
Hilton Garden Inn Austin Round Rock	1,082,124
SpringHill Suites by Marriott San Antonio Medical Center Northwest	502,106
SpringHill Suites by Marriott Houston Hobby Airport	1,004,212
Hampton Inn Dallas-Addison	857,043
Homewood Suites by Hilton San Antonio-Northwest	1,255,264
Hampton Inn & Suites Nashville Franklin Cool Springs	1,791,998
Courtyard by Marriott Knoxville Cedar Bluff	969,584
Residence Inn by Marriott Chattanooga Downtown	952,270
Residence Inn by Marriott Knoxville Cedar Bluff	891,671
Hyatt Place Nashville Franklin Cool Springs	1,298,549
Hyatt Place Memphis Wolfchase Galleria	891,671
Homewood Suites by Hilton Memphis-Germantown	657,932
Hampton Inn Memphis-Poplar	1,108,095
Hampton Inn Pickwick Dam at Shiloh Falls	181,797
Hampton Inn Chattanooga Airport I-75	383,178
Hampton Inn Columbia I-26 Airport	467,478
Hampton Inn Charleston-Airport Coliseum	320,025
Holiday Inn Charleston Mount Pleasant	917,642
Hampton Inn Scranton at Montage Mountain	986,898
Hampton Inn State College	1,004,212
Residence Inn by Marriott Portland Downtown Lloyd Center	2,813,524
Residence Inn by Marriott Oklahoma City West	1,211,979
Homewood Suites by Hilton Cincinnati	601,023
Hyatt Place Columbus Worthington	744,502
Hyatt Place Cincinnati Blue Ash	588,676
Hampton Inn Columbus Dublin	978,241
Hampton Inn Cleveland-Westlake	1,073,467
Hampton Inn Albany-Wolf Road (Airport)	1,437,061
Hyatt Place Las Vegas	1,584,230
Hyatt Place Albuquerque Uptown	1,298,549
Residence Inn by Marriott Atlantic City Somers Point	874,357
Residence Inn by Marriott Princeton-South Brunswick	1,045,935
Residence Inn by Marriott Tinton Falls	709,874
Residence Inn by Marriott Omaha	476,135
Courtyard by Marriott Asheville	1,108,095
Hampton Inn Fayetteville I-95	452,718
Hampton Inn Charlotte-Gastonia	883,014

Mezzanine Loan Agreement

Schedule I-1

Hampton Inn St. Louis Westport	666,589
Hampton Inn Kansas City-Airport	813,758
Hyatt Place Minneapolis Airport-South	1,056,153
Residence Inn by Marriott Minneapolis-St. Paul Airport Eagan	874,357
SpringHill Suites by Marriott Grand Rapids North	934,956
Hampton Inn Grand Rapids-North	1,038,839
Hampton Inn Detroit Madison Heights South Troy	1,056,153
Hampton Inn Detroit Northville	779,130
Hyatt Place Baltimore BWI Airport	865,700
Hampton Inn Baltimore Glen Burnie	233,739
Homewood Suites by Hilton Boston-Peabody	796,444
Hampton Inn Boston Peabody	1,168,694
Hyatt Place Baton Rouge I-10	986,898
Residence Inn by Marriott Lexington South Hamburg Place	1,056,153
SpringHill Suites by Marriott Lexington Near the University of Kentucky	1,237,950
Courtyard by Marriott Louisville Downtown	2,337,389
Courtyard by Marriott Lexington South Hamburg Place	1,211,979
Courtyard by Marriott Bowling Green Convention Center	995,555
Hyatt Place Kansas City Overland Park Metcalf	701,217
Hampton Inn Kansas City Overland Park	320,025
Hyatt Place Indianapolis Keystone	995,555
Courtyard by Marriott Chicago Elmhurst Oakbrook Area	934,956
Homewood Suites by Hilton Chicago Downtown	5,746,968
Hampton Inn Chicago Gurnee	995,555
Residence Inn by Marriott Boise Downtown	753,159
Fairfield Inn & Suites by Marriott Atlanta Vinings	796,444
Residence Inn by Marriott Macon	476,135
Residence Inn by Marriott Savannah Midtown	675,246
Courtyard by Marriott Athens Downtown	770,473
Hampton Inn Columbus-Airport	218,554
Embassy Suites by Hilton Orlando—International Drive Jamaican Court	1,800,655
Residence Inn by Marriott Tampa North I-75 Fletcher	822,415
Courtyard by Marriott Orlando Altamonte Springs Maitland	1,142,723
Courtyard by Marriott Sarasota Bradenton Airport	761,816
Residence Inn by Marriott Sarasota Bradenton	891,671
Courtyard by Marriott Jacksonville Airport Northeast	444,913
Hampton Inn Palm Beach Gardens	1,817,969
Hampton Inn Boca Raton-Deerfield Beach	1,168,694
Hampton Inn & Suites Boynton Beach	2,501,872
Hampton Inn Boca Raton	1,246,607
Courtyard by Marriott Gainesville	1,073,467
Residence Inn by Marriott Tampa Sabal Park Brandon	1,038,839
Holiday Inn Express & Suites Kendall East	848,386
Hyatt Place Tampa Airport Westshore	1,506,317
Hyatt Place Miami Airport-West Doral	1,627,515
Homewood Suites by Hilton Hartford Windsor Locks	995,555
Hampton Inn Colorado Springs Central Air Force Academy	265,387
Residence Inn by Marriott Colorado Springs Central	452,718
Residence Inn by Marriott Los Angeles LAX El Segundo	3,173,286
SpringHill Suites by Marriott San Diego Rancho Bernardo Scripps Poway	1,817,969
Residence Inn by Marriott San Diego Rancho Bernardo Scripps Poway	2,158,572

Mezzanine Loan Agreement

Schedule I-2

Residence Inn by Marriott Tucson	671,272
Homewood Suites by Hilton Phoenix-Biltmore	1,489,003
Residence Inn by Marriott Mobile	578,316
Courtyard by Marriott Mobile	458,821
Hyatt Place Birmingham Hoover	839,729
Hampton Inn Birmingham Mountain Brook	753,159
Residence Inn by Marriott Tallahassee North I-10 Capital Circle	891,671
Courtyard by Marriott Tallahassee North I-10 Capital Circle	934,956
Residence Inn by Marriott Ft Myers	744,502
Hampton Inn West Palm Beach Florida Turnpike	1,523,631

Mezzanine Loan Agreement

Schedule I-3

SCHEDULE I-M1

MORTGAGE LOAN ALLOCATED LOAN AMOUNTS

Individual Property Name	Allocated Loan Amount
Hampton Inn Morgantown	9,039,931
Hampton Inn Beckley	11,063,797
Residence Inn by Marriott Burlington Williston	6,948,604
Hyatt Place Richmond Innsbrook	5,329,512
Hampton Inn Norfolk-Naval Base	2,563,563
Fairfield Inn & Suites by Marriott Dallas Medical Market Center	6,447,614
Courtyard by Marriott Dallas Medical Market Center	12,480,502
SpringHill Suites by Marriott Austin Round Rock	5,801,747
Hilton Garden Inn Austin Round Rock	8,432,772
SpringHill Suites by Marriott San Antonio Medical Center Northwest	3,912,806
SpringHill Suites by Marriott Houston Hobby Airport	7,825,612
Hampton Inn Dallas-Addison	6,678,755
Homewood Suites by Hilton San Antonio-Northwest	9,782,015
Hampton Inn & Suites Nashville Franklin Cool Springs	13,964,670
Courtyard by Marriott Knoxville Cedar Bluff	7,555,764
Residence Inn by Marriott Chattanooga Downtown	7,420,839
Residence Inn by Marriott Knoxville Cedar Bluff	6,948,604
Hyatt Place Nashville Franklin Cool Springs	10,119,326
Hyatt Place Memphis Wolfchase Galleria	6,948,604
Homewood Suites by Hilton Memphis-Germantown	5,127,125
Hampton Inn Memphis-Poplar	8,635,158
Hampton Inn Pickwick Dam at Shiloh Falls	1,416,706
Hampton Inn Chattanooga Airport I-75	2,986,031
Hampton Inn Columbia I-26 Airport	3,642,957
Hampton Inn Charleston-Airport Coliseum	2,493,889
Holiday Inn Charleston Mount Pleasant	7,150,990
Hampton Inn Scranton at Montage Mountain	7,690,688
Hampton Inn State College	7,825,612
Residence Inn by Marriott Portland Downtown Lloyd Center	21,925,207
Residence Inn by Marriott Oklahoma City West	9,444,704
Homewood Suites by Hilton Cincinnati	4,683,644
Hyatt Place Columbus Worthington	5,801,747
Hyatt Place Cincinnati Blue Ash	4,587,428
Hampton Inn Columbus Dublin	7,623,226
Hampton Inn Cleveland-Westlake	8,365,310
Hampton Inn Albany-Wolf Road (Airport)	11,198,721
Hyatt Place Las Vegas	12,345,578
Hyatt Place Albuquerque Uptown	10,119,326
Residence Inn by Marriott Atlantic City Somers Point	6,813,680
Residence Inn by Marriott Princeton-South Brunswick	8,150,758
Residence Inn by Marriott Tinton Falls	5,531,898
Residence Inn by Marriott Omaha	3,710,420
Courtyard by Marriott Asheville	8,635,158
Hampton Inn Fayetteville I-95	3,527,940
Hampton Inn Charlotte-Gastonia	6,881,142
Hampton Inn St. Louis Westport	5,194,587
Hampton Inn Kansas City-Airport	6,341,444

Mezzanine Loan Agreement

Schedule I-M1-1

Hyatt Place Minneapolis Airport-South	8,230,385
Residence Inn by Marriott Minneapolis-St. Paul Airport Eagan	6,813,680
SpringHill Suites by Marriott Grand Rapids North	7,285,915
Hampton Inn Grand Rapids-North	8,095,461
Hampton Inn Detroit Madison Heights South Troy	8,230,385
Hampton Inn Detroit Northville	6,071,596
Hyatt Place Baltimore BWI Airport	6,746,217
Hampton Inn Baltimore Glen Burnie	1,821,479
Homewood Suites by Hilton Boston-Peabody	6,206,520
Hampton Inn Boston Peabody	9,107,394
Hyatt Place Baton Rouge I-10	7,690,688
Residence Inn by Marriott Lexington South Hamburg Place	8,230,385
SpringHill Suites by Marriott Lexington Near the University of Kentucky	9,647,091
Courtyard by Marriott Louisville Downtown	18,214,787
Courtyard by Marriott Lexington South Hamburg Place	9,444,704
Courtyard by Marriott Bowling Green Convention Center	7,758,150
Hyatt Place Kansas City Overland Park Metcalf	5,464,436
Hampton Inn Kansas City Overland Park	2,493,889
Hyatt Place Indianapolis Keystone	7,758,150
Courtyard by Marriott Chicago Elmhurst Oakbrook Area	7,285,915
Homewood Suites by Hilton Chicago Downtown	44,784,930
Hampton Inn Chicago Gurnee	7,758,150
Residence Inn by Marriott Boise Downtown	5,869,209
Fairfield Inn & Suites by Marriott Atlanta Vinings	6,206,520
Residence Inn by Marriott Macon	3,710,420
Residence Inn by Marriott Savannah Midtown	5,262,050
Courtyard by Marriott Athens Downtown	6,004,134
Hampton Inn Columbus-Airport	1,703,143
Embassy Suites by Hilton Orlando—International Drive Jamaican Court	14,032,132
Residence Inn by Marriott Tampa North I-75 Fletcher	6,408,907
Courtyard by Marriott Orlando Altamonte Springs Maitland	8,905,007
Courtyard by Marriott Sarasota Bradenton Airport	5,936,671
Residence Inn by Marriott Sarasota Bradenton	6,948,604
Courtyard by Marriott Jacksonville Airport Northeast	3,467,113
Hampton Inn Palm Beach Gardens	14,167,057
Hampton Inn Boca Raton-Deerfield Beach	9,107,394
Hampton Inn & Suites Boynton Beach	19,496,568
Hampton Inn Boca Raton	9,714,553
Courtyard by Marriott Gainesville	8,365,310
Residence Inn by Marriott Tampa Sabal Park Brandon	8,095,461
Holiday Inn Express & Suites Kendall East	6,611,293
Hyatt Place Tampa Airport Westshore	11,738,418
Hyatt Place Miami Airport-West Doral	12,682,889
Homewood Suites by Hilton Hartford Windsor Locks	7,758,150
Hampton Inn Colorado Springs Central Air Force Academy	2,068,103
Residence Inn by Marriott Colorado Springs Central	3,527,940
Residence Inn by Marriott Los Angeles LAX El Segundo	24,728,758
SpringHill Suites by Marriott San Diego Rancho Bernardo Scripps Poway	14,167,057
Residence Inn by Marriott San Diego Rancho Bernardo Scripps Poway	16,821,306
Residence Inn by Marriott Tucson	5,231,083
Homewood Suites by Hilton Phoenix-Biltmore	11,603,494
Residence Inn by Marriott Mobile	4,506,694
Courtyard by Marriott Mobile	3,575,495

Mezzanine Loan Agreement

Schedule I-M1-2

Hyatt Place Birmingham Hoover	6,543,831
Hampton Inn Birmingham Mountain Brook	5,869,209
Residence Inn by Marriott Tallahassee North I-10 Capital Circle	6,948,604
Courtyard by Marriott Tallahassee North I-10 Capital Circle	7,285,915
Residence Inn by Marriott Ft Myers	5,801,747
Hampton Inn West Palm Beach Florida Turnpike	11,873,343

Mezzanine Loan Agreement

Schedule I-M1-3

SCHEDULE I-M2

APPROVED MEZZANINE LOAN ALLOCATED LOAN AMOUNTS

(To be attached upon funding of the Approved Mezzanine Loan)

Mezzanine Loan Agreement

Schedule I-M2-1

SCHEDULE II

RESERVED

Mezzanine Loan Agreement

Schedule II-1

SCHEDULE III

ORGANIZATIONAL CHART AND TAX ID NUMBERS

(Attached)

Loan Agreement

Schedule III-1

root\Projects\Archon_ArchonHospitalityAM\ENNamg\W2007 Grace Acquisition I, Inc\Entity Structure Charts\SC1 - #3569048 v#4 - WNT Borrower Structure Chart.pptx

WNT/Borrower Structure Chart

Whitehall 2007 Structure
(Annex A)
WNT Holdings, LLC
(Delaware Limited Liability Company)
97%
W2007 Equity Inns Intermediate Mezz I, LLC
(Delaware Limited Liability Company)
3%
W2007 Equity Inns Senior Mezz, LLC
(Delaware Limited Liability Company)
WNT Junior Mezz III, LLC
(to be formed Delaware Limited Liability Company)
WNT Junior Mezz II, LLC
(to be formed Delaware Limited Liability Company)
WNT Junior Mezz I, LLC
(to be formed Delaware Limited Liability Company)
WNT Mezz III, LLC
(to be formed Delaware Limited Liability Company)
WNT Mezz II, LLC
(to be formed Delaware Limited Liability Company)
WNT Mezz I, LLC
(to be formed Delaware Limited Liability Company)
100%
W2007 Equity Inns Realty Gen-Par, LLC
(Delaware Limited Liability Company)
100%
100%
W2007 Equity Inns Realty, LLC
(Delaware Limited Liability Company)
W2007 Equity Inns Realty, L.P.
(Delaware Limited Partnership)
0% GP
100%
W2007 EQN Kansas, SPE, LLC
(Kansas LLC)
(holds liquor license for HP Overland Park, KS)
98 Hotels
(Annex B)
8 Texas Hotels
(Annex C)

1

Loan Agreement

Schedule III-1

root\Projects\Archon_ArchonHospitalityAM\ENNamg\W2007 Grace Acquisition I, Inc\Entity Structure Charts\SC1 - #3569048 v#4 - WNT Borrower Structure Chart.pptx

Annex A – Whitehall 2007 Structure

Whitehall Street Global Real Estate Employee Master Fund 2007, L.P.
(Delaware Limited Partnership)
Whitehall Street Global Real Estate Limited Partnership 2007
(Delaware Limited Partnership)
Whitehall Parallel Global Real Estate Limited Partnership 2007
(Delaware Limited Partnership)
100%
W2007 Equity Inns PIHC, LLC
(Delaware Limited Liability Company)
0.2% GP
83.04020%
99.8%
12.66965%
W2007 Equity Inns PIHP, LP
(Delaware Limited Partnership)
3.16139%
4.28955%
W2007 Finance Sub, LLC
(Delaware Limited Liability Company)
96.83861%
WNT Holdings, LLC
(Delaware Limited Liability Company)

2

Loan Agreement

Schedule III-2

root\Projects\Archon_ArchonHospitalityAM\ENNamg\W2007 Grace Acquisition I, Inc\Entity Structure Charts\SC1 - #3569048 v#4 - WNT Borrower Structure Chart.pptx

Annex B – Hotels Owned by W2007 Equity Inns Realty, LLC

1. Hampton Inn, Albany, NY
2. Hampton Inn, Westlake, OH
3. Hampton Inn, Columbus, GA
4. Hampton Inn, Gurnee, IL
5. Hampton Inn, Beckley, WV
6. Hampton Inn, Gastonia, NC
7. Hampton Inn, Morgantown, WV
8. Hampton Inn, State College, PA
9. Hampton Inn, Scranton, PA
10. Hampton Inn, Fayetteville, NC
11. Hampton Inn, Glen Burnie, MD
12. Hampton Inn, Northville, MI
13. Homewood Suites, Windsor Locks, CT
14. Hampton Inn, Chattanooga, TN
15. Homewood Suites, Phoenix, AZ
16. Hampton Inn, Norfolk, VA
17. Hampton Inn, Pickwick, TN
18. Hampton Inn, Overland, KS
19. Hampton Inn, Birmingham, AL
20. Hampton Inn, Charleston, SC
21. Hampton Inn, Colorado Springs, CO
22. Hampton Inn, West Columbia, SC
23. Hampton Inn, Madison Heights, MI
24. Hampton Inn, Dublin, OH
25. Hampton Inn, Kansas City, MO
26. Hampton Inn, Memphis, TN
27. Hampton Inn, Maryland Heights, MO
28. Homewood Suites, Germantown, TN
29. Homewood Suites, Sharonville, OH
30. Homewood Suites, Chicago, IL
31. Hampton Inn, Boca Raton, FL
32. Hampton Inn &Suites, Boynton Beach, FL
33. Hampton Inn, Deerfield Beach, FL
34. Hampton Inn, Palm Beach Gardens, FL
35. Hampton Inn, West Palm Beach, FL
36. Hampton Inn &Suites, Franklin, TN
37. Hampton Inn, Grand Rapids, MI
38. Hampton Inn, Peabody, MA
39. Homewood Suites, Peabody, MA
40. Embassy Suites, Orlando, FL
41. Hyatt Place, Blue Ash, OH
42. Hyatt Place, Columbus, OH
43. Hyatt Place, Indianapolis, IN
44. Hyatt Place, Miami, FL
45. Hyatt Place, Overland Park, KS
46. Hyatt Place, Glen Allen, VA
47. Hyatt Place, Tampa Airport/Westshore, FL
48. Hyatt Place, Albuquerque, NM
49. Hyatt Place, Linthicum Heights, MD
50. Hyatt Place, Baton Rouge, LA
51. Hyatt Place, Hoover, AL
52. Hyatt Place, Las Vegas, NV
53. Hyatt Place, Memphis, TN
54. Holiday Inn Express (Kendall), Miami, FL
55. Hyatt Place, Bloomington, MN
56. Hyatt Place, Franklin, TN
57. Holiday Inn, Mt. Pleasant, SC
58. Courtyard by Marriott, Tallahassee, FL
59. Courtyard by Marriott, Gainesville, FL
60. Courtyard by Marriott, Ashville, NC
61. Courtyard by Marriott, Athens, GA
62. Courtyard by Marriott, Knoxville, TN
63. Courtyard by Marriott, Mobile, AL
64. Courtyard by Marriott, Bowling Green, KY
65. Courtyard by Marriott, Jacksonville, FL
66. Courtyard by Marriott, Sarasota, FL
67. Courtyard by Marriott, Orlando, FL
68. Courtyard by Marriott, Lexington, KY
69. Courtyard by Marriott, Louisville, KY
70. Courtyard by Marriott, Elmhurst, IL
71. Fairfield Inn & Suites, Atlanta, GA
72. Residence Inn, Eagan, MN
73. Residence Inn by Marriott, Tinton Falls, NJ
74. Residence Inn, Omaha, NE
75. Residence Inn, Williston, VT
76. Residence Inn, Colorado Springs, CO
77. Residence Inn, Oklahoma City, OK
78. Residence Inn, Oklahoma City, OK
79. Residence Inn, Princeton, NJ
80. Residence Inn, Boise, ID
81. Residence Inn, Portland, OR
82. Residence Inn, Somers Point, NJ
83. Residence Inn, Tampa, FL
84. Residence Inn, Tallahassee, FL
85. Residence Inn, Knoxville, TN
86. Residence Inn, Chattanooga, TN
87. Residence Inn, Savannah, GA
88. Residence Inn, Macon, GA
89. Residence Inn, Sarasota, FL
90. Residence Inn, Ft. Myers, FL
91. Residence Inn, Temple Terrace, FL
92. Residence Inn, Mobile, AL
93. Residence Inn, Lexington, KY
94. Residence Inn, San Diego, CA
95. Residence Inn, El Segundo, CA
96. Springhill Suites by Marriott, Grand Rapids, MI
97. Springhill Suites by Marriott, Lexington, KY
98. Springhill Suites, San Diego, CA

3

Loan Agreement

Schedule III-3

root\Projects\Archon_ArchonHospitalityAM\ENNamg\W2007 Grace Acquisition I, Inc\Entity Structure Charts\SC1 - #3569048 v#4 - WNT Borrower Structure Chart.pptx

Annex C – Hotels Owned by W2007 Equity Inns Realty, L.P.

1. Hampton Inn, Addison, TX
2. Homewood Suites, San Antonio, TX
3. Hilton Garden Inn, Round Rock, TX
4. Courtyard by Marriott, Dallas, TX
5. Fairfield Inn, Dallas, TX
6. Springhill Suites by Marriott, Houston, TX
7. Springhill Suites by Marriott, Round Rock, TX
8. Springhill Suites, San Antonio, TX

4

Loan Agreement

Schedule III-4

root\Projects\Archon_ArchonHospitalityAM\ENNamg\W2007 Grace Acquistion I, Inc\Entity Structure Charts\SC1 - #3563023 v#4 - Equity Inns Post-Refi Org Chart.pptx

Equity Inns Post-Refinance Structure Chart

Preferred Stock
Series B and C Preferred Stockholders (includes PFD Holdings, LLC)
Preferred Stock
Series D Preferred Stockholders
Whitehall 2007 Structure (Annex A)
W2007 Grace I, LLC (Tennessee Limited Liability Company)
100% Common Stock
W2007 Grace Acquisition I, Inc. (Tennessee Corporation)
99.5%
Equity Inns Services, L.L.C. (Tennessee Limited Liability Company - Payroll Entity)
.5%
ENN Services Corporation (Tennessee Corporation)
100%
W2007 Equity Inns Trust (Maryland trust)
100%
1% GP
99% LP
100%
W2007 EQN Intermountain, LLC (Delaware Limited Liability Company)
Reno, Nevada Hotel (sold)
100%
W2007 Equity Inns Gen. Par, LLC (Delaware Limited Liability Company)
1% GP
W2007 Equity Inns Partnership, L.P.
“Operating Partnership”
(Tennessee Limited Partnership)
100%
100%
Various GP Corporations (Annex B)
99% LP
1% GP
Various Fee Owner and Affiliate Ground Lease Entities (Annex B)
20 Hotels
Fee owner of Savannah TownePlace Suites
Trust Preferred Holders
100% Common Interest
100% Preferred Interest
Debt
W2007 Equity Inns Statutory Trust I (Delaware Statutory Trust)
W2007 Equity Inns Junior Mezz, LLC (Delaware Limited Liability Company) [No debt since 2009]
W2007 Equity Inns Intermediate Mezz V, LLC (Delaware Limited Liability Company) [No debt since 2009]
W2007 Equity Inns Intermediate Mezz IV, LLC (Delaware Limited Liability Company) [No debt since 2009]
W2007 Equity Inns Intermediate Mezz III, LLC (Delaware Limited Liability Company) [No debt since 2009]
W2007 Equity Inns Intermediate Mezz II, LLC (Delaware Limited Liability Company) [No debt since 2009]
W2007 Equity Inns Intermediate Mezz I, LLC (Delaware Limited Liability Company) [No debt since 2009]
W2007 Equity Inns Senior Mezz, LLC (Delaware Limited Liability Company)
100%
W2007 Equity Inns TRS Holdings, Inc. (Delaware Corporation)
100%
Operating Lessee Entities (leases were all terminated after ENN de-REITed)
See WNT Org Chart
WNT Holdings, LLC (Delaware limited liability company)
97%

1

Loan Agreement

Schedule III-5

root\Projects\Archon_ArchonHospitalityAM\ENNamg\W2007 Grace Acquisition I, Inc\Entity Structure Charts\SC1 - #3563023 v#4 - Equity Inns Post-Refi Org Chart.pptx

Annex A – Whitehall 2007 Structure

Whitehall Street Global Employee Master Fund 2007, L.P.
(Delaware Limited Partnership)
Whitehall Street Global Real Estate Limited Partnership 2007
(Delaware Limited Partnership)
Whitehall Parallel Global Real Estate Limited Partnership 2007
(Delaware Limited Partnership)
100%
W2007 Equity Inns PIHC, LLC
(Delaware Limited Liability Company)
0.2% GP
99.8%
W2007 Equity Inns PIHP, LP
(Delaware Limited Partnership)
W2007 Finance Sub, LLC
(Delaware Limited Liability Company)
W2007 Grace I, LLC
(Tennessee Limited Liability Company)

2

Loan Agreement

Schedule III-6

COMPANY PARTY	JURISDICTION OF FORMATION	TAX ID NUMBER	STATE ORGANIZATIONAL ID NUMBER
W2007 Equity Inns Realty, LLC	Delaware	26-1186866	4425099
W2007 Equity Inns Realty, L.P.	Delaware	26-1187114	4433682
W2007 Equity Inns Realty Gen-Par, LLC	Delaware	26-1186866	4425097
WNT Mezz I, LLC	Delaware	26-1186866	5497271
WNT Mezz II, LLC	Delaware	26-1186866	5497277
WNT Mezz III, LLC	Delaware	26-1186866	5497280
WNT Junior Mezz I, LLC	Delaware	26-1186866	5497287
WNT Junior Mezz II, LLC	Delaware	26-1186866	5497291
WNT Junior Mezz III, LLC	Delaware	26-1186866	5497293
WNT Holdings, LLC	Delaware	61-1688674	5181836

Loan Agreement

Schedule III-1

SCHEDULE IV

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

Mezzanine Loan Agreement

Schedule IV-1

SCHEDULE V

DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full; provided, however, that notwithstanding anything to the contrary set forth in the Loan Documents, Borrower shall not be in breach of (and shall be deemed to be in compliance with) the covenants set forth in this Schedule V as a result of any actions taken at the direction of Lender pursuant to, or required by the terms of, Article IX of this Agreement:

(a) Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, owning, holding, selling, transferring and exchanging the Pledged Collateral, entering into this Agreement with Lender, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than the Pledged Collateral.

(b) Borrower has not engaged and will not engage in any business other than the ownership of the Pledged Collateral.

(c) Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower or Owner, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d) Borrower has not incurred and will not incur any Indebtedness other than Permitted Indebtedness, provided that it shall not be a breach of this subsection (d) to the extent that Borrower has sufficient cash flow (without giving effect to any Trigger Period) to pay such Indebtedness constituting trade payables but such funds are not made available to Borrower during a Trigger Period or during the continuance of an Event of Default. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by any Collateral.

(e) Except as contemplated in this Agreement and the other Loan Documents, Borrower has not made and will not make any loans or advances to any third party (including any Affiliate, any Loan Party or Guarantor), and has not and shall not acquire obligations or securities of its Affiliates.

(f) Borrower has been, is, and intends to remain solvent and Borrower has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower; and provided further that it shall not be a breach of this subsection (f) to the extent that Borrower has sufficient cash flow (without giving effect to any Trigger Period) to pay such debts and liabilities but such funds are not made available to Borrower during a Trigger Period or during the continuance of an Event of Default.

Mezzanine Loan Agreement

Schedule V-1

(g) Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower has not and will not (i) terminate or fail other than to a de minimis and immaterial extent, to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation in connection therewith, amend, modify or otherwise change its operating agreement or other organizational documents in any manner which affects its status as Special Purpose Bankruptcy Remote Entity or might otherwise cause it not to satisfy the requirements of this Schedule V.

(h) Except to the extent that Borrower is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law, (1) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person; (2) Borrower’s assets will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet; and (3) Borrower will file its own tax returns (to the extent Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person (for the avoidance of doubt, the inclusion of the results of operations, income, profits, losses or other tax attributes of a Person that is a disregarded entity for federal or state income tax purposes in the federal or state income tax returns of the beneficial owner of such Person shall not constitute the filing of an income tax return by such Person), except to the extent that Borrower is (i) required to file consolidated tax returns by law or (ii) is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law. Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.

(i) Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any Loan Party or Guarantor (recognizing that Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law)), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(j) Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that nothing in this clause (j) shall be interpreted to require the partners, members or other principals of Borrower to make any capital contributions or loans to such entity or arrange for any such capital contribution or loan by any third party.

Mezzanine Loan Agreement

Schedule V-2

(k) None of Borrower, any Affiliate Controlling Borrower, any Loan Party, Guarantor, or any other Person holding any direct or indirect interest in Borrower, has sought or intends to seek or effect the liquidation, dissolution, winding up, consolidation, or merger, in whole or in part, of Borrower, other than in connection with and following a potential Permitted Direct Assumption, Permitted Indirect Assumption or repayment of the Debt.

(l) Except as contemplated in this Agreement and the other Loan Documents, Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or any Loan Party, Guarantor, Preferred Equity Holder or any other Person, and has held and will hold all of its assets in its own name.

(m) Except as contemplated in this Agreement and the other Loan Documents, Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate, any Loan Party, Guarantor, or any other Person.

(n) Except as contemplated in this Agreement and the other Loan Documents, Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o) The organizational documents of Borrower shall provide that at all times there shall be (and Borrower shall at all times cause there to be) at least two (2) duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of Borrower shall provide that no Independent Director or Independent Manager (as applicable) of Borrower may be removed or replaced without Cause and unless Borrower provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager (as applicable), together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(p) The organizational documents of Borrower shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(q) The organizational documents of Borrower shall provide that Borrower shall not take any action which, under the terms of any certificate of formation, limited liability company operating agreement or any voting trust agreement, requires a unanimous vote of (A) the sole member of Borrower (the “Sole Member”), (B) the board of directors of Borrower or (C) the committee of managers of Borrower designated to manage the business affairs of Borrower (the “Committee”), unless at the time of such action there shall be at least two (2) duly appointed Independent Directors or Independent Managers and all such Independent Directors or Independent Managers (as applicable) have participated in such vote. The organizational documents of Borrower shall provide that actions requiring such unanimous written consent, including the Independent Directors or Independent Managers (as applicable), shall include each

Mezzanine Loan Agreement

Schedule V-3

of the following with respect to Borrower: (i) filing or consenting to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seeking or consenting to the appointment of a receiver, liquidator or any similar official of Borrower or a substantial part of its business, (iii) making an assignment for the benefit of creditors, (iv) admitting in writing its inability to pay debts generally as they become due, or (v) taking any action in furtherance of the foregoing. In addition, the organizational documents of Borrower shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (q), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of Borrower, including its creditors. Borrower shall not take any of the foregoing actions without the unanimous written consent of its board of directors, its member(s) or the Committee, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to Borrower (including duties to Borrower’s equity holders solely to the extent of their respective economic interests in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) Borrower equity holders, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(r) The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as members of Borrower (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of Borrower without dissolution. The organizational documents of Borrower shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to Borrower as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable).

(s) The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to Borrower.

Mezzanine Loan Agreement

Schedule V-4

(t) The organizational documents of Borrower shall provide that, as long as any portion of the Obligations remains outstanding: (i) Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (I) to continue the existence of Borrower, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (iv) in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

(u) Borrower has conducted and shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all material respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply in all material respects with or cause the compliance in all material respects with, (i) all of the facts and assumptions (whether regarding Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants in this Schedule V, and (iii) all of the organizational documents of Borrower other than to a de minimis and immaterial extent.

(v) Except as contemplated in this Agreement and the other Loan Documents, Borrower has not permitted and will not permit any Affiliate (other than an Affiliate Manager engaged in accordance with Section 4.14) or any Loan Party, any Guarantor, or any other Person holding any direct or indirect interest in Borrower, independent access to its bank accounts.

Mezzanine Loan Agreement

Schedule V-5

(w) Except as contemplated in this Agreement and the other Loan Documents, Borrower has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower; provided further that it shall not be a breach of this subsection (w) to the extent that (i) Borrower has sufficient cash flow (without giving effect to any Trigger Period) to pay its own liabilities and expenses but such cash flow is not made available to Borrower for distribution during a Trigger Period or during the continuance of an Event of Default, or (ii) Borrower does (or did) not pay such liabilities or expenses because it does not have (or did not have) sufficient cash flow.

(x) Except as contemplated in this Agreement and the other Loan Documents, Borrower has compensated and shall compensate each of its consultants and agents from its own funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that it shall not be a breach of this subsection (x) to the extent that (i) Borrower has (or had) sufficient cash flow (without giving effect to any Trigger Period) to pay such amounts but such cash flow is (or was) not made available to Borrower for distribution during a Trigger Period or during the continuance of an Event of Default or (ii) Borrower does (or did) not compensate such consultants or agents or pay such obligations because it does not have (or did not have) sufficient cash flow.

(y) Borrower has not, and without the unanimous consent of all of its directors or members (including all Independent Directors), as applicable, will not (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of Borrower’s properties, (iii) make any assignment for the benefit of Borrower’s creditors, or (iv) take any action in furtherance of the foregoing.

(z) Except as contemplated in this Agreement and the other Loan Documents, Borrower has maintained and will maintain an arm’s-length relationship with its Affiliates; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(aa) Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(bb) Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(cc) Borrower has and will have no obligation to indemnify its officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

Mezzanine Loan Agreement

Schedule V-6

(dd) Borrower will not (A) dissolve, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (in each case, except with respect to the Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any Person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth on this Schedule V without the consent of Lender.

(ee) Borrower and the Independent Directors or Independent Manager (as applicable) will consider the interests of Borrower’s creditors in connection with all limited liability company actions. Without limiting the generality of the foregoing to the greatest extent permitted by law, except for duties to Borrower (including duties to Borrower’s equity holders solely to the extent of their respective economic interests in Borrower and to Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the members of Borrower, (ii) other Affiliates of Borrower, or (iii) any group of Affiliates of which Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(ff) Except the Guaranty, Borrower has not, does not, and will not have any of its obligations guaranteed by an any Affiliate.

(gg) Borrower shall cause each Individual Owner, each Liquor Subsidiary and each general partner of each Individual Owner to satisfy and comply in all respects with the Special Purpose Bankruptcy Remote Entity representations, warranties and covenants set forth in Schedule V of the Mortgage Loan Agreement in effect as of the Closing Date, which Schedule V is attached hereto as Schedule V-1 and incorporated herein by reference.

As used herein:

“Cause” shall mean, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, or (ii) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements.

“Independent Director” or “Independent Manager” shall mean a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of Borrower ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:

Mezzanine Loan Agreement

Schedule V-7

(i)	a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;

(ii)	a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;

(iii)	a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

(iv)	a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

Mezzanine Loan Agreement

Schedule V-8

SCHEDULE V-1

MORTGAGE LOAN AGREEMENT

DEFINITION OF SPECIAL PURPOSE BANKRUPTCY REMOTE ENTITY

Each Individual Owner hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full, provided, however, that notwithstanding anything to the contrary set forth in the Loan Documents, the Individual Owners shall not be in breach of (and shall be deemed to be in compliance with) the covenants set forth in this Schedule V as a result of any actions taken at the direction of Lender pursuant to, or required by the terms of, Article IX of the Loan Agreement:

(a) Such Individual Borrower (i) has been, is, and will be organized solely for the purpose of acquiring, developing, owning, holding, financing, selling, leasing, transferring, exchanging, managing and operating such Individual Borrower’s Individual Properties (and the Divested Properties), and any Ground Lease Property acquired after the Closing Date pursuant to the exercise of a Ground Lease Purchase Option in accordance with Section 4.33(f) of this Agreement (each such Ground Lease Property, an “Acquired Ground Lease”)) and (with respect to LLC Borrower) wholly owned Liquor Subsidiary whose sole purpose is to hold liquor licenses used in the operation of such Individual Borrower’s Individual Properties, entering into this Agreement with Lender, refinancing such Individual Borrower’s Individual Properties in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) such Individual Borrower’s Individual Properties, (B) with respect to LLC Borrower, such Individual Borrower’s Liquor Subsidiary whose sole purpose is to hold liquor licenses in the operation of such Individual Borrower’s Individual Properties, (C) the Divested Properties, (D) the Acquired Ground Leases and (E) incidental personal property necessary for the ownership or operation of such Individual Borrower’s Individual Property. Borrower previously owned the Divested Properties, which ownership shall not be deemed to be a violation of this paragraph (a). Prior to the Closing Date, all right, title, interest and estate in the Divested Properties were transferred and conveyed by Borrower to third parties. Such Individual Borrower is duly formed, validly existing and in good standing in the state in which it was formed and in any other jurisdictions where it is qualified to do business.

(b) Such Individual Borrower has not engaged (other than with respect to the Divested Properties) and will not (other than with respect to the Acquired Ground Leases) engage in any business other than the ownership, management and operation of such Individual Borrower’s Individual Properties, (with respect to LLC Borrower) such Individual Borrower’s Liquor Subsidiary and business incidental thereto. Borrower was previously engaged in the business of owning, managing and operating the Divested Properties, which ownership, management and operation shall not be deemed to be a violation of this paragraph (b). Prior to the Closing Date, all right, title, interest and estate in the Divested Properties were transferred and conveyed by Borrower to third parties.

Loan Agreement

Schedule V-1-1

(c) Such Individual Borrower has not and will not enter into any contract or agreement with any Affiliate of such Individual Borrower, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than would be available on an arms-length basis with third parties other than any such party.

(d) Such Individual Borrower has not incurred (except for the Prior Loans of such Individual Borrower, which have been fully repaid, from which the Properties, each Individual Borrower and SPC Party have been fully released, and for which neither any Individual Borrower nor SPC Party shall have any continuing liability, actual or contingent (other than contingent liabilities of such Individual Borrower with respect to indemnity obligations for potential future liabilities under the Prior Loan Documents which pursuant to the terms thereof survive the payment in full of the Prior Loans, but provided that such Individual Borrower does not believe that such contingent liabilities are reasonably expected to have a Material Adverse Effect), upon the closing of the Loan, and in connection with which no recourse whatsoever against any portion of the Properties shall be available under any circumstances) and will not incur any Indebtedness other than Permitted Indebtedness, provided that it shall not be a breach of this subsection (d) to the extent that Borrower has (or had) sufficient cash flow (without giving effect to any Trigger Period) to pay any Indebtedness constituting trade payables but such funds are (or were) not made available to Borrower during a Trigger Period or during the continuance of an Event of Default (or during similar periods under the documentation for the Prior Loans). No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by any Individual Property.

(e) Except as contemplated in this Agreement and the other Loan Documents (or in the documentation for the Prior Loans), such Individual Borrower has not made and will not make any loans or advances to any third party (including any Affiliate, any Loan Party or any Guarantor), and has not and shall not acquire obligations or securities of its Affiliates.

(f) Such Individual Borrower is and intends to remain solvent and such Individual Borrower has, in all material respects, paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of such Individual Borrower to make any additional capital contributions to such Individual Borrower; and provided further that it shall not be a breach of this subsection (f) to the extent that (i) Borrower has (or had) sufficient cash flow (without giving effect to any Trigger Period) to pay such debts and liabilities but such funds are (or were) not made available to Borrower during a Trigger Period or during the continuance of an Event of Default (or during similar periods under the documentation for the Prior Loans), (ii) any Individual Borrower compensates from its own funds or assets consultants and agents for services provided to or obligations incurred by any other Individual Borrower or Liquor Subsidiary or (iii) Borrower does (or did) not pay such debts or liabilities because it does not have (or did not have) sufficient cash flow.

(g) Such Individual Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and such Individual Borrower has not and will not, nor will such Individual Borrower permit its SPC Party to, (i) terminate or fail other than to a de minimis and immaterial extent, to comply with the provisions of its organizational documents, or (ii) from and after the date hereof only, unless

Loan Agreement

Schedule V-1-2

(A) Lender has consented and (B) following a Securitization of the Loan, the applicable Rating Agencies have issued a Rating Agency Confirmation in connection therewith, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents in any manner which affects its status as Special Purpose Bankruptcy Remote Entity or might otherwise cause it not to satisfy the requirements of this Schedule V.

(h) Such Individual Borrower has, in all material respects, maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (other than any other Individual Borrower or Liquor Subsidiary) and any other Person. Such Individual Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that such Individual Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Individual Borrower and such Affiliates and to indicate that such Individual Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on such Individual Borrower’s own separate balance sheet. Such Individual Borrower will file its own tax returns (to the extent such Individual Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person (for the avoidance of doubt, the inclusion of the results of operations, income, profits, losses or other tax attributes of a Person that is a disregarded entity for federal or state income tax purposes in the federal or state income tax returns of the beneficial owner of such Person shall not constitute the filing of an income tax return by such Person), except to the extent that such Individual Borrower is (i) required to file consolidated tax returns by law or (ii) is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law. Such Individual Borrower has maintained and shall maintain its books, records, resolutions and agreements in accordance with this Agreement.

(i) Such Individual Borrower has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of such Individual Borrower or any Loan Party or any Guarantor), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or department or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(j) Such Individual Borrower intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided that nothing in this clause (j) shall be interpreted to require the partners, members or other principals of such Individual Borrower to make any capital contributions or loans to such entity or arrange for any such capital contribution or loan by any third party.

(k) None of such Individual Borrower, any Affiliate Controlling such Individual Borrower or any Loan Party, any Guarantor or any other Person holding any direct or Controlling indirect interest in such Individual Borrower, has sought or intends to seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of such Individual Borrower, other than in connection with and following a potential Permitted Direct Assumption, Permitted Indirect Assumption or repayment of the Debt.

Loan Agreement

Schedule V-1-3

(l) Except as contemplated in this Agreement and the other Loan Documents (or in the documentation for the Prior Loans), such Individual Borrower has not and will not commingle the funds and other assets of such Individual Borrower with those of any Affiliate (other than any Individual Borrower or Liquor Subsidiary) or any Loan Party, any Guarantor or any other Person, and has held and will hold all of its assets in its own name.

(m) Except as contemplated in this Agreement and the other Loan Documents (or in the documentation for the Prior Loans), Individual Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate (other than any other Individual Borrower or Liquor Subsidiary), any Loan Party, any Guarantor or any other Person.

(n) Except as contemplated in this Agreement and the other Loan Documents (or in the documentation for the Prior Loans), such Individual Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o) With respect to LP Borrower, such Individual Borrower’s general partner (“SPC Party”) has been and shall be a Delaware limited liability company or a corporation formed under the laws of any jurisdiction of the United States, and SPC Party (i) has caused and will cause such Individual Borrower to be a Special Purpose Bankruptcy Remote Entity; (ii) has complied and will at all times comply with each of the representations, warranties and covenants contained on this Schedule V (other than subsections (a), (b) and (d)) as if such representation, warranty or covenant was made directly by SPC Party; (iii) has not engaged and will not engage in any business or activity other than owning an interest in such Individual Borrower; (iv) has not acquired or owned and will not acquire or own any assets other than its partnership interest in such Individual Borrower; (v) has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than unsecured trade payables incurred in the ordinary course of business related to the ownership of an interest in such Individual Borrower that (A) do not exceed at any one time $50,000.00, and (B) are paid within ninety (90) days after the date incurred; provided that it shall not be a breach of this subsection (o) to the extent that Borrower has (or had) sufficient cash flow (without giving effect to any Trigger Period) to make distributions to SPC Party for the payment of unsecured trade payables but such cash flow is (or was) not made available to Borrower for distribution during a Trigger Period or during the continuance of an Event of Default (or during similar periods under the documentation for the Prior Loans); and (vi) has no contingent or actual obligations not related to the ownership and operation of such Individual Borrower’s Individual Properties and Divested Properties. Upon the withdrawal or the disassociation of SPC Party from such Individual Borrower, such Individual Borrower shall immediately appoint a new SPC Party whose articles or certificate of formation or incorporation are substantially similar to those of SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.

Loan Agreement

Schedule V-1-4

(p) The organizational documents of each of LLC Borrower and SPC Party shall provide that at all times there shall be (and such Individual Borrower shall at all times cause there to be) at least two (2) duly appointed Independent Directors or Independent Managers. In addition, the organizational documents of each of LLC Borrower and SPC Party shall provide that no Independent Director or Independent Manager (as applicable) of each of LLC Borrower or SPC Party may be removed or replaced without Cause and unless LLC Borrower or SPC Party, as applicable, provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director or Independent Manager (as applicable), together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director or Independent Manager (as applicable), together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director or Independent Manager (as applicable).

(q) The organizational documents of such Individual Borrower and SPC Party shall also provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(r) The organizational documents of each of LLC Borrower and SPC Party shall provide that such Person shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires a unanimous vote of (A) the sole member of LLC Borrower or SPC Party, as applicable (each, a “Sole Member”), (B) the board of directors of LLC Borrower or SPC Party, as applicable, or (C) the committee of managers of LLC Borrower or SPC Party, as applicable, designated to manage the business affairs of LLC Borrower or SPC Party, as applicable (each, a “Committee”), unless at the time of such action there shall be at least two (2) duly appointed Independent Directors or Independent Managers and all such Independent Directors or Independent Managers (as applicable) have participated in such vote. The organizational documents of each of LLC Borrower and SPC Party shall provide that actions requiring such unanimous written consent, including the Independent Directors or Independent Managers (as applicable), shall include each of the following with respect to SPC Party and each Individual Borrower (each, a “Material Action”): (i) filing or consenting to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seeking or consenting to the appointment of a receiver, liquidator or any similar official of such Individual Borrower or a substantial part of its business, (iii) making an assignment for the benefit of creditors, (iv) admitting in writing its inability to pay debts generally as they become due, or (v) taking any action in furtherance of the foregoing. In addition, the organizational documents of each of LLC Borrower and SPC Party shall provide that, when voting with respect to any matters set forth in the immediately preceding sentence of this clause (r), the Independent Directors or Independent Managers (as applicable) shall consider only the interests of the applicable Individual Borrower, including its creditors. LLC Borrower shall not, and SPC Party shall not (on behalf of itself or LP Borrower), take any of the foregoing actions without the unanimous written consent of its board of directors, its member(s) or the Committee, as applicable, including (or together with) all Independent Directors or Independent Managers, as applicable. Without limiting the generality of the foregoing, such documents shall expressly provide that, to the greatest extent permitted by law, except for duties to the applicable Individual Borrower (including duties to the applicable Individual Borrower’s equity holders solely to the extent of their respective economic interests in such Individual Borrower and to

Loan Agreement

Schedule V-1-5

such Individual Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors or Independent Managers (as applicable) shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) SPC Party or such Individual Borrower’s other equity holders, (ii) other Affiliates of such Individual Borrower, or (iii) any group of Affiliates of which such Individual Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(s) Notwithstanding anything herein to the contrary, each of LLC Borrower and SPC Party may be a Delaware single-member limited liability company provided that:

(i) the organizational documents of LLC Borrower or SPC Party, as applicable, shall provide that, as long as any portion of the Obligations remains outstanding, upon the occurrence of any event that causes the Sole Member of LLC Borrower or SPC Party, as applicable, to cease to be a member of LLC Borrower or SPC Party, as applicable, (other than (i) upon an assignment by Sole Member of all of its limited liability company interest in LLC Borrower or SPC Party, as applicable, and the admission of the transferee, if permitted pursuant to the organizational documents of LLC Borrower or SPC Party, as applicable, and the Loan Documents, or (ii) the resignation of Sole Member and the admission of an additional member of LLC Borrower or SPC Party, as applicable, if permitted pursuant to the organizational documents of LLC Borrower or SPC Party, as applicable, and the Loan Documents), each of the persons acting as an Independent Director or Independent Manager (as applicable) of LLC Borrower or SPC Party, as applicable, shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of LLC Borrower or SPC Party, as applicable, automatically be admitted as members of LLC Borrower or SPC Party, as applicable (in each case, individually, a “Special Member” and collectively, the “Special Members”) and shall preserve and continue the existence of LLC Borrower or SPC Party, as applicable, without dissolution. The organizational documents of LLC Borrower or SPC Party, as applicable, shall further provide that for so long as any portion of the Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to LLC Borrower or SPC Party, as applicable, as a Special Member, and (ii) such successor Special Member has also accepted its appointment as an Independent Director or Independent Manager (as applicable);

(ii) the organizational documents of LLC Borrower or SPC Party, as applicable, shall provide that, as long as any portion of the Obligations remains outstanding, except as expressly permitted pursuant to the terms of this Agreement, (i) Sole Member may not resign, and (ii) no additional member shall be admitted to LLC Borrower or SPC Party, as applicable; and

(iii) the organizational documents of LLC Borrower or SPC Party, as applicable, shall provide that, as long as any portion of the Obligations remains outstanding: (i) LLC Borrower or SPC Party, as applicable, shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of LLC Borrower or SPC Party, as applicable, or the occurrence of any other event which terminates the continued membership of the last remaining member of LLC Borrower or SPC Party, as applicable, in LLC Borrower or SPC Party, as applicable, unless the

Loan Agreement

Schedule V-1-6

business of LLC Borrower or SPC Party, as applicable, is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of LLC Borrower or SPC Party, as applicable, to cease to be a member of LLC Borrower or SPC Party, as applicable, or that causes Sole Member to cease to be a member of LLC Borrower or SPC Party, as applicable (other than (A) upon an assignment by Sole Member of all of its limited liability company interest in LLC Borrower or SPC Party, as applicable, and the admission of the transferee, if permitted pursuant to the organizational documents of LLC Borrower or SPC Party, as applicable, and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of LLC Borrower or SPC Party, as applicable, if permitted pursuant to the organizational documents of LLC Borrower or SPC Party, as applicable, and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in LLC Borrower or SPC Party, as applicable, agree in writing (I) to continue the existence of LLC Borrower or SPC Party, as applicable, and (II) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of LLC Borrower or SPC Party, as applicable, effective as of the occurrence of the event that terminated the continued membership of such member in LLC Borrower or SPC Party, as applicable; (iii) the bankruptcy of Sole Member or a Special Member shall not cause such Sole Member or Special Member, respectively, to cease to be a member of LLC Borrower or SPC Party, as applicable, and upon the occurrence of such an event, the business of LLC Borrower or SPC Party, as applicable, shall continue without dissolution; (iv) in the event of the dissolution of LLC Borrower or SPC Party, as applicable, LLC Borrower or SPC Party, as applicable, shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of LLC Borrower or SPC Party, as applicable, in an orderly manner), and the assets of LLC Borrower or SPC Party, as applicable, shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause LLC Borrower or SPC Party, as applicable, or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of LLC Borrower or SPC Party, as applicable, to compel any sale of all or any portion of the assets of LLC Borrower or SPC Party, as applicable, pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of LLC Borrower or SPC Party, as applicable.

(t) Such Individual Borrower has conducted and shall conduct its business so that the assumptions made with respect to such Individual Borrower in the Insolvency Opinion shall be true and correct in all material respects. In connection with the foregoing, such Individual Borrower hereby covenants and agrees that it will comply in all material respects with or cause the compliance in all material respects with, (i) all of the facts and assumptions (whether regarding such Individual Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all of the representations, warranties and covenants in this Schedule V, and (iii) all of the organizational documents of such Individual Borrower and SPC Party other than to a de minimis and immaterial extent.

Loan Agreement

Schedule V-1-7

(u) Except as contemplated in this Agreement and the other Loan Documents (or in the documentation for the Prior Loans), such Individual Borrower has not permitted and will not permit any Affiliate (other than an Affiliate Manager engaged in accordance with Section 4.14) or any Loan Party, any Guarantor or any other Person holding any direct or indirect interest in such Individual Borrower, independent access to its bank accounts.

(v) Except as contemplated in this Agreement and the other Loan Documents (or in the documentation for the Prior Loans), such Individual Borrower has, in all material respects, paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower; provided further that it shall not be a breach of this subsection (v) to the extent that (i) Borrower has (or had) sufficient cash flow (without giving effect to any Trigger Period) to pay its own liabilities and expenses but such cash flow is (or was) not made available to Borrower for distribution during a Trigger Period or during the continuance of an Event of Default (or during similar periods under the documentation for the Prior Loans), (ii) any Individual Borrower makes a payment from its funds of the liabilities and expenses of any other Individual Borrower or Liquor Subsidiary or (iii) Borrower does (or did) not pay such liabilities or expenses because it does not have (or did not have) sufficient cash flow.

(w) Except as contemplated in this Agreement and the other Loan Documents (or in the documentation for the Prior Loans), such Individual Borrower has compensated and shall compensate each of its consultants and agents from its own funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided that it shall not be a breach of this subsection (w) to the extent that (i) Borrower has (or had) sufficient cash flow (without giving effect to any Trigger Period) to pay such amounts but such cash flow is (or was) not made available to Borrower for distribution during a Trigger Period or during the continuance of an Event of Default (or during similar periods under the documentation for the Prior Loans), (ii) any Individual Borrower compensates from its own funds or assets consultants and agents for services provided to or obligations incurred by any other Individual Borrower or Liquor Subsidiary or (iii) Borrower does (or did) not compensate such consultants or agents or pay such obligations because it does not have (or did not have) sufficient cash flow.

(x) Such Individual Borrower has not, and without the unanimous consent of all of its directors or members (including all Independent Directors), as applicable, will not (i) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such Individual Borrower’s properties, (iii) make any assignment for the benefit of such Individual Borrower’s creditors, or (iv) take any action in furtherance of the foregoing.

(y) Except as contemplated in this Agreement and the other Loan Documents (or in the documentation for the Prior Loans), such Individual Borrower has, in all material respects, maintained and will maintain an arm’s-length relationship with its Affiliates (other than any other Individual Borrower or Liquor Subsidiary); provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

Loan Agreement

Schedule V-1-8

(z) Such Individual Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(aa) Except in connection with the Loan, such Individual Borrower has not pledged (except in connection with the Prior Loans of such Individual Borrower, which have been fully repaid, from which the Properties, each Individual Borrower and SPC Party have been fully released, and for which neither any Individual Borrower nor SPC Party shall have any continuing liability, actual or contingent (other than contingent liabilities of such Individual Borrower with respect to indemnity obligations for potential future liabilities under the Prior Loan Documents which pursuant to the terms thereof survive the payment in full of the Prior Loans, but provided that such Individual Borrower does not believe that such contingent liabilities are reasonably expected to have a Material Adverse Effect), upon the closing of the Loan, and in connection with which no recourse whatsoever against any portion of the Properties shall be available under any circumstances) and will not pledge its assets for the benefit of any other Person.

(bb) Such Individual Borrower has and will have no obligation to indemnify its officers, directors, members or partners, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(cc) if such Individual Borrower is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not: (A) dissolve, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber (in each case, in accordance with the other provisions of the Loan Documents) all or substantially all of its assets or acquire all or substantially all of the assets of any Person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth on this Schedule V (in each case, except in connection with taking any of the actions described in the foregoing clause (B) to the extent such actions are taken in accordance with the other provisions of the Loan Documents) without the consent of Lender.

(dd) The Independent Directors or Independent Manager (as applicable) will consider only the interests of such Individual Borrower, including its creditors, in connection with any Material Action. Without limiting the generality of the foregoing to the greatest extent permitted by law, except for duties to such Individual Borrower (including duties to such Individual Borrower’s equity holders solely to the extent of their respective economic interests in such Individual Borrower and to such Individual Borrower’s creditors as set forth in the immediately preceding sentence), such Independent Directors shall not owe any fiduciary duties to, and shall not consider, in acting or otherwise voting on any matter for which their approval is required, the interests of (i) the SPC Party or such Individual Borrower’s other equity holders, (ii) other Affiliates of such Individual Borrower, or (iii) any group of Affiliates of which such Individual Borrower is a part); provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

Loan Agreement

Schedule V-1-9

(ee) Except the Guaranty, the guarantees of Borrower’s obligations under certain of the Franchise Agreements specified on Schedule XII, the guarantees of Borrower’s obligations under certain of the Ground Leases specified on Schedule VII and the Obligations which are joint and several amongst the Individual Borrowers, such Individual Borrower has not, does not, and will not have any of its obligations guaranteed by an any Affiliate (other than in connection with the Prior Loans).

As used herein:

“Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute systematic and persistent or willful disregard of such Independent Director’s or Independent Manager’s, as applicable, duties, or (ii) such Independent Director or Independent Manager, as applicable, has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements.

“Independent Director” or “Independent Manager” shall mean a natural person selected by the applicable Individual Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company, (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon the last remaining member of Borrower ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:

(i)	a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of such Individual Borrower, any Affiliate of such Individual Borrower or any direct or indirect parent of such Individual Borrower;

(ii)	a customer, supplier or other Person who derives any of its purchases or revenues from its activities with such Individual Borrower or any Affiliate of such Individual Borrower;

(iii)	a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person described in clause (i) or clause (ii) above; or

(iv)	a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person described in clause (i) or clause (ii) above.

Loan Agreement

Schedule V-1-10

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with such Individual Borrower shall be qualified to serve as an Independent Director or Independent Manager of such Individual Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of such Individual Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.

“Nationally Recognized Service Company” shall mean any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of such Individual Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

Loan Agreement

Schedule V-1-11

SCHEDULE VI

INTELLECTUAL PROPERTY/WEBSITES

Websites:

Borrower	Asset Name	Domain Name	Hosting Expiration Date	Domain Expiration Date	Account Holder
W2007 Equity Inns Realty LLC	Homewood Suites Chicago	www.homewoodsuiteschicago.com	4/10/2016	4/10/2016	First Hospitality
W2007 Equity Inns Realty LLC	Embassy Suites Orlando	www.orlandoembassysuites.com		9/30/2016	Hilton
W2007 Equity Inns Realty LLC	Hampton Inn Orlando	www.orlandohampton.com		11/8/2015	Hilton
W2007 Equity Inns Realty LLC	Homewood Suites Orlando	www.orlandohomewood.com		1/7/2015	Hilton
W2007 Equity Inns Realty LLC	Hampton Inn Charleston	www.hamptoninncharlestonairport.com		4/19/2015	Hilton
W2007 Equity Inns Realty LLC	Residence Inn San Diego	www.residenceinnhotelsandiego.com	Month-to-Month	2/10/2015	Huntington
W2007 Equity Inns Realty LLC	SpringHill Suites San Diego	www.springhillsandiegohotel.com	Month-to-Month	2/10/2015	Huntington
W2007 Equity Inns Realty LP	Fairfield Inn & Suites Dallas	www.fairfieldinndallashotel.com	Month-to-Month	1/4/2015	Huntington
W2007 Equity Inns Realty LP	Courtyard Dallas	www.courtyarddallashotel.com	Month-to-Month	1/4/2015	Huntington
W2007 Equity Inns Realty LLC	Residence Inn Burlington	www.residenceinnburlingtonhotel.com	Month-to-Month	2/12/2015	Huntington
W2007 Equity Inns Realty LLC	Residence Inn Tucson	www.ResidenceInnTucsonHotel.com	Month-to-Month	2/12/2015	Huntington
W2007 Equity Inns Realty LLC	Residence Inn Tinton Falls	www.ResidenceInnTintonFallsHotel.com	Month-to-Month	2/12/2015	Huntington
W2007 Equity Inns Realty LLC	Residence Inn Somers Point	www.ResidenceInnSomersPointHotel.com	Month-to-Month	2/12/2015	Huntington
W2007 Equity Inns Realty LLC	Residence Inn Princeton	www.ResidenceInnPrincetonHotel.com	Month-to-Month	2/12/2015	Huntington
W2007 Equity Inns Realty LLC	Residence Inn Colorado Springs	www.residenceinncoloradospringshotel.com	Month-to-Month	2/12/2015	Huntington
W2007 Equity Inns Realty LLC	Holiday Inn Charleston Mt. Pleasant	www.himtpleasant.com	12/31/2014	4/30/2016	Pillar

Mezzanine Loan Agreement

Schedule VI-1

SCHEDULE VII

REAs

The reciprocal easement agreements, easement and operating agreements, and covenants, conditions and restrictions and similar agreements described in the Title Insurance Policies.

Mezzanine Loan Agreement

Schedule VII-1

SCHEDULE VIII

GROUND LEASES

Property	Description of Ground Lease
Hampton Inn, Birmingham, AL

That Ground Lease Agreement by and between Hampton Inns, Inc. and Fitts J. Smitherman, Rosemary Smitherman, Byrd Companies, Inc., Ormond Sommerville and Martha Sommerville dated September 16, 1986.

Recorded by Memorandum of Lease between Hampton Inns., Inc. and Fitts J. Smitherman, Rosemary Smitherman, Byrd Companies, Inc., Ormond Sommerville and Martha Sommerville dated as of April 2, 1987, and recorded in Real Volume 3157, Page 143 in the land records of Jefferson County, Alabama.

Amended on December 17, 1987 by Hampton Inns, Inc. and Fitts J. Smitherman, Rosemary Smitherman, Byrd Companies, Inc., Ormond Sommerville and Martha Sommerville.

Assigned on December 21, 1987 from Hampton Inns, Inc. to Hampton/GHI Associates No.1, a California general partnership.

Amended on July 30, 1997 by Hampton/GHI Associates No.1, a California partnership and Ann S. Sanders, Ormond Sommerville and the Byrd Companies, Inc.

Assigned on August 1, 1997 from Hampton/GHI Associates No.1, a California general partnership, to Equity Inns Partnership, L.P. Assigned November 6, 2000 from Equity Inns Partnership, L.P. to EQI Financing Partnership III, L.P. (which entity merged with and into W2007 Equity Inns Realty, LLC) and guaranteed by Equity Inns, Inc. (which entity merged with and into W2007 Grace Acquisition I, Inc.)

Homewood Suites, Phoenix, AZ

Lease, dated as of January 20, 1987, a memorandum of which was recorded on February 6, 1987 as Document No. 87 076480 in the real estate records of Maricopa County, State of Arizona (the “Official Records”);

as assigned by the instrument recorded as Recording No. 95-0093449 in the Official Records, to Embassy Suites, Inc., a Delaware corporation (Embassy Suites, Inc. changed its name to Harrah’s Operating Company, Inc. by Certificate of Amendment of Restated Certificate of Incorporation dated June 30, 1995);

as assigned by the instrument recorded October 24, 1996 as Recording No. 96-0754084 in the Official Records, to Promus Hotels, Inc., a Delaware corporation;

as assigned by the instrument recorded November 6, 1996 as Recording No. 96-0788013 in the Official Records, to Equity Inns Partnership, L.P., a Tennessee limited partnership;

Mezzanine Loan Agreement

Schedule VIII-1

as assigned by the instrument recorded as Recording No. 99-0618156 in the Official Records, to EQI Financing Partnership II, L.P., a Tennessee limited partnership;

as amended by the Ground Lease Estoppel and Agreement, dated October 25, 2007, between Camelback Properties Trust Number One, as landlord, and EQI Financing Partnership II, LP, a Tennessee limited partnership, as tenant, recorded on                     , 2007 as Document No.                     , in the Official Records.

Hampton Inn, Norfolk, VA

Lease Agreement, dated June 27, 1989 (the “Ground Lease”), by and among S.L. Nusbaum Realty Co., as Landlord, and V.A. Zodda and John R. Lawson, collectively, as Tenant, a memorandum of which, dated November 27, 1989, was recorded December 11, 1989, in the Clerk’s Office, Circuit Court, City of Norfolk, Virginia, in Deed Book 2227, page 21, as amended by those certain letter agreements, dated June 26, 1989, August 22, 1989 and July 5, 1990, and as supplemented by that certain Memorandum of and Supplement to Assignment of Lease and Assumption Agreement, dated March 4, 1997, recorded in Deed Book 2877, page 121, in the aforesaid records.

Tenant’s interests were assigned pursuant to that certain Assignment and Assumption Agreement, dated November 29, 1989, by and between V.A. Zodda and John R. Lawson, as Assignor, and Z&L, Ltd., as Assignee.

Tenant’s interests were assigned pursuant to that certain Assignment of Lease, dated March 5, 1997, by and among Z&L, Ltd., as Assignor, and Equity Inns Partnership, L.P., as Assignee, recorded March 6, 1997 in Deed Book 2877, page 126, in the aforesaid records.

Tenant’s interest were further assigned pursuant to that certain Assignment of Lease, dated November 6, 2000, by and between Equity Inns Partnership, L.P., as Assignor, to EQI Financing Partnership IV, L.P. (“EQI”), as Assignee, recorded November 16, 2000 in Instrument No. 000027119, in the aforesaid records.

EQI merged into W2007 Equity Inns Realty, LLC, the current Tenant under the Lease as of the date of this Agreement.

Residence Inn, Tinton Falls, NJ

Ground Lease Agreement dated March 1, 1986 between Mid-Monmouth Industrial Park, as lessor, and Ted C. Ginsberg and C. Ronald Bleznak, as lessee.

Letter Agreement dated February 18, 1987 between David B. Gifford and agreed to by Mid-Monmouth Realty Associates.

Letter Agreement dated April 21, 1987 by Ronald Bleznak and agreed to by Mid-Monmouth Realty Associates.

Letter dated April 28, 1987 from Mid-Monmouth Realty Associates to C. Ronald Bleznek.

Assignment and Assumption of Lease dated May, 1987, between Ted C. Ginsberg and C. Ronald Bleznak, as assignor, to ARTEAM Tinton Falls Associates, as assignee.

Mezzanine Loan Agreement

Schedule VIII-2

Amendment of Correction dated May 17, 1990, between Mid-Monmouth Realty Associates, successor in interest to Mid-Monmouth Industrial Park, and ARTEAM Tinton Falls Associates.

Assignment and Assumption of Lease dated September 14, 1995, between ARTEAM Tinton Falls Associates, as assignor, and Equity Inns Partnership, L.P., as assignee.

Ground Lease Estoppel dated October 24, 2007, between Mid-Monmouth Realty Associates and EQI Financing Partnership II, L.P.

Estoppel Certificate dated June 30, 2011, executed by W2007 Equity Inns Realty, LLC.

Letter of Assignment dated April 4, 2012 between Mid-Monmouth Realty Associates, as assignor, and Grand Central Properties, LLC, as assignee

Courtyard, Dallas, TX

Ground Lease, dated as of February 21, 1989, by and among Industrial Properties Corporation (“IPC”), as Landlord, and Marriott Corporation, Inc. (“Marriott”), as Tenant.

Assignment of Lease and Assumption of Obligations, dated as of February 21, 1989, by and between Marriott, as Assignor, and Marriott International, Inc. (“MII”), as Assignee and recorded September 23, 1994 in Volume 94184, Page 04158, in the Real Property Records of Dallas County, Texas.

First Amendment to Ground Lease, dated as of February 2, 1995 by and between IPC, as Landlord and MII, as Tenant recorded on February 6, 1995 in Volume 95024, Page 00984, in the aforesaid records.

Letter Agreement dated May 25, 1995 from IPC to Brent Andrus, Andrus Enterprises, Inc. and BA Dallas Market Center I Limited Partnership (“BA Dallas”).

Second Amendment to Ground Lease, dated as of May 26, 1995 by and between IPC, as Landlord and BA Dallas, as Tenant, recorded June 2, 1995 in Volume 95107, Page 01584, in the aforesaid records.

Assignment and Assumption of Lease, dated as of May 26, 1995, by and between MII, as Assignor, BA Dallas, as Assignee, and IPC, as Landlord, recorded June 02, 1995 in Volume 95107, Page 01571, in the aforesaid records.

Certificate of Commencement dated June 1, 1995 between BA Dallas and IPC recorded June 7, 1997 in Volume 95110, Page 00078, in the aforesaid records.

Section 1 of that certain Landlord Estoppel Certificate dated August 28, 2007 (the “2007 Estoppel Certificate”), subject to satisfaction by Tenant of the conditions specified therein. Only the terms and conditions of such Section 1 (and not Section 2) of the 2007 Estoppel Certificate modified the terms of the Lease.

Guaranty dated as of August         , 2007 by Equity Inns, Inc., in favor of Landlord.

Mezzanine Loan Agreement

Schedule VIII-3

Assignment and Assumption of Lease Agreement and Special Warranty Deed, dated as of August 29, 2007, between BA Dallas and EQI Market C Dallas Partnership, L.P. (“EQI”) recorded August 31, 2007 in the Official Public Records of Dallas County, Texas as Instrument No. 20070316021.

Residence Inn, Mobile, AL

Lease and Agreement, dated as of August 1, 1963 (the “Original Lease”), by and among Charles E. Weisenburgh, Anne Weisenburgh, Phillip A. Weisenburgh, and Louise V. Weisenburgh, collectively, as Landlord, and Carr Company, Inc., as Tenant, recorded on September 4, 1963 in Real Property 447, Page 927, in the real estate records of Mobile County, State of Alabama.

Tenant’s interests were assigned pursuant to that certain Warranty Deed of Exchange, dated as of November 9, 1994, by and between Delaney Investments, Inc. (successor by merger to Carr Company, Inc.), as Grantor, and McKibbon Brothers, Inc., as Grantee, recorded on November 16, 1994 in Deed Book 4212, Page 1599, in the aforesaid records, as further affected by that certain Estoppel and Non Disturbance Agreement, dated as of October 2, 1997, by and between Weisenburgh Co., Inc. (as successor to Charles E. Weisenburgh, Anne Weisenburgh, Phillip A. Weisenburgh, and Louise V. Weisenburgh), First Union National Bank and McKibbon Brothers, Inc., recorded on October 6, 1997, in Real Property 4511, Page 213, in the aforesaid records.

Tenant’s interests were further assigned pursuant to that certain Assignment and Assumption of Ground Lease and Sublease, dated as of April 24, 2006, by and between McKibbon Brothers, Inc., as Assignor, and Equity Inns Partnership, L.P., as Assignee, recorded on June 19, 2006, in Book 5989, Page 607, in the aforesaid records.

Ground Lease Estoppel and Agreement, dated December 14, 2007 (the “Amendment” together with the Original Lease, the “Ground Lease”), between Weisenburgh Co., Inc., as Landlord, and W2007 Equity Inns Realty, LLC, as Tenant, recorded on December 14, 2007 in Real Property Book 6344, Page 880, in the aforesaid records.

Courtyard, Mobile, AL

Lease and Agreement, dated as of August 1, 1963 (the “Original Ground Lease”), by and among Charles E. Weisenburgh, Anne Weisenburgh, Phillip A. Weisenburgh, Louise V. Weisenburgh, collectively, as Landlord, and Thomas Company, Inc., as Tenant, recorded in Real Property Book 447, Page 913, in the real estate records of Mobile County, State of Alabama.

Tenant’s interests were assigned pursuant to that certain Deed of Exchange, dated as of June 24, 1993, by and between Thomas Company, Inc., as Grantor, and McKibbon Hotel Group of Mobile, Alabama, Ltd., as Grantee, recorded June 25, 1993 in Real Property Book 4061, Page 1861, in the aforesaid records.

Tenant’s interests were further assigned by instrument, dated as of May 31, 1996, by and between McKibbon Hotel Group of Mobile, Alabama, Ltd., as Assignor, and McKibbon Brothers, Inc., recorded in Real Property Book 4378, Page 471, in the aforesaid records.

Mezzanine Loan Agreement

Schedule VIII-4

Tenant’s interests were further assigned by instrument, dated as of April 23, 1997, by and between McKibbon Brothers, Inc., as Assignor, and McKibbon Hotel Group of Mobile, Alabama, LLC, recorded in Real Property Book 4459, Page 1609, in the aforesaid records, as further affected by that certain Estoppel and Non Disturbance Agreement, dated as of April 22, 1997, by and between Weisenburgh Co., Inc. (as successor to Charles E. Weisenburgh, Anne Weisenburgh, Phillip A. Weisenburgh, and Louise V. Weisenburgh), First Union National Bank and McKibbon Hotel Group of Mobile, Alabama, LLC, recorded on April 23, 1997, in Real Property 4459, Page 1709, in the aforesaid records.

Tenant’s interests were further assigned by Assignment and Assumption of Lease, dated December 20, 2004, by and between McKibbon Hotel Group of Mobile, Alabama, LLC, as Assignor, and EQI Mobile, L.P., as Assignee, recorded on May 16, 2007, in Book 6184, Page 1570, in the aforesaid records.

Ground Lease Estoppel and Agreement, dated December 14, 2007 (the “Amendment” together with the Original Ground Lease, the “Ground Lease”), between Weisenburgh Co., Inc., as Landlord, and W2007 Equity Inns Realty, LLC, as Tenant, recorded on December 14, 2007 in Real Property Book 6344, Page 880, in the aforesaid records.

Springhill Suites, San Antonio, TX

Ground Lease Agreement dated April 12, 1995 between Adorff, Inc., Lehndorff Capital Resources, Inc., and Wonderland Associates, Noble Associates, and Lehndorff United Properties (USA) as co-tenant lessors (“Original Lessors”) and Southeast Texas Inns, Inc. (“Original Lessee”) as lessee;

First Amendment to Ground Lease Agreement between MRO Southwest, Inc. as Lessor and Original Lessee as lessee dated July 22, 2004;

Consent and Assignment and Assumption of Ground Lease Agreement dated July 22, 2004 between Original Lessee as assignor and Bexar Hotel Ltd. as assignee;

Consent and Assignment and Assumption of Ground Lease Agreement dated July 26 [August 3], 2006 between Bexar Hotel, Ltd. as assignor and Equity Inns Partnership, L.P. as assignee, with Equity Inns, Inc. as guarantor, and SA Crossroads Retail, L.P. consenting as lessor;

Guaranty dated July 26 [August 3] , 2006 executed by Equity Inns, Inc. in favor of SA Crossroads Retail, LP guaranteeing performance by tenant Equity Inns Partnership, L.P.;

Consent and Assignment and Assumption of Ground Lease Agreement dated May 18, 2007 between Equity Inns Partnership, L.P. as assignor, EQI San Antonio Hotel Partnership, L.P. as assignee, Equity Inns, Inc. as guarantor and SA Crossroads Retail, L.P. consenting as landlord;

Assignment of Lease and Memorandum of Agreement dated October 25, 2007 between EQI San Antonio Hotel Partnership, L.P. as assignor and W2007 Equity Inns Realty, L.P. as assignee (LT barcode);

Mezzanine Loan Agreement

Schedule VIII-5

Consent to Ground Lease Mortgage and Pledge dated October 25, 2007 between SA Crossroads Retail, L.P. as lessor, EQI San Antonio Hotel Partnership, L.P. as lessee, Equity Inns, Inc. as guarantor and Grace Acquisition I, Inc. (intended successor by merger to Equity Inns, Inc.), and Goldman Sachs Mortgage Company as lender;

Estoppel Certificate dated October 31, 2012 executed by W2007 Equity Inns Realty, L.P. as tenant for the benefit of Amegy Bank National Association as lender to Crossroads Mall Partners, Ltd.; and

Subordination, Non-Disturbance and Attornment Agreement between W2007 Equity Inns Realty, L.P. as tenant for the benefit of Amegy Bank National Association as lender and Crossroads Mall Partners, Ltd. as lessor.

Hampton Inn, Baltimore, MD

Lease Agreement dated as of March 9, 1998 between Governor Plaza Associates, a Pennsylvania partnership in which Federal Realty Investment Trust is the general partner, and Krisch American Inns, Inc. (“Krisch”).

Addendum to Lease Agreement dated July 19, 1988.

Second Addendum to Lease Agreement dated December 21, 1989 between Landlord and Krisch.

Lease Assignment dated August 12, 1992 among Krisch and First Hotel Investment Corporation (“First Hotel”) (unrecorded).

Lease Assignment dated May 12, 1993 among Krisch, First Hotel and Renthotel, Maryland, LLC, a Maryland limited liability company (“Renthotel”), recorded in Land Records of Anne Arundel County, MD in Liber 6045, Folio 882.

Letter Agreement dated December 14, 1993.

Lease Assignment, Assumption and Modification Agreement dated March 11, 1996 (“1996 Modification”) between Renhotel Maryland, L.L.C., as assignor, Equity Inns Partnership, L.P., as assignee, and City Hotels, S.A. and City Hotels USA, Inc. (together, as guarantors), recorded in Land Records of Anne Arundel County, MD in Liber 7355, Folio 410.

Assignment of Lease dated November 6, 2000 between Equity Inns Partnership, L.P., as assignor, and EQI Financing Partnership IV, L.P., as assignee, recorded November 22, 2000 in Land Records of Anne Arundel County, MD in Liber 10053, Folio 365.

Letter Agreement dated September 23, 2005.

Ground Lease Estoppel and Agreement dated October 25, 2007, between Governor Plaza Associate and EQI Financing Partnership IV, L.P.

Mezzanine Loan Agreement

Schedule VIII-6

SCHEDULE IX

DESCRIPTION OF PRIOR LOANS

1. That certain loan in the original principal amount of $1,799,999,920, made by Goldman Sachs Mortgage Company, a New York limited partnership, to W2007 Equity Inns Realty, LLC and W2007 Equity Inns Realty, L.P., pursuant to that certain Loan Agreement, dated as of October 25, 2007, as amended, restated, replaced, supplemented or otherwise modified.

2. That certain loan in the original principal amount of $10, made by Goldman Sachs Mortgage Company, a New York limited partnership, to W2007 Equity Inns Senior Mezz, LLC, pursuant to that certain Mezzanine A Loan Agreement, dated as of October 25, 2007, as amended, restated, replaced, supplemented or otherwise modified.

3. That certain loan in the original principal amount of $10 made by Goldman Sachs Mortgage Company, a New York limited partnership, to W2007 Equity Inns Intermediate Mezz I, LLC, pursuant to that certain Mezzanine B Loan Agreement, dated as of October 25, 2007, as amended, restated, replaced, supplemented or otherwise modified.

4. That certain loan in the original principal amount of $10 made by Goldman Sachs Mortgage Company, a New York limited partnership, to W2007 Equity Inns Intermediate Mezz II, LLC, pursuant to that certain Mezzanine C Loan Agreement, dated as of October 25, 2007, as amended, restated, replaced, supplemented or otherwise modified.

5. That certain loan in the original principal amount of $10 made by Goldman Sachs Mortgage Company, a New York limited partnership, to W2007 Equity Inns Intermediate Mezz III, LLC, pursuant to that certain Mezzanine D Loan Agreement, dated as of October 25, 2007, as amended, restated, replaced, supplemented or otherwise modified.

6. That certain loan in the original principal amount of $10 made by Goldman Sachs Mortgage Company, a New York limited partnership, to W2007 Equity Inns Intermediate Mezz IV, LLC, pursuant to that certain Mezzanine E Loan Agreement, dated as of October 25, 2007, as amended, restated, replaced, supplemented or otherwise modified.

7. That certain loan in the original principal amount of $10 made by Goldman Sachs Mortgage Company, a New York limited partnership, to W2007 Equity Inns Intermediate Mezz V, LLC, pursuant to that certain Mezzanine F Loan Agreement, dated as of October 25, 2007, as amended, restated, replaced, supplemented or otherwise modified.

8. That certain loan in the original principal amount of $10 made by Goldman Sachs Mortgage Company, a New York limited partnership, to W2007 Equity Inns Junior Mezz, LLC, pursuant to that certain Mezzanine G Loan Agreement, dated as of October 25, 2007, as amended, restated, replaced, supplemented or otherwise modified.

Mezzanine Loan Agreement

Schedule IX-1

SCHEDULE X

LIST OF SCHEDULED MANAGERS

1.	Aimbridge

2.	Concord Hospitality

3.	Crescent

4.	First Hospitality

5.	Hersha

6.	Highgate

7.	Hilton

8.	Intercontinental Hotel Group

9.	Interstate

10.	McKibbon Hotels

11.	Noble

12.	Pyramid

13.	Pillar Hotels & Resorts

14.	Sage

15.	Westmont

16.	White Lodging

17.	Island Hospitality

18.	InnVentures

19.	Huntington

20.	Lingate

21.	Musselman

22.	Crestline

23.	American Realty Capital Hospitality Properties, LLC

24.	Marriott

25.	Hyatt

26.	Northwood Hospitality

27.	HEI

Mezzanine Loan Agreement

Schedule X-1

SCHEDULE XI

RENT ROLL

Hotel Name	Location	Lessee	Tenant Type	Expiration Date	Current Annual Rent
Embassy Suites Orlando	Service Desk	Avis Rent A Car System, LLC	Rental Car	8/31/2014	$300/ Month plus 8% of net rental revenue.

Embassy Suites Orlando	Service Desk	Universal Studios Florida	Attraction Tickets	12/31/2014	$0.00 - Provides guest services for $0.00

Embassy Suites Orlando	800 sq ft on Ground Floor	Plaza Gifts & Jewelry, Inc.	Gift Shop	12/31/13 (tenant at sufferance)	Greater of (a) 8% of gross monthly sales per month or (b) approximately $1,092.73 per month

Residence Inn Minneapolis (Eagan)	Sales Office	The Hertz Corporation	Rental Car	2/28/2015	$500/month

Fairfield Inn & Suites Atlanta Vinings	Floor and Roof Space	Communications Facility	Verizon Wireless (VAW) LLC	$2875/month	5 Year term, with four 5 Year automatic extensions

Mezzanine Loan Agreement

Schedule XI-1

SCHEDULE XII

FRANCHISE AGREEMENTS

No	Brand	Asset Name and Address	Franchisor	Expiration
1.	Embassy Suites	Embassy Suites Orlando International Drive/Jamaican Court 8250 Jamaican Court Orlando, FL 32819	Embassy Suites Franchise LLC	12/31/2028

2.	Hampton Inn	Hampton Inn Dallas -Addison 4505 Beltway Drive Addison, TX 75001	Hampton Inns Franchise LLC	12/31/2024

3.	Hampton Inn	Hampton Inn Albany-Wolf Road 10 Ulenski Drive Albany, NY 12005	Hampton Inns Franchise LLC	12/31/2024

4.	Hampton Inn	Hampton Inn Baltimore/Glen Burnie 6617 Ritchie Highway Glen Burnie, MD 21061	HLT Existing Franchise Holding LLC [Hampton Inns Franchise LLC]	10/31/2016 [12/31/2024]

5.	Hampton Inn	Hampton Inn Beckley 110 Harper Park Drive Beckley, WV 25801	Hampton Inns Franchise LLC	12/31/2025

6.	Hampton Inn	Hampton Inn Birmingham/Mountain Brook 2731 US Highway 280 Birmingham, AL 35223	Hampton Inns Franchise LLC	12/31/2025

7.	Hampton Inn	Hampton Inn Charlotte/Gastonia 1859 Remount Road Gastonia, NC 28054	Hampton Inns Franchise LLC	12/31/2025

8.	Hampton Inn	Hampton Inn Cleveland/Westlake 29690 Detroit Road Westlake, OH 44145	Hampton Inns Franchise LLC	12/31/2025

Loan Agreement

Schedule XII-1

No	Brand	Asset Name and Address	Franchisor	Expiration
9.	Hampton Inn	Hampton Inn Columbia—I-26 Airport 1094 Chris Drive West Columbia, SC 29169	Hampton Inns Franchise LLC	12/31/2024

10.	Hampton Inn	Hampton Inn Columbus/Dublin 3920 Tuller Road Dublin, OH 43017	Hampton Inns Franchise LLC	12/31/2024

11.	Hampton Inn	Hampton Inn Detroit/Madison Heights /Troy 32420 Stephenson Highway Madison Heights, MI 48071	HLT Existing Franchise Holding LLC [Hampton Inns Franchise LLC]	10/31/2017 [12/31/2025]

12.	Hampton Inn	Hampton Inn Detroit/Northville 20600 Haggerty Road Northville, MI 48167	HLT Existing Franchise Holding LLC [Hampton Inns Franchise LLC]	10/31/2017 [12/31/2025]

13.	Hampton Inn	Hampton Inn Memphis-Poplar 5320 Poplar Avenue Memphis, TN 38119	Hampton Inns Franchise LLC	12/31/2025

14.	Hampton Inn	Hampton Inn Morgantown 1053 Van Voorhis Road Morgantown, WV 26505	Hampton Inns Franchise LLC	12/31/2025

15.	Hampton Inn	Hampton Inn Norfolk-Naval Base 8501 Hampton Boulevard Norfolk, VA 23505	HLT Existing Franchise Holding LLC [Hampton Inns Franchise LLC]	10/31/2017 [12/31/2025]

16.	Hampton Inn	Hampton Inn Scranton at Montage Mountain 22 Montage Mountain Road Scranton, PA 18507	Hampton Inns Franchise LLC	12/31/2025

17.	Hampton Inn	Hampton Inn St. Louis/Westport 2454 Old Dorsett Road Maryland Heights, MO 63043	Hampton Inns Franchise LLC	12/31/2025

18.	Hampton Inn	Hampton Inn State College 11014 East College Avenue State College, PA 16801	Hampton Inns Franchise LLC	12/31/2024

Loan Agreement

Schedule XII-2

No	Brand	Asset Name and Address	Franchisor	Expiration
19.	Hampton Inn	Hampton Inn Kansas City-Airport 11212 North Newark Circle Kansas City, MO 64153	Hampton Inns Franchise LLC	12/31/2025

20.	Hampton Inn & Suites	Hampton Inn & Suites Boynton Beach 1475 West Gateway Boulevard Boynton Beach, FL 33426	HLT Existing Franchise Holding LLC	02/28/2018

21.	Hampton Inn & Suites	Hampton Inn & Suites Nashville/Franklin (Cool Springs) 7141 South Springs Drive Franklin, TN 37067	HLT Existing Franchise Holding LLC	10/31/2017

22.	Hampton Inn	Hampton Inn Boca Raton 1455 Yamato Road Boca Raton, FL 33431	HLT Existing Franchise Holding LLC	10/31/2017

23.	Hampton Inn	Hampton Inn Boston/North Shore 59 Newbury Street Route 1 North Peabody, MA 01960	HLT Existing Franchise Holding LLC	03/31/2018

24.	Hampton Inn	Hampton Inn Charleston-Airport/Coliseum 4701 Saul White Boulevard North Charleston, SC 29418	HLT Existing Franchise Holding LLC	10/31/2017

25.	Hampton Inn	Hampton Inn Chattanooga-Airport/I-75 7013 Shallowford Road Chattanooga, TN 37421	HLT Existing Franchise Holding LLC	10/31/2016

26.	Hampton Inn	Hampton Inn Chicago/Gurnee 5550 Grand Avenue Gurnee, IL 60031	HLT Existing Franchise Holding LLC	10/31/2017

27.	Hampton Inn	Hampton Inn Columbus-Airport 5585 Whitesville Road Columbus, GA 31904	HLT Existing Franchise Holding LLC	10/31/2016

28.	Hampton Inn	Hampton Inn Fayetteville I-95 1922 Cedar Creed Road Fayetteville, NC 28312	HLT Existing Franchise Holding LLC	10/31/2016

Loan Agreement

Schedule XII-3

No	Brand	Asset Name and Address	Franchisor	Expiration
29.	Hampton Inn	Hampton Inn Grand Rapids-North 500 Center Drive Grand Rapids, MI 49544	HLT Existing Franchise Holding LLC	05/31/2018

30.	Hampton Inn	Hampton Inn Kansas City/Overland Park 10591 Metcalf Frontage Road Overland Park, KS 66212	HLT Existing Franchise Holding LLC	10/31/2017

31.	Hampton Inn	Hampton Inn Palm Beach Gardens 4001 RCA Boulevard Palm Beach Gardens, FL 33401	HLT Existing Franchise Holding LLC	04/30/2019

32.	Hampton Inn	Hampton Inn Pickwick Dam—at Shiloh Falls 90 Old South Road Counce, TN 38326	HLT Existing Franchise Holding LLC	10/31/2017

33.	Hampton Inn	Hampton Inn West Palm Beach Florida Turnpike 2025 Vista Parkway West Palm Beach, FL 33411	HLT Existing Franchise Holding LLC	06/30/2022

34.	Hampton Inn	Hampton Inn Boca Raton – Deerfield Beach 660 West Hillsboro Boulevard Deerfield Beach, FL 33441	HLT Existing Franchise Holding LLC	09/30/2022

35.	Hampton Inn	Hampton Inn Colorado Springs Air Force Academy I-25 North 7245 Commerce Center Drive Colorado Springs, CO 80919	HLT Existing Franchise Holding LLC	10/31/2017

36.	Homewood Suites	Homewood Suites Boston-Peabody 57 Newbury Street Boston, MA 01960	HLT Existing Franchise Holding LLC	03/31/2018

37.	Homewood Suites	Homewood Suites Chicago Downtown 40 East Grand Avenue Chicago, IL 60611	HLT Existing Franchise Holding LLC	08/31/2019

Loan Agreement

Schedule XII-4

No	Brand	Asset Name and Address	Franchisor	Expiration
38.	Homewood Suites	Homewood Suites Hartford/Windsor Locks 65 Ella Grasso Turnpike Windsor Locks, CT 06096	HLT Existing Franchise Holding LLC	10/31/2017

39.	Homewood Suites	Homewood Suites Memphis-Germantown 7855 Wolf River Boulevard Memphis, TN 38138	HLT Existing Franchise Holding LLC	10/31/2017

40.	Homewood Suites	Homewood Suites Phoenix-Biltmore 2001 East Highland Avenue Phoenix, AZ 85016	HLT Existing Franchise Holding LLC	10/31/2017

41.	Homewood Suites	Homewood Suites Cincinnati Sharonville 2670 East Kemper Road Sharonville, OH 45241	HLT Existing Franchise Holding LLC	10/31/2017

42.	Hilton Garden Inn	Hilton Garden Inn Austin/Round Rock 4310 North IH35 Round Rock, TX 78681	HLT Existing Franchise Holding LLC	02/28/2025

43.	Homewood Suites	Homewood Suites by Hilton San Antonio-Northwest 4323 Spectrum One San Antonio, TX 78230	HLT Existing Franchise Holding LLC	10/31/2017

44.	Hyatt Place	Hyatt Place Albuquerque 6901 Arvada North East Albuquerque, NM 87110	Hyatt Place Franchising, L.L.C.	06/30/2033

45.	Hyatt Place	Hyatt Place Baton Rouge 6080 Bluebonnet Boulevard Baton Rouge, LA 70809	Hyatt Place Franchising, L.L.C.	06/30/2033

46.	Hyatt Place	Hyatt Place Birmingham 2980 John Hawkins Parkway Birmingham, AL 35244	Hyatt Place Franchising, L.L.C.	06/30/2033

47.	Hyatt Place	Hyatt Place Cincinnati Blue Ash 11435 Reed Hartman Highway Blue Ash, OH 45241	Hyatt Place Franchising, L.L.C.	06/30/2033

Loan Agreement

Schedule XII-5

No	Brand	Asset Name and Address	Franchisor	Expiration
48.	Hyatt Place	Hyatt Place Minneapolis Bloomington 7800 International Drive Bloomington, MN 55425	Hyatt Place Franchising, L.L.C.	06/30/2033

49.	Hyatt Place	Hyatt Place Columbus 7490 Vantage Drive Columbus, OH 43235	Hyatt Place Franchising, L.L.C.	06/30/2033

50.	Hyatt Place	Hyatt Place Nashville Franklin 650 Bakers Bridge Avenue Franklin, TN 37027	Hyatt Place Franchising, L.L.C.	06/30/2033

51.	Hyatt Place	Hyatt Place Richmond Glen Allen 4100 Cox Road Glen Allen, VA 23060	Hyatt Place Franchising, L.L.C.	06/30/2033

52.	Hyatt Place	Hyatt Place Indianapolis 9104 Keystone Crossing Indianapolis, IN 46240	Hyatt Place Franchising, L.L.C.	06/30/2033

53.	Hyatt Place	Hyatt Place Las Vegas 4520 Paradise Road Las Vegas, NV 89109	Hyatt Place Franchising, L.L.C.	06/30/2033

54.	Hyatt Place	Hyatt Place Baltimore Linthicum Heights 940 International Drive Linthicum Heights, MD 21090	Hyatt Place Franchising, L.L.C.	06/30/2033

55.	Hyatt Place	Hyatt Place Miami Airport 3655 NW 82nd Avenue Miami, FL 33166	Hyatt Place Franchising, L.L.C.	06/30/2033

56.	Hyatt Place	Hyatt Place Memphis 7905 Giacosa Place Memphis, TN 38133	Hyatt Place Franchising, L.L.C.	06/30/2033

57.	Hyatt Place	Hyatt Place Kansas City Overland Park 6801 West 112th Street Overland Park, KS 66211	Hyatt Place Franchising, L.L.C.	06/30/2033

Loan Agreement

Schedule XII-6

No	Brand	Asset Name and Address	Franchisor	Expiration
58.	Hyatt Place	Hyatt Place Tampa Airport/Westshore 4811 West Main Street Tampa Airport/Westshore, FL 33607	Hyatt Place Franchising, L.L.C.	06/30/2033

59.	Holiday Inn Express	Holiday Inn Express Miami Kendall 11520 SW 88th Street Miami, FL 33176	Holiday Hospitality Franchising, LLC	07/02/2018

60.	Holiday Inn	Holiday Inn Charleston Mt. Pleasant 250 Johnny Dodds Boulevard Mount Pleasant, SC 29464	Holiday Hospitality Franchising, LLC	07/15/2018

61.	Courtyard	Courtyard Asheville One Buckstone Place Asheville, NC 28805	Marriott International, Inc.	05/28/2029

62.	Courtyard	Courtyard Athens 166 North Finley Street Athens, GA 30601	Marriott International, Inc.	06/16/2029

63.	Courtyard	Courtyard Bowling Green 1010 Wilkinson Trace Bowling Green, KY 42103	Marriott International, Inc.	10/25/2022

64.	Courtyard	Courtyard Dallas 2150 Market Center Blvd. Dallas, TX 75207	Marriott International, Inc.	08/29/2022

65.	Courtyard	Courtyard Elmhurst 370 North IL Route 83 Elmhurst, Il 60126	Marriott International, Inc.	03/21/2032

66.	Courtyard	Courtyard Gainesville 3700 SW 42nd Street Gainesville, FL 32608	Marriott International, Inc.	04/29/2029

67.	Courtyard	Courtyard Jacksonville 14668 Duval Road Jacksonville, FL 32218	Marriott International, Inc.	05/02/2030

Loan Agreement

Schedule XII-7

No	Brand	Asset Name and Address	Franchisor	Expiration
68.	Courtyard	Courtyard Knoxville 216 Langley Place Knoxville, TN 37922	Marriott International, Inc.	12/20/2029

69.	Courtyard	Courtyard Lexington 1951 Pleasant Ridge Lexington, KY 40509	Marriott International, Inc.	12/07/2031

70.	Courtyard	Courtyard Louisville 100 South Second Street Louisville, KY 40202	Marriott International, Inc.	12/31/2031

71.	Courtyard	Courtyard Mobile 1000 West I-65 Service Road Mobile, AL 36609	Marriott International, Inc.	12/20/2029

72.	Courtyard	Courtyard Orlando 1750 Pembrook Drive Orlando, FL 32810	Marriott International, Inc.	11/24/2023

73.	Courtyard	Courtyard Sarasota 850 University Parkway Sarasota, FL 34234	Marriott International, Inc.	06/16/2030

74.	Courtyard	Courtyard Tallahassee 1972 Raymond Diehl Road Tallahassee, FL 32308	Marriott International, Inc.	01/26/2029

75.	Fairfield Inn & Suites	Fairfield Inn & Suites Atlanta 2450 Paces Ferry Road Atlanta , GA 30339	Marriott International, Inc.	12/26/2024

76.	Fairfield Inn & Suites	Fairfield Inn & Suites Dallas 2110 Market Center Boulevard at Stemmons Dallas, TX 75207	Marriott International, Inc.	08/01/2025

77.	Residence Inn	Residence Inn Somers Point 900 Mays Landing Road Somers Point, NJ 08244	Marriott International, Inc.	10/25/2022

Loan Agreement

Schedule XII-8

No	Brand	Asset Name and Address	Franchisor	Expiration
78.	Residence Inn	Residence Inn Boise 1401 Lusk Avenue Boise, ID 83706	Marriott International, Inc.	10/25/2022

79.	Residence Inn	Residence Inn Burlington 35 Hurricane Lane Williston, VT 05495	Marriott International, Inc.	10/25/2022

80.	Residence Inn	Residence Inn Chattanooga 215 Chestnut Street Chattanooga, TN 37402	Marriott International, Inc.	05/28/2024

81.	Residence Inn	Residence Inn Colorado Springs 3880 North Academy Boulevard Colorado Springs, CO 80917	Marriott International, Inc.	10/25/2022

82.	Residence Inn	Residence Inn Fort Myers 2960 Colonial Boulevard Fort Myers, FL 33912	Marriott International, Inc.	06/16/2025

83.	Residence Inn	Residence Inn Knoxville 215 Langley Place at North Peters Road Knoxville, TN 37922	Marriott International, Inc.	05/10/2024

84.	Residence Inn	Residence Inn Lexington 2688 Pink Pigeon Parkway Lexington, KY 40509	Marriott International, Inc.	06/29/2027

85.	Residence Inn	Residence Inn Los Angeles El Segundo 2135 East El Segundo Boulevard El Segundo, CA 90245	Marriott International, Inc.	10/04/2027

86.	Residence Inn	Residence Inn Macon 3900 Sheraton Drive Macon, GA 31210	Marriott International, Inc.	12/06/2024

87.	Residence Inn	Residence Inn Minneapolis Eagan 3040 Eagandale Place Eagan, MN 55121	Marriott International, Inc.	10/25/2022

Loan Agreement

Schedule XII-9

No	Brand	Asset Name and Address	Franchisor	Expiration
88.	Residence Inn	Residence Inn Mobile 950 West I-65 Service Road S. Mobile , AL 36609	Marriott International, Inc.	05/08/2016

89.	Residence Inn	Residence Inn Oklahoma City 4361 West Reno Avenue Oklahoma City, OK 73107	Marriott International, Inc.	10/25/2022

90.	Residence Inn	Residence Inn Omaha 6990 Dodge Street Omaha, NE 68132	Marriott International, Inc.	10/25/2017

91.	Residence Inn	Residence Inn Portland 1710 NE Multnomah Street Portland, OR 97232	Marriott International, Inc.	10/25/2022

92.	Residence Inn	Residence Inn Princeton 4225 US Highway 1 PO Box 8388 Princeton, NJ 08543	Marriott International, Inc.	10/25/2022

93.	Residence Inn	Residence Inn San Diego 12011 Scripps Highlands Drive San Diego, CA 92131	Marriott International, Inc.	09/11/2027

94.	Residence Inn	Residence Inn Sarasota 1040 University Parkway Sarasota, FL 34234	Marriott International, Inc.	06/13/2025

95.	Residence Inn	Residence Inn Savannah 5710 White Bluff Road Savannah, GA 31405	Marriott International, Inc.	06/29/2024

96.	Residence Inn	Residence Inn Tallahassee 1880 Raymond Diehl Road Tallahassee, FL 32308	Marriott International, Inc.	04/29/2024

97.	Residence Inn	Residence Inn(North I-75) Tampa 13420 North Telecom Parkway Tampa, FL 33637	Marriott International, Inc.	07/10/2016

Loan Agreement

Schedule XII-10

No	Brand	Asset Name and Address	Franchisor	Expiration
98.	Residence Inn	Residence Inn Tampa 9719 Princess Palm Avenue Tampa, FL 33619	Marriott International, Inc.	03/25/2024

99.	Residence Inn	Residence Inn Tinton Falls 90 Park Road Tinton Falls, NJ 07724	Marriott International, Inc.	10/25/2022

100.	Residence Inn	Residence Inn Tucson 6477 East Speedway Boulevard Tucson , AZ 85710	Marriott International, Inc.	10/25/2022

101.	SpringHill Suites	SpringHill Suites Grand Rapids 450 Center Drive Grand Rapids, MI 49544	Marriott International, Inc.	09/25/2022

102.	SpringHill Suites	SpringHill Suites Houston 7922 Mosley Road Houston, TX 77061	Marriott International, Inc.	07/28/2024

103.	SpringHill Suites	SpringHill Suites Lexington 863 S. Broadway Lexington, KY 40504	Marriott International, Inc.	12/15/2026

104.	SpringHill Suites	SpringHill Suites Austin Round Rock 2960 Hoppe Trail Round Rock, TX 78681	Marriott International, Inc.	03/01/2032

105.	SpringHill Suites	SpringHill Suites San Diego 12032 Scripps Highlands Drive San Diego, CA 92131	Marriott International, Inc.	09/11/2027

106.	SpringHill Suites	SpringHill Suites San Antonio 3636 NW Loop 410 San Antonio, TX 78201	Marriott International, Inc.	07/22/2024

Loan Agreement

Schedule XII-11

SCHEDULE XIII

RESERVED

Mezzanine Loan Agreement

Schedule XIII-1

SCHEDULE XIV

HOTEL COMPANIES/APPROVED BRANDS

Brands within the following hotel companies, subject to the definition of Approved Brand as set forth in the Loan Agreement:

1.	Hilton

2.	Marriott

3.	Starwood

4.	IHG

5.	Hyatt

6.	Choice

7.	Carlson

8.	Wyndham

9.	AmericInn

10.	La Quinta

Mezzanine Loan Agreement

Schedule XIV-1

SCHEDULE XV

[RESERVED]

Mezzanine Loan Agreement

Schedule XV-1

SCHEDULE XVI

[RESERVED]

Mezzanine Loan Agreement

Schedule XVI-1

SCHEDULE XVII

EXPIRING FRANCHISE PROPERTIES

No	Brand	Asset Name and Address	Franchisor	Expiration
1.	Hampton Inn	Hampton Inn Baltimore/Glen Burnie 6617 Ritchie Highway Glen Burnie, MD 21061	HLT Existing Franchise Holding LLC [Hampton Inns Franchise LLC]	10/31/2016 [12/31/2024]

2.	Hampton Inn	Hampton Inn Detroit/Madison Heights /Troy 32420 Stephenson Highway Madison Heights, MI 48071	HLT Existing Franchise Holding LLC [Hampton Inns Franchise LLC]	10/31/2017 [12/31/2025]

3.	Hampton Inn	Hampton Inn Detroit/Northville 20600 Haggerty Road Northville, MI 48167	HLT Existing Franchise Holding LLC [Hampton Inns Franchise LLC]	10/31/2017 [12/31/2025]

4.	Hampton Inn	Hampton Inn Norfolk-Naval Base 8501 Hampton Boulevard Norfolk, VA 23505	HLT Existing Franchise Holding LLC [Hampton Inns Franchise LLC]	10/31/2017 [12/31/2025]

5.	Hampton Inn & Suites	Hampton Inn & Suites Boynton Beach 1475 West Gateway Boulevard Boynton Beach, FL 33426	HLT Existing Franchise Holding LLC	02/28/2018

6.	Hampton Inn & Suites	Hampton Inn & Suites Nashville/Franklin (Cool Springs) 7141 South Springs Drive Franklin, TN 37067	HLT Existing Franchise Holding LLC	10/31/2017

7.	Hampton Inn	Hampton Inn Boca Raton 1455 Yamato Road Boca Raton, FL 33431	HLT Existing Franchise Holding LLC	10/31/2017

8.	Hampton Inn	Hampton Inn Boston/North Shore 59 Newbury Street Route 1 North Peabody, MA 01960	HLT Existing Franchise Holding LLC	03/31/2018

Mezzanine Loan Agreement

Schedule XVII-1

No	Brand	Asset Name and Address	Franchisor	Expiration
9.	Hampton Inn	Hampton Inn Charleston-Airport/Coliseum 4701 Saul White Boulevard North Charleston, SC 29418	HLT Existing Franchise Holding LLC	10/31/2017

10.	Hampton Inn	Hampton Inn Chattanooga-Airport/I-75 7013 Shallowford Road Chattanooga, TN 37421	HLT Existing Franchise Holding LLC	10/31/2016

11.	Hampton Inn	Hampton Inn Chicago/Gurnee 5550 Grand Avenue Gurnee, IL 60031	HLT Existing Franchise Holding LLC	10/31/2017

12.	Hampton Inn	Hampton Inn Columbus-Airport 5585 Whitesville Road Columbus, GA 31904	HLT Existing Franchise Holding LLC	10/31/2016

13.	Hampton Inn	Hampton Inn Fayetteville I-95 1922 Cedar Creed Road Fayetteville, NC 28312	HLT Existing Franchise Holding LLC	10/31/2016

14.	Hampton Inn	Hampton Inn Grand Rapids-North 500 Center Drive Grand Rapids, MI 49544	HLT Existing Franchise Holding LLC	05/31/2018

15.	Hampton Inn	Hampton Inn Kansas City/Overland Park 10591 Metcalf Frontage Road Overland Park, KS 66212	HLT Existing Franchise Holding LLC	10/31/2017

16.	Hampton Inn	Hampton Inn Palm Beach Gardens 4001 RCA Boulevard Palm Beach Gardens, FL 33401	HLT Existing Franchise Holding LLC	04/30/2019

17.	Hampton Inn	Hampton Inn Pickwick Dam—at Shiloh Falls 90 Old South Road Counce, TN 38326	HLT Existing Franchise Holding LLC	10/31/2017

18.	Hampton Inn	Hampton Inn Colorado Springs Air Force Academy I-25 North 7245 Commerce Center Drive Colorado Springs, CO 80919	HLT Existing Franchise Holding LLC	10/31/2017

Mezzanine Loan Agreement

Schedule XVII-2

No	Brand	Asset Name and Address	Franchisor	Expiration
19.	Homewood Suites	Homewood Suites Boston-Peabody 57 Newbury Street Boston, MA 01960	HLT Existing Franchise Holding LLC	03/31/2018

20.	Homewood Suites	Homewood Suites Hartford/Windsor Locks 65 Ella Grasso Turnpike Windsor Locks, CT 06096	HLT Existing Franchise Holding LLC	10/31/2017

21.	Homewood Suites	Homewood Suites Memphis-Germantown 7855 Wolf River Boulevard Germantown, TN 38138	HLT Existing Franchise Holding LLC	10/31/2017

22.	Homewood Suites	Homewood Suites Phoenix-Biltmore 2001 East Highland Avenue Phoenix, AZ 85016	HLT Existing Franchise Holding LLC	10/31/2017

23.	Homewood Suites	Homewood Suites Cincinnati Sharonville 2670 East Kemper Road Sharonville, OH 45241	HLT Existing Franchise Holding LLC	10/31/2017

24.	Homewood Suites	Homewood Suites by Hilton San Antonio-Northwest 4323 Spectrum One San Antonio, TX 78230	HLT Existing Franchise Holding LLC	10/31/2017

25.	Holiday Inn Express	Holiday Inn Express Miami Kendall 11520 SW 88th Street Miami, FL 33176	Holiday Hospitality Franchising, LLC	07/02/2018

26.	Holiday Inn	Holiday Inn Charleston Mt. Pleasant 250 Johnny Dodds Boulevard Mount Pleasant, SC 29464	Holiday Hospitality Franchising, LLC	07/15/2018

27.	Residence Inn	Residence Inn Mobile 950 West I-65 Service Road S. Mobile , AL 36609	Marriott International, Inc.	05/08/2016 (subject to 10-year renewal at Borrower’s option)

Mezzanine Loan Agreement

Schedule XVII-3

No	Brand	Asset Name and Address	Franchisor	Expiration
28.	Residence Inn	Residence Inn Omaha 6990 Dodge Street Omaha, NE 68132	Marriott International, Inc.	10/25/2017 (subject to 5 successive 1-year renewals at Borrower’s option)

29.	Residence Inn	Residence Inn (North I-75) Tampa 13420 North Telecom Parkway Tampa, FL 33637	Marriott International, Inc.	07/10/2016 (subject to 10-year renewal at Borrower’s option)

Mezzanine Loan Agreement

Schedule XVII-4

SCHEDULE XVIII

SCHEDULED PIP

Hotel Name	Estimated PIP Cost	PIP Completion Date
Embassy Suites Orlando	4,752,700	2014
Hampton Inn Baltimore Glen Burnie	2,919,600	2014
Hampton Inn Memphis Poplar	850,000	2014
Hampton Inn Norfolk Naval Base	1,776,000	2014
Hampton Inn Morgantown	1,417,000	2014
Total	11,715,300

Schedule XVIII-1

SCHEDULE XIX

DIVESTED PROPERTIES

Asset
Hyatt Place (Cincinnati) Forest Park, OH
Hyatt Place Flagstaff, AZ
Baymont Inn & Suites Nashville Briley, TN
Holiday Inn Bluefield, WV
Comfort Inn Rutland, VT

Mezzanine Loan Agreement

Schedule XIX-1

SCHEDULE XX

MAJOR CONTRACTS

None.

Mezzanine Loan Agreement

Sch. XX-1

SCHEDULE XXI

PIP WORK OTHER THAN SCHEDULED PIP

Hotel Name	Estimated PIP Cost	PIP Completion Date
Hampton Inn Albany Wolf Road Airport	1,790,000	2015
Hampton Inn Beckley	935,000	2015
Hampton Inn Birmingham Mountain Brook	722,000	2015
Hampton Inn Charlotte Gastonia	636,000	2015
Hampton Inn Cleveland Westlake	1,258,000	2015
Hampton Inn Columbia I 26 Airport	818,000	2015
Hampton Inn Columbus Dublin, OH	305,000	2015
Hampton Inn Dallas Addison	734,000	2015
Hampton Inn Detroit Madison Heights S Troy	605,000	2015
Hampton Inn Detroit Northville	1,018,300	2015
Hampton Inn Kansas City Airport	666,000	2015
Hampton Inn Scranton @ Montage Mountain	745,000	2015
Hampton Inn St Louis Westport	898,000	2015
Hampton Inn State College	2,115,000	2015
Total	13,245,300

Mezzanine Loan Agreement

Sch. XXI-1

EXHIBIT A

Secondary Market Transaction Information

(A)	Any proposed program for the renovation, improvement or development of any Individual Property, or any part thereof, including the estimated cost thereof and the method of financing to be used.

(B)	Management of the Properties.

(C)	Occupancy rate expressed as a percentage, revenues per available room and average daily rates for each of the last five years prior to the Closing Date.

(D)	Schedule of the lease expirations for (i) if in connection with a public offering of Securities, each of the ten years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), and (ii) if in connection with a private offering of Securities, each of the five years starting with the year in which the Closing Date occurs, in each case stating:

(1)	The number of tenants whose leases will expire.

(2)	The total area in square feet covered by such leases.

(3)	The annual rental represented by such leases.

(4)	The percentage of gross annual rental represented by such leases.

Mezzanine Loan Agreement

A-1

EXHIBIT B

FORM OF MORTGAGE LOAN AGREEMENT

(Attached)

Mezzanine Loan Agreement

B-1

EXHIBIT C

FORM OF QUALIFIED PREFERRED EQUITY RECOGNITION AGREEMENT

(Attached)

Mezzanine Loan Agreement

RECOGNITION AGREEMENT

(MEZZANINE)

THIS RECOGNITION AGREEMENT (“Agreement”) is made as of the [            ] day of [            ], 20[    ], by and between [            ], a [            ], having an address at [            ] (“Lender”), and [            ], a [            ], having an address at [            ] (“Holdco Preferred Equity Holder”).

RECITALS

A. Pursuant to that certain [            ], dated of even date herewith, between [            ], a [            ] (together with its permitted successors and assigns, “Borrower”) and Lender (as the same may be amended, modified, supplemented, replaced or otherwise modified from time to time, the “Loan Agreement”). Borrower has become indebted, and may from time to time be further indebted, to Lender with respect to a loan in the original principal amount of $[            ] (the “Loan”), which Loan is evidenced by one or more promissory notes made and given by Borrower (together with all extensions, renewals, replacements (whether by one or more replacement notes), restatements or modifications of any such notes, being hereinafter referred to collectively as the “Notes”), made pursuant to the Loan Agreement. The Loan and the other obligations set forth in the Loan Documents, whether absolute or contingent, whether arising or accruing before or after the commencement of any bankruptcy, insolvency or receivership proceedings, and whether for principal, interest (including interest accruing after a bankruptcy petition is filed by or against Borrower, whether or not such interest is allowed), fees, costs, expenses or otherwise, are collectively referred to herein as the “Debt”.

B. The Debt is secured, among other things, by the Properties and other collateral as described in the Loan Agreement and other Loan Documents (the “Collateral”).

C. Holdco Preferred Equity Holder acquired the equity interests described on Exhibit A attached hereto (the “Holdco Preferred Equity Interest”) in and to [            ], a [            ] (“Holdco”), pursuant to the [            ] of Holdco dated [            ], 20[    ] (the “Holdco Operating Agreement”) among, [            ], a [            ], and [            ], a [            ] (collectively, “Holdco Common Equity Owner”) and Holdco Preferred Equity Holder.

D. Pursuant to the documents described on Exhibit B (the “Holdco Preferred Equity Documents”), Holdco Preferred Equity Holder has certain rights (i) to assume control of Holdco in accordance with Section [            ]1 of the Holdco Operating Agreement (a “Holdco Change of Control”), and (ii) to take additional actions in respect to Holdco all as more specifically provided in the Holdco Preferred Equity Documents (collectively, the “Holdco Preferred Rights”).

[1]	reference provisions relating to change of control, including reference to Changeover Event

Mezzanine Loan Agreement

E. Lender and Holdco Preferred Equity Holder are entering into this Agreement in order to set forth the relative rights and priorities which each have with respect to the payment and collection of the Debt on the one hand, and the exercise of the Holdco Preferred Rights and rights to distributions in respect of the Holdco Preferred Equity Interest on the other hand.

F. Lender is not willing to permit the equity investment of the Holdco Preferred Equity Holder in Holdco unless Holdco Preferred Equity Holder acknowledges certain matters with respect to the Holdco Preferred Rights and the Holdco Preferred Equity Documents as more fully set forth herein.

G. Holdco Preferred Equity Holder is the owner of direct or indirect interests in the Borrower, and will directly benefit from the Loan to the Borrower.

H. All capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement.

NOW, THEREFORE, as an inducement to Lender to make the Loan to the Borrower and to extend such additional credit as Lender may from time to time agree to extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Subordination.

(a) Holdco Preferred Equity Holder hereby acknowledges, covenants and agrees, and represents and warrants to and for the benefit of Lender that (i) the Holdco Preferred Equity Interest constitutes equity in Holdco only and not debt, and the Holdco Preferred Equity Interest does not constitute a debt of or claim against the Borrower or any other Borrower Party (as defined below), (ii) Holdco Preferred Equity Holder is not, and there is no fact or circumstance that would support an assertion that it is, the holder of a debt or claim or is a creditor of any Borrower Party, and Holdco Preferred Equity Holder shall not take or assert any inconsistent position in any Proceeding (defined below), be it bankruptcy or otherwise, and agrees that it lacks standing in any Proceeding to assert the rights of one holding a “claim” or “debt” as such terms are used or defined in the Bankruptcy Code, (iii) neither the Borrower nor any other Borrower Party will ever have any liability or obligation whatsoever with respect to the Holdco Preferred Equity Interest, (iv) the Holdco Preferred Equity Interest is solely a contractual right created pursuant to the terms of the Holdco Preferred Equity Documents and does not constitute or impose, and shall not be deemed or construed as constituting or imposing now or hereafter, a lien or encumbrance upon, or security interest in any portion of the Collateral or any other collateral securing the Debt or any assets of the Borrower, any Liquor Subsidiary, any SPC Party, any Owner, or any other Mezzanine Borrower (together with Borrower, collectively, the “Borrower Parties” and each a “Borrower Party”), (iv) it shall not assert, claim or raise as a defense, any such lien, encumbrance or security interest in the Collateral in any action or proceeding, including any insolvency or bankruptcy proceeding commenced by or against Borrower or any other Borrower Party, and (v) it shall not assert, pursue, confirm or acquiesce in any way to any recharacterization of the Holdco Preferred Equity Interest as having conferred upon Holdco Preferred Equity Holder any lien or encumbrance upon, or security interest in, the Collateral or any portion thereof or as having conferred upon Holdco Preferred Equity Holder the

Mezzanine Loan Agreement

status of a creditor of Borrower or any other Borrower Party. In the event and to the extent Holdco Preferred Equity Holder is deemed to be or acquires or becomes the holder or obligee under any obligations, liabilities or indebtedness of Borrower or any other Borrower Party arising out of any interest it may have in the Holdco Preferred Equity Interest and the Holdco Preferred Rights (but without limitation of the other provisions of this Section 1 and in addition to those provisions set forth in Section 1(e) below), Holdco Preferred Equity Holder (i) hereby subordinates payment of all such obligations, liabilities and indebtedness to the full and absolute payment of all of the Debt, and (ii) acknowledges and agrees that all liens, security interests, mortgages, or pledges of or in the Collateral or any of the assets of Borrower or any other Borrower Party in favor of or for the benefit of Holdco Preferred Equity Holder, both now existing, if any, or arising in the future, are hereby expressly made subordinate and junior in priority and right of enforcement to the liens, security interests, mortgages or pledges of or in the Collateral or any of the assets of Borrower and any other Borrower Party both now existing or arising in the future, including without limitation the assets and collateral securing the Debt, regardless of the record priority or dates of public filings or documents pertaining thereto.

(b) Holdco Preferred Equity Holder hereby confirms that the Holdco Preferred Rights and the Holdco Preferred Equity Documents and all rights, remedies, terms and covenants contained therein are subordinate and junior to (i) the Debt, (ii) the liens and security interests created by the Loan Documents and (iii) all of the terms, covenants, conditions, rights and remedies contained in the Loan Documents, and such subordination as set forth in this Section 1 shall not be affected by any amendments or modifications to the Loan Documents or waivers of any provisions thereof. Holdco Preferred Equity Holder confirms that all of Holdco Preferred Equity Holder’s rights to distributions in respect of the Holdco Preferred Equity Interest and the obligations created by the Holdco Preferred Equity Documents are subordinate and junior to all of Lender’s rights to payment by Borrower of the Debt. Every document and instrument included within the Holdco Preferred Equity Documents is subject and subordinate to each and every document and instrument included within the Loan Documents and all extensions, modifications, consolidations, supplements, amendments, replacements and restatements of and/or to the Loan Documents. Holdco Preferred Equity Holder shall not accept or receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from Holdco, Borrower, and/or from the Collateral on account of the Holdco Preferred Equity Interest (excepting payments expressly permitted under the terms of Section 1(i) hereof) prior to the date that all obligations of Borrower to Lender under the Loan Documents are paid, and if any such payment on account of the Holdco Preferred Equity Interest is received by Holdco Preferred Equity Holder, such payment or collateral shall be delivered immediately by Holdco Preferred Equity Holder to Lender for application to the Debt. The foregoing provisions of this Section 1(b) shall apply, notwithstanding the fact that the Debt or any claim for any of the Debt is subordinated, avoided or disallowed, in whole or in part, under Title 11 of the United States Code (the “Bankruptcy Code”) or other applicable federal or state law. In the event of a proceeding, whether voluntary or involuntary, for insolvency, liquidation, reorganization, dissolution, bankruptcy or other similar proceeding pursuant to the Bankruptcy Code or other applicable federal or state law with respect to Borrower, any other Borrower Party, or any other Person obligated or liable, or potentially obligated or liable, or claimed to be obligated or liable, in whole or in any part, on a direct, secondary, conditional or contingent basis or otherwise, with respect to any of the Loan or the Debt or any portion thereof or with respect to any other

Mezzanine Loan Agreement

obligations under the Loan Documents (a “Proceeding”), (i) the Loan shall include all interest accrued on the Loan, in accordance with and at the rates specified in the applicable Loan Documents, both for periods before and for periods after the commencement of any of such Proceeding, and all other amounts included in the Debt, even if the claim for such interest is not allowed pursuant to applicable law, and any and all claims (if any) of Holdco Preferred Equity Holder with respect to any Cash Collateral (hereinafter defined) related thereto hereby are, and shall be, subordinate in lien and payment to the claims of Lender in such Cash Collateral and (ii) Lender and Holdco Preferred Equity Holder agree that the Debt shall include, without limitation, (y) any and all interest due and owing with respect to all or any portion of the Debt accruing and calculated from and after the date of any Proceeding (in addition to accruals prior to such date) and (z) any and all costs and expenses (including, without limitation, attorneys’ costs, fees, expenses and disbursements) incurred by Lender in connection with collecting or enforcing any of the foregoing.

(c) The provisions of this Agreement shall be applicable both before and after the commencement, whether voluntary or involuntary, of any Proceeding against any member of Borrower Group (defined below) or any other Person. Holdco Preferred Equity Holder shall not, and shall not solicit any person or entity to, and shall not direct or cause Holdco, Holdco Common Equity Owner, the Borrower, Guarantor or any other Borrower Party or any Affiliates thereof or any Person that controls any of them (the “Borrower Group”) to: (i) commence any Proceeding, (ii) institute proceedings to have the Borrower or any other Borrower Party adjudicated a bankrupt or insolvent, (iii) consent to, or acquiesce to, the institution of bankruptcy or insolvency proceedings against the Borrower or any other Borrower Party, (iv) file a petition or consent to the filing of a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief by or on behalf of the Borrower or any other Borrower Party, (v) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for any of the Borrower or any other Borrower Party, the Collateral (or any portion thereof) or any other collateral securing the Debt (or any portion thereof) or the Holdco Preferred Equity Interest (or any portion thereof), (vi) make an assignment for the benefit of any creditor of Borrower or any other Borrower Party, (vii) seek to consolidate the Collateral or any other assets of the Borrower or any other Borrower Party, with the assets of any member of the Borrower Group or any other Person in any proceeding relating to bankruptcy, insolvency, reorganization or relief of debtors, or (viii) initiate, join in, acquiesce in, or file any petition or take any other action in furtherance of or that would result in any of the foregoing.

(d) In addition to, and without limiting the provisions of Section 1(i) below or any other provision of this Agreement, if a Proceeding shall have occurred or any Default or Event of Default shall have occurred and be continuing, Lender shall be entitled to receive payment and performance in full of all amounts due or to become due to Lender before Holdco Preferred Equity Holder is entitled to receive any distributions on account of the Holdco Preferred Equity Interest. All payments or distributions upon or with respect to the Holdco Preferred Equity Interest which are received by Holdco Preferred Equity Holder contrary to the provisions of this Agreement shall be received and held in trust by Holdco Preferred Equity Holder for the benefit of Lender and shall be paid over to Lender in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or performance of the Debt in accordance with the terms of the Loan Documents.

Mezzanine Loan Agreement

(e) In any Proceeding commenced by or against any Borrower Party, if a bankruptcy or other court or tribunal determines that Holdco Preferred Equity Holder is a creditor of any Borrower Party, or determines that the Holdco Preferred Equity Interest is to be construed as debt or as a claim (as such terms are defined in Section 101(5) or Section 101(12) of the Bankruptcy Code) against a Borrower Party, then in addition to the provisions of Section 1(a) above, Holdco Preferred Equity Holder hereby agrees and acknowledges that, at any time that any portion of the Debt held by Lender remains outstanding (i) Holdco Preferred Equity Holder hereby agrees that it shall not make any election, give any consent, commence any action or file any motion, claim, objection, notice or application or take any other action in any Proceeding without the prior written consent of Lender, (ii) Holdco Preferred Equity Holder shall not challenge the amount, validity, priority, or perfection of any claim of Lender or any valuations of the Collateral or other Debt collateral submitted by Lender in any such Proceeding or take any other action in any such Proceeding which is adverse to Lender’s enforcement of its claim or to Lender’s application for or receipt of adequate protection (as such term has been construed under the Bankruptcy Code), and (iii) Holdco Preferred Equity Holder shall not (a) challenge the amount, validity, priority, or perfection of any claims submitted by Lender in accordance with the Loan Documents, (b) challenge any valuation of the Loan submitted by or on behalf of Lender, or (c) take any other action in the Proceeding which is adverse to the Lender’s enforcement of its claim or receipt of adequate protection (as that term is defined in the Bankruptcy Code); provided, however, nothing in this Section 1(e) shall restrict, limit or derogate Holdco Preferred Equity Holder’s right to take any actions as the holder of an equity interest in Holdco and not as a creditor of a Borrower Party, in a Proceeding provided the Preferred Equity Holder has exercised its rights to directly or indirectly Control a Borrower Party following a Holdco Change of Control as permitted by the terms of the Loan Agreement (further provided that nothing herein shall affect or limit the liabilities or obligations of any party under any Preferred Guaranty). Subject to the preceding sentence and the other provisions of this Agreement, with respect to any proposed plan of reorganization of any Borrower Party in respect of which creditors are voting, Holdco Preferred Equity Holder may vote any interest it holds arising from or otherwise relating to the Holdco Preferred Equity Interest, except that Holdco Preferred Equity Holder will not have the right to vote affirmatively in favor of any plan of reorganization of such Borrower Party at any time that any portion of the Loan remains outstanding unless (x) Lender shall have previously given its written consent to such affirmative vote by Holdco Preferred Equity Holder, or (y) Lender votes to accept such plan, and so long as any portion of the Loan remains outstanding, Holdco Preferred Equity Holder shall have no right to vote to reject any plan of reorganization of such Borrower Party if Lender affirmatively votes to accept such plan (without regard to deemed acceptance under Sections 1124 and 1126(f) of the Bankruptcy Code).

(f) No payment or distribution to Lender pursuant to the provisions of this Agreement, and no protective advances or other advances with respect to the Debt or the Collateral or otherwise on account of obligations or liabilities of the Borrower or Holdco pursuant to or in connection with the Holdco Preferred Equity Documents or the Holdco Preferred Equity Interest, shall entitle Holdco Preferred Equity Holder to exercise any right of subrogation in respect thereof prior to the payment in full of the Debt, and Holdco Preferred Equity Holder agrees that it shall not acquire, by subrogation or otherwise, any lien, or other interest in any portion of the Collateral or any other collateral securing the Debt.

Mezzanine Loan Agreement

(g) Without limiting Lender’s rights, benefits, remedies and privileges under this Agreement or the Loan Documents, Lender may, at any time, in its sole discretion, take all or any of the following actions without releasing Holdco Preferred Equity Holder from its obligations hereunder or incurring any liability to Holdco Preferred Equity Holder: (i) renew, extend, accelerate or postpone the time of payment of all or any portion of the Loan or grant any indulgence with respect to the Loan, (ii) compromise or settle the Loan, and (iii) waive, substitute, surrender, exchange or release any of the security provided by the Loan Documents.

(h) Holdco Preferred Equity Holder hereby waives any requirement for marshaling of assets thereby in connection with any foreclosure of any security interest or any other realization upon collateral in respect of the Loan Documents, or any exercise of any rights of set-off or otherwise. Holdco Preferred Equity Holder assumes all responsibility for keeping itself informed as to the condition (financial or otherwise) of the Borrower, the condition of the Collateral and all other collateral and other circumstances, and, except as otherwise expressly provided herein, Lender shall have no duty whatsoever to obtain, advise or deliver information or documents to the other relative to such condition, business, assets and/or operations. Holdco Preferred Equity Holder agrees that Lender owes no fiduciary duty to Holdco Preferred Equity Holder in connection with the administration of the Debt and the Loan Documents and Holdco Preferred Equity Holder agrees not to assert any such claim.

(i) From and after the date that Holdco Preferred Equity Holder has received Notice (a “Distribution Hold Notice”) that (x) a Proceeding has commenced or that a Default or Event of Default then exists, or (y) that a Low Cash Flow Trigger Period is then in effect, notwithstanding anything contained in the Holdco Preferred Equity Documents, Holdco Preferred Equity Holder covenants and agrees that no distribution or other payments (other than from funds of any Person which is not a Borrower Party) shall be made with respect to the Holdco Preferred Equity Interest unless and until the Debt has been completely paid in all respects or the Distribution Hold Notice has been revoked or withdrawn by Lender (it being agreed that the Distribution Hold Notice will be deemed withdrawn upon the date, if any, that the Trigger Period has ended in accordance with the terms of the Loan Agreement and/or such Default or Event of Default has been cured or waived to the extent accepted pursuant to the terms of the Loan Agreement). If a Distribution Hold Notice is not then in effect, Holdco Preferred Equity Holder may receive distributions from Holdco on the Holdco Preferred Equity Interest pursuant to the terms of the Holdco Preferred Equity Documents if, and only to the extent that (i) such payments do not cause or result in any Default or Event of Default under the Loan Documents, and (ii) such payments are either (x) made solely from Available Cash distributed to Holdco after all then current obligations of the Borrower under the Loan Documents (including funding of the applicable Reserve Funds) have been satisfied in full, or (y) provided by a Person which is not a Borrower Party.

(j) Lender shall provide a copy to Holdco Preferred Equity Holder of any written notice of a Default under the Loan Documents (a “Default Notice”) concurrently with the delivery of such Default Notice to Borrower. Lender agrees that Holdco Preferred Equity Holder shall have the right to cure the applicable Default prior to the expiration of any applicable cure

Mezzanine Loan Agreement

period provided to Borrower under the Loan Documents, and Lender shall accept such cure by Holdco Preferred Equity Holder with the same force and effect as though performed by Borrower. If Lender delivers a Default Notice to Holdco Preferred Equity Holder and, prior to the expiration of any applicable cure period provided to Borrower under the Loan Documents with respect to such Default, Holdco Preferred Equity Holder shall deliver written notice to Lender and Holdco Common Equity Owner of Holdco Preferred Equity Holder’s intention to exercise its right under the Holdco Preferred Equity Documents to effect a Holdco Change of Control in connection with such Default, then Holdco Preferred Equity Holder shall be entitled to an additional period (the “Additional Cure Period”) of (a) two (2) Business Days with respect to any Default that can be cured solely by the payment of money or (b) ten (10) days with respect to any Default that cannot be cured solely by the payment of money, in each case, beyond the applicable cure period provided to Borrower under the Loan Documents, in which to cure the applicable Default (which cure shall include the payment of any applicable default interest, late charges and other amounts that may be applicable under the Loan Documents). Upon Lender’s receipt of a Holdco Change of Control Notice at any time that an Event of Default exists, Lender shall refrain from exercising any of its remedies under the Loan Documents in connection with such Event of Default prior to the expiration of the Additional Cure Period; provided, however, that any default interest, late charges or other amounts that may be applicable under the Loan Documents as a result of such Event of Default shall continue to accrue during, and shall be payable following the expiration of, such Additional Cure Period.

(k) In the case of any claim of Holdco Preferred Equity Holder against any Person that is a Guarantor (or a direct or indirect subsidiary of a Guarantor, collectively, with Guarantor, a “Guarantor Party”), then Holdco Preferred Equity Holder agrees that (A) Holdco Preferred Equity Holder shall not commence any action or proceeding against such Guarantor Party or otherwise seek to collect any amounts or otherwise assert or enforce any rights or remedies (other than the giving of a notice reserving Holdco Preferred Equity Holder’s rights) against such Guarantor Party (a “Guarantor Claim”) during any period when there is any outstanding claim that has been made by Lender against Guarantor in connection with the Loan which claim has not been fully satisfied, and (B) if Lender asserts any claim against Guarantor in connection with the Loan following the taking by Holdco Preferred Equity Holder of any action described in the preceding clause (A), and Lender notifies Holdco Preferred Equity Holder in writing that Lender has asserted such claim, then Holdco Preferred Equity Holder shall immediately upon receipt of such written notice from Lender, cease and desist any further action of the type described in the preceding clause (A) until such time as all claims by Lender against such Guarantor have been fully satisfied. Any right of payment of Holdco Preferred Equity Holder under a Guarantor Claim shall be subject and subordinate in all respects to the rights and claims of Lender against Guarantor.

2. Representations and Warranties of Holdco Preferred Equity Holder. Holdco Preferred Equity Holder hereby represents and warrants that:

(i) Exhibit B attached hereto and made a part hereof is a true, correct and complete listing of all of the Holdco Preferred Equity Documents as of the date hereof. There is no indebtedness, obligation or liability outstanding owed by any member of the Borrower Party to Holdco Preferred Equity Holder, and the only documents which evidence, secure or in any way relate to the Holdco Preferred Equity Interest and the Holdco Preferred Rights are set forth on Exhibit B, and none of such documents has been amended or modified, except as set forth on Exhibit B.

Mezzanine Loan Agreement

(ii) It is the legal and beneficial owner of the Holdco Preferred Equity Interest owned by it free and clear of any lien, security interest, option or other charge or encumbrance.

(iii) There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(iv) It has, independently and without reliance upon Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

(v) It is duly organized and is validly existing under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(vi) All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of it have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vii) It has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of it enforceable against it in accordance with its terms subject to (x) applicable bankruptcy, reorganization, insolvency and moratorium laws, and (y) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(viii) No consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by it of this Agreement or consummation by it of the transactions contemplated by this Agreement.

(ix) None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate or conflict with any provision of its organizational or governing documents, (ii) violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, or other instrument to which it is a party or to which any of its properties are subject, (iii) result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of it pursuant to the terms of any such contract, mortgage,

Mezzanine Loan Agreement

lease, bond, indenture, agreement, franchise, or other instrument, (iv) violate any judgment, order, injunction, decree, or award of any court, arbitrator, administrative agency or governmental or regulatory body of which it has knowledge against, or binding upon, it or upon any of its securities, properties, assets, or business or (v) constitute a violation by it of any statute, law or regulation that is applicable to it.

3. Additional Covenants of Holdco Preferred Equity Holder.

(a) Holdco Preferred Equity Holder shall not:

(i) assert, sue upon, setoff, demand, call into default or otherwise enforce all or any part of the Holdco Preferred Equity Interest or the Holdco Preferred Rights or any payment thereon or take any enforcement actions, in each case against the Borrower or any other Borrower Party with respect to the Holdco Preferred Equity Interest or the Holdco Preferred Rights, or the commencement or joinder with any other creditors of the Borrower or any other member of the Borrower Group in commencing any bankruptcy, reorganization, receivership, insolvency or liquidation proceedings against any of them, or take or accept any transfer or assignment of assets from the Borrower or any other Borrower Party in any manner whatsoever, provided that Holdco Preferred Equity Holder may cause a Holdco Change of Control subject to and in accordance with Section 3(b) below and Section [_7.2(k)_]2 of the Loan Agreement (including delivery of the required Preferred Guaranty satisfying the requirements of Section [__7.2(k)__]3 of the Loan Agreement) and may also cause the replacement of the Manager subject to and in accordance with Section 3(c) below and Section [__7.2(k)__]4 of the Loan Agreement;

(ii) except for a Permitted Transfer of interests in the Holdco Preferred Equity Holder subject to and in accordance with the applicable provisions of Section [__7.2(k)__]5 of the Loan Agreement, cause, permit or suffer any (A) assignment, transfer, pledge, encumbrance or other disposition of any ownership or beneficial interest, direct or indirect, in the Holdco Preferred Equity Interest or Holdco Preferred Equity Holder, and as a condition precedent to a Permitted Transfer of a direct interest in Holdco, the transferee of such interest shall execute a joinder to this Agreement in form reasonably acceptable to Lender pursuant to which such transferee agrees to be bound by the terms and conditions hereof applicable to such transferee; or

[2]	reference loan agreement provision that sets forth the conditions to a change of control by which the Holdco Preferred Equity Holder may exercise change of control rights
[3]	reference loan agreement provision that sets forth the conditions to a change of control by which the Holdco Preferred Equity Holder may exercise change of control rights
[4]	reference loan agreement provision that sets forth the conditions to a change of control by which the Holdco Preferred Equity Holder may exercise change of control rights
[5]	reference loan agreement provision that sets forth the conditions to a change of control by which the Holdco Preferred Equity Holder may exercise change of control rights

Mezzanine Loan Agreement

(iii) take, accept, ask for, sue for, receive, setoff or demand any transfer of any assets of any Borrower Party as security for or in payment upon or otherwise on account of the Holdco Preferred Equity Interest or the Holdco Preferred Rights.

(b) Holdco Preferred Equity Holder shall not deliver a Changeover Notice (as defined in the Holdco Operating Agreement) or otherwise consummate, attempt to consummate, or suffer or permit the consummation on its behalf of any Holdco Change of Control, including, without limitation, by declaring any Changeover Event (as defined in the Holdco Operating Agreement), unless it can and does do so in compliance with the terms and conditions of Section [__7.2(k)__]6 of the Loan Agreement. Holdco Preferred Equity Holder agrees that notwithstanding that it is not a party to the Loan Agreement, it is bound by and shall comply with the terms and conditions of Section [__7.2(k)__]7 thereof, as if such terms and conditions were set forth herein.

(c) Holdco Preferred Equity Holder shall not exercise, attempt to exercise, or suffer or permit the exercise on its behalf of any right to cause the replacement of the Manager of the Properties, unless the replacement of the property management can be done and is done in compliance with the terms and conditions of Section [__4.14__] of the Loan Agreement. Holdco Preferred Equity Holder agrees that notwithstanding that it is not a party to the Loan Agreement, it is bound by, and shall comply with, the terms and conditions of Section [__4.14__] of the Loan Agreement, as if such terms and conditions were set forth herein.

(d) Holdco Preferred Equity Holder shall not exercise its rights under Section [_3.4_]8 of the Holdco Operating Agreement initiate (and thereafter consummate) the “buy/sell” procedures set forth therein unless and until it has effected a Holdco Change of Control in accordance with the terms and requirements of Section 3(b) hereof.

4. Reserved.

5. Approval of Loan, Loan Documents and Holdco Preferred Equity Documents. Holdco Preferred Equity Holder hereby acknowledges that (i) it has received and reviewed and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the making of the Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Loan Documents, (ii) the execution, delivery and performance of the Loan Documents will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Holdco Preferred Equity Documents, and (iii) any application or use of the proceeds of the Loan for purposes other than those provided in the Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Loan Documents.

[6]	reference loan agreement provision that sets forth the conditions to a change of control by which the Holdco Preferred Equity Holder may exercise change of control rights
[7]	reference loan agreement provision that sets forth the conditions to a change of control by which the Holdco Preferred Equity Holder may exercise change of control rights
[8]	reference Holdco Operating Agreement provision that sets forth the “buy/sell” or other rights to acquire the interests in the Holdco Common Equity Owner in Holdco

Mezzanine Loan Agreement

6. Loan Document Acknowledgments. (a) Holdco Preferred Equity Holder acknowledges and agrees that Lender shall have the sole right to grant all consents and approvals, to exercise any and all rights and remedies and to take any and all actions under the Loan Documents, which are to be taken by the lender, secured party, pledgee, beneficiary, or any other holder of the Loan thereunder, without obtaining the consent of Holdco Preferred Equity Holder or providing any notice to Holdco Preferred Equity Holder.

(b) Holdco Preferred Equity Holder acknowledges the existence and operation of the cash management arrangements and related bank accounts of the Borrower pursuant to the Cash Management Agreement and the other Loan Documents (and pursuant to the Loan Documents and the Management Agreements (as such term is defined in the Loan Agreement) acknowledges that Lender has a perfected security interest in all Gross Revenue (as such term is defined in the Loan Agreement)) and agrees that Holdco Preferred Equity Holder does not have any right, title or interest in or to such cash management arrangements and related bank accounts at any time during the term of this Agreement.

7. Amendment to Loan Documents and Holdco Preferred Equity Documents. (a) Without limiting the terms and conditions of Section 1(g) hereof, Holdco Preferred Equity Holder acknowledges and agrees that Lender shall have the right to enter into, execute and agree to any waiver, postponement, extension, reduction, amendment or modification (any of the foregoing, a “Modification”) of any provision of the Loan Documents, determined as desired by Lender in its sole and absolute discretion, including, without limitation, the Loan Agreement, the Mortgage or any provision requiring the payment of money, or establishing the interest rate thereon without the consent of (or notice to) Holdco Preferred Equity Holder. For the avoidance of doubt, the provisions of this Section 7(a) shall not be deemed to modify or restrict, as between the Holdco Preferred Equity Holder and the Holdco Common Equity Holder (but not as to Lender), any consent rights of the Holdco Preferred Equity Holder to any Modification.

(b) Without first obtaining the written consent of Lender, Holdco Preferred Equity Holder shall not enter into any Modification whatsoever of, regarding or relating to any Holdco Preferred Equity Documents that will (i) adversely affect the bankruptcy remoteness of any Borrower Party, (ii) provide for a mandatory redemption of the Holdco Preferred Equity Interest, (iii) accelerate the timing of payments in respect of the Holdco Preferred Equity Interest, (iv) increase in any other material respect any monetary obligations (or the calculation thereof) of Holdco with respect to the Holdco Preferred Equity Interest (except to the extent attributable to an increase in Holdco Preferred Equity Holder’s investment in the form of equity in Holdco, or unsecured partner debt under the Holdco Operating Agreement as currently in effect), modify in any material respect the management and control by the Holdco Common Equity Holder or modify in any material respect any approval right or other rights of the Holdco Preferred Equity Holder under Section [            ]9, or modify in any material respect Section [            ]10 or Section [            ]11 (in any respect related to compliance with the Loan Agreement), in any such instance except as expressly provided in the Holdco Preferred Equity Documents as in existence on the date hereof, (v) modify any provision of the Holdco Preferred Equity Documents which

[9]	reference provisions respecting major decision rights and forced sale rights and other rights to limit, approve or require sales, financings or refinancings
[10]	reference provisions relating to any preferred return, redemption and/or other economic terms
[11]	reference provisions relating to Loan Agreement and other Loan Documents

Mezzanine Loan Agreement

expressly requires compliance or action in conformity with, or otherwise conditions any action upon compliance with, the Loan Documents, (vi) modify or amend the Preferred Equity Documents in a manner which would result in such documents being on terms materially more onerous to the Common Equity Holder or any guarantor of the Qualified Preferred Equity Investment than the terms set forth in the Preferred Equity Documents or (vii) modify the definition of or the provisions relating to [            ]12 (or defined terms related thereto or used therein) or the application of such terms and provisions in any material respect, or shorten any grace period provided with respect thereto.

8. Bankruptcy. (a) In any Proceeding commenced with respect to any Borrower Party, if Holdco Preferred Equity Holder is deemed to be a creditor of any Borrower Party, Holdco Preferred Equity Holder agrees (i) that it shall not object to any request or motion by Lender for an order establishing that proceeds, products, offspring, rents and profits of the Collateral constitute cash collateral under Section 363 of the Bankruptcy Code (“Cash Collateral”), and Holdco Preferred Equity Holder hereby consents to any application by Lender to have such Cash Collateral applied to the payment of the Debt without any application of any such sums to the Holdco Preferred Equity Interest, (ii) if Lender consents to any use of the Cash Collateral, Holdco Preferred Equity Holder shall also consent, and if Lender objects to any such use, Holdco Preferred Equity Holder shall also object, (iii) not to object to any motion, pleading or adversary proceeding filed by or on behalf of Lender, (iv) not to object to any motion or pleading with respect to Debtor in Possession Financing without the prior written consent of Lender, (v) not to object to any motion for a sale of Collateral under Section 363, 1129(a) or 1129(b) of the Bankruptcy Code, or otherwise, whether free and clear of all liens or otherwise, and to any bidding procedures or sale motions in connection with such sale, (vi) not to object to any proposed settlement under Rule 9019 or otherwise which in any way relates to the rights of Lender on the Loan, without Lender’s prior written consent, (vii) not to contest or object to any bid or credit bid by Lender in connection with any sale of the Collateral, (viii) not to contest the taking of additional collateral to secure the Debt, and (ix) not to object, contest or protest any action, or interfere with, any action by Lender to enforce its rights under the Loan or the Debt.

(b) Holdco Preferred Equity Holder shall not file a proof of claim in respect of its claims, if any, against any Borrower Party in any Proceeding without the prior written approval of Lender.

(c) In the event of a Proceeding, except as may be otherwise set forth in a confirmed bankruptcy plan relating to such Proceeding that Lender has either voted to accept or has otherwise approved in writing, any and all distributions, claims, awards or other amounts paid or payable to Holdco Preferred Equity Holder or on account of any claim or interest of or with respect to the Holdco Preferred Equity Interest shall be paid to Lender, and Holdco Preferred Equity Holder covenants and agrees to execute and deliver to Lender such assignment and other instruments as may be required by Lender in order to enable Lender to enforce any and all such claims and to collect any and all such payments or disbursements otherwise payable to Holdco Preferred Equity Holder or on account of any claim or interest of or with respect to the Holdco Preferred Equity Interest.

[12]	Reference change of control provisions

Mezzanine Loan Agreement

(d) To the extent that Lender receives payments on, or proceeds of collateral for, the Debt or any payments under any of the Loan Documents (whether by or on behalf of the Borrower, as proceeds of security or enforcement of any right of set off or otherwise) that are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be paid to the trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, or any federal law, common law, or equitable cause, then to the extent of such payment or proceeds received, the Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by Lender. If any lien or security interest granted to Lender under the Loan Documents is or becomes, for any reason, unenforceable or unperfected, such unenforceability or lack of perfection shall not affect the relative rights, as between Lender and Holdco Preferred Equity Holder, which are intended to be created by the Loan Documents and this Agreement. Holdco Preferred Equity Holder will not contest the enforceability or perfection of any portion of the Loan Documents.

(e) For the avoidance of doubt, nothing in this Section 8 shall restrict, limit or derogate Holdco Preferred Equity Holder’s right to take any actions as the holder of an equity interest in Holdco and not as a creditor of a Borrower Party, in a Proceeding provided the Preferred Equity Holder has exercised its rights to directly or indirectly Control a Borrower Party following a Holdco Change of Control permitted by the terms of the Loan Agreement (provided that nothing herein shall affect or limit the liabilities or obligations of any party under any Preferred Guaranty).

9. Reserved.

10. Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, when received by confirmed cable, telecopy, telegram, facsimile or e-mail, when receipt is confirmed by certified or registered mail, return receipt requested or by overnight courier service with postage prepaid at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10:

To Holdco Preferred Equity Holder:

[                                 ]

[                                 ]

[                                 ]

Attention: [                                ]

Facsimile: [                                ]

Mezzanine Loan Agreement

With a copy to:

[                                 ]

[                                 ]

[                                 ]

Attention: [                                ]

Facsimile: [                                ]

To Lender:

[                                 ]

[                                 ]

[                                 ]

Attention: [                                ]

Facsimile: [                                ]

With a copy to:

[                                 ]

[                                 ]

[                                 ]

Attention: [                                ]

Facsimile: [                                ]

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 10. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer.

11. Estoppel. Holdco Preferred Equity Holder shall, within ten (10) days following a request from Lender (but not more than two (2) times in any twelve (12) month period), provide Lender with a written statement setting forth the aggregate distributions made in respect of the Holdco Preferred Equity Interest, outstanding balance of any accrued and unpaid amounts in respect of the Holdco Preferred Equity Interest, and stating, to its knowledge, whether any condition exists which would allow Holdco Preferred Equity Holder to exercise a Holdco Change of Control, replacement of the Manager, or other exercise of any Holdco Preferred Rights.

Further to the foregoing, Holdco Preferred Equity Holder states and certifies to and for the reliance of Lender as follows: (i) the outstanding balance of the [            ]13 (as defined in the Holdco Operating Agreement) of the Holdco Preferred Equity Holder under the Holdco Operating Agreement is $[            ]; and (ii) as

[13]	describe Qualified Preferred Equity Investment

Mezzanine Loan Agreement

of the date hereof, and to its knowledge, no [            ]14 (as defined in the Holdco Operating Agreement) or other condition exists which would allow Holdco Preferred Equity Holder to exercise a Holdco Change of Control or other exercise of any Holdco Preferred Rights.

12. Further Assurances. Holdco Preferred Equity Holder will execute, acknowledge and deliver promptly upon demand of Lender, any other instruments or agreements reasonably required in order to carry out the provisions of this Agreement or to effectuate the intent and purposes hereof.

13. No Third Party Beneficiaries; No Modification. The parties hereto do not intend the benefits of this Agreement to inure to the Borrower or any other Person. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any change is sought.

14. Successors and Assigns. This Agreement shall bind all successors and permitted assigns of Holdco Preferred Equity Holder and Lender and shall inure to the benefit of all successors and permitted assigns of Lender and Holdco Preferred Equity Holder.

15. Counterpart Originals. This Agreement may be executed in counterpart originals, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

16. Legal Construction. In all respects, including, without limitation, matters of construction and performance of this Agreement and the obligations arising hereunder, this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements intended to be wholly performed within the State of New York.

17. No Waiver; Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

18. No Joint Venture. Nothing provided herein is intended to create a joint venture, partnership, tenancy-in-common or joint tenancy relationship between or among any of the parties hereto.

19. Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference, and are not and shall not be deemed to be a part hereof.

20. Conflicts. In the event of any conflict, ambiguity or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any of the Holdco Preferred Equity Documents, the terms and conditions of this Agreement shall control.

[14]	Describe prohibited change of control events

Mezzanine Loan Agreement

21. No Release. Nothing herein contained shall operate to release the Borrower from its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Loan Documents.

22. Continuing Agreement. This Agreement is a continuing agreement and shall remain in full force and effect until the payment in full of the Debt; provided, however, that any rights or remedies of a party hereto arising out of any breach of any provision hereof occurring prior to such date of termination shall survive such termination.

23. Severability. In the event that any provision of this Agreement or the application hereof to any party hereto shall, to any extent, be invalid or unenforceable under any applicable statute, regulation, or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Agreement and the application of any such invalid or unenforceable provisions to parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall same affect the validity or enforceability of any other provision of this Agreement.

24. Expenses. Holdco Preferred Equity Holder agrees within ten (10) Business Days after demand to pay to Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts or agents, which Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Lender hereunder to the extent that Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Holdco Preferred Equity Holder to perform or observe any of the provisions hereof.

25. Injunction. Holdco Preferred Equity Holder acknowledges (and waives any defense based on a claim) that monetary damages are not an adequate remedy to redress a breach by the other hereunder and that a breach by Holdco Preferred Equity Holder hereunder would cause irreparable harm to Lender. Accordingly, Holdco Preferred Equity Holder agrees that upon a breach of this Agreement by the other, the remedies of injunction, declaratory judgment and specific performance shall be available to such non-breaching party.

26. Consent to Jurisdiction. EACH OF THE PARTIES HERETO, CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK HAVING PROPER VENUE AND ALSO CONSENT TO SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY THE STATE OF NEW YORK OR FEDERAL LAW.

27. Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY ACTS OR OMISSIONS OF LENDER, ITS RESPECTIVE OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

Mezzanine Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed, sealed and delivered and to be effective as of the date first written above.

LENDER:

[ ]

By:
Name:
Title:

By:
Name:
Title:

[SIGNATURES CONTINUE ON NEXT PAGE]

Mezzanine Loan Agreement

HOLDCO PREFERRED EQUITY HOLDER:

[ ]

By:
Name:
Title:

By:
Name:
Title:

Mezzanine Loan Agreement

EXHIBIT A

EQUITY INTERESTS

Mezzanine Loan Agreement

EXHIBIT B

HOLDCO PREFERRED EQUITY DOCUMENTS

Mezzanine Loan Agreement